As filed with the Securities and Exchange Commission on October 17, 2003

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Select Medical Corporation

(Exact name of Registrant as specified in its charter)

Delaware	8093	23-2872718
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4716 Old Gettysburg Road

P.O. Box 2034
Mechanicsburg, Pennsylvania 17055
(717) 972-1100
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

See Table of Additional Registrants Below

Michael E. Tarvin, Esq.

4716 Old Gettysburg Road
P.O. Box 2034
Mechanicsburg, Pennsylvania 17055
(717) 972-1100
(Name, address including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Christopher G. Karras, Esq.

Dechert LLP
4000 Bell Atlantic Tower
1717 Arch Street
Philadelphia, Pennsylvania, 19103
(215) 994-4000

        Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
Title of each Class of	to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	Per Unit	Offering Price(1)	Fee

7 1/2% Senior Subordinated Notes due 2013	$175,000,000	100%	175,000,000	$14,157.50

Guarantees(2)	$175,000,000	—	—	(3)

(1)	Estimated pursuant to Rule 457(f) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee.

(2)	The other companies listed in the Table of Additional Registrants below have guaranteed, jointly and severally, the 7 1/2% Senior Subordinated Notes Due 2013 being registered hereby. The Guarantors are registering the Guarantees. Pursuant to Rule 457(n) under the Securities Act of 1933, no registration fee is required with respect to the Guarantees.
(3)	Not applicable.

         The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Select Medical Corporation

Table of Additional Registrants

	State of Incorporation	IRS Employer
Name	or Organization	Identification No.

Affiliated Physical Therapists, Ltd.	Arizona	86-0489265
Allegany Hearing and Speech, Inc.	Maryland	52-1472846
American Transitional Hospitals, Inc.	Delaware	76-0232151
Argosy Health, LLC	Delaware	04-3436823
Athens Sports Medicine Clinic, Inc.	Georgia	58-1442208
Ather Sports Injury Clinic, Inc.	California	93-2539628
Atlantic Health Group, Inc.	Delaware	51-0364566
Atlantic Rehabilitation Services, Inc.	New Jersey	22-2214110
Atra Services, Inc.	Delaware	22-2200045
Avalon Rehabilitation & Healthcare, L.L.C.	Delaware	23-2980113
Buendel Physical Therapy, Inc.	Florida	65-0008000
C.E.R. — West, Inc.	Michigan	38-3027085
C.O.A.S.T. Institute Physical Therapy, Inc.	California	23-2727340
CRF Rehabilitation Associates, Inc.	North Carolina	56-1608094
CCISUB, Inc.	North Carolina	56-1342767
Cenla Physical Therapy & Rehabilitation Agency, Inc.	Louisiana	72-0800244
Center for Evaluation & Rehabilitation, Inc.	Michigan	38-2362109
Center for Physical Therapy & Sports Rehabilitation, Inc.	New Mexico	85-0364910
CenterTherapy, Inc.	Minnesota	41-1255299
Champion Physical Therapy, Inc.	Pennsylvania	25-1713794
Community Rehab Centers of Massachusetts, Inc.	Massachusetts	04-3428648
Coplin Physical Therapy Associates, Inc.	Minnesota	41-1402188
Core Rehab Management, LLC	Connecticut	06-1536115
Crowley Physical Therapy Clinic, Inc.	Louisiana	72-1207656
Douglas Avery & Associates, Ltd.	Virginia	54-1323120
Edgewater Rehabilitation Associates, Inc.	Illinois	36-2675582
Elk County Physical Therapy, Inc.	Pennsylvania	25-1694794
Fine, Bryant & Wah, Inc.	Maryland	52-1022420
Francis Naselli, Jr. & Stewart Rich Physical Therapists, Inc.	Pennsylvania	23-2028573
Gallery Physical Therapy Center, Inc.	Minnesota	41-1508202
Georgia Physical Therapy of West Georgia, Inc.	Georgia	58-1827718
Georgia Physical Therapy, Inc.	Georgia	58-1305983
GP Therapy, L.L.C.	Georgia	58-2216877
Greater Sacramento Physical Therapy Associates, Inc.	California	68-0165676
Grove City Physical Therapy and Sports Medicine, Inc.	Pennsylvania	25-1766476
Gulf Breeze Physical Therapy, Inc.	Florida	59-2202550
Hand Therapy Associates, Inc.	Arizona	86-0336407
Hand Therapy and Rehabilitation Associates, Inc.	California	77-0012421
Hangtown Physical Therapy, Inc.	California	94-2259895
Hawley Physical Therapy, Inc.	California	77-0187472
Horizon Health & Rehabilitation, Inc.	Maryland	52-1798670
Hudson Physical Therapy Services, Inc.	New Jersey	22-3144550
Human Performance and Fitness, Inc.	California	93-0948981
Indianapolis Physical Therapy and Sports Medicine, Inc.	Indiana	35-1436134
Intensiva Healthcare Corporation	Delaware	43-1690769
Intensiva Hospital of Greater St. Louis, Inc.	Missouri	43-1726282
Joyner Sports Science Institute, Inc.	Pennsylvania	23-2888279
Joyner Sportsmedicine Institute, Inc.	Pennsylvania	23-2696896
Kentucky Rehabilitation Services, Inc.	Delaware	61-1205126
Kessler Assisted Living Corporation	New Jersey	22-3390033
Kessler Care Center at Cedar Grove, Inc.	New Jersey	22-3486127
Kessler Care Center at Great Falls, Inc.	New Jersey	22-3486122
Kessler Care Center at St. Cloud, Inc.	New Jersey	22-3486123
Kessler Institute for Rehabilitation, Inc.	New Jersey	22-3486125
Kessler Occupational Medicine Centers, Inc.	Florida	65-0982787
Kessler Physical Therapy & Rehabilitation, Inc.	New Jersey	22-3603168
Kessler Rehab Centers, Inc.	Delaware	04-3177708
Kessler Rehab of Connecticut, Inc.	Connecticut	06-1534737
Kessler Rehabilitation of Florida, Inc.	Florida	58-2451604
Kessler Rehabilitation of Maryland, Inc.	Maryland	52-2169122
Kessler Rehabilitation Corporation	Delaware	22-3486128
Kessler Rehabilitation Services, Inc.	New Jersey	22-3705780

	State of Incorporation	IRS Employer
Name	or Organization	Identification No.

Lynn M. Carlson, Inc.	Arizona	86-0429011
Metro Rehabilitation Services, Inc.	Michigan	38-2371931
Michigan Therapy Centre, Inc.	Michigan	38-2828917
MidAtlantic Health Group, Inc.	Delaware	51-0371296
Monmouth Rehabilitation, Inc.	New Jersey	22-2308963
New England Health Group, Inc.	Massachusetts	04-3296305
New Mexico Physical Therapists, Inc.	New Mexico	85-0284878
Northside Physical Therapy, Inc.	Ohio	31-1039737
NovaCare Health Group, LLC	Delaware	25-1877030
NovaCare Occupational Health Services, Inc.	Delaware	23-2884053
NovaCare Outpatient Rehabilitation East, Inc.	Delaware	23-2862027
NovaCare Outpatient Rehabilitation, Inc.	Kansas	48-0916409
NovaCare Outpatient Rehabilitation of California, Inc.	California	94-2986892
NovaCare Outpatient Rehabilitation West, Inc.	Delaware	23-2862029
NovaCare Rehabilitation, Inc.	Minnesota	36-4071272
NW Rehabilitation Associates, Inc.	Delaware	25-1844938
P.T. Services Company	Ohio	34-1726528
P.T. Services, Inc.	Ohio	34-1113297
P.T. Services Rehabilitation, Inc.	Ohio	34-1222395
Pennsylvania Rehab, Inc.	Pennsylvania	23-1939940
Peter Trailov R.P.T. Physical Therapy Clinic, Orthopaedic Rehabilitation & Sports Medicine, Ltd.	Illinois	36-3229108
Physical Rehabilitation Partners, Inc.	Louisiana	72-0896478
Physical Therapy Associates, P.C.	Massachusetts	04-2552528
Physical Therapy Enterprises, Inc.	Arizona	86-0695632
Physical Therapy Institute, Inc.	Louisiana	72-1034266
Physical Therapy Services of the Jersey Cape, Inc.	New Jersey	22-3058977
Physio — Associates, Inc.	Pennsylvania	25-1353511
Pro Active Therapy, Inc.	North Carolina	56-1859040
Pro Active Therapy of Ahoskie, Inc.	North Carolina	56-1975154
Pro Active Therapy of Gaffney, Inc.	South Carolina	58-2304811
Pro Active Therapy of Greenville, Inc.	North Carolina	56-1960115
Pro Active Therapy of North Carolina, Inc.	North Carolina	56-1818102
Pro Active Therapy of Rocky Mount, Inc.	North Carolina	56-1916359
Pro Active Therapy of South Carolina, Inc.	South Carolina	58-2304502
Pro Active Therapy of Virginia, Inc.	Virginia	58-2342213
Professional Therapeutic Services, Inc.	Ohio	31-0792815
Quad City Management, Inc.	Iowa	42-1363158
RCI (Colorado), Inc.	Delaware	84-1196213
RCI (Exertec), Inc.	Delaware	23-2726794
RCI (Michigan), Inc.	Delaware	23-2768957
RCI (S.P.O.R.T.), Inc.	Delaware	36-3879849
RCI (WRS), Inc.	Delaware	36-3879850
Rebound Oklahoma, Inc.	Oklahoma	73-1386799
Redwood Pacific Therapies, Inc.	California	77-0325407
Rehab Advantage, Inc.	Delaware	23-2947351
Rehab Managed Care of Arizona, Inc.	Delaware	23-2737890
Rehab Provider Network — California, Inc.	California	95-4418601
Rehab Provider Network — East I, Inc.	Delaware	23-2745660
Rehab Provider Network — East II, Inc.	Maryland	23-2796898
Rehab Provider Network — Georgia, Inc.	Georgia	23-2791215
Rehab Provider Network — Indiana, Inc.	Indiana	35-1900442
Rehab Provider Network — Michigan, Inc.	Michigan	23-2804801
Rehab Provider Network — New Jersey, Inc.	New Jersey	23-2745661
Rehab Provider Network — Ohio, Inc.	Ohio	23-2804807
Rehab Provider Network — Oklahoma, Inc.	Oklahoma	23-2803420
Rehab Provider Network — Pennsylvania, Inc.	Pennsylvania	23-2745659
Rehab Provider Network — Washington, D.C., Inc.	District of Columbia	23-2796900
Rehab Provider Network of Colorado, Inc.	Colorado	93-1204512
Rehab Provider Network of Florida, Inc.	Florida	65-0426653
Rehab Provider Network of Nevada, Inc.	Nevada	23-2790203
Rehab Provider Network of New Mexico, Inc.	New Mexico	74-2796295
Rehab Provider Network of North Carolina, Inc.	North Carolina	56-2099749
Rehab Provider Network of Texas, Inc.	Texas	74-2796265
Rehab Provider Network of Wisconsin, Inc.	Wisconsin	36-4095936
Rehab/ Work Hardening Management Associates, Ltd.	Pennsylvania	23-2644918

	State of Incorporation	IRS Employer
Name	or Organization	Identification No.

RehabClinics, Inc.	Delaware	13-3595267
RehabClinics (GALAXY), Inc.	Illinois	36-3382403
RehabClinics (PTA), Inc.	Delaware	65-0366467
RehabClinics (SPT), Inc.	Delaware	23-2736153
RehabClinics Abilene, Inc.	Delaware	75-2284952
RehabClinics Dallas, Inc.	Delaware	75-2422771
RehabClinics Pennsylvania, Inc.	Pennsylvania	23-2800212
S.T.A.R.T., Inc.	Massachusetts	04-2710250
Select Air II, Inc.	Delaware	23-2972677
Select Employment Services, Inc.	Delaware	25-1812245
Select Hospital Investors, Inc.	Delaware	51-0402736
Select Management Services, L.L.C.	Delaware	25-1805076
SelectMark, Inc.	Delaware	51-0400776
Select Medical of Kentucky, Inc.	Delaware	25-1820753
Select Medical of Maryland, Inc.	Delaware	23-2906982
Select Medical of New Jersey, Inc.	Delaware	25-1805051
Select Medical of New York, Inc.	Delaware	23-2916448
Select Medical of Ohio, Inc.	Delaware	25-1820754
Select Medical of Pennsylvania, Inc.	Delaware	23-2896808
Select Medical Rehabilitation Clinics, Inc.	Delaware	25-1883131
Select Provider Networks, Inc.	Delaware	23-2935684
Select Rehabilitation Management Services, Inc.	Delaware	26-0030085
Select Software Ventures, L.L.C.	Delaware	25-1874244
Select Specialty Hospital — Akron, Inc.	Delaware	43-1742017
Select Specialty Hospital — Albuquerque, Inc.	Delaware	65-0366469
Select Specialty Hospital — Ann Arbor, Inc.	Missouri	38-3389548
Select Specialty Hospital — Arizona, Inc.	Delaware	25-1821705
Select Specialty Hospital — Battle Creek, Inc.	Missouri	38-3389544
Select Specialty Hospital — Beech Grove, Inc.	Missouri	43-1726278
Select Specialty Hospital — Bloomington, Inc.	Delaware	25-1894394
Select Specialty Hospital — Boston, Inc.	Delaware	61-1458009
Select Specialty Hospital — Central Detroit, Inc.	Delaware	25-1862676
Select Specialty Hospital — Charleston, Inc.	Delaware	25-1866522
Select Specialty Hospital — Cincinnati, Inc.	Missouri	31-1574892
Select Specialty Hospital — Columbus, Inc.	Delaware	25-1813127
Select Specialty Hospital — Columbus/ Grant, Inc.	Delaware	25-1816235
Select Specialty Hospital — Columbus/ University, Inc.	Missouri	31-1476471
Select Specialty Hospital — Conroe, Inc.	Delaware	30-0160729
Select Specialty Hospital — Dallas, Inc.	Delaware	25-1813126
Select Specialty Hospital — Denver, Inc.	Delaware	76-0292237
Select Specialty Hospital — Durham, Inc.	Delaware	25-1822461
Select Specialty Hospital — Erie, Inc.	Delaware	25-1858065
Select Specialty Hospital — Escambia, Inc.	Delaware	03-0508545
Select Specialty Hospital — Evansville, Inc.	Missouri	43-1726283
Select Specialty Hospital — Flint, Inc.	Missouri	38-3329100
Select Specialty Hospital — Fort Smith, Inc.	Missouri	71-0813112
Select Specialty Hospital — Fort Wayne, Inc.	Missouri	35-1994301
Select Specialty Hospital — Gadsden, Inc.	Delaware	13-3682015
Select Specialty Hospital — Greensburg, Inc.	Delaware	25-1855814
Select Specialty Hospital — Honolulu, Inc.	Hawaii	04-3772321
Select Specialty Hospital — Houston, Inc.	Delaware	25-1813124
Select Specialty Hospital — Huntsville, Inc.	Delaware	23-2700468
Select Specialty Hospital — Indianapolis, Inc.	Delaware	25-1813123
Select Specialty Hospital — Jackson, Inc.	Delaware	25-1880780
Select Specialty Hospital — Johnstown, Inc.	Missouri	52-2110603
Select Specialty Hospital — Kansas City, Inc.	Missouri	43-1732618
Select Specialty Hospital — Knoxville, Inc.	Delaware	25-1813122
Select Specialty Hospital — Lansing, Inc.	Delaware	30-0199411
Select Specialty Hospital — Lee, Inc.	Delaware	03-0508552
Select Specialty Hospital — Leon, Inc.	Delaware	03-0508543
Select Specialty Hospital — Lexington, Inc.	Delaware	02-0631042
Select Specialty Hospital — Little Rock, Inc.	Delaware	25-1813121
Select Specialty Hospital — Louisville, Inc.	Delaware	25-1816237
Select Specialty Hospital — Macomb County, Inc.	Missouri	38-3345654
Select Specialty Hospital — Macon, Inc.	Delaware	04-3655021
Select Specialty Hospital — Marion, Inc.	Delaware	03-0508556

	State of Incorporation	IRS Employer
Name	or Organization	Identification No.

Select Specialty Hospital — Memphis, Inc.	Delaware	25-1813120
Select Specialty Hospital — Milwaukee, Inc.	Delaware	25-1820734
Select Specialty Hospital — Morgantown, Inc.	Delaware	25-1855473
Select Specialty Hospital — Nashville, Inc.	Delaware	25-1813119
Select Specialty Hospital — New Orleans, Inc.	Delaware	25-1862678
Select Specialty Hospital — North Knoxville, Inc.	Missouri	62-1684861
Select Specialty Hospital — Northwest Detroit, Inc.	Delaware	25-1862677
Select Specialty Hospital — Northwest Indiana, Inc.	Missouri	43-1726280
Select Specialty Hospital — Oklahoma City, Inc.	Delaware	25-1813118
Select Specialty Hospital — Oklahoma City/ East Campus, Inc.	Missouri	43-1699215
Select Specialty Hospital — Omaha, Inc.	Missouri	47-0815478
Select Specialty Hospital — Orange, Inc.	Delaware	03-0508558
Select Specialty Hospital — Palm Beach, Inc.	Delaware	03-0508559
Select Specialty Hospital — Philadelphia/ AEMC, Inc.	Missouri	52-2075622
Select Specialty Hospital — Phoenix, Inc.	Delaware	25-1813117
Select Specialty Hospital — Pittsburgh, Inc.	Missouri	23-2911846
Select Specialty Hospital — Pontiac, Inc.	Missouri	38-3389212
Select Specialty Hospital — Reno, Inc.	Missouri	88-0383585
Select Specialty Hospital — Saginaw, Inc.	Delaware	25-1890958
Select Specialty Hospital — San Antonio, Inc.	Delaware	25-1843089
Select Specialty Hospital — Sarasota, Inc.	Delaware	23-3089963
Select Specialty Hospital — Sioux Falls, Inc.	Missouri	91-1773396
Select Specialty Hospital — South Dallas, Inc.	Delaware	25-1855474
Select Specialty Hospital — Topeka, Inc.	Missouri	74-2826467
Select Specialty Hospital — TriCities, Inc.	Delaware	25-1813125
Select Specialty Hospital — Tulsa, Inc.	Delaware	25-1813116
Select Specialty Hospital — Western Michigan, Inc.	Missouri	38-3297128
Select Specialty Hospital — Western Missouri, Inc.	Delaware	61-1458008
Select Specialty Hospital — Wichita, Inc.	Missouri	48-1196430
Select Specialty Hospital — Wilmington, Inc.	Missouri	51-0382465
Select Specialty Hospital — Wyandotte, Inc.	Delaware	25-1862675
Select Specialty Hospital — Youngstown, Inc.	Missouri	34-1880514
Select Specialty Hospital — Zanesville, Inc.	Delaware	03-0508537
Select Specialty Hospitals, Inc.	Delaware	25-1813128
Select Synergos, Inc.	Delaware	25-1813114
Select Transport, Inc.	Delaware	23-2872899
Select Unit Management, Inc.	Delaware	71-0776296
SLMC Finance Corporation	Delaware	51-0406794
South Jersey Physical Therapy Associates, Inc.	New Jersey	22-2126713
South Jersey Rehabilitation and Sports Medicine Center, Inc.	New Jersey	22-2544574
South Philadelphia Occupational Health, Inc.	Pennsylvania	23-2777267
Southpointe Fitness Center, Inc.	Pennsylvania	25-1760081
Southwest Emergency Associates, Inc.	Arizona	86-0376633
Southwest Physical Therapy, Inc.	New Mexico	85-0333685
Southwest Therapists, Inc.	New Mexico	85-0278777
Sports & Orthopedic Rehabilitation Services, Inc.	Florida	59-2922487
Stephenson-Holtz, Inc.	California	77-0325407
The Center for Physical Therapy and Rehabilitation, Inc.	New Mexico	85-0349202
The Orthopedic Sports and Industrial Rehabilitation Network, Inc.	Pennsylvania	23-2626897
TJ Partnership I	Florida	23-2827568
Treister, Inc.	Ohio	34-1021034
Valley Group Physical Therapists, Inc.	Pennsylvania	23-2081856
Vanguard Rehabilitation, Inc.	Arizona	86-0490865
Victoria Healthcare, Inc.	Florida	25-1897325
Wayzata Physical Therapy Center, Inc.	Minnesota	41-1529147
West Penn Rehabilitation Services, Inc.	Pennsylvania	25-1504470
West Side Physical Therapy, Inc.	Ohio	31-1182791
West Suburban Health Partners, Inc.	Minnesota	41-1631716
Wilpage, Inc.	New Jersey	22-2739039
Yuma Rehabilitation Center, Inc.	Arizona	86-0470129

The address, including zip code, and telephone number, including area code, of the principal offices of the additional registrants listed above (the “Additional Registrants”) is 4716 Old Gettysburg Road, P.O. Box 2034, Mechanicsburg, Pennsylvania 17055. The telephone number at that address is (717) 972-1100.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 17, 2003

PROSPECTUS

OFFER TO EXCHANGE

7 1/2% Senior Subordinated Notes Due 2013 originally issued by Select Medical Escrow, Inc. for new 7 1/2% Senior Subordinated Notes Due 2013

of

SELECT MEDICAL CORPORATION

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME ON                    , 2003, UNLESS EXTENDED.

     Terms of the exchange offer:

•	We will exchange all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

•	We believe that the exchange of old notes will not be a taxable event for U.S. federal income tax purposes, but you should see “Certain United States federal income tax considerations” on page 167 for more information.

•	We will not receive any proceeds from the exchange offer.

•	The terms of the new notes are substantially identical to the old notes, except that the new notes are registered under the Securities Act of 1933 and the transfer restrictions and registration rights applicable to the old notes do not apply to the new notes.

      See “Risk Factors” beginning on page 17 for a discussion of risks that should be considered by holders prior to tendering their old notes.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2003.

In making your investment decision, you should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. The information on our website, located at www.selectmedicalcorp.com, is not part of this prospectus.

Table of contents

Summary	1
Summary consolidated financial and other data	13
Risk factors	17
Use of proceeds	30
Capitalization	31
Unaudited pro forma combined financial information	32
Selected consolidated financial and other data	38
Management’s discussion and analysis of financial condition and results of operations	41
Our business	62
Exchange offer	86
Management	96
Related party transactions	106
Principal stockholders	107
Description of notes	109
Description of other indebtedness	157
Book-entry settlement and clearance	161
Exchange and registration rights agreement	164
Certain United States federal income tax consequences	167
Plan of distribution	171
Legal matters	171
Experts	171
Where you can find more information	172
Index to consolidated financial statements	F-1

Our principal executive offices are located at 4716 Old Gettysburg Road, Mechanicsburg, Pennsylvania, and our telephone number at that address is (717) 972-1100. Our common stock is listed on the New York Stock Exchange under the symbol “SEM.”

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, which we refer to as the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of distribution.”

Industry and market data

In this prospectus we rely on and refer to information and statistics regarding the healthcare industry. We obtained this information and these statistics from various third-party sources, discussions with our customers and our own internal estimates. We believe that these sources

i

and estimates are reliable, but we have not independently verified them and cannot guarantee their accuracy or completeness.

Forward-looking statements

Statements contained in this prospectus that are not historical facts may be forward-looking statements within the meaning of U.S. federal securities law. These statements include, without limitation, statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “estimates,” or similar expressions. Such forward-looking statements reflect management’s beliefs and assumptions and are based on information currently available to management. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The following factors are among those that may cause actual results to differ materially from the forward-looking statements:

•	a change in government reimbursement for our services that would affect our revenue;

•	the failure of our long term acute care hospitals to maintain their status as such, which could negatively impact our profitability;

•	a government investigation or assertion that we have violated applicable regulations may result in increased costs and a significant use of internal resources;

•	shortages in qualified nurses could increase our operating costs significantly;

•	the effect of liability and other claims asserted against us;

•	conditions in the malpractice insurance market may further increase the cost of malpractice insurance and/or force us to assume even higher self-insured retentions;

•	private third party payors of our services may undertake cost containment initiatives that would decrease our revenue;

•	unexpected difficulties in integrating our and Kessler’s operations or realizing the anticipated benefits from the Kessler Acquisition (as described herein);

•	unforeseen liabilities associated with the Kessler Acquisition; and

•	future acquisitions may use significant resources and expose us to unforeseen risks.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth or referred to above. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ii

Summary

The summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the financial statements and related notes and the risks of investing discussed under “Risk factors,” before investing.

In this prospectus, “Company,” “Select,” “we,” “our,” and “us,” except as otherwise indicated or as the context otherwise indicates, refer to Select Medical Corporation. With respect to the descriptions of our business contained in this prospectus, such terms refer to Select Medical Corporation and our subsidiaries. The terms “Select Medical Escrow” refers to Select Medical Escrow, Inc., “Kessler” refers to Kessler Rehabilitation Corporation and its subsidiaries and the term “Kessler Acquisition” refers to our acquisition of Kessler as described under the caption “Our business— the Kessler Acquisition.”

The Exchange Offer

On July 29, 2003, Select Medical Escrow issued and sold $175.0 million aggregate principal amount of 7 1/2% Senior Subordinated Notes Due 2013, referred to as the old notes. In connection with that sale, Select and Select Medical Escrow entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to deliver this prospectus to you and to complete an exchange offer for the old notes. On September 2, 2003, Select Medical Escrow was merged with and into Select—and the separate corporate existence of Select Medical Escrow ceased as of that date and Select assumed all of the obligations and responsibilities of Select Medical Escrow under the old notes. As required by the registration rights agreement, Select is offering to exchange $175.0 million aggregate principal amount of our new 7 1/2% Senior Subordinated Notes Due 2013, referred to as the new notes, the issuance of which will be registered under the Securities Act, for a like aggregate principal amount of old notes. We refer to this offer to exchange new notes for old notes in accordance with the terms set forth in this prospectus and the accompanying letter of transmittal as the exchange offer. You are entitled to exchange your old notes for new notes. We urge you to read the discussions under the headings “The exchange offer” and “The new notes” in this Summary for further information regarding the exchange offer and the new notes.

Company overview

We are a leading operator of specialty hospitals for long term stay patients in the United States. We are also a leading operator of outpatient rehabilitation clinics in the United States and Canada. As of June 30, 2003, we operated 75 long term acute care hospitals in 24 states and 737 outpatient rehabilitation clinics in 32 states, the District of Columbia and seven Canadian provinces. We began operations in 1997 under the leadership of our current management team, including our co-founders, Rocco A. Ortenzio and Robert A. Ortenzio, both of whom have significant experience in the healthcare industry. Under this leadership, we have grown our business through strategic acquisitions and internal development initiatives, increasing net operating revenue, net income (loss) and EBITDA (as defined in “—Summary of consolidated financial and other data”) from $456.0 million, $(13.1) million and $27.5 million, respectively, for the fiscal year ended December 31, 1999 to $1,126.6 million, $44.2 million and $125.3 million for the fiscal year ended December 31, 2002.

Recent developments

Kessler Acquisition

On September 2, 2003, we completed the acquisition of all of the outstanding stock of Kessler Rehabilitation Corporation from Henry H. Kessler Foundation, Inc. for $228.3 million in cash, and $1.7 million of assumed indebtedness. The purchase price is subject to a post-closing working capital adjustment as described under the caption “Our business— the Kessler Acquisition.” Through its network of five rehabilitation hospital facilities and 92 outpatient clinics, Kessler is one of the nation’s leading providers of comprehensive rehabilitation care and physical medicine services. As of June 30, 2003, pro forma for the Kessler Acquisition, we would have operated 80 specialty hospitals and 829 outpatient rehabilitation clinics. Additionally, on a pro forma basis, we would have generated net operating revenues, net income and EBITDA of $757.2 million, $29.5 million and $88.6 million, respectively, for the six months ended June 30, 2003.

Select Medical Corporation

We operate our business to satisfy a broad range of healthcare needs through the following divisions:

Specialty hospitals/other (60% of net operating revenue for the six months ended June 30, 2003)

Our long term acute care hospitals treat patients with serious and often complex medical conditions such as respiratory failure, neuromuscular disorders, cardiac disorders, non-healing wounds, renal disorders and cancer. Patients are admitted to our long term acute care hospitals from general acute care hospitals in our markets. The differences in clinical expertise and reimbursement rates provide general acute care hospitals and their physicians with incentives to discharge longer stay, medically complex patients to our facilities. Nearly all of our existing facilities are located in leased space within general acute care hospitals. The leased spaces are commonly referred to as a “hospital within a hospital.” We believe this model provides several advantages to patients, host hospitals, physicians and us:

•	Patients benefit from being in a setting specialized to meet their unique medical needs;

•	In addition to being provided with a place to discharge high-cost, long-stay patients, host hospitals benefit by receiving payments from us for rent and ancillary services;

•	Physicians affiliated with the host hospital are provided with the convenience of being able to monitor the progress of their patients without traveling to another location; and

•	We benefit from the ability to operate specialty hospitals without the capital investment often associated with buying or building a freestanding facility. We also gain operating cost efficiencies by contracting with these host hospitals for selected services at discounted rates.

Outpatient rehabilitation (40% of net operating revenues for the six months ended June 30, 2003)

Our outpatient rehabilitation clinics provide physical, occupational and speech therapy typically to patients with musculoskeletal impairments that restrict their ability to perform normal activities of daily living. We also provide rehabilitation management services and staffing on a contract basis to other healthcare providers. Patients are generally referred or directed to our clinics by a physician, employer or health insurer who believes that a patient can benefit from our services. We believe that our services are attractive to healthcare payors who are seeking to provide the most cost-effective level of care to their enrollees.

Kessler Rehabilitation Corporation

Kessler provides the following services:

Specialty hospitals (54% of Kessler’s revenues for the six months ended June 30, 2003)

Kessler’s specialty hospital services are delivered through four free-standing rehabilitation hospital facilities in New Jersey. In these facilities, Kessler provides services to patients who require intensive rehabilitative care for debilitating injuries including traumatic brain and spinal cord injuries. Patients in Kessler’s specialty hospitals generally require longer stays and a more specialized level of clinical attention than individuals in general acute care hospital settings. Kessler also has a 50% ownership position in a rehabilitation hospital in Maryland which it operates with a joint venture partner. Kessler accounts for this joint venture under the equity method of accounting for investments.

Outpatient rehabilitation (35% of Kessler’s revenues for the six months ended June 30, 2003)

Outpatient rehabilitation services are provided through 92 outpatient rehabilitation clinics. At these clinics, Kessler provides physical, occupational and speech therapy to patients who require rehabilitation services but are well enough to be treated outside of an inpatient setting. Kessler’s clinics are located throughout 10 states in the eastern United States. Additionally, Kessler provides onsite contract rehabilitation services to individuals in third-party institutions such as schools, nursing homes, assisted living facilities, hospitals and the workplace.

Other services (11% of Kessler’s revenues for the six months ended June 30, 2003)

Other services include the sale of home medical equipment, orthotics, prosthetics, oxygen and ventilator systems and infusion/intravenous services. Kessler also operates a 196-bed skilled nursing facility located in New Jersey.

We believe that the Kessler Acquisition provides us significant benefits including:

•	Highly regarded brand name. Kessler has built a strong reputation and is widely recognized for its leadership in providing quality, comprehensive rehabilitation services. Notably, Kessler’s rehabilitation hospital network, Kessler Institute for Rehabilitation, was ranked as the top rehabilitation hospital in the northeastern United States in 2002, according to a survey of board-certified physicians that was published by U.S. News & World Report. We expect that this strong brand name will enhance our ability to attract patients and strengthen our referral relationships.

•	Comparable specialty hospital business. Kessler’s rehabilitation hospital facilities represent a strong fit with our existing long term acute care hospital business. Both Kessler’s rehabilitation hospital facilities and our long term acute care hospitals provide specialized care to their patient populations and have similar business fundamentals. The addition of Kessler’s rehabilitation hospitals will allow us to reach a broader array of patients and will provide us with an additional platform for future growth.

•	Greater scale in outpatient rehabilitation. Kessler’s outpatient rehabilitation clinics will provide additional scale to our existing outpatient business, particularly in the eastern United States. Our total number of facilities as of June 30, 2003, pro forma for the Kessler Acquisition, would have increased from 737 to 829. We believe scale enhances our referral network and our ability to negotiate favorable contracts with commercial insurers.

•	Leverage our management team’s expertise. Our management team has extensive experience operating both outpatient rehabilitation clinics and specialty hospitals licensed as rehabilitation hospitals. Prior to co-founding Select, our Executive Chairman, Rocco Ortenzio, and our President and Chief Executive Officer, Robert Ortenzio co-founded Continental Medical Systems, Inc. (“CMSI”) a publicly traded rehabilitation hospital company. They managed and developed this company from its inception in 1986 until it was sold in 1995.

Competitive strengths

•	Leading market position. Since beginning our operations in 1997, we believe that we have developed a reputation as a high quality, cost-effective health care provider in the markets we serve. We are a leading operator of specialty hospitals for long term stay patients in the United States and a leading operator of outpatient rehabilitation clinics in the United States and Canada. As of June 30, 2003, we operated 75 long term acute care hospitals with 2,758 available licensed beds in 24 states, and we also operated 737 outpatient rehabilitation clinics in 32 states, the District of Columbia and seven Canadian provinces. The Kessler Acquisition provides five inpatient rehabilitation facilities, an additional 92 outpatient rehabilitation clinics and a widely recognized brand name with a high quality reputation. Our leadership position allows us to attract patients, aids us in our marketing efforts to payors and referral sources and helps us negotiate favorable payor contracts.

•	Experienced and proven management team. Prior to co-founding Select and CMSI, our Executive Chairman founded and operated two other healthcare companies focused on rehabilitation services. Our five senior operations executives have an average of 25 years of experience in the healthcare industry. In addition, 17 of the Company’s 28 officers previously worked together at CMSI.

•	Proven financial performance. We have established a track record of improving the performance of the facilities we operate. A significant reason for our strong operating performance over the past several years has been our disciplined approach to growth and intense focus on cash flow generation and debt reduction:

—	net operating revenues, net income (loss) and EBITDA (excluding the Kessler Acquisition) have grown from $456.0 million, $(13.1) million and $27.5 million, respectively, for the fiscal year ended December 31, 1999 to $1,126.6 million, $44.2 million and $125.3 million, respectively, for the fiscal year ended December 31, 2002;

—	accounts receivable days outstanding have decreased from 119 as of December 31, 1999 to 56 as of June 30, 2003; and

—	our ability to reduce our ratio of total debt to EBITDA from 3.7x as of December 31, 2000 to 2.1x as of December 31, 2002.

•	Experience in successfully completing and integrating acquisitions. Since we began operations in 1997, we have completed three significant acquisitions for approximately $366.4 million in aggregate consideration (not including the Kessler Acquisition). We believe that we have significantly improved the operating performance of the facilities we have acquired by applying our standard operating practices to the acquired businesses.

•	Significant scale. By building significant scale in our specialty hospitals and outpatient rehabilitation clinics, we have been able to leverage our operating costs by centralizing administrative functions at our corporate office. Additionally, we believe that our size improves our ability to negotiate favorable outpatient contracts with commercial insurers.

•	Multiple business lines and geographic diversity. We have a leading presence in two attractive segments of the healthcare industry, which we believe diversifies our business risk. Because we provide inpatient care in our specialty hospitals and outpatient care in our rehabilitation clinics, we do not rely exclusively on a single business line for our net operating revenues, operating profits or EBITDA. Our geographic diversification and the mix of our business also reduces our exposure to any single governmental or commercial reimbursement source.

•	Demonstrated development expertise. From our inception through June 30, 2003, we have developed 40 new long term acute care hospitals and 164 outpatient rehabilitation clinics. These initiatives have demonstrated our ability to effectively identify new opportunities and implement start-up plans.

Our strategy

Specialty hospitals

The key elements of our specialty hospital strategy are to:

•	Provide high quality and cost effective care. To effectively address the complex nature of our patients’ medical conditions, we have developed specialized treatment programs focused on their needs. Additionally, our staffing models are designed to ensure that patients have access to the necessary level of clinical attention and that our resources are being deployed in an efficient, cost- effective manner. The quality of the patient care we provide is continually monitored using several measures including clinical outcomes as well as patient, payor and physician satisfaction surveys.

•	Reduce operating costs. We continually seek to improve operating efficiency and reduce costs at our hospitals by standardizing and centralizing key administrative functions. We believe that by optimizing staffing based on our occupancy and the clinical needs of our patients, we can lower our variable cost per patient. Additionally, as part of our operating philosophy, we continue to focus on initiatives that will reduce expenses, such as group purchasing arrangements to receive discounts for pharmaceutical and medical supplies.

•	Increase higher margin commercial volume. We typically receive higher reimbursement rates from commercial insurers than we do from the federal Medicare program. As a result, we work to expand relationships with insurers to increase commercial patient volume. Although the level of care we provide is complex and staff intensive, we typically have lower operating expenses at our existing hospitals because we provide a much narrower range of patient services than a general acute care hospital. As a result of these lower costs, we offer more attractive rates to commercial payors. We also believe that we offer commercial enrollees customized treatment programs not offered in traditional acute care facilities.

•	Develop new long term acute care hospitals. Our goal is to develop 8 to 10 new long term acute care hospitals each year using primarily our “hospital within a hospital” model by leasing space from general acute care hospitals with leading market positions. We seek to contract with various types of general acute care hospitals, including for-profit, not-for-profit and university affiliates. We intend to continue to expand our high quality facility base while maintaining our high standards of care.

•	Pursue opportunistic acquisitions. In addition to our development initiatives, we intend to grow our network of specialty hospitals through strategic acquisitions. We adhere to selective criteria in our analysis and have historically been able to obtain assets for what we believe are attractive valuations. We have a focused team of professionals that formulates and executes an integration plan, and we have generally been able to increase margins at acquired facilities by streamlining various functions and standardizing our staffing models.

Outpatient rehabilitation

The key elements of our outpatient rehabilitation strategy are to:

•	Increase market share. Having a strong market share in our local markets allows us to benefit from heightened brand awareness, economies of scale and increased leverage when negotiating payor contracts. To increase our market share, we seek to expand the services and programs we provide and generate loyalty with patients and referral sources by providing high quality care and strong customer service. We intend to leverage the scale we will achieve through the acquisition of the Kessler outpatient clinics to enhance this strategy.

•	Optimize the profitability of our payor contracts. We continually review new and existing payor contracts to determine how each of the contracts affects our profitability. We create a retention strategy for each of our top performing contracts and a re-negotiation strategy for contracts that do not meet our defined criteria.

•	Grow through new development and acquisitions. We intend to open new clinics in our current markets where we believe we can benefit from existing referral relationships and brand awareness to produce incremental growth and operating leverage. Additionally, we intend to continually evaluate acquisition opportunities, such as Kessler, that may enhance the scale of our business and expand our geographic reach.

•	Maintain strong employee relations. We seek to retain, motivate and educate our employees whose relationships with referral sources, such as physicians and healthcare case managers, are key to our success. We attempt to motivate them by implementing a performance-based program, a defined career path, timely and open communication on company developments, and internal training programs. We also focus on empowering our employees by giving them a high degree of autonomy in determining local market strategy. This management approach reflects the unique nature of each market we operate in and the importance of encouraging our employees to assume responsibility for their clinic’s performance.

The exchange offer

Notes offered	$175,000,000 aggregate principal amount of 7 1/2% Senior Subordinated Notes Due 2013 of Select Medical Corporation. The terms of the new notes and old notes are identical in all material respects, except for transfer restrictions and registration rights relating to the old notes.

The exchange offer	We are offering the new notes to you in exchange for a like principal amount of old notes. Old notes may be exchanged only in integral multiples of $1,000. We intend by the issuance of the new notes to satisfy our obligations contained in the Exchange and Registration Rights Agreement.

Expiration date; Withdrawal of tender	The exchange offer will expire at 5:00 p.m., New York City time, on , 2003, or such later date and time to which it may be extended by us. The tender of old notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date of the exchange offer. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the exchange offer.

Conditions to the exchange offer	Our obligation to accept for exchange, or to issue new notes in exchange for, any old notes is subject to customary conditions relating to compliance with any applicable law or any applicable interpretation by the staff of the Securities and Exchange Commission, the receipt of any applicable governmental approvals and the absence of any actions or proceedings of any governmental agency or court which could materially impair our ability to consummate the exchange offer. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See “The exchange offer— Conditions to the exchange offer.”

Procedures for tendering old notes	If you wish to accept the exchange offer and tender your old notes, you must complete, sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal, in accordance with its instructions and the instructions in this prospectus, and mail or otherwise deliver such Letter of Transmittal, or the facsimile, together with the old notes and any other required documentation, to the exchange agent at the address set forth herein. See “The exchange offer— Procedures for tendering old notes.”

Use of proceeds	We will not receive any proceeds from the exchange offer.

Exchange agent	U.S. Bank Trust National Association is serving as the exchange agent in connection with the exchange offer.

Federal income tax Consequences	The exchange of notes pursuant to the exchange offer should not be a taxable event for federal income tax purposes. See “Certain United States federal income tax consequences.”

Consequences of exchanging old notes pursuant to the exchange offer

Based on certain interpretive letters issued by the staff of the Securities and Exchange Commission to third parties in unrelated transactions, we are of the view that holders of old notes (other than any holder who is an “affiliate” of our company within the meaning of Rule 405 under the Securities Act) who exchange their old notes for new notes pursuant to the exchange offer generally may offer the new notes for resale, resell such new notes and otherwise transfer the new notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided:

•	the new notes are acquired in the ordinary course of the holders’ business;

•	the holders have no arrangement with any person to participate in a distribution of the new notes; and

•	neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes.

Each broker-dealer that receives new notes for its own account in exchange for old notes must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of distribution.” In addition, to comply with the securities laws of applicable jurisdictions, the new notes may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdiction or in compliance with an available exemption from registration or qualification. We have agreed, under the Exchange and Registration Rights Agreement and subject to limitations specified in the Exchange and Registration Rights Agreement, to register or qualify the new notes for offer or sale under the securities or blue sky laws of the applicable jurisdictions as any holder of the notes reasonably requests in writing. If a holder of old notes does not exchange the old notes for new notes according to the terms of the exchange offer, the old notes will continue to be subject to the restrictions on transfer contained in the legend printed on the old notes. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of old notes do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law in connection with the exchange offer. See “The exchange offer— consequences of failure to exchange; Resales of new notes.”

The old notes are currently eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages (PORTAL) market. Following commencement of the exchange offer but prior to its completion, the old notes may continue to be traded in the PORTAL market. Following completion of the exchange offer, the new notes will not be eligible for PORTAL trading.

The new notes

The terms of the new notes and the old notes are identical in all material respects, except for transfer restrictions and registration rights relating to the old notes.

Issuer	Select Medical Corporation

Maturity date	August 1, 2013.

Interest payment dates	August 1 and February 1 of each year, commencing February 1, 2004.

Optional redemption	On or after August 1, 2008, Select may redeem some or all of the new notes at the redemption prices listed in the section entitled “Description of notes— Optional redemption.” Select may not redeem the new notes before August 1, 2008, except that at any time before August 1, 2006, Select may redeem up to 35% of the original principal amount of the new notes with the proceeds of certain offerings of common equity at a redemption price equal to 107.5% of the principal amount of the new notes, together with accrued and unpaid interest, so long as 65% of the original principal amount of the new notes remain outstanding after each permitted redemption made with equity proceeds.

Change of control	Upon a change of control, each holder of the new notes may require Select to repurchase such holder’s notes, in whole or in part, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the purchase date.

Guarantees	Substantially all of Select’s operations are conducted through its subsidiaries. Select’s obligations under the new notes will be fully and unconditionally guaranteed on a senior subordinated basis by all of its wholly owned domestic subsidiaries. For the twelve months ended June 30, 2003, Select’s wholly owned domestic subsidiaries generated 85.2% of Select’s EBITDA, as defined in the Indenture, (or 87.4% on a pro forma basis for the Kessler Acquisition and the issuance of the old notes). At June 30, 2003, those subsidiaries represented approximately 84.0% of Select’s total assets (or 87.3% on a pro forma basis for the Kessler Acquisition and the issuance of the old notes).

Ranking	The new notes will be subordinated in right of payment to all of Select’s existing and future senior indebtedness, including Select’s obligations in respect of the senior credit facility. The guarantees of the new notes will be subordinated in right of payment to all existing and future senior indebtedness of the subsidiary guarantors, including any borrowings or guarantees by those subsidiaries under the senior credit facility. The new notes will rank equally in right of payment with all of Select’s existing and future senior subordinated indebtedness, including the existing 9 1/2% senior subordinated notes and the old notes, and senior to all of Select’s existing and future subordinated indebtedness. The guarantees of the new notes will rank equally in right of payment with all senior subordinated indebtedness including guarantees of the old notes and senior to all subordinated indebtedness of the subsidiary guarantors.

As of June 30, 2003, on a pro forma basis for the Kessler Acquisition and the sale of the old notes, Select (excluding its subsidiaries) would have had approximately $45.7 million of indebtedness to which the new notes would have been subordinated. This amount includes $39.9 million in borrowings and $5.7 million of outstanding letters of credit under Select’s senior credit facility but does not include up to an additional $146.7 million available to Select and its subsidiaries under its senior credit facility. As of June 30, 2003, on a pro forma basis for the Kessler Acquisition and the sale of the old notes, Select’s subsidiary guarantors would have had $50.0 million of guarantor senior debt to which their respective guarantees as to the new notes would be subordinated.

As of June 30, 2003, on a pro forma basis for the Kessler Acquisition and the sale of the old notes, Select (excluding its subsidiaries) had $175.0 million of senior subordinated indebtedness with which the new notes would rank equally.

As of June 30, 2003, on a pro forma basis for the Kessler Acquisition and the sale of the old notes, the subsidiary guarantors would have had $177.3 million of guarantor senior subordinated debt with which its respective guarantees of the new notes would rank equally and no guarantor subordinated debt with which their respective guarantees would rank senior.

Certain covenants	The new notes are governed by an indenture with U.S. Bank Trust National Association as trustee. The indenture, among other things, restricts our ability to:

• incur additional debt;

• incur debt that is junior to our senior debt but senior to the notes;

• pay dividends and redeem stock or redeem subordinated debt;

• incur or permit to exist certain liens;

• enter into agreements that restrict dividends from subsidiaries;

• sell assets;

• enter into transactions with affiliates;

• sell capital stock of subsidiaries;

• merge or consolidate; and

• enter different lines of business.

The covenants listed above are subject to certain exceptions and limitations described in the indenture.

You should refer to the section entitled “Risk factors” for an explanation of certain risks in investing in the new notes.

Summary consolidated financial and other data

You should read the summary consolidated financial and other data below in conjunction with our consolidated financial statements and the accompanying notes and the unaudited pro forma combined financial information, contained herein. We derived the historical financial data for the years ended December 31, 2000, 2001 and 2002, and as of December 31, 2000, 2001 and 2002 from our audited consolidated financial statements. We derived the historical financial data for the six months ended June 30, 2002 and June 30, 2003, and as of June 30, 2002 and 2003, from our unaudited interim consolidated financial statements. You should also read “Selected consolidated financial and other data” and the accompanying “Management’s discussion and analysis of financial condition and results of operations.” All of these materials are contained later in this offering memorandum. The unaudited pro forma combined statement of operations data for the year ended December 31, 2002 present results of operations before cumulative effects of accounting changes and are pro forma for the Kessler Acquisition and the sale of the old notes as if these transactions had been completed on January 1, 2002. The unaudited pro forma combined statements of operations data for the six months ended June 30, 2003 are pro forma for the Kessler Acquisition and the sale of the old notes as if these transactions had been completed on January 1, 2003. The unaudited pro forma combined balance sheet data as of June 30, 2003 are pro forma for the Kessler Acquisition and the sale of the old notes as if these transactions had been completed on June 30, 2003. You should also read “Unaudited pro forma combined financial information.” The pro forma information shown below as part of the “Summary consolidated financial and other data,” is presented to be consistent with the information presented in “Unaudited pro forma combined financial information.”

								Six months ended
	Year ended December 31,							June 30,

							Pro forma			Pro forma
(Dollars in thousands)	2000		2001		2002		2002	2002	2003	2003

Consolidated statement of operations data:
Net operating revenues	$805,897		$958,956		$1,126,559		$1,354,194	$552,192	$638,525	$757,157
Operating expenses(a)	714,227		846,938		999,280		1,192,741	487,950	556,134	667,147
Depreciation and amortization	30,401		32,290		25,836		37,701	12,206	14,706	21,146

Income from operations	61,269		79,728		101,443		123,752	52,036	67,685	68,864
Loss on early retirement of debt(b)	6,247		14,223		-		-	-	-	-
Equity in (income) loss from joint ventures	-		-		-		889	-	-	(160)
Interest expense, net	35,187		29,209		26,614		40,555	13,386	11,706	18,894

Income before minority interests and income taxes	19,835		36,296		74,829		82,308	38,650	55,979	50,130
Minority interests(c)	4,144		3,491		2,022		2,022	1,173	1,537	1,537

Income before income taxes	15,691		32,805		72,807		80,286	37,477	54,442	48,593
Income tax provision	9,979		3,124		28,576		32,431	14,700	21,357	19,132

Net income	5,712		29,681		44,231		47,855	22,777	33,085	29,461
Less: Preferred dividends	8,780		2,513		-		-	-	-	-

Net income (loss) available to common stockholders	$(3,068)		$27,168		$44,231		$47,855	$22,777	$33,085	$29,461

Other financial data:
EBITDA(d)	$81,279		$94,304		$125,257		$158,542	$63,069	$80,854	$88,633
EBITDA as a % of net operating revenue	10.1%		9.8%		11.1%		11.7%	11.4%	12.7%	11.7%
Capital expenditures	$22,430		$24,011		$43,183			$17,948	$15,206
Cash flow data:
Cash flow provided by operating activities	$22,513		$95,770		$120,812			$50,475	$91,272
Cash flow provided by (used in) investing activities	14,197		(61,947)		(54,048)			(21,787)	(17,021)
Cash flow (used in) financing activities	(37,616)		(26,164)		(21,423)			(10,629)	(39,311)

Balance sheet data (at end of period):
Cash and cash equivalents	$3,151		$10,703		$56,062			$28,834	$91,351	$26,471
Working capital	105,567		126,749		130,621			133,019	146,070	109,086
Total assets	586,800		650,845		739,059			693,433	737,860	948,862
Total debt	302,788		288,423		260,217			272,875	223,943	400,696
Preferred stock	129,573		-		-			-	-
Total stockholders’ equity	48,498		234,284		286,418			265,028	326,539	326,539

Selected ratios:
Ratio of EBITDA to net interest	2.3	x	3.2	x	4.7	x
Ratio of total debt to EBITDA	3.7	x	3.1	x	2.1	x
Ratio of net debt to EBITDA(e)	3.7	x	2.9	x	1.6	x

Selected operating data

The following table sets forth operating statistics for our specialty hospital and our outpatient rehabilitation segments for each of the periods presented and is not adjusted to reflect the Kessler Acquisition. The data in the table reflects the changes in the number of long term acute care hospitals and outpatient rehabilitation clinics we operate that resulted from acquisitions, start-up activities and closures. The operating statistics reflect data for the period of time these operations were managed by us. Further information on our acquisition activities can be found in “Management’s discussion and analysis of financial condition and results of operations—Results of operations—Select Medical” and the notes to our consolidated financial statements.

				Six months
	Year ended December 31,			ended June 30,

(Dollars in thousands)	2000	2001	2002	2002	2003

Specialty hospital data:
Number of hospitals—start of period	44	54	64	64	72
Number of hospital start-ups	10	10	8	2	4
Number of hospitals closed	-	-	-	-	(1)

Number of hospitals—end of period(f)	54	64	72	66	75

Available licensed beds(g)	1,982	2,307	2,594	2,383	2,758
Admissions(h)	14,210	17,416	21,065	10,230	12,075
Patient days(i)	427,448	519,297	619,322	303,811	333,763
Average length of stay(j)	30	30	30	30	28
Occupancy rate(k)	63%	68%	71%	72%	70%
Percent patient days—Medicare(l)	76%	75%	76%	77%	77%
Adjusted EBITDA(d)	$44,550	$57,556	$70,891	$32,948	$56,194

Outpatient rehabilitation data:
Number of clinics—start of period	620	636	664	664	679
Number of clinics acquired	17	32	14	7	33
Number of clinics start-ups	32	41	49	32	17
Number of clinics closed/sold	(33)	(45)	(48)	(17)	(22)

Number of clinics owned—end of period	636	664	679	686	707
Number of clinics managed—end of period(m)	43	53	58	54	30

Total number of clinics	679	717	737	740	737

Adjusted EBITDA(d)	$65,420	$76,127	$81,136	$44,123	$42,894

(a) Operating expenses include cost of services, general and administrative expenses, and bad debt expenses.

(b)	Reflects the write-off of deferred financing costs that resulted from the refinancing of our senior credit facilities in September 2000. Also reflects the write-off of deferred financing costs and discounts resulting from the repayment of indebtedness with the proceeds from our initial public offering in April 2001 and the 9 1/2% senior subordinated notes offering in June 2001.

(c)	Reflects interests held by other parties in subsidiaries, limited liability companies and limited partnerships owned and controlled by us.

(d)	We define Adjusted EBITDA as net income before interest, income taxes, depreciation and amortization, loss on early retirement of debt, equity in (income) loss from joint ventures and minority interest. Loss on early retirement of debt, equity in (income) loss from joint ventures and minority interest are then deducted from Adjusted EBITDA to derive EBITDA. We believe that the presentation of EBITDA is important to investors because EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA as presented on a segment basis is used by management to evaluate financial performance and determine resource allocation for each of our operating segments. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles. Items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance. EBITDA and Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA and Adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are thus susceptible to varying calculations, EBITDA and Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies. Further information on our acquisition activities can be found in “Management’s discussion and analysis of financial condition and results of operations—Results of operations—Select Medical” and the notes to our consolidated financial statements.

  The following table reconciles EBITDA to net income:

					Six months ended
	Year ended December 31,				June 30,

				Pro forma			Pro forma
(Dollars in thousands)	2000	2001	2002	2002	2002	2003	2003

EBITDA	$81,279	$94,304	$125,257	$158,542	$63,069	$80,854	$88,633
Less:
Depreciation and amortization	30,401	32,290	25,836	37,701	12,206	14,706	21,146
Interest income	(939)	(507)	(596)	(277)	(207)	(342)	(160)
Interest expense	36,126	29,716	27,210	40,832	13,593	12,048	19,054
Income tax expense	9,979	3,124	28,576	32,431	14,700	21,357	19,132

Net income	$5,712	$29,681	$44,231	$47,855	$22,777	$33,085	$29,461

The SEC recently adopted rules regarding the use of non-GAAP financial measures, such as EBITDA and Adjusted EBITDA, which we use in this registration statement. Historically, we have defined EBITDA as net income (loss) before interest, income taxes, depreciation and amortization, special charges, loss on early retirement of debt and minority interest, and used this measure to report our consolidated operating results as well as our segment results. We are now referring to this financial measure as Adjusted EBITDA. In order to comply with the new rules, we are now using EBITDA, defined as net income (loss) before interest, income taxes, depreciation and amortization, to report our consolidated operating results. However, SFAS 131 requires us to report our segment results in a manner consistent with management’s internal reporting of operating results to our chief operating decision maker (as defined under SFAS 131) for purposes of evaluating segment performance. Therefore, since we use Adjusted EBITDA to measure performance of our segments for internal reporting purposes, we have used Adjusted EBITDA to report our segment results. The difference between EBITDA and Adjusted EBITDA for the periods presented in this registration statement result from loss on early retirement of debt, equity in (income) loss from joint ventures and minority interests, which are added back to EBITDA in the computation of Adjusted EBITDA.

(e)  Net debt equals total debt less cash and cash equivalents.

(f)	As of June 30, 2003, we owned equity interests in 100% of all of our hospitals except for two hospitals that had a 14% minority owner, three hospitals that had a 3% minority owner and two hospitals that had a 9% minority owner.

(g)	Available licensed beds are the number of beds that are licensed with the appropriate state agency and which are readily available for patient use at the end of the period indicated.

(h)	Admissions represent the number of patients admitted for treatment.

(i)	Patient days represent the total number of days of care provided to patients.

(j)	Average length of stay (days) represents the average number of days patients stay in our hospitals per admission, calculated by dividing total patient days by the number of discharges for the period.

(k)	We calculate occupancy rate by dividing the average daily number of patients in our hospitals by the weighted average number of available licensed beds over the period indicated.

(l)	We calculate percent patient days—medicare by dividing the number of Medicare patient days by the total number of patient days.

(m)	Managed clinics are clinics that we operate through long term management arrangements and clinics operated through unconsolidated joint ventures.

Risk factors

Our business involves a number of risks, some of which are beyond our control. You should carefully consider each of the risks and uncertainties we describe below and all of the other information in this prospectus before making an investment decision. The risks and uncertainties we describe below are not the only ones we face. Additional risks and uncertainties that we do not currently know or that we currently believe to be immaterial may also adversely affect our business.

Risks relating to our business

If there are changes in the rates or methods of government reimbursements for our services our net operating revenues and net income could decline.

The federal government is currently considering substantial changes to various Medicare programs. Some of these proposed changes, whether or not enacted, may affect our operations and financial results. Approximately 40.3% of our net operating revenues for the year ended December 31, 2002 came from the highly regulated federal Medicare program. The methods and rates of Medicare reimbursements may change at any time. Our long term acute care hospitals operate as Medicare-designated long term acute care hospitals. A new Medicare prospective payment system has been established and is being implemented for long term acute care hospitals under which our hospitals are paid a fixed amount for each patient based on the patient’s diagnosis. In this offering memorandum we will refer to this prospective payment system for long term acute care hospitals as “LTCH-PPS”. The new payment system is being phased in over five years during which an increasing percentage of the payment amount for each Medicare patient will be based on the fixed amount and a lesser percentage will be based on the prior reasonable cost-based system subject to caps, although facilities may elect earlier to be paid solely on the basis of the fixed amounts. As of June 30, 2003, forty-nine of our hospitals have converted to LTCH-PPS, and forty-eight of those hospitals elected to accelerate their adoption of LTCH-PPS and be paid solely on the basis of long term care diagnosis-related group payment rates, which we refer to in this offering memorandum as “LTC-DRG”. There are risks associated with transitioning to the new payment system and we are still assessing the potential impact of the LTCH-PPS. Over time, increases in LTC-DRG may not fully reflect increases in our long-term acute care hospital costs. See “Our business— Government regulations— Overview of U.S. and state government reimbursements— Long term acute care hospital Medicare reimbursement.”

Since our acquisition of Kessler, we also operate Medicare-certified inpatient rehabilitation facilities. A Medicare prospective payment system, distinct from the system applicable to long term acute care hospitals, was recently implemented for inpatient rehabilitation facilities, which is referred to as IRF-PPS. Under IRF-PPS, the Kessler hospitals are paid a fixed amount for each patient based upon the condition for which the patient is being treated. Under the IRF-PPS, each patient discharged from an inpatient rehabilitation facility is assigned to a case mix group, or “IRF-CMG,” containing patients with similar clinical problems that are expected to require similar amounts of resources. Over time, increases in IRF-CMG payment rates may not fully reflect increases in our inpatient rehabilitation facility costs. Kessler’s inpatient rehabilitation facilities began to be paid under IRF-PPS on January 1, 2002. See “—Government regulations— Overview of U.S. and state government reimbursements— Inpatient rehabilitation facility Medicare reimbursement.”

Our outpatient rehabilitation clinics receive payments from the Medicare program under a fee schedule. These payments are currently subject to annual caps that limit the amounts that are paid (including deductible and coinsurance amounts) for outpatient therapy services rendered to any Medicare beneficiary. Initially, the limits were to be effective January 1, 1999. Congress imposed a moratorium on the caps through 2002. The limits were then scheduled to go into effect on July 1, 2003. Following a settlement with a group of plaintiffs seeking to stop the implementation of the therapy caps, CMS delayed the application of these limits until September 1, 2003. The 2003 caps— $1,590 for physical therapy (including speech-language pathology) and $1,590 for occupational therapy— will apply during the balance of 2003 (September 1 through December 31) and, beginning in 2004, inflation-adjusted caps will apply to services provided during the entire calendar year. We believe these therapy caps could have an adverse effect on the revenue we generate from providing outpatient rehabilitation services to Medicare beneficiaries, to the extent that such patients receive services with a cost in excess of the annual caps. For the fiscal year ended December 31, 2002, we received 8.8% of our outpatient rehabilitation net operating revenues from Medicare. See “Our business— Government regulations— Overview of U.S. and state government reimbursements— Outpatient rehabilitation services Medicare reimbursement.”

Implementation of modifications to the admissions policies for Kessler’s inpatient rehabilitation facilities as required in order to achieve compliance with Medicare guidelines may result in a loss of patient volume at these hospitals and, as a result, may reduce our future net operating revenues and profitability.

As of June 30, 2003, five facilities that we acquired from Kessler were certified as Medicare inpatient rehabilitation facilities. In order to be classified as inpatient rehabilitation facilities, each Medicare provider (four of these facilities are certified as one provider) must demonstrate that, during its most recent 12-month cost reporting period, it has served an inpatient population of whom at least 75 percent required intensive rehabilitation services for one or more of ten specified conditions. Recently, the Centers for Medicare & Medicaid Services proposed changes to this classification standard which requires the provider to demonstrate that, during the most recent, consecutive and appropriate 12-month period, it has served an inpatient population of whom at least 65 percent required intensive rehabilitation services for one or more of 12 specified conditions. In the past, the classification standard has been enforced by Medicare contractors inconsistently, if at all, and the Kessler inpatient rehabilitation facilities may not have been operated in full compliance with the standard. In its recent proposed rule, the Centers for Medicare & Medicaid Services indicated that it will instruct its contractors to begin enforcing the revised classification standard in cost reporting periods beginning on or after the anticipated January 1, 2004 effective date of the final rule. In order to achieve compliance with the classification standard, as it may be amended, it may be necessary for us to implement, during cost reporting periods beginning on or after January 1, 2004, more restrictive admissions policies at the Kessler facilities for patients not falling within the specified conditions. Such policies may result in decreased patient volumes, which could have a negative effect on the financial performance of these facilities. The agency has not indicated that its enforcement efforts, which are anticipated to begin in cost reporting periods beginning on or after January 1, 2005, will be retrospective; in case they are, the selling stockholder has agreed to reimburse us for amounts required to be repaid if Kessler is found to have been non-compliant with the applicable classification standard during periods prior to the Kessler Acquisition. See “—Government regulations— Overview of U.S. and state government reimbursements— Inpatient rehabilitation facility Medicare reimbursement.”

If our hospitals fail to maintain their certification as long term acute care hospitals or fail to qualify as hospitals separate from their host hospitals, our profitability may decline.

As of June 30, 2003, 71 of our 75 hospitals were certified as Medicare long term acute care hospitals, and the remaining four were in the process of becoming certified as Medicare long term acute care hospitals. If our hospitals fail to meet or maintain the standards for certification as long term acute care hospitals, such as average minimum length of patient stay, they will receive payments under the prospective payment system applicable to general acute care hospitals rather than payment under the system applicable to long term acute care hospitals. Payments at rates applicable to general acute care hospitals would likely result in our hospitals receiving less Medicare reimbursement than they currently receive for their patient services. Moreover, nearly all of our hospitals are subject to additional Medicare criteria because they operate as separate hospitals located in space leased from, and located in, a general acute care hospital, known as a host hospital. This is known as a “hospital within a hospital” model. These additional criteria include limitations on services purchased from the host hospital and other requirements concerning separateness from the host hospital. If several of our hospitals were to be subject to payment as general acute care hospitals or fail to comply with the separateness requirements, our profit margins would likely decrease. See “Our business— Government regulations— Overview of U.S. and state government reimbursements— Long term acute care hospital Medicare reimbursement.”

We conduct business in a heavily regulated industry, and changes in regulations or violations of regulations may result in increased costs or sanctions that reduce our net operating revenues and profitability.

The healthcare industry is subject to extensive federal, state and local laws and regulations relating to:

• facility and professional licensure, including certificates of need;

•	conduct of operations, including financial relationships among healthcare providers, Medicare fraud and abuse, and physician self-referral;

• addition of facilities and services; and

• payment for services.

Recently, there have been heightened coordinated civil and criminal enforcement efforts by both federal and state government agencies relating to the healthcare industry, including the specialty hospital and outpatient rehabilitation clinic businesses. The ongoing investigations relate to, among other things, various referral practices, cost reporting, billing practices, physician ownership and joint ventures involving hospitals. In the future, different interpretations or enforcement of these laws and regulations could subject our current practices to allegations of impropriety or illegality or could require us to make changes in our facilities, equipment, personnel, services and capital expenditure programs, and increase our operating expenses. If we fail to comply with these extensive laws and government regulations, we could become ineligible to receive government program reimbursement, suffer civil or criminal penalties or be required to make significant changes to our operations. In addition, we could be forced to expend considerable resources responding to an investigation or other enforcement action under these laws or regulations. See “Our business— Government regulations.”

Integrating Kessler into our company structure may strain our resources and prove to be difficult.

The expansion of our business and operations resulting from the Kessler Acquisition may strain our administrative, operational and financial resources and will result in our incurrence of additional indebtedness. The continued integration of Kessler into our business will require substantial time, effort, attention and dedication of management resources and may distract our management from our existing business in unpredictable ways and may take longer than anticipated. The integration process could create a number of potential challenges and adverse consequences for us, including the difficulty and expense of integrating acquired personnel into our existing business, the difficulty and expense of integrating Kessler’s billing and information systems with ours, the possible unexpected loss of key employees, customers or suppliers, a possible loss of net operating revenues or an increase in operating or other costs and the assumption of liabilities and exposure to unforeseen liabilities of Kessler. These types of challenges and uncertainties could have a material adverse effect on our business, financial condition and results of operations. We may not be able to manage the combined operations and assets effectively or realize all or any of the anticipated benefits of the Kessler Acquisition.

Future acquisitions may use significant resources, may be unsuccessful and could expose us to unforeseen liabilities.

As part of our growth strategy, we intend to pursue acquisitions of specialty hospitals and outpatient rehabilitation clinics. Acquisitions may involve significant cash expenditures, debt incurrence, additional operating losses, dilutive issuances of equity securities and expenses that could have a material adverse effect on our financial condition and results of operations. Acquisitions involve numerous risks, including:

• the difficulty and expense of integrating acquired personnel into our business;

• diversion of management’s time from existing operations;

• potential loss of key employees or customers of acquired companies; and

•	assumption of the liabilities and exposure to unforeseen liabilities of acquired companies, including liabilities for failure to comply with healthcare regulations.

We cannot assure you that we will succeed in obtaining financing for acquisitions at a reasonable cost, or that such financing will not contain restrictive covenants that limit our operating flexibility. We also may be unable to operate acquired hospitals and outpatient rehabilitation clinics profitably or succeed in achieving improvements in their financial performance.

Our indebtedness may limit cash flow available to invest in the ongoing needs of our business to generate future cash flow, which could prevent us from fulfilling our obligations under the notes.

We have a significant amount of indebtedness. The following chart sets forth important credit information on a pro forma basis after giving effect to the Kessler Acquisition and the offering of the old notes as of June 30, 2003, or at the beginning of the period, specified below:

(Dollars in millions)	As of June 30, 2003

Total indebtedness	$400.7
Total stockholders’ equity	326.5

Six
months ended
June 30, 2003

Ratio of earnings to fixed charges	2.4	x

As of June 30, 2003, we had approximately $146.7 million of availability under our senior credit facility, subject to specific requirements, including compliance with financial covenants.

Our indebtedness could have important consequences to you. For example, it could:

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	increase our vulnerability to adverse general economic or industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate;

•	prevent us from raising the funds necessary to repurchase all notes tendered to us upon the occurrence of specific changes of control in our ownership, which failure to repurchase would constitute a default under the indenture governing our notes; or

•	place us at a competitive disadvantage compared to our competitors that have less indebtedness.

See “Capitalization,” “Summary consolidated financial and other data,” “Selected consolidated financial and other data,” and “Description of other indebtedness.”

Despite our level of indebtedness, we and our subsidiaries will be able to incur more debt. This could further exacerbate the risks described above.

We and our subsidiaries may be able to incur additional indebtedness in the future. Although the indenture governing the notes contains restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us or our subsidiaries from incurring obligations that do not constitute indebtedness. As of June 30, 2003, we have approximately $146.7 million of availability under our senior credit facility, subject to specific requirements, including compliance with financial covenants, all of which would be senior to the new notes. In addition, as of June 30, 2003 we also have outstanding $175.0 million principal amount of our 9 1/2% senior subordinated notes and $2.3 million of other senior subordinated indebtedness which will rank equally with the new notes. To the extent new debt is added to our and our subsidiaries’ currently anticipated debt levels, the substantial leverage risks described above would increase. See “Description of notes” and “Description of other indebtedness.”

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, including possible changes in government reimbursement rates or methods. If we cannot generate the required cash, we may not be able to make the required payments under the new notes.

Our ability to make payments on our indebtedness, including the new notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. Our future financial results would be subject to substantial fluctuations upon a significant change in government reimbursement rates or methods. We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the new notes, or to fund our other liquidity needs. Our inability to pay our debts would require us to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling equity capital. However, we cannot assure you that any alternative strategies will be feasible at the time or prove adequate. Also, some alternative strategies would require the prior consent of our senior secured lenders, which we may not be able to obtain. See “Management’s discussion and analysis of financial condition and results of operations” and “Description of other indebtedness.”

Future cost containment initiatives undertaken by private third party payors may limit our future net operating revenues and profitability.

Initiatives undertaken by major insurers and managed care companies to contain healthcare costs affect the profitability of our specialty hospitals and outpatient rehabilitation clinics. These payors attempt to control healthcare costs by contracting with hospitals and other healthcare providers to obtain services on a discounted basis. We believe that this trend may continue and may limit reimbursements for healthcare services. If insurers or managed care companies from whom we receive substantial payments were to reduce the amounts they pay for services, our profit margins may decline, or we may lose patients if we choose not to renew our contracts with these insurers at lower rates.

If we fail to cultivate new or maintain established relationships with the physicians in our markets, our net operating revenues may decrease.

Our success is, in part, dependent upon the admissions and referral practices of the physicians in the communities our hospitals and our outpatient rehabilitation clinics serve, and our ability to maintain good relations with these physicians. Physicians referring patients to our hospitals and clinics are generally not our employees and, in many of the markets that we serve, most physicians have admitting privileges at other hospitals and are free to refer their patients to other providers. If we are unable to successfully cultivate and maintain strong relationships with these physicians, our hospitals’ admissions and clinics’ businesses may decrease, and our net operating revenues may decline.

Shortages in qualified nurses could increase our operating costs significantly.

Our specialty hospitals are highly dependent on nurses for patient care. The availability of qualified nurses has declined in recent years, and the salaries for nurses have risen accordingly. We cannot assure you we will be able to attract and retain qualified nurses in the future. Additionally, the cost of attracting and retaining nurses may be higher than we anticipate, and as a result, our profitability could decline.

Competition may limit our ability to acquire hospitals and clinics and adversely affect our growth.

We have historically faced limited competition in acquiring specialty hospitals and outpatient rehabilitation clinics, but we may face heightened competition in the future. Our competitors may acquire or seek to acquire many of the hospitals and clinics that would be suitable candidates for us. This could limit our ability to grow by acquisitions or make our cost of acquisitions higher and less profitable.

If we fail to compete effectively with other hospitals, clinics and healthcare providers, our net operating revenues and profitability may decline.

The healthcare business is highly competitive, and we compete with other hospitals, rehabilitation clinics and other healthcare providers for patients. If we are unable to compete effectively in the specialty hospital and outpatient rehabilitation businesses, our net operating revenues and profitability may decline. Many of our specialty hospitals operate in geographic areas where we compete with at least one other hospital that provides similar services. Our outpatient rehabilitation clinics face competition from a variety of local and national outpatient rehabilitation providers. Other outpatient rehabilitation clinics in markets we serve may have greater name recognition and longer operating histories than our clinics. The managers of these clinics may also have stronger relationships with physicians in their communities, which could give them a competitive advantage for patient referrals.

Significant legal actions as well as the cost and possible lack of available insurance could subject us to substantial uninsured liabilities.

In recent years, physicians, hospitals and other healthcare providers have become subject to an increasing number of legal actions alleging malpractice, product liability or related legal theories. Many of these actions involve large claims and significant defense costs. We are also subject to lawsuits under a federal whistleblower statute designed to combat fraud and abuse in the healthcare industry. These lawsuits can involve significant monetary damages and award bounties to private plaintiffs who successfully bring the suits.

We maintain professional malpractice liability insurance and general liability insurance coverage. As a result of unfavorable pricing and availability trends in the professional liability insurance market and the insurance market in general, the cost and risk sharing components of professional liability coverage has changed dramatically. Many insurance underwriters have become more selective in the insurance limits and types of coverage they will provide as a result of the September 11, 2001 terrorist attacks, rising settlement costs and the significant failures of some nationally known insurance underwriters. In some instances, insurance underwriters will no longer issue new policies in certain states that have a history of high medical malpractice awards. As a result, we experienced substantial changes in our medical and professional malpractice insurance program that we renewed on December 31, 2002. Among other things, in order to obtain malpractice insurance at a reasonable cost, we were required to assume substantial self-insured retentions for our professional liability claims. A self-insured retention is a minimum amount of liability and legal fees that we must pay for each claim. We have engaged an actuary to assist us in determining the value of the losses that may occur within this self-insured retention level. Pursuant to the requirements under our insurance agreements, we will post an additional letter of credit equal to the estimated losses that we will assume for the 2003 policy year. Because of the high retention levels, we cannot predict with certainty the actual amount of the losses we will assume and pay. To the extent that subsequent claims information varies from loss estimates, the liabilities will be adjusted to reflect current loss data. We believe that our current insurance program is adequate in amount and coverage. However, there can be no assurance that in the future such insurance will be available at a reasonable price or that we will not have to further increase our levels of self-insurance. In addition, our insurance coverage does not cover punitive damages and may not cover all claims against us. See “Our business— Government regulations— Other healthcare regulations,” and “Management’s discussion and analysis of financial condition and results of operations— Capital resources and liquidity— Commitments and contingencies.”

Risks relating to the offering

Your right to receive payments on the new notes— like the old notes, will be junior to our existing senior indebtedness and the existing senior indebtedness of the subsidiary guarantors and possibly all of our and their future indebtedness. Further, claims of creditors of our non-guarantor subsidiaries will generally have priority with respect to the assets of those subsidiaries over your claims.

The new notes— like the old notes, and the subsidiary guarantees will be subordinated to the prior payment in full of our and the subsidiary guarantors’ respective current and future senior indebtedness to the extent set forth in the indenture. In addition, the new notes and subsidiary guarantees will rank equally with our 9 1/2% senior subordinated notes, any old notes not exchanged, and the guarantees by our subsidiaries of those notes and any other future and existing senior subordinated indebtedness. As of June 30, 2003, on a pro forma basis for the Kessler Acquisition and the sale of the old notes, we would have had approximately $50.0 million of indebtedness to which the new notes would have been subordinated and $177.3 million of indebtedness to which the new notes would have had equal priority. Because of the subordination provisions of the new notes, in the event of the bankruptcy, liquidation or dissolution of our company or any guarantor, our assets or the assets of the guarantors would be available to pay obligations under the new notes and our other senior subordinated obligations only after all payments had been made on our senior indebtedness or the senior indebtedness of our subsidiary guarantors. Sufficient assets may not remain after all these payments have been made to make any payments on the new notes and our other senior subordinated obligations, including payments of interest when due. In addition, all payments on, any old notes not exchanged, the new notes and the guarantees will be prohibited in the event of a payment default on our senior indebtedness (including borrowings under the senior credit facilities) and, for limited periods, upon the occurrence of other defaults under the senior credit facilities.

We conduct all of our business through our subsidiaries. The aggregate net operating revenues and EBITDA, as defined in the Indenture, for the six months ended June 30, 2003, on a pro forma basis for the Kessler Acquisition and the sale of the old notes, of our subsidiaries that are not guaranteeing the new notes were $105.6 million and $12.6 million, respectively, and at June 30, 2003, those subsidiaries had total assets of $120.7 million. Claims of creditors of the non-guarantor subsidiaries, including trade creditors, secured creditors and unsecured creditors, and claims of preferred stockholders (if any) of the non-guarantor subsidiaries, will generally have priority with respect to their assets and earnings over the claims of creditors of our company, including holders of the new notes, even if the obligations of the subsidiaries do not constitute senior indebtedness. See “Description of notes—Ranking” and “Description of notes—Certain covenants—Limitation on indebtedness.” See also “Description of notes—

Subsidiary guarantees” and Note 19 to Select’s audited consolidated financial statements included herein.

The new notes— like the old notes, will not be secured by our assets nor those of our subsidiaries, and the lenders under the senior credit facility will be entitled to remedies available to a secured lender, which gives them priority over the new note holders to collect amounts due to them.

In addition to being subordinated to all of our existing and future senior indebtedness and pari passu with our 9 1/2% senior subordinated notes and any old notes not exchanged, the new notes and the subsidiary guarantees will not be secured by any of our assets. Our obligations under the senior credit facility are secured by, among other things, a first priority pledge of all of the capital stock of our wholly-owned domestic subsidiaries, mortgages upon substantially all of the real property owned by us in the U.S. and by substantially all of the assets of our company and each of our existing and subsequently acquired or organized material domestic (and, to the extent no adverse tax consequences will result, foreign) subsidiaries. If we become insolvent or are liquidated, or if payment under the senior credit facility or in respect of any other secured senior indebtedness is accelerated, the lenders under the senior credit facility or holders of other secured senior indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to the senior credit facility or the other senior debt). Upon the occurrence of any default under the senior credit facility (and even without accelerating the indebtedness under the senior credit facility), the lenders may be able to prohibit the payment of the new notes and guarantees either by limiting our ability to access our cash flow or under the subordination provisions contained in the indenture governing the new notes. In addition, we and or the subsidiary guarantors may incur additional secured senior indebtedness, the holders of which will also be entitled to the remedies available to a secured lender. See “Description of other indebtedness” and “Description of notes.”

Restrictions imposed by our senior credit facility, the indentures governing our 9 1/2% senior subordinated notes and these notes limit our ability to engage in or enter into business, operating and financing arrangements, which could prevent us from taking advantage of potentially profitable business opportunities.

The operating and financial restrictions and covenants in our debt instruments, including the senior credit facility, our 9 1/2% senior subordinated notes, any old notes not exchanged and the new notes, may affect adversely our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest. For example, our senior credit facility restricts our ability to, among other things:

          • incur additional debt;

          • pay dividends;

          • make certain investments;

          • incur or permit to exist certain liens;

          • enter into transactions with affiliates;

          • merge, consolidate or amalgamate with another company;

          • transfer or otherwise dispose of assets;

          • redeem subordinated debt;

          • incur capital expenditures; and

          • incur contingent obligations.

The indenture governing our 9 1/2% senior subordinated notes includes, and the old notes and the new notes offered hereby will include similar restrictions. See “Description of notes.” Our senior credit facility also requires us to comply with certain financial covenants which become more restrictive over time. Our ability to comply with these ratios may be affected by events beyond our control. A breach of any of these covenants or our inability to comply with the required financial ratios could result in a default under our senior credit facility. In the event of any default under our senior credit facility, the lenders under our senior credit facility could elect to declare all borrowings outstanding together with accrued and unpaid interest and other fees, to be due and payable, to require us to apply all of our available cash to repay these borrowings or to prevent us from making debt service payments on these notes, any of which would be an event of default under these notes. See “Description of notes” and “Description of other indebtedness.”

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indentures governing the old notes and the new notes and our 9 1/2% senior subordinated notes, which would violate the terms of any old notes not exchanged, the new notes and our 9 1/2% senior subordinated notes.

Upon the occurrence of a change of control, we will be required to offer to repurchase all of our 9 1/2% senior subordinated notes, any old notes not exchanged, and all of these new notes. We cannot assure you that there will be sufficient funds available for us to make any required repurchases of these notes, upon a change of control. In addition, our senior credit facility will prohibit us from purchasing any notes and provide that the occurrence of a change of control constitutes a default. If we do not repay all borrowings under our senior credit facility or obtain a consent of our lenders under our senior credit facility to repurchase these notes, we will be prohibited from purchasing the old notes or the new notes. Our failure to purchase tendered notes would constitute a default under the indenture governing old notes not exchanged and the new notes, which, in turn, would constitute a default under our senior credit facility. See “Description of notes—Change of control.”

A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy laws or comparable state laws, which could result in the holders of the new notes not being able to rely on that subsidiary guarantor to satisfy claims.

Our obligations under the new notes will be guaranteed on a general unsecured senior subordinated basis by the subsidiary guarantors. Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims under a guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee; and

•	the guarantor:

-	was insolvent or rendered insolvent by reason of the incurrence;

-	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

-	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any payment by that guarantor under a guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of fraudulent transfer laws will vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair salable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

There is no public trading market for the new notes and an active trading market may not develop for the new notes.

The old notes are currently eligible for trading in the PORTAL Market, a screen-based market operated by the National Association of Securities Dealers. The PORTAL market is limited to qualified institutional investors as defined by Rule 144A of the Securities Act. The new notes are new securities for which there is no established trading market. We do not intend to apply for listing or quotation of the notes on any securities exchange or stock market.

J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith, Inc., Wachovia Capital Markets, SG Cowen, CIBC World Markets Corp., Fleet Securities, Inc. and Jefferies & Company, Inc. acted as initial purchasers in connection with the offer and sale of the old notes. The initial purchasers have informed us that they intend to make a market in the notes. However, these initial purchasers may cease their market-making at any time. In addition, the liquidity of the trading market in the new notes, and the market price quoted for the new notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the new notes.

Failure to tender your old notes for new notes could limit your ability to resell the old notes.

The old notes were not registered under the Securities Act or under the securities laws of any state and may not be resold, offered for resale or otherwise transferred unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your old notes for new notes under the exchange offer, you will not be able to resell, offer to resell or otherwise transfer the old notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, we will no longer be under an obligation to register the old notes under the Securities Act except in the limited circumstances provided under the registration rights agreement. In addition, if you want to exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities, and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risk relating to our structure

We have a holding company structure and will depend on distributions from our operating subsidiaries to pay these new notes. Contractual or legal restrictions applicable to our subsidiaries could limit distributions from them.

We are a holding company and derive all of our operating income from, and hold substantially all of our assets through, our subsidiaries. The effect of this structure is that we will depend on the earnings of our subsidiaries, and the payment or other distributions to us of these earnings, to meet our obligations under our senior credit facility, our 9 1/2% senior subordinated notes, any old notes not exchanged and these new notes. Provisions of law, like those requiring that dividends be paid only out of surplus, and provisions of our senior indebtedness and the indenture governing our 9 1/2% senior subordinated notes limit the ability of our subsidiaries to make payments or other distributions to us. Our subsidiaries also could agree to other contractual restrictions on their ability to make distributions. See “Description of other indebtedness.”

A substantial number of shares of our common stock are owned by a limited number of persons, and their interests may conflict with your interests.

Affiliates of Welsh, Carson, Anderson & Stowe VII, L.P., GTCR Golder Rauner, LLC, Thoma Cressey Equity Partners, and our directors and executive officers together own a substantial portion of our outstanding common stock. By virtue of this stock ownership, such persons have the power to significantly influence our affairs and are able to influence the outcome of matters required to be submitted to stockholders for approval, including the election of directors and the amendment of our certificate of incorporation or bylaws. We cannot assure you that such persons will not exercise their influence over us in a manner detrimental to your interests.

If provisions in our corporate documents and Delaware law delay or prevent a change in control of our company, we may be unable to consummate a transaction that our stockholders consider favorable.

Our certificate of incorporation, by-laws and shareholder rights plan may discourage, delay, or prevent a merger or acquisition involving us that our stockholders may consider favorable by:

•	authorizing the issuance of preferred stock, the terms of which may be determined at the sole discretion of the board of directors;

•	providing for a classified board of directors with staggered three-year terms;

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at meetings; and

•	deterring hostile takeover attempts by preventing potential acquirors from acquiring beneficial ownership of 15% or more of our common stock without our consent.

Use of proceeds

We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we will receive in exchange old notes of like principal amount, the terms of which are identical in all material respects to the new notes. The old notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

The net proceeds from the sale of the old notes was approximately $169.4 million, after deducting initial purchaser discounts, and estimated fees and expenses of the offering. We used the net proceeds from this offering of the old notes to fund a portion of the purchase price of the Kessler Acquisition.

The following table sets forth the sources and uses of funds in connection with the closing of the Kessler Acquisition:

Sources of funds:	(Dollars in thousands)

7 1/2% senior subordinated notes due 2013	$175,000
Existing cash	64,027

Total sources	$239,027

Uses of funds:	(Dollars in thousands)

Kessler cash purchase price(a)	$228,318
Acquisition costs paid at closing	5,109
Financing and related fees	5,600

Total uses	$239,027

(a)	The purchase price is subject to a post-closing adjustment based upon the amount of working capital at closing. In addition, we have accrued $11.5 million for transaction related costs that are expected to be funded post-closing.

Capitalization

The following table sets forth (i) our capitalization as of June 30, 2003 on an actual basis and (ii) our capitalization on a pro forma basis to give effect to the Kessler Acquisition and the sale of the old notes as if these transactions had been completed on June 30, 2003.

	As of June 30, 2003

(Dollars in thousands)	Actual		Pro forma

Cash and cash equivalents	$91,351		$26,471	(a)

Revolving credit facility	-	(b)	-	(a)
Existing term loans	39,919		39,919
Other senior debt	2,651		4,404	(c)

Total senior debt	42,570		44,323
9 1/2% senior subordinated notes due 2009	175,000		175,000
7 1/2% senior subordinated notes due 2013	-		175,000
Other debt	6,373		6,373

Total debt	223,943		400,696
Total stockholders’ equity	326,539		326,539

Total capitalization	$550,482		$727,235

(a)	The unaudited pro forma capitalization information above is presented on a pro forma basis to give effect to the Kessler Acquisition and the offering of the old notes as if these transactions had been completed on June 30, 2003, consistent with the information presented in “Unaudited pro forma combined financial information.”

(b) As of June 30, 2003, we had $146.7 million of availability under our revolving credit facility, subject to certain limitations.

(c)	Includes approximately $1.7 million of debt, issued by Kessler in connection with past acquisitions.

Unaudited pro forma combined financial information

Our historical consolidated financial statements and the historical financial statements of Kessler Rehabilitation Corporation are included elsewhere in this prospectus. The unaudited pro forma combined financial information presented herein should be read together with those financial statements and related notes and “Management’s discussion and analysis of financial condition and results of operations.”

We prepared the unaudited pro forma combined financial information to reflect:

•	The acquisition of Kessler Rehabilitation Corporation; and

•	The sale of the old notes described in this prospectus

as if such events had occurred on January 1, 2002 and January 1, 2003 for the pro forma combined statements of operations for the year ended December 31, 2002, and the six months ended June 30, 2003, respectively. We prepared the pro forma combined balance sheet as if the events had occurred on June 30, 2003.

We adjusted our historical consolidated statements of operations for the year ended December 31, 2002 and the six months ended June 30, 2003 to arrive at the unaudited pro forma combined statements of operations for the year ended December 31, 2002 and the six months ended June 30, 2003.

No adjustments have been made with respect to a number of small acquisitions made during 2002 and 2003 since these acquisitions are not material to the pro forma results.

The acquisition of Kessler Rehabilitation Corporation for $228.3 million in cash, the assumption of $1.7 million of indebtedness and estimated acquisition and reorganization costs of $16.6 million has been accounted for using the purchase method of accounting. Actual acquisition costs may differ from this estimate based upon our final integration plans. The purchase price was allocated to the fair value of Kessler Rehabilitation Corporation’s assets and liabilities based on preliminary valuation estimates. The excess purchase price was allocated to goodwill. Under generally accepted accounting principles, goodwill is not amortized but is reviewed for impairment annually. A formal valuation study is currently being performed to identify and value all tangible and identifiable intangible assets. Thus, the actual acquisition costs and the allocation of these costs may differ from these pro forma financial statements. If our non-goodwill assets are written up to a higher fair value in connection with the valuation study, our expenses in the future will be higher as a result of increased depreciation or amortization of our assets.

Certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has been omitted pursuant to the rules and regulations of the Securities and Exchange Commission.

The pro forma combined statements of operations are not necessarily indicative of results that would have occurred had the acquisition been completed on January 1, 2002 and January 1, 2003 and should not be construed as being representative of future results of operations.

Unaudited pro forma combined balance sheet

	As of June 30, 2003

	Select	Kessler
(Dollars in thousands)	historical	historical	Adjustments		Pro forma

Current assets:
Cash and cash equivalents	$91,351	$20,537	$(85,417	) (a)(b)(g)	$26,471
Accounts receivable, net	199,723	45,003	-		244,726
Current deferred tax asset	42,058	14,005	(413	)(b)	55,650
Other current assets	17,265	4,595	-		21,860

Total current assets	350,397	84,140	(85,830)		348,707
Property and equipment, net	112,421	59,334	5,269	(i)	177,024
Goodwill	211,348	23,005	83,639	(c)	317,992
Trademark	37,875	-	-		37,875
Intangible assets	935	-	23,956	(j)	24,891
Prepaid pension expense	-	15,526	(15,526	) (d)	-
Non-current deferred tax asset	7,262	2,100	5,795	(d)(e)(f)	15,157
Other assets	17,622	4,581	5,013	(e)(f)(g)	27,216

Total assets	$737,860	$188,686	$22,316		$948,862

Current liabilities:
Bank overdrafts	$6,765	$-	$-		$6,765
Current portion of long-term debt and notes payable	22,176	3,795	(2,750	) (f)	23,221
Accounts payable and accrued expenses	135,031	22,811	10,479	(b)(h)	168,321
Income taxes payable	8,917	1,109	(3,921	) (b)(e)(k)	6,105
Due to third party payors	31,438	3,771	-		35,209

Total current liabilities	204,327	31,486	3,808		239,621
Long-term debt, net of current portion	201,767	35,458	140,250	(f)(g)	377,475
Other long-term liabilities	-	1,260	(1,260	) (b)(f)	-

Total liabilities	406,094	68,204	142,798		617,096
Minority interest in consolidated subsidiary companies	5,227	-	-		5,227
Stockholders’ equity:
Common stock	481	2	(2	)(l)	481
Capital in excess of par	238,685	114,430	(114,430	) (l)	238,685
Retained earnings	83,240	6,815	(6,815	) (l)	83,240
Accumulated other comprehensive income (loss)	4,133	(765)	765	(l)	4,133

Total stockholders’ equity	326,539	120,482	(120,482)		326,539
Total liabilities and stockholders’ equity	$737,860	$188,686	$22,316		$948,862

Unaudited pro forma combined statement of operations

	Six months ended June 30, 2003

	Select	Kessler
(Dollars in thousands except per share data)	historical	historical	Adjustments		Pro forma

Net operating revenues	$638,525	$118,632	$-		$757,157

Operating expenses	556,134	111,013	-		667,147
Depreciation and amortization	14,706	4,729	1,711	(j)	21,146

Total costs and expenses	570,840	115,742	1,711		688,293

Income from operations	67,685	2,890	(1,711)		68,864
Equity in income from joint ventures	-	(8)	(152	)(e)	(160)
Interest expense, net	11,706	1,265	5,923	(f)(g)	18,894

Income before minority interests and income tax expense	55,979	1,633	(7,482)		50,130
Minority interests	1,537	-	-		1,537

Income before income taxes	54,442	1,633	(7,482)		48,593
Income tax expense	21,357	677	(2,902	) (m)	19,132

Net income	$33,085	$956	$(4,580)		$29,461

Basic income per common share	$0.70				$0.62
Weighed average basic common shares outstanding (in thousands)	47,339				47,339
Diluted income per common share	$0.66				$0.59
Weighted average diluted common shares outstanding (in thousands)	50,002				50,002

Unaudited pro forma combined statement of operations

	Year ended December 31, 2002

	Select	Kessler
(Dollars in thousands except per share data)	historical	historical	Adjustments		Pro forma

Net operating revenues	$1,126,559	$227,635	$-		$1,354,194

Operating expenses	999,280	193,461	-		1,192,741
Depreciation and amortization	25,836	8,443	3,422(j	)	37,701

Total costs and expenses	1,025,116	201,904	3,422		1,230,442

Income from operations	101,443	25,731	(3,422)		123,752
Equity in losses from joint ventures	-	1,636	(747	)(e)	889
Interest expense, net	26,614	2,181	11,760	(f)(g)	40,555

Income before minority interests, income tax expense and cumulative effect of accounting change	74,829	21,914	(14,435)		82,308
Minority interests	2,022	-	-		2,022

Income before income taxes and cumulative effect of accounting change	72,807	21,914	(14,435)		80,286
Income tax expense	28,576	9,401	(5,546	)(m)	32,431

Income before cumulative effect of accounting change	$44,231	$12,513	$(8,889)		$47,855

Basic income per common share	$0.95				$1.03
Weighted average basic common shares outstanding (in thousands)	46,464				46,464
Diluted income per common share	$0.90				$0.97
Weighted average diluted common shares outstanding (in thousands)	49,128				49,128

Notes to unaudited pro forma combined

financial information

The following adjustments were applied to our consolidated statements of operations and consolidated balance sheet and the financial statements of Kessler Rehabilitation Corporation.

(a)	The elimination of $19.9 million of cash being held by Kessler Rehabilitation Corporation at June 30, 2003, that exceeded the target working capital of $34.4 million as specified by the stock purchase agreement. This excess cash was distributed to the selling stockholder prior to closing.

(b)	We eliminated accrued director fees and deferred compensation costs of $1.0 million in short term liabilities and $0.5 million in long term liabilities at June 30, 2003, and reclassified the associated deferred tax asset of $0.4 million at June 30, 2003 to income taxes payable. These liabilities of $1.5 million were paid in cash at closing.

(c)	The elimination of goodwill recorded on the historical Kessler Rehabilitation Corporation’s balance sheets of $23.0 million at June 30, 2003. This was offset by goodwill related to the Kessler Acquisition in the amount of $106.6 million at June 30, 2003.

(d)	We removed prepaid pension expense of $15.5 million at June 30, 2003, from the Kessler Rehabilitation Corporation’s consolidated balance sheet, because this asset is excluded from the assets we acquired under the stock purchase agreement. Additionally, the non-current deferred tax asset relating to the prepaid pension asset of $6.4 million at June 30, 2003 was eliminated, as the liability, which is an offset to the deferred tax asset, which will not be realized by the combined company.

     (e) We reflected:

•	The elimination of $0.2 million from the consolidated balance sheet at June 30, 2003 that represents the investment in Kessler Assisted Living Centers, LLC and the loss in joint ventures attributable to Kessler Assisted Living Centers, LLC reflected on the consolidated income statements of $0.7 million, and $0.2 million for the year ended December 31, 2002 and the six months ended June 30, 2003, respectively, because the asset is excluded from the assets we acquired under the stock purchase agreement.

•	The reclassification of the deferred tax asset of $0.1 million at June 30, 2003 associated with the investment in the Kessler Assisted Living Centers, LLC to income taxes payable.

•	An increased tax liability resulting from the sale of Kessler Assisted Living Centers, LLC at closing of $0.8 million.

(f)	We reflected:

•	The elimination of the syndicated credit facility loans on Kessler Rehabilitation Corporation’s historical balance sheet of $2.8 million current portion of long term debt and $34.8 million non- current portion of long term debt at June 30, 2003 as these loans will not be assumed as part of the Kessler Acquisition. We also reflected the removal of the deferred financing costs associated with the syndicated credit facility loans of $0.4 million at June 30, 2003. This resulted in a reversal of interest expense of $2.5 million and $1.2 million for the year ended December 31, 2002 and the six months ended June 30, 2003, respectively.

•	The elimination of a non-current liability of $0.8 million and its related deferred tax effects of $0.5 million associated with an interest rate hedge on Kessler Rehabilitation Corporation’s historical balance sheet at June 30, 2003 that was terminated at closing.

(g)	We reflected:

•	An addition of $175.0 million senior subordinated notes due 2013 at June 30, 2003 at an interest rate of 7.50%. This increases interest expense by $13.1 million and $6.6 million for the year ended December 31, 2002 and the six months ended June 30, 2003, respectively.

•	The use of these proceeds, in addition to $64.0 million of our cash was used to fund the cash purchase price for Kessler Rehabilitation Corporation of $228.3 million, acquisition costs of $5.1 million and financing and related fees of $5.6 million.

•	A decrease in interest income of $0.6 million and $0.3 million for the year ended December 31, 2002 and the six months ended June 30, 2003, respectively, that resulted from the use of $64.0 million in cash to fund the Kessler acquisition.

•	Amortization of estimated deferred financing costs of $5.6 million resulting in an increase of interest expense by $0.6 million and $0.3 million for the year ended December 31, 2002 and the six months ended June 30, 2003, respectively.

(h)	We recorded an additional $11.5 million liability for estimated acquisition and reorganization costs.

(i)	We recorded a $5.3 million step-up in asset basis for Kessler’s land.

(j)	We recorded $24.0 million relating to a noncompete that will be amortized over seven years and the related amortization expense of $3.4 million and $1.7 million for the year ended December 31, 2002 and for the six months ended June 30, 2003, respectively.

(k)	We recorded the estimated tax benefit relating to the exercise of stock options at the acquisition date of $4.2 million.

(l)	We eliminated Kessler Rehabilitation Corporation’s historical stockholders’ equity.

(m)	We recorded a tax benefit of $5.5 million and $2.9 million for the year ended December 31, 2002 and the six months ended June 30, 2003, respectively, to account for the tax effects of the pro forma adjustments at the tax rate of 38.4% and 38.8% which approximates state and federal statutory rates for the year ended December 31, 2002 and for the six months ended June 30, 2003, respectively.

Selected consolidated financial and other data

You should read the following selected historical financial data in conjunction with our consolidated financial statements and the accompanying notes. You should also read “Management’s discussion and analysis of financial condition and results of operations.” All of these materials are contained in this offering memorandum. The data as of December 31, 1998, 1999, 2000, 2001 and 2002 and for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 have been derived from consolidated financial statements audited by PricewaterhouseCoopers LLP, independent accountants. Consolidated balance sheets at December 31, 2001 and 2002 and the related statements of operations, stockholders’ equity and cash flows for the periods ended December 31, 2000, 2001 and 2002 and the related notes appear elsewhere in this offering memorandum. The data for the six months ended June 30, 2002 and 2003 have been derived from unaudited consolidated financial statements also contained in this offering memorandum and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited interim period.

						Six
						months ended
	Year ended December 31,					June 30,

(Dollars in thousands)	1998	1999	2000	2001	2002	2002	2003

Consolidated statement of operations data:
Net operating revenues	$149,043	$455,975	$805,897	$958,956	$1,126,559	$552,192	$638,525
Operating expenses(a)	145,450	413,731	714,227	846,938	999,280	487,950	556,134
Depreciation and amortization	4,942	16,741	30,401	32,290	25,836	12,206	14,706
Special charge(b)	10,157	5,223	-	-	-	-	-

Income (loss) from operations	(11,506)	20,280	61,269	79,728	101,443	52,036	67,685
Loss on early retirement of debt(c)	-	5,814	6,247	14,223	-	-	-
Interest expense, net	4,976	21,099	35,187	29,209	26,614	13,386	11,706

Income (loss) before minority interests and income taxes	(16,482)	(6,633)	19,835	36,296	74,829	38,650	55,979
Minority interests(d)	1,744	3,662	4,144	3,491	2,022	1,173	1,537

Income (loss) before income taxes	(18,226)	(10,295)	15,691	32,805	72,807	37,477	54,442
Income tax provision (benefit)	(182)	2,811	9,979	3,124	28,576	14,700	21,357

Net income (loss)	(18,044)	(13,106)	5,712	29,681	44,231	22,777	33,085
Less: Preferred dividends	2,540	5,175	8,780	2,513	-	-	-

Net income (loss) available to common stockholders	$(20,584)	$(18,281)	$(3,068)	$27,168	$44,231	$22,777	$33,085

								Six
								months ended
	Year ended December 31,							June 30,

(Dollars in thousands)	1998	1999	2000	2001		2002		2002		2003

Net income (loss) per common share:
Basic:
Net income (loss) per common share	$(1.64)	$(0.74)	$(0.12)	$0.68		$0.95		$0.49		$0.70
Diluted:
Net income (loss) per common share	$(1.64)	$(0.74)	$(0.12)	$0.62		$0.90		$0.46		$0.66
Weighted average common shares outstanding (in thousands)(e)
Basic	12,517	24,557	25,457	39,957		46,464		46,262		47,339
Diluted	12,517	24,557	25,457	45,464		49,128		49,054		50,002
Other financial data:
EBITDA(f)	$(8,308)	$27,545	$81,279	$94,304		$125,257		$63,069		$80,854
EBITDA as a % of net revenue	(5.6)%	6.0%	10.1%	9.8%		11.1%		11.4%		12.7%
Capital expenditures	$6,423	$10,896	$22,430	$24,011		$43,183		$17,948		$15,206
Ratio of earnings to fixed charges(g)	n/a	n/a	n/a	1.6	x	2.3	x	2.4	x	3.1	x
Cash flow data:
Cash flow provided by (used in) operating activities	$(24,702)	$(25,157)	$22,513	$95,770		$120,812		$50,475		$91,272
Cash flow provided by (used in) investing activities	(209,481)	(181,262)	14,197	(61,947)		(54,048)		(21,787)		(17,021)
Cash flow provided by (used in) financing activities	242,298	197,480	(37,616)	(26,164)		(21,423)		(10,629)		(39,311)
Balance sheet data (at end of period):
Cash and cash equivalents	$13,001	$4,067	$3,151	$10,703		$56,062		$28,834		$91,351
Working capital	39,807	132,598	105,567	126,749		130,621		133,019		146,070
Total assets	336,949	620,718	586,800	650,845		739,059		693,433		737,860
Total debt	156,080	340,821	302,788	288,423		260,217		272,875		223,943
Preferred stock	55,843	120,804	129,573	-		-		-		-
Total stockholders’ equity	60,494	49,437	48,498	234,284		286,418		265,028		326,539

(a)	Operating expenses include cost of services, general and administrative expenses, and bad debt expenses.

(b)	Reflects asset impairments of $6.3 million and litigation settlement costs of $3.8 million in 1998 and asset impairments of $5.2 million in 1999.

(c)	Reflects the write-off of deferred financing costs that resulted from the refinancing of our senior credit facilities in November 1999 and September 2000. Also reflects the write-off of deferred financing costs and discounts resulting from the repayment of indebtedness with the proceeds from our initial public offering in April 2001 and the 9 1/2% senior subordinated notes offering in June 2001.

(d)	Reflects interests held by other parties in subsidiaries, limited liability companies and limited partnerships owned and controlled by us.

(e)	For information concerning calculation of weighted average shares outstanding, see note 14 to Select Medical Corporation’s consolidated financial statements.

(f)	We define EBITDA as net income before interest, income taxes, depreciation and amortization. We believe that the presentation of EBITDA is important to investors because EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

The following table reconciles EBITDA to net income (loss):

						Six
						months ended
	Year ended December 31,					June 30,

(Dollars in thousands)	1998	1999	2000	2001	2002	2002	2003

EBITDA	$(8,308)	$27,545	$81,279	$94,304	$125,257	$63,069	$80,854
Less:
Depreciation and amortization	4,942	16,741	30,401	32,290	25,836	12,206	14,706
Interest income	(406)	(362)	(939)	(507)	(596)	(207)	(342)
Interest expense	5,382	21,461	36,126	29,716	27,210	13,593	12,048
Income tax (benefit) expense	(182)	2,811	9,979	3,124	28,576	14,700	21,357

Net income (loss)	$(18,044)	$(13,106)	$5,712	$29,681	$44,231	$22,777	$33,085

Historically, we have defined EBITDA as net income before interest, income taxes, depreciation and amortization, loss on early retirement of debt, equity in (income) loss from joint ventures and minority interests. We now refer to the latter measurement with respect to our segment reporting as Adjusted EBITDA.

(g)	For purposes of computing the ratio of fixed charges, earnings consist of income from continuing operations before income taxes, fixed charges, minority interest in income of subsidiaries and income (loss) from unconsolidated joint ventures. Fixed charges include preferred dividend requirement of subsidiaries, deemed dividends on preferred stock conversion, interest expense and the portion of operating rents that is deemed representative of an interest factor. In 1998, 1999 and 2000, the ratio coverage was less than 1:1. We would have had to generate additional earnings of approximately $19.0 million, $10.7 million and $4.3 million in 1998, 1999 and 2000, respectively, to achieve a coverage ratio of 1:1.

In April 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 145 “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” As a result of rescinding SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” the requirement that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect is eliminated. The Company reported extraordinary items in 2000 and 2001 as a result of debt extinguishments. The provisions of SFAS 145 that affect the Company are effective for fiscal periods beginning after May 15, 2002, although early adoption of SFAS 145 is permitted. In accordance with the provisions of SFAS No. 145, the Company adopted this pronouncement in the first quarter of 2003. As a result of the adoption of SFAS No. 145 the Company reclassified its extraordinary items recorded in 2000 and 2001 to the other income and expense category of its consolidated statement of operations.

Management’s discussion and analysis

of financial condition and results of operations

You should read this discussion together with our consolidated financial statements and the accompanying notes and “Selected consolidated financial and other data” included elsewhere in this prospectus.

Overview

We are a leading operator of specialty hospitals for long term stay patients in the United States. We are also a leading operator of outpatient rehabilitation clinics in the United States and Canada. As of June 30, 2003, we operated 75 long term acute care hospitals in 24 states and 737 outpatient rehabilitation clinics in 32 states, the District of Columbia and seven Canadian provinces. We began operations in 1997 under the leadership of our current management team.

We operate through two business segments, our specialty hospital segment and our outpatient rehabilitation segment. For the six months ended June 30, 2003, we had net operating revenues of $638.5 million. Of this total, we earned approximately 60% of our net operating revenues from our specialty hospitals and approximately 40% from our outpatient rehabilitation business.

Our specialty hospital segment consists of hospitals designed to serve the needs of long term stay acute patients. These patients typically suffer from serious and often complex medical conditions that require a high degree of care. Our outpatient rehabilitation business consists of clinics and contract services that provide physical, occupational and speech rehabilitation services. Our patients are typically diagnosed with musculoskeletal impairments that restrict their ability to perform normal activities of daily living.

Development of new long term acute care hospitals and clinics

Our goal is to open approximately eight to ten new long term acute care hospitals each year, utilizing primarily our “hospital within a hospital” model. We also may open new long term acute care hospitals in freestanding buildings. We internally developed ten hospitals in both 2000 and 2001 and eight hospitals in 2002. Of the eight hospitals we opened in 2002, six utilized our “hospital within a hospital” model and two were freestanding facilities. Each internally developed hospital has typically required approximately $3.5 million over the initial year of operations to fund leasehold improvements, equipment, start-up losses and working capital. We also intend to open new clinics in our current markets where we can benefit from existing referral relationships and brand awareness to produce incremental growth. From time to time, we also intend to evaluate acquisition opportunities that may enhance the scale of our business and expand our geographic reach.

Critical accounting matters

Sources of revenue

Our net operating revenues are derived from a number of sources, including commercial, managed care, private and governmental payors. Our net operating revenues include amounts estimated by management to be reimbursable from each of the applicable payors and the federal Medicare program. Amounts we receive for treatment of patients are generally less than the standard billing rates. We account for the differences between the estimated reimbursement rates and the standard billing rates as contractual adjustments, which we deduct from gross revenues to arrive at net operating revenues.

Approximately 68% and 62% of our specialty hospital revenues for the six months ended June 30, 2003 and 2002, respectively, were received from services provided to Medicare patients. Of this amount, approximately 45% and 98% were paid by Medicare under a cost-based reimbursement methodology for the six months ended June 30, 2003 and 2002, respectively. These payments are subject to final cost report settlements based on administrative review and audit by third parties. An annual cost report is filed for each provider to report the cost of providing services and to settle the difference between the interim payments we receive and final costs. We record adjustments to the original estimates in the periods that such adjustments become known. Historically these adjustments have not been significant. Because our routine payments from Medicare are different than the final reimbursement due to us under the cost based reimbursement system, we record a receivable or payable for the difference. As of June 30, 2003 and December 31, 2002 we had a net amount due to Medicare of $12.7 million and $7.3 million, related to our cost-based hospitals. We recorded this amount as due to third party payors on our balance sheet. Substantially all of our Medicare cost reports are settled through 1999.

Net operating revenues generated directly from the Medicare program from all segments represented approximately 45% and 40% of net operating revenues for the six months ended June 30, 2003 and 2002, respectively. The increase in the percentage of our revenues generated from the Medicare program is due to the growth in the number of specialty hospitals and their higher respective share of Medicare revenues generated in this segment of our business compared to our outpatient rehabilitation segment.

On August 30, 2002, the Centers for Medicare & Medicaid Services (“CMS”) published final regulations establishing a prospective payment system for Medicare payment of long-term acute care hospitals (“LTCH-PPS”), which replaces the reasonable cost-based payment system previously in effect. Under LTCH-PPS, each discharged patient will be assigned to a distinct long-term care diagnosis-related group (“LTC-DRG”), and a long-term acute care hospital will generally be paid a pre-determined fixed amount applicable to the assigned LTC-DRG (adjusted for area wage differences). As required by Congress, LTC-DRG payment rates have been set to maintain budget neutrality with total expenditures that would have been made under the reasonable cost-based payment system.

LTCH-PPS is being phased in over a five-year transition period, during which a long-term care hospital’s payment for each Medicare patient will be a blended amount consisting of set percentages of the LTC-DRG payment rate and the hospital’s reasonable cost-based reimbursement. The LTC-DRG payment rate is 20% for a hospital’s cost reporting period beginning on or after October 1, 2002, and will increase by 20% for each cost reporting period thereafter until the hospital’s cost reporting period beginning on or after October 1, 2006, when the hospital will be paid solely on the basis of LTC-DRG payment rates. A long-term acute care hospital may elect to be paid solely on the basis of LTC-DRG payment rates (and not be subject to the transition period) at the start of any of its cost reporting periods during the transition period.

During the quarter ended June 30, 2003, an additional fourteen of our hospitals implemented LTCH-PPS pursuant to the new regulations, and one hospital that previously had implemented LTCH-PPS was closed. This brings the total number of our hospitals which have implemented LTCH-PPS to forty-nine at June 30, 2003. For forty-eight of these hospitals, we have elected to be paid solely on the basis of LTC-DRG payments. The balance of our long term acute care hospitals are expected to implement LTCH-PPS in the next quarter.

The LTCH-PPS regulations also refined the criteria that must be met in order for a hospital to be classified as a long-term acute care hospital. For cost reporting periods beginning on or after October 1, 2002, a long-term acute care hospital must have an average inpatient length of stay for Medicare patients (including both Medicare covered and non-covered days) of greater than 25 days. Previously, average lengths of stay were measured with respect to all patients.

While the implementation of LTCH-PPS is intended to be revenue neutral to the industry, our hospitals are experiencing enhanced financial performance due to our low cost operating model and the high acuity of our patient population. However, there are risks associated with transitioning to the new payment system. The conversion to the new payment system was accretive to our earnings in the six months ended June 30, 2003.

Other revenue primarily represents amounts the Medicare program reimburses us for a portion of our corporate expenses that are related to our specialty hospital operations. Under the LTCH-PPS, we will no longer get specifically reimbursed for the portion of our corporate costs related to the provision of Medicare services in our specialty hospitals. Instead, we will receive from Medicare a pre-determined fixed amount assigned to the applicable LTC-DRG, which is intended to reflect the average cost of treating such a patient, including corporate costs. As a result of this change in our revenue stream, we began allocating corporate departmental costs that are directly related to our specialty hospital operations to our specialty hospital segment in 2003 to better match the cost with the revenues for this segment. We do not believe that this allocation of costs will have any adverse impact on the profitability or margins of this segment, due to the expected increase in net revenue this segment will experience under LTCH-PPS.

Insurance

Under a number of our insurance programs, which includes our employee health insurance program and certain components under our property and casualty insurance program, we are liable for a portion of our losses. In these cases we accrue for our losses under an occurrence based principal whereby we estimate the losses that will be incurred by us in a respective accounting period and accrue that estimated liability. Where we have substantial exposure, we utilize actuaries to assist us in estimating the losses. In cases where we have minimal exposure, we will estimate our losses by analyzing historical trends. We monitor these programs quarterly and make revision to our estimates as necessary to appropriately reflect our liability under these programs.

Bad debts

We estimate our bad debts based upon the age of our accounts receivable and our historical collection percentages. These estimates are sensitive to changes in the economy that affect our customers.

Related Party

We are party to various rental and other agreements with companies affiliated through common ownership. Our payments to these related parties amounted to $0.8 million and $0.7 million for the six months ended June 30, 2003 and 2002, respectively. Our future commitments are related to commercial office space we lease for our corporate headquarters in Mechanicsburg, Pennsylvania. These future commitments amount to $16.0 million through 2015. These transactions and commitments are described more fully in Note 16 to Select Medical Corporation’s consolidated financial statements.

Recent developments

Kessler Acquisition

On September 2, 2003, we completed the acquisition of all of the outstanding stock of Kessler Rehabilitation Corporation from Henry H. Kessler Foundation, Inc. for $228.3 million in cash, and $1.7 million of assumed indebtedness. Kessler is a leading provider of comprehensive physical medicine and rehabilitation services. The transaction included the acquisition of the Kessler Institute for Rehabilitation, which was recognized in 2002 as one of America’s top five rehabilitation hospitals in an annual National Opinion Research Center survey published by U.S. News and World Report. Kessler is New Jersey’s largest rehabilitation hospital network.

Historical results of operations— Select Medical

The following table outlines, for the periods indicated, selected operating data as a percentage of net operating revenues:

				Six months
	Year ended December 31,			ended June 30,

	2000	2001	2002	2002	2003

Net operating revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of services(a)	81.5	81.0	81.9	81.6	80.0
General and administrative	3.5	3.7	3.5	3.4	3.3
Bad debt expense	3.6	3.6	3.3	3.4	3.8
Depreciation and amortization	3.8	3.4	2.3	2.2	2.3

Income from operations	7.6	8.3	9.0	9.4	10.6
Loss on early retirement of debt	0.8	1.5	-	-	-
Interest expense, net	4.4	3.0	2.4	2.4	1.8

Income before minority interests, income taxes and extraordinary item	2.4	3.8	6.6	7.0	8.8
Minority interests	0.5	0.4	0.2	0.2	0.3

Income before income taxes and extraordinary item	1.9	3.4	6.4	6.8	8.5
Income tax	1.2	0.3	2.5	2.7	3.3

Net income	0.7	3.1	3.9	4.1	5.2

The following table summarizes selected financial data by business segment, for the periods indicated.

	Year ended December 31,			Six months ended June 30,

(Dollars in thousands)	2000	2001	2002	2002	2003	% Change

Net operating revenues:
Specialty hospitals	$378,910	$503,021	$625,238	$300,901	$375,191	24.7%
Outpatient rehabilitation	416,775	440,791	485,101	244,333	257,622	5.4
Other	10,212	15,144	16,220	6,958	5,712	(17.9)

Total company	$805,897	$958,956	$1,126,559	$552,192	$638,525	15.6%

Adjusted EBITDA:(b)
Specialty hospitals	$44,550	$57,556	$70,891	$32,948	$56,194	70.6%
Outpatient rehabilitation	65,420	76,127	81,136	44,123	42,894	(2.8)
Other	(18,300)	(21,665)	(24,748)	(12,829)	(16,697)	(30.2)

Total company	$91,670	$112,018	$127,279	$64,242	$82,391	28.3%

Income (loss) from operations:
Specialty hospitals	$35,421	$46,472	$57,975	$26,753	$49,021	83.2%
Outpatient rehabilitation	50,422	60,790	70,342	39,010	36,880	(5.5)
Other	(24,574)	(27,534)	(26,874)	(13,727)	(18,216)	(32.7)

Total company	$61,269	$79,728	$101,443	$52,036	$67,685	30.1%

Adjusted EBITDA margins:(b)
Specialty hospitals	11.8%	11.4%	11.3%	10.9%	15.0%	37.6%
Outpatient rehabilitation	15.7	17.3	16.7	18.1	16.6	(8.3)
Other	NM	NM	NM	NM	NM	NM

Total company	11.4%	11.7%	11.3%	11.6%	12.9%	11.2%

Total assets:
Specialty hospitals	$246,495	$303,910	$332,737	$315,115	$293,106
Outpatient rehabilitation	329,874	318,224	326,763	330,800	333,686
Other	10,431	28,711	79,559	47,518	111,068

Total company	$586,800	$650,845	$739,059	$693,433	$737,860

Capital expenditures:
Specialty hospitals	$13,677	$13,452	$28,791	$12,440	$7,416
Outpatient rehabilitation	6,399	8,800	12,637	4,927	4,530
Other	2,354	1,759	1,755	581	3,260

Total company	$22,430	$24,011	$43,183	$17,948	$15,206

The following tables reconcile net income to EBITDA for the Company.

				Six months
	Year ended December 31,			ended June 30,

	2000	2001	2002	2002	2003

Net income	$5,712	$29,681	$44,231	$22,777	$33,085
Income tax expense	9,979	3,124	28,576	14,700	21,357
Interest expense, net	35,187	29,209	26,614	13,386	11,706
Depreciation and amortization	30,401	32,290	25,836	12,206	14,706

EBITDA(b)	$81,279	$94,304	$125,257	$63,069	$80,854

Net revenue	$805,897	$958,956	$1,126,559	$552,192	$638,525
EBITDA margin(b)	10.1%	9.8%	11.1%	11.4%	12.7%

The following tables reconciles same hospitals information:

	Six months
	ended June 30,

(Dollars in thousands) (unaudited)	2002	2003

Specialty hospitals net revenue	$300,901	$375,191
Less: Specialty hospitals opened after 1/1/02	5	22,814
Closed specialty hospital	2,460	1,473

Same store specialty hospitals net revenue	$298,436	$350,904

Specialty hospitals Adjusted EBITDA	$32,948	$56,194
Less: Specialty hospitals opened after 1/1/02	(1,585)	(1,176)
Closed specialty hospital	307	(39)

Specialty hospitals same store Adjusted EBITDA	$34,226	$57,409

Specialty hospitals same store Adjusted EBITDA margin	11.5%	16.4%

	For the Year ended
	December 31,

(Dollars in thousands)	2001	2002

Specialty hospitals net revenue	$503,021	$625,238
Less: Specialty hospitals opened after 1/1/01	11,380	76,080

Same store specialty hospitals net revenue	$491,641	$549,158

Specialty hospitals Adjusted EBITDA	$57,556	$70,891
Less: Specialty hospitals opened after 1/1/01 losses	(5,181)	(2,823)

Specialty hospitals same store Adjusted EBITDA	$62,737	$73,714

Specialty hospitals same store Adjusted EBITDA margin	12.8%	13.4%

	For the Year Ended
	December 31,

(Dollars in thousands)	2000	2001

Specialty hospitals net revenue	$378,910	$503,021
Less: Specialty hospitals opened after 1/1/00	20,892	72,654

Same store specialty hospitals net revenue	$358,018	$430,367

Specialty hospitals Adjusted EBITDA	$44,550	$57,556
Less: Specialty hospitals opened after 1/1/00 losses	(1,764)	(638)

Specialty hospitals same store Adjusted EBITDA	$46,314	$58,194

Specialty hospitals same store Adjusted EBITDA margin	12.9%	13.5%

NM—Not Meaningful.

(a) Cost of services include salaries, wages and benefits, operating supplies, lease and rent expense and other operating costs.

(b)	We define Adjusted EBITDA as net income before interest, income taxes, depreciation and amortization, loss on early retirement of debt and minority interest. Loss on early retirement of debt and minority interest are then deducted from Adjusted EBITDA to derive EBITDA. We believe that the presentation of EBITDA is important to investors because EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA as presented on a segment basis is used by management to evaluate financial performance and determine resource allocation for each of our operating segments. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles. Items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance. EBITDA and Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA and Adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are thus susceptible to varying calculations, EBITDA and Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies. See footnote 13 to our audited financial statements and footnote 5 to our unaudited consolidated interim financial statements for a reconciliation of net income to Adjusted EBITDA as utilized by us in reporting our segment performance in accordance with SFAS No. 131.

Six Months Ended June 30, 2003 Compared to Six Months Ended June 30, 2002

Net Operating Revenues

Our net operating revenues increased by 15.6% to $638.5 million for the six months ended June 30, 2003 compared to $552.2 million for the six months ended June 30, 2002. The reasons for the increase in net operating revenues are discussed below.

Specialty Hospitals. Our specialty hospital net operating revenues increased 24.7% to $375.2 million for the six months ended June 30, 2003 compared to $300.9 million for the six months ended June 30, 2002. Net operating revenues for the 63 specialty hospitals opened before January 1, 2002 and operated throughout both periods increased 17.6% to $350.9 million for the six months ended June 30, 2003 from $298.4 million for the six months ended June 30, 2002. This resulted from a higher volume of patient days and a higher net revenue per patient day. The remaining increase of $21.8 million resulted from the internal development of new specialty hospitals that commenced operations in 2002 and 2003.

Outpatient Rehabilitation. Our outpatient rehabilitation net operating revenues increased 5.4% to $257.6 million for the six months ended June 30, 2003 compared to $244.3 million for the six months ended June 30, 2002. The number of patient visits in our U.S. based outpatient rehabilitation clinics increased 2.1% for the six months ended June 30, 2003 to 2,000,600 visits compared to 1,959,466 visits for the six months ended June 30, 2002. Net revenue per visit in these clinics increased to $88 for the six months ended June 30, 2003 compared to $86 for the six months ended June 30, 2002. The increase in net operating revenues was principally related to the consolidation of a group of clinics that we previously managed and clinics that we acquired during 2002 and 2003. Excluding the effects of the previously managed clinics and the recently acquired clinics, net operating revenues for the six months ended June 30, 2003 would have been $249.2 million, a 2.0% increase from the prior year, and the number of U.S. based visits would have been 1,844,951, a 5.8% decline from the prior year. This decline in visits is principally related to the harsh weather we experienced in several of our markets, which also constrained our revenue growth. We estimate that we lost approximately 40,000 U.S. based visits due to weather-related cancellations and temporary clinic closures during January and February of 2003. These lost weather related visits affected clinics we operated throughout both periods.

Other. Our other revenues declined to $5.7 million for the six months ended June 30, 2003 compared to $7.0 million for the six months ended June 30, 2002. We expect this revenue item to decline throughout the remainder of 2003 as our specialty acute care hospitals convert to LTCH— PPS. See “Critical Accounting Matters— -Sources of Revenue” for a further discussion of this change.

Operating expenses

Our operating expenses increased by 14.0% to $556.1 million for the six months ended June 30, 2003 compared to $488.0 million for the six months ended June 30, 2002. Our operating expenses include our cost of services, general and administrative expense and bad debt expense. The increase in operating expenses was principally related to the internal development of new specialty hospitals that commenced operations in 2002 and 2003, costs associated with increased patient volumes, consolidation of previously managed clinics and higher benefit costs experienced in our NovaCare outpatient operations. As a percentage of our net operating revenues, our operating expenses were 87.1% for the six months ended June 30, 2003 compared to 88.4% for the six months ended June 30, 2002. Cost of services as a percentage of operating revenues decreased to 80.0% for the six months ended June 30, 2003 from 81.6% for the six months ended June 30, 2002. These costs primarily reflect our labor expenses. This decrease resulted because we experienced a larger rate of growth in our specialty hospital revenues compared to the growth in our specialty hospital cost of services. Another component of cost of services is rent expense, which was $44.7 million for the six months ended June 30, 2003 compared to $42.0 million for the six months ended June 30,

2002. This increase is principally related to our new hospitals that opened during 2002 and 2003. During the same time period, general and administrative expense as a percentage of net operating revenues decreased to 3.3% for the six months ended June 30, 2003 from 3.4% for the six months ended June 30, 2002. Our bad debt expense as a percentage of net operating revenues was 3.8% for the six months ended June 30, 2003 compared to 3.4% for the six months ended June 30, 2002. This increase in bad debt expense resulted from the migration of some of our accounts receivable to older aging categories where we significantly reduce our estimates of net realizable value.

EBITDA and Adjusted EBITDA

Our total EBITDA increased 28.2% to $80.9 million for the six months ended June 30, 2003 compared to $63.1 million for the six months ended June 30, 2002. Our EBITDA margins increased to 12.7% for the six months ended June 30, 2003 compared to 11.4% for the six months ended June 30, 2002. Our EBITDA margins are adversely affected by the losses incurred at our start-up hospitals. If we exclude the dilutive effect caused by the hospitals opened in 2002 and 2003, and our pre-opening hospitals, our overall EBITDA margins would be 13.6% for the six months ended June 30, 2003 compared to 11.9% for the six months ended June 30, 2002. For cash flow information, see “—Capital Resources and Liquidity.”

Specialty hospitals. Adjusted EBITDA increased by 70.6% to $56.2 million for the six months ended June 30, 2003 compared to $32.9 million for the six months ended June 30, 2002. Our Adjusted EBITDA margins increased to 15.0% for the six months ended June 30, 2003 from 10.9% for the six months ended June 30, 2002. The hospitals opened before January 1, 2002 and operated throughout both periods had Adjusted EBITDA of $57.4 million, an increase of 67.7% over the Adjusted EBITDA of these hospitals in the same period last year. This increase in same hospital Adjusted EBITDA resulted from an increase in patient days and revenue per patient day. Our Adjusted EBITDA margin in these same store hospitals increased to 16.4% for the six months ended June 30, 2003 from 11.5% for the six months ended June 30, 2002.

Outpatient rehabilitation. Adjusted EBITDA declined by 2.8% to $42.9 million for the six months ended June 30, 2003 compared to $44.1 million for the six months ended June 30, 2002. Our Adjusted EBITDA margins decreased to 16.6% for the six months ended June 30, 2003 from 18.1% for the six months ended June 30, 2002. This Adjusted EBITDA decline was primarily the result of three factors. First, the adverse effect of patient visit cancellations and temporary clinic closure due to the harsh weather in several of our markets during January and February 2003. Second, our benefit costs in our NovaCare outpatient operations continued to run at levels higher than those experienced prior to April 2002. Third, beginning January 1, 2003, we purchased and began consolidating a group of clinics that we previously managed, which had the effect of compressing our margins.

Other. The Adjusted EBITDA loss was $16.7 million for the six months ended June 30, 2003 compared to a loss of $12.8 million for the six months ended June 30, 2002. This is the result of the decline in other net operating revenue described above.

Income from operations

Income from operations increased 30.1% to $67.7 million for the six months ended June 30, 2003 compared to $52.0 million for the six months ended June 30, 2002. The increase in income from operations resulted from the Adjusted EBITDA increases described above, and was offset by an increase in depreciation and amortization expense of $2.5 million. The increase in depreciation and amortization expense resulted primarily from increases in depreciation on fixed asset additions that are principally related to new hospital and clinical development.

Interest expense

Interest expense decreased by $1.6 million to $12.0 million for the six months ended June 30, 2003 from $13.6 million for the six months ended June 30, 2002. The decline in interest expense is due to the lower debt levels outstanding in 2003 compared to 2002, and a lower effective interest rate in 2003. The lower debt levels resulted from scheduled term amortization payments and principal pre-payments that we have made under our credit facility. All repayments have been made with cash flows generated through operations.

Minority interests

Minority interests in consolidated earnings increased to $1.5 million for the six months ended June 30, 2003 compared to $1.2 million for the six months ended June 30, 2002. This increase resulted from the improved profitability of our specialty hospitals with minority interests.

Income taxes

We recorded income tax expense of $21.4 million for the six months ended June 30, 2003. The expense represented an effective tax rate of 39.2% and approximates the federal and state statutory tax rates. We recorded income tax expense of $14.7 million for the six months ended June 30, 2002. This expense represented an effective tax rate of 39.2%.

Year ended December 31, 2002 compared to year ended December 31, 2001

Net operating revenues

Our net operating revenues increased by 17.5% to $1,126.6 million for the year ended December 31, 2002 compared to $959.0 million for the year ended December 31, 2001.

Specialty hospitals. Our specialty hospital net operating revenues increased 24.3% to $625.2 million for the year ended December 31, 2002 compared to $503.0 million for the year ended December 31, 2001. Net operating revenues for the specialty hospitals opened before January 1, 2001 and operated throughout both periods increased 11.7% to $549.2 million for the year ended December 31, 2002 from $491.6 million for the year ended December 31, 2001. This resulted from a higher occupancy rate and higher net revenue per patient day. The remaining increase of $64.6 million resulted from the internal development of new specialty hospitals that commenced operations in 2001 and 2002.

Outpatient rehabilitation. Our outpatient rehabilitation net operating revenues increased 10.1% to $485.1 million for the year ended December 31, 2002 compared to $440.8 million for the year ended December 31, 2001. The increase was related to an increase in the number of visits and the net revenue per visit experienced at our outpatient rehabilitation locations and the additional revenues associated with acquisitions that occurred in 2001 and 2002. These acquisitions accounted for $28.6 million of the increase.

Other. Our other revenues increased to $16.2 million for the year ended December 31, 2002 compared to $15.1 million for the year ended December 31, 2001. The increase in other revenue reflects higher corporate general and administrative costs in 2002, which resulted in higher Medicare reimbursements for those costs.

Operating expenses

Our operating expenses increased by 18.0% to $999.3 million for the year ended December 31, 2002 compared to $846.9 million for the year ended December 31, 2001. Our operating expenses include our cost of services, general and administrative expense and bad debt expense. The largest contributor to the increase in operating expenses was the internally developed specialty hospitals that commenced operations in 2001 and 2002. Costs also increased as a result of the addition of acquired businesses and increased volumes at our hospitals opened before January 1, 2001. As a percent of our net operating revenues, our operating expenses increased to 88.7% for the year ended December 31, 2002 from 88.3% for the year ended December 31, 2001. Cost of services as a percentage of operating revenues increased to 81.9% for the year ended December 31, 2002 compared to 81.0% for the year ended December 31, 2001. These costs primarily reflect our labor expenses. This increase reflects the higher costs of services as a percentage of revenue in our newly developed specialty hospitals and an increase in relative salary and benefit costs experienced in our NovaCare outpatient operations. These higher relative costs were the result of an increase in staffing levels to accommodate an anticipated increase in visit volume that did not occur and an increase in our health care costs for this division. During the same time period, general and administrative expense as a percentage of net operating revenues declined to 3.5% for the year ended December 31, 2002 compared to 3.7% for the year ended December 31, 2001. The 2002 costs were lower because our 2001 costs contained expenses not contained in 2002 related to litigation associated with disputes that we assumed through our NovaCare acquisition and the costs associated with a secondary offering that was terminated in November 2001. Our bad debt expense as a percentage of net operating revenues was 3.3% for the year ended December 31, 2002 compared to 3.6% for the year ended December 31, 2001. This decline in our relative bad debt percentage resulted from improvement in the composition and age of our accounts receivable.

EBITDA and Adjusted EBITDA

Our total EBITDA increased 32.8% to $125.3 million for the year ended December 31, 2002 compared to $94.3 million for the year ended December 31, 2001. Our EBITDA margins increased to 11.1% for the year ended December 31, 2002 compared to 9.8% for the year ended December 31, 2001. In 2001 we incurred a loss on the early extinguishment of debt of $14.2 million which had the effect of lowering our EBITDA margins for 2001 when compared to 2002. For cash flow information, see “—Capital resources and liquidity.”

Specialty hospitals. Our specialty hospital Adjusted EBITDA increased by 23.2% to $70.9 million for the year ended December 31, 2002 compared to $57.6 million for the year ended December 31, 2001. Our Adjusted EBITDA margins were 11.3% for the year ended December 31, 2002 compared to 11.4% for the year ended December 31, 2001. The decline in margins is caused by the start-up losses and lower margins incurred in our hospitals that were opened or developed in 2001 and 2002. The hospitals opened before January 1, 2001 and operated throughout both periods had Adjusted EBITDA of $73.7 million, an increase of 17.5% over the Adjusted EBITDA for these hospitals in the same period in 2001 of $62.7 million. This increase in same hospital Adjusted EBITDA resulted from an increase in non-Medicare revenue per patient day, offset by cost increases. Our Adjusted EBITDA margin in these same store hospitals increased to 13.4% in 2002 from 12.8% in 2001.

Outpatient rehabilitation. Our outpatient rehabilitation Adjusted EBITDA increased by 6.6% to $81.1 million for the year ended December 31, 2002 compared to $76.1 million for the year ended December 31, 2001. Approximately $3.9 million of this increase related to incremental Adjusted EBITDA provided by the acquisitions that occurred in 2001 and 2002. Our Adjusted EBITDA margins declined to 16.7% for the year ended December 31, 2002 from 17.3% for the year ended December 31, 2001. The reduction in Adjusted EBITDA margins was related to higher relative salary and benefit costs experienced in our NovaCare outpatient operations. These higher relative costs were the result of an increase in staffing levels to accommodate an anticipated increase in visit volume that did not occur and an increase in our health care costs for this division.

Other. The Adjusted EBITDA loss increased to $24.7 million for the year ended December 31, 2002 compared to a loss of $21.7 million for the year ended December 31, 2001. This increase resulted from the higher general and administrative costs needed to support the growth of the organization, principally our new hospital development. Under the LTCH-PPS, we will no longer be specifically reimbursed for the portion of our corporate costs related to the provision of Medicare services in our specialty hospitals. Instead, we will receive from Medicare a pre-determined fixed amount assigned to the applicable LTC-DRG, which is intended to reflect the average cost of treating such a patient, including corporate costs. As a result of this change in our revenue stream, we will begin allocating corporate departmental costs that are directly related to our specialty hospital operations to our specialty hospital segment in 2003 to better match the cost with the revenues for this segment. We do not believe that this allocation of costs will have any adverse impact on the profitability or margins of this segment, due to the increase in net revenue this segment will experience under LTCH-PPS.

Income from operations

Income from operations increased 27.2% to $101.4 million for the year ended December 31, 2002 compared to $79.7 million for the year ended December 31, 2001. The increase in income from operations resulted from the Adjusted EBITDA increases described above, a reduction in amortization expense of $8.8 million resulting from the adoption of SFAS 142, partially offset by an increase in depreciation expense. Depreciation expense increased by 11.0% to $23.3 million for the year ended December 31, 2002 from $21.0 million for the year ended December 31, 2001. The increase resulted primarily from increases in depreciation on fixed asset additions that are principally related to new hospital development.

Interest expense

Interest expense decreased by $2.5 million to $27.2 million for the year ended December 31, 2002 from $29.7 million for the year ended December 31, 2001. The decline in interest expense is due to the lower debt levels outstanding in 2002 compared to 2001 and a lower effective interest rate in 2002.

Minority interests

Minority interests in consolidated earnings decreased to $2.0 million for the year ended December 31, 2002 compared to $3.5 million for the year ended December 31, 2001. This decrease resulted from a smaller percentage of ownership held by minority interests. See “—Capital resources and liquidity” for a discussion of our repurchase of minority interests.

Income taxes

We recorded income tax expense of $28.6 million for the year ended December 31, 2002. The expense represented an effective tax rate of 39.3% and approximates the federal and state statutory tax rates. We recorded income tax expense of $3.1 million for the year ended December 31, 2001. This expense represented an effective tax rate of 9.5%. Our lower effective tax rate in 2001 resulted from the reversal of our tax valuation allowance and the usage of prior net operating losses.

Year ended December 31, 2001 compared to year ended December 31, 2000

Net operating revenues

Our net operating revenues increased by 19.0% to $959.0 million for the year ended December 31, 2001 compared to $805.9 million for the year ended December 31, 2000.

Specialty hospitals. Our specialty hospital net operating revenues increased 32.8% to $503.0 million for the year ended December 31, 2001 compared to $378.9 million for the year ended December 31, 2000. Net operating revenues for the specialty hospitals opened before January 1, 2000 and operated throughout both periods increased 20.2% to $430.4 million for the year ended December 31, 2001 from $358.0 million for the year ended December 31, 2000. This resulted from an improved occupancy rate and a higher non-Medicare payor mix. The remaining increase of $51.7 million resulted from the internal development of new specialty hospitals that commenced operations in 2000 and 2001.

Outpatient rehabilitation. Our outpatient rehabilitation net operating revenues increased 5.8% to $440.8 million for the year ended December 31, 2001 compared to $416.8 million the year ended December 31, 2000. The increase was related to an increase in the number of visits and the net revenue per visit experienced at our outpatient rehabilitation locations.

Other. Our other revenues increased to $15.1 million for the year ended December 31, 2001 compared to $10.2 million for the year ended December 31, 2000. The increase in other revenue reflects higher corporate general and administrative costs in 2001, which resulted in higher Medicare reimbursements for those costs.

Operating expenses

Our operating expenses increased by 18.6% to $846.9 million for the year ended December 31, 2001 compared to $714.2 million for the year ended December 31, 2000. The increase in operating expenses was principally related to the internal development of new specialty hospitals that commenced operations in 2000 and 2001. As a percent of our net operating revenues, our operating expenses declined to 88.3% for the year ended December 31, 2001 from 88.6% for the year ended December 31, 2000. Our operating expenses include our cost of services, general and administrative expense and bad debt expense. Cost of services as a percent of operating revenues declined to 81.0% for the year ended December 31, 2001 from 81.5% for the year ended December 31, 2000. These costs primarily reflect our labor expenses. The relative reduction in cost of services as a percentage of net operating revenue resulted from a reduction in non-labor costs experienced in both of our operating segments. General and administrative expense as a percentage of net operating revenues increased to 3.7% for the year ended December 31, 2001 compared to 3.5% for the year ended December 31, 2000. This increase is principally due to litigation costs associated with disputes that we assumed through our NovaCare acquisition and the costs associated with a secondary stock offering that was terminated in November 2001. Our bad debt expense as a percentage of net operating revenues remained stable at 3.6% for both periods.

EBITDA and Adjusted EBITDA

Our total EBITDA increased 16.0% to $94.3 million for the year ended December 31, 2001 compared to $81.3 million for the year ended December 31, 2000. Our EBITDA margins decreased to 9.8% for the year ended December 31, 2001 compared to 10.1% for the year ended December 31, 2000. The decline in our EBITDA margin was the result of a larger relative loss (as a percentage of net revenue) on the early retirement of debt that occurred in both years. For cash flow information, see “—Capital resources and liquidity.”

Specialty hospitals. Adjusted EBITDA increased by 29.2% to $57.6 million for the year ended December 31, 2001 compared to $44.6 million for the year ended December 31, 2000. The hospitals opened before January 1, 2000 and operated throughout both periods accounted for $11.9 million of the increase. This increase in the same hospital Adjusted EBITDA resulted from an increase in non-Medicare patient days and its associated revenue per patient day. The balance of the increase of $1.1 million resulted from our newly developed hospitals. Our Adjusted EBITDA margins declined slightly to 11.4% for the year ended December 31, 2001 from 11.8% for the year ended December 31, 2000. The decline resulted from the effects of aggregate Adjusted EBITDA losses generated by our newly opened hospitals. Our same hospital Adjusted EBITDA margin increased to 13.5% for 2001 from 12.9% in 2000.

Outpatient rehabilitation. Adjusted EBITDA increased by 16.4% to $76.1 million for the year ended December 31, 2001 compared to $65.4 million for the year ended December 31, 2000. Our Adjusted EBITDA margins increased to 17.3% for the year ended December 31, 2001 from 15.7% for the year ended December 31, 2000. This increase in Adjusted EBITDA margins was the result of lower costs of services, as discussed above under “Operating expenses,” and a reduction in our relative bad debt percentage.

Other. The Adjusted EBITDA loss increased to $21.7 million for the year ended December 31, 2001 compared to a loss of $18.3 million for the year ended December 31, 2000. This increase resulted from the increase in general and administrative costs needed to support the growth of the organization and the litigation and secondary stock offering costs discussed above under “Operating expenses.”

Income from operations

Income from operations increased 30.1% to $79.7 million for the year ended December 31, 2001 compared to $61.3 million for the year ended December 31, 2000. The increase in income from operations resulted from the Adjusted EBITDA increases described above, offset by an increase in depreciation and amortization. Depreciation and amortization increased by 6.2% to $32.3 million for the year ended December 31, 2001 from $30.4 million for the year ended December 31, 2000. The increase resulted primarily from increases in depreciation on fixed asset additions that are principally related to new hospital development.

Loss on early retirement of debt

As a result of our initial public offering of stock in April 2001 and the issuance of $175 million of 9 1/2% senior subordinated notes in June 2001, we repaid $75 million of our U.S. term loan and all $90 million of our 10% senior subordinated notes. The loss consists of $1.3 million of unamortized deferred financing costs related to the repayment of our U.S. term loan and

$12.9 million of deferred financing costs and unamortized discount related to the repayment of our 10% Senior Subordinated Notes.

Interest expense

Interest expense decreased by $6.4 million to $29.7 million for the year ended December 31, 2001 from $36.1 million for the year ended December 31, 2000. The decline in interest expense is due to the lower debt levels outstanding in 2001 compared to 2000 and a lower effective interest rate in 2001. The lower average debt levels in 2001 resulted from the significant repayment of debt that occurred in the third and fourth quarters of 2000 as a result of the NovaCare settlement which is discussed below under “Capital resources and liquidity,” and the divestiture of the NovaCare Occupational Health businesses. Additionally, during 2001 we used a portion of our operating cash flow to repay debt.

Minority interests

Minority interests in consolidated earnings decreased 15.8% to $3.5 million for the year ended December 31, 2001 compared to $4.1 million for the year ended December 31, 2000. This decrease resulted from a smaller percentage of ownership held by minority interests. See “—Capital resources and liquidity” for a discussion of our repurchase of minority interests.

Income taxes

We recorded income tax expense of $3.1 million for the year ended December 31, 2001. The expense represented an effective tax rate of 9.5%. Our lower effective tax rate resulted from the reversal of our tax valuation allowance and the usage of a prior net operating loss. We recorded income tax expense of $10.0 million for the year ended December 31, 2000. This expense represented an effective tax rate of 63.6%. This exceeded the statutory rates primarily due to non-deductible goodwill.

As a result of our limited operating history and the cumulative losses incurred in prior years, we historically provided a valuation allowance for substantially all of our deferred tax assets. Because of the cumulative profitable operations in the three years prior to December 31, 2001, we concluded that it was more likely than not that these deferred tax items would be realized. The reversal of these valuation allowances in the fourth quarter of 2001 resulted in a reduction in the tax provision of $9.7 million and a reduction in goodwill of $18.5 million. The reduction in goodwill relates to those deferred tax assets originating through acquisitions. The reduction in the tax provision generated a positive earnings per share effect of $0.21 for the year.

Capital resources and liquidity

Six months ended June 30, 2003 compared to the six months ended June 30, 2002

For the six months ended June 30, 2003 operating activities provided $91.3 million of cash flow compared to $50.5 million for the six months ended June 30, 2002. Our cash flow from operations benefited from strong collections of our accounts receivable and an increase in our due to third-party payors liability, which primarily resulted from the early payment of our bi-weekly periodic interim payment from Medicare of approximately $16 million at the end of June. Offsetting those increases is the payment of cash taxes of $34.8 million. Our accounts receivable days outstanding were 56 days at June 30, 2003 compared to 73 days at December 31, 2002 and 76 days at June 30, 2002.

Investing activities used $17.0 and $21.8 million of cash flow for the six months ended June 30, 2003 and 2002, respectively. This usage resulted from purchases of property and equipment of $15.2 and $17.9 million in 2003 and 2002, respectively, that relate principally to new hospital development. Additionally, we incurred earnout-related payments of $0.4 million in 2003 and $0.5 million in 2002 and acquisition payments of $3.8 million and $3.3 million in 2003 and 2002, respectively.

Financing activities used $39.3 and $10.6 million of cash for the six months ended June 30, 2003 and 2002, respectively. This was due principally to the repayment of credit facility, seller and other debt which total in the aggregate $36.3 and $16.9 million in 2003 and 2002, respectively. Of the $36.3 million debt repayment occurring during the six months ended June 30, 2003, $25.0 million was related to an accelerated pre-payment of our term debt that we made with our excess cash reserves.

Years ended December 31, 2002, 2001, and 2000

Operating activities generated $120.8 million, $95.8 million and $22.5 million in cash during the years ended December 31, 2002, 2001 and 2000, respectively. The trend of increases in cash flow experienced over this time frame is attributable to improved operating income, continued management of payables and lower accounts receivable days outstanding. Our accounts receivable days outstanding were 73 days at December 31, 2002 compared to 77 days at December 31, 2001 and 85 days at December 31, 2000.

Investing activities used $54.0 million and $61.9 million of cash flow for the years ended December 31, 2002 and 2001, respectively. This usage resulted from purchases of property and equipment of $43.2 million and $24.0 million in 2002 and 2001, respectively, and was related principally to new hospital development. Additionally, we incurred earnout and acquisition related payments of $0.9 million and $9.9 million, respectively in 2002 and $5.7 million and $33.1 million, respectively in 2001. The earnout payments related principally to obligations we assumed as part of the NovaCare acquisition. Acquisition payments related to amounts we paid for new business acquisitions, although in 2001, a portion of the acquisition payments related to our purchases of minority interests. The terms of our agreements with these minority owners allowed some of them to sell their minority interests to us upon the completion of our initial public offering. In total, we paid these minority owners $15.9 million for their ownership interests. Of this amount, $10.9 million was paid in cash and $5.0 million was paid in our stock.

Investing activities provided $14.2 million of cash flow during 2000. For the year ended December 31, 2000, we received proceeds of $29.9 million from two escrow funds established as part of the NovaCare acquisition and proceeds of $13.0 million from the sale of the occupational health centers. These occupational health centers were an operating division of NovaCare. The claim against the escrow fund resulted from an increase in uncollectible accounts receivable, which were paid with the proceeds from the escrow fund. Cash inflows were offset principally by the purchase of $22.4 million of equipment and acquisition and earnout payments of $9.3 million. The increase in property and equipment purchases reflects the growth in new hospital development during 2000.

Financing activities used $21.4 million and $26.2 million of cash for the years ended December 31, 2002 and 2001, respectively. This was due principally to the repayment of our credit facility and seller debt. In 2001, we had two significant financing transactions that refinanced existing capital. On April 10, 2001 we completed an initial public offering of 9 million shares of our common stock. Our net proceeds after deducting expenses and underwriting discounts and commissions were approximately $77.3 million. On April 20, 2001 the underwriters exercised their option to purchase an additional 1.35 million shares of common stock to cover overallotments. The net proceeds from the exercise of this option were $11.9 million after deduction of the underwriters discount. The proceeds of the stock offerings were used to repay $24.0 million of our senior debt under the term loan portion of our bank credit facility, to redeem $52.8 million of our Class A Preferred Stock and the remainder was used for general corporate purposes including the purchases of minority interests. On June 11, 2001, we issued and sold $175.0 million of 9 1/2% senior subordinated notes due 2009. The net proceeds from the sale were approximately $169.5 million, after deducting discounts, commissions and expenses of the offering. We used $90.0 million of the net proceeds to retire our 10% senior subordinated notes which were issued in December 1998, February 1999 and November 1999. We used an additional $79.0 million of the net proceeds to repay part of our senior indebtedness under both the term loan and revolving portions of our senior credit facility. The remainder of the net proceeds was used to pay accrued interest.

Financing activities used $37.6 million of cash for the year ended December 31, 2000. This was due principally to the repayment of debt.

Capital resources

Net working capital increased to $146.1 million at June 30, 2003 compared to $130.6 million at December 31, 2002. Our increase in working capital resulted primarily from the increase in our cash balance.

We have a credit agreement with a group of banks. Our credit facility consists of a term facility of $39.9 million and a revolving credit facility of $152.4 million. As of June 30, 2003 we had borrowed all of our available loans under the U.S. and Canadian term loans and had availability to borrow an additional $146.7 million under our revolving facility subject to certain limitations. We have $5.7 million outstanding under letters of credit issued through the credit facility. The revolving facility terminates in 2005.

Borrowings under the credit agreement bear interest at a fluctuating rate of interest based upon financial covenant ratio tests. As of June 30, 2003, our weighted average interest rate under our credit agreement was approximately 4.2% compared to 7.4% at December 31, 2002. This reduction occurred as a result of terminating our hedging agreement on March 31, 2003. See Item 3, “Quantitative and Qualitative Disclosures on Market Risk” for a discussion of our floating interest rates on borrowings under our credit facility.

We believe that existing cash balances, internally generated cash flows and borrowings under our revolving credit facility will be sufficient to finance capital expenditures and working capital requirements related to our routine operations and development activities for at least the next twelve months. Our goal is to open eight to ten additional hospitals before the end of 2003. A new specialty hospital has typically required approximately $3.5 million per hospital over the initial year of operations to fund leasehold improvements, equipment, start-up losses and working capital. From time to time, we may complete acquisitions of specialty hospitals and outpatient rehabilitation businesses. We currently have approximately $146.7 million of unused capacity under our revolving credit facility which can be used for acquisitions. Based on the size of the acquisition, approval of the acquisition by our lenders may be required. If funds required for future acquisitions exceed existing sources of capital, we will need to increase our credit facilities or obtain additional capital by other means.

On September 2, 2003, we completed the acquisition of all of the outstanding stock of Kessler Rehabilitation Corporation from Henry H. Kessler Foundation, Inc. for $228.3 million in cash, and $1.7 million of assumed indebtedness. The closing of the acquisition was effective as of the close of business on August 31, 2003.

Commitments and contingencies

In February 2002, PHICO, at the request of the Pennsylvania Insurance Department, was placed in liquidation by an Order of the Commonwealth Court of Pennsylvania. From June 1998 through December 2000, we had placed our primary malpractice insurance coverage through PHICO. In January 2001, these policies were replaced with policies issued by other insurers. As of June 30, 2003, we had approximately 13 unsettled claims in seven states from the policy years covered by PHICO issued policies. The liquidation order refers these claims to the various state guaranty associations. These state guaranty association statutes generally provide for coverage between $100,000-$300,000 per insured claim, depending upon the state. Some states also have catastrophic loss funds to cover settlements in excess of the available state guaranty funds. Most state insurance guaranty statutes provide for net worth and residency limitations that, if applicable, may limit or prevent us from recovering from these state guaranty association funds. At this time, we believe that we will meet the requirements for coverage under the applicable state guaranty association statutes, and that the resolution of these claims will not have a material adverse effect on our financial position, cash flow or results of operations. However, because the rules related to state guaranty association funds are subject to interpretation, and because these claims are still in the process of resolution, our conclusions may change as this process progresses.

The following table summarizes our contractual obligations at December 31, 2002, and the effect such obligations are expected to have on our liquidity and cash flow in future periods.

		Payments due by year
Contractual obligations
(Dollars in thousands)	Total	2003	2004-2006	2007-2008	After 2008

9 1/2% senior subordinated notes	$175,000	-	-	-	$175,000
Credit facility	74,110	$24,228	$49,882	-	-
Seller notes	8,869	4,254	4,571	$44	-
Capital lease obligations	1,166	367	799	-	-
Other debt obligations	1,072	621	451	-	-

Total debt	260,217	29,470	55,703	44	175,000
Letters of credit outstanding	4,620	1,900	2,720	-	-
Shareholder life insurance policy(a)	10,000	1,250	3,750	2,500	2,500
Purchase obligations	8,234	5,633	2,601	-	-
Naming, promotional and sponsorship agreement	38,019	1,400	4,396	2,996	29,227
Operating leases	193,189	60,479	104,307	19,598	8,805
Related party operating leases	16,662	1,324	3,627	2,593	9,118

Total contractual cash obligations	$530,941	$101,456	$177,104	$27,731	$224,650

(a) Beginning in October 2002, we suspended the premium payments that we are obligated to make after the enactment of the Sarbanes-Oxley Act of 2002, pending clarification regarding the legality of making the payments.

Medical and professional malpractice insurance

In recent years, physicians, hospitals and other healthcare providers have become subject to an increasing number of legal actions alleging malpractice, product liability or related legal theories. Many of these actions involve large claims and significant defense costs. We maintain professional malpractice liability insurance and general liability insurance coverage. As a result of unfavorable pricing and availability trends in the professional liability insurance market and the insurance market in general, the cost and risk sharing components of professional liability coverage has changed dramatically. Many insurance underwriters have become more selective in the insurance limits and types of coverage they will provide as a result of the September 11, 2001 terrorist attacks, rising settlement costs and the significant failures of some nationally known insurance underwriters, such as PHICO Insurance Company, which provided us medical malpractice coverage from June 1998 to December 2000. In some instances, insurance underwriters will no longer issue new policies in certain states that have a history of high medical malpractice awards. As a result, we experienced substantial changes in our medical and professional malpractice insurance program that we renewed on December 31, 2002. Among other things, in order to obtain malpractice insurance at a reasonable cost, we were required to assume substantial self-insured retentions for our professional liability claims. A self-insured retention is a minimum amount of liability and legal fees that we must pay for each claim. We have engaged an actuary to assist us in determining the value of the losses that may occur within this self-insured retention level and we are required under our insurance agreements to post a letter of credit equal to the estimated losses that we will assume for the 2003 policy year. Because of the high retention levels, we cannot predict with absolute certainty the actual amount of the losses we will assume and pay. To the extent that subsequent claims information varies from loss estimates, the liabilities will be adjusted to reflect current loss data. We believe that our current insurance program is adequate in amount and coverage. However, there can be no assurance that in the future such insurance will be available at a reasonable price or that we will not have to further increase our levels of self-insurance. In addition, our insurance coverage does not cover punitive damages and may not cover all claims against us. Physicians who refer patients to our facilities are facing similar difficulties obtaining malpractice insurance at a reasonable cost, which could adversely impact the number of our referrals.

Inflation

The healthcare industry is labor intensive. Wages and other expenses increase during periods of inflation and when labor shortages occur in the marketplace. In addition, suppliers pass along rising costs to us in the form of higher prices. We have implemented cost control measures, including our case and resource management program, to curtail increases in operating costs and expenses. We have, to date, offset increases in operating costs by increasing reimbursement for services and expanding services. However, we cannot predict our ability to cover or offset future cost increases.

Recent accounting pronouncements

In May 2003, the Financial Accounting Standards Board (FASB) issued SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We do not expect SFAS No. 150 to have a material impact on our financial statements.

In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities”, an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to improve financial reporting of special purpose and other entities. In accordance with the interpretation, business enterprises that represent the primary beneficiary of another entity by retaining a controlling financial interest in that entity’s assets, liabilities, and results of operations must consolidate the entity in their financial statements. Prior to the issuance of FIN 46, consolidation generally occurred when an enterprise controlled another entity through voting interests. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. We do not expect FIN 46 to have a material impact on our financial statements.

In December 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 148, “Accounting for Stock-Based Compensation— Transition and Disclosure— an amendment of FASB Statement No. 123.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for financial statements issued for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. We have applied the disclosure provisions in SFAS No. 148 in our consolidated financial statements and the accompanying notes. which are included with this offering memorandum.

In November 2002, the Financial Accounting Standards Board (FASB) issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN 45). FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. We do not expect FIN 45 to have a material impact on our financial position or results of operations.

In June 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management’s commitment to an exit plan, which is generally before an actual liability has been incurred. Adoption of SFAS No. 146 is required with the beginning of fiscal year 2003. We do not anticipate a significant impact on our results of operations from adopting this Statement.

In April 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 145 “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” As a result of rescinding SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” the requirement that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect is eliminated. We reported extraordinary items in 2000 and 2001 as a result of debt extinguishments. The provisions of SFAS 145 that affect us are effective for fiscal periods beginning after May 15, 2002, although early adoption of SFAS 145 is permitted. In accordance with the provisions of SFAS No. 145, we adopted this pronouncement in the first quarter of 2003 and have reclassified our extraordinary items recorded in 2000 and 2001 to the other income and expense category of our consolidated statement of operations.

Quantitative and qualitative disclosures about market risk

We are exposed to interest rate changes, primarily as a result of floating interest rates on borrowings under our credit facility. A change in interest rates by one percentage point on variable rate debt would have resulted in interest expense fluctuating approximately $152,000 for the six months ended June 30, 2003.

Approximately 27% of the term-loan borrowings under our credit agreement are denominated in Canadian dollars. Although we are not required by our credit agreement to maintain a hedge on our foreign currency risk, we have entered into a five year agreement that allows us to limit the cost of Canadian dollars to a range of U.S.$0.6631 to U.S.$0.6711 per Canadian dollar to limit our risk on the potential fluctuation in the exchange rate of the Canadian dollar to the U.S. dollar.

Our business

Company overview

We are a leading operator of specialty hospitals for long term stay patients in the United States. We are also a leading operator of outpatient rehabilitation clinics in the United States and Canada. As of June 30, 2003, we operated 75 long term acute care hospitals in 24 states and 737 outpatient rehabilitation clinics in 32 states, the District of Columbia and seven Canadian provinces. We began operations in 1997 under the leadership of our current management team, including our co-founders, Rocco A. Ortenzio and Robert A. Ortenzio, both of whom have significant experience in the healthcare industry. Under this leadership, we have grown our business through strategic acquisitions and internal development initiatives, increasing net operating revenue, net income (loss) and EBITDA (as defined in “—Summary consolidated financial and other data”) from $456.0 million, $(13.1) million and $27.5 million, respectively, for the fiscal year ended December 31, 1999 to $1,126.6 million, $44.2 million and $125.3 million, respectively, for the fiscal year ended December 31, 2002.

The Kessler Acquisition

On September 2, 2003 we completed the acquisition of all of the outstanding stock of Kessler Rehabilitation Corporation from Henry H. Kessler Foundation, Inc. for 228.3 million in cash, and $1.7 million of assumed indebtedness. The purchase price may be adjusted either upward or downward pursuant to a post-closing working capital adjustment depending upon whether Kessler’s working capital is less than or greater than a target amount on the closing balance sheet. In addition, if during the eighteen months following the Kessler Acquisition, Kessler collects accounts receivable in excess of the net accounts receivable reflected on the closing balance sheet, Select will pay to the selling stockholder 60% of such excess, net of any expenses of collection.

As a result of a deterioration in the age and composition of Kessler’s accounts receivable in its outpatient rehabilitation services business, its provision for doubtful accounts during the six months ended June 30, 2003 was increased. This increased reserve will reduce Kessler’s working capital, as measured for the post-closing working capital adjustment described above. We believe that the deterioration resulted partially from the relocation of Kessler’s outpatient billing from a multi-site business office structure to a centralized business office structure at a new location. This billing office was located apart from any of Kessler’s existing offices and was staffed with new personnel. We believe that an additional contributing factor to the deterioration was management’s distraction with the planned sale. We are closely monitoring cash collections from this business office in order to improve its performance. Kessler’s allowance for doubtful accounts was $22.9 at June 30, 2003, compared to $12.3 million at December 31, 2002. We may need to increase the reserve for doubtful accounts for Kessler’s accounts receivable in future periods, depending upon future collections.

Through its network of five rehabilitation hospital facilities and 92 outpatient clinics, Kessler is one of the nation’s leading providers of comprehensive rehabilitation care and physical medicine services. For the six months ended June 30, 2003, Kessler generated net operating revenues, net income and EBITDA of $118.6 million, $1.0 million and $7.6 million, respectively. As of June 30, 2003, pro forma for the Kessler Acquisition, we would have operated 80 specialty hospitals and 829 outpatient rehabilitation facilities. Additionally, on a pro forma basis, we would have generated net operating revenues, net income and EBITDA of

$757.2 million, $29.5 million and $88.6 million, respectively, for the six months ended June 30, 2003.

Founded in 1948 by Dr. Henry H. Kessler, a pioneer in the field of physical rehabilitation, Kessler has grown from a single 16-bed hospital to a comprehensive network of inpatient and outpatient rehabilitation facilities. Kessler operated as a not-for-profit organization until 1998 when it converted to a for-profit privately held corporation. Kessler focuses on providing rehabilitation services primarily in two settings: rehabilitation hospitals and outpatient rehabilitation clinics. Kessler also provides related products and services.

Specialty hospitals (54% of Kessler’s revenues for the six months ended June 30, 2003)

Kessler operates five rehabilitation hospital facilities that provide services to patients requiring intensive rehabilitative care. These services include treatment for traumatic brain and spinal cord injuries, stroke, amputation, orthopedic, musculoskeletal or neurological injury or illness. Patients in Kessler’s specialty hospitals generally require longer stays and a more specialized level of clinical attention than individuals in general acute care hospital settings.

Kessler provides these services through the Kessler Institute for Rehabilitation and the Kessler-Adventist Rehabilitation Hospital. The Kessler Institute for Rehabilitation is a 322-bed system of four owned and operated inpatient rehabilitation facilities in New Jersey. The Kessler system has consistently been ranked as one of the top rehabilitation hospital systems in the United States according to a survey of board-certified physicians that was published by U.S. News & World Report and its innovative rehabilitation programs have attracted patients regionally, nationally and internationally. The Kessler-Adventist Rehabilitation Hospital is a 55-bed specialty rehabilitation hospital in Maryland owned through a joint-venture with Adventist Healthcare, a not-for-profit provider of healthcare services. Kessler has a 50% ownership position in the Adventist joint-venture, which Kessler accounts for using the equity method of accounting for investments.

Outpatient rehabilitation (35% of Kessler’s revenues for the six months ended June 30, 2003)

Kessler’s outpatient rehabilitation services are provided through 92 outpatient rehabilitation clinics located throughout 10 states primarily in the eastern United States. At these clinics, Kessler provides physical, occupational and speech therapy to patients who require rehabilitation services but are well enough to be treated outside of an inpatient setting. Kessler also provides certain specialized programs such as hand therapy or sports performance enhancement that treat sports and work related injuries, musculoskeletal disorders, chronic or acute pain and orthopedic conditions. Kessler has strategically located many of its outpatient rehabilitation facilities in close proximity to its specialty hospitals. This provides Kessler’s hospital patients with convenient access to outpatient rehabilitative care as they progress beyond the inpatient setting.

Additionally, Kessler provides onsite contract rehabilitation services to individuals in third party institutions such as schools, nursing homes, assisted living facilities, hospitals and the workplace. Kessler is typically reimbursed for these contract services directly from third party institutions pursuant to pricing set forth in long term contracts.

Other services (11% of Kessler’s revenues for the six months ended June 30, 2003)

Other services include home medical equipment, orthotics, prosthetics, oxygen and ventilator systems and infusion/intravenous services. Kessler also operates a 196-bed skilled nursing facility located in New Jersey.

We believe that the Kessler Acquisition provides us significant benefits including:

•	Highly regarded brand name. Kessler has built a strong reputation and is widely recognized for its leadership in providing quality, comprehensive rehabilitation services. Notably, Kessler’s rehabilitation hospital network, Kessler Institute for Rehabilitation, was ranked as the top rehabilitation hospital in the northeastern United States in 2002, according to a survey of board-certified physicians that was published by U.S. News & World Report. We expect that this strong brand name will enhance our ability to attract patients and strengthen our referral relationships.

•	Comparable speciality hospital business. Kessler’s rehabilitation hospital facilities represent a strong fit with our existing long term acute care hospital business. Both Kessler’s rehabilitation hospital facilities and our long term acute care hospitals provide specialized care to their patient populations and have similar business fundamentals. The addition of Kessler’s rehabilitation hospitals will allow us to reach a broader array of patients and will provide us with an additional platform for future growth.

•	Greater scale in outpatient rehabilitation. Kessler’s outpatient rehabilitation clinics will provide additional scale to our existing outpatient business, particularly in the eastern United States. Our total number of facilities as of June 30, 2003, pro forma for the Kessler Acquisition, would have increased from 737 to 829. We believe scale enhances our referral network and our ability to negotiate favorable contracts with commercial insurers.

•	Leverage our management team’s expertise. Our management team has extensive experience operating both outpatient rehabilitation clinics and specialty hospitals licensed as rehabilitation hospitals. Prior to co-founding Select, our Executive Chairman, Rocco Ortenzio, and our President and Chief Executive Officer, Robert Ortenzio, co-founded Continental Medical Systems, Inc. (“CMSI”), a publicly traded rehabilitation hospital company. They managed and developed this company from its inception in 1986 until it was sold in 1995.

Competitive strengths

•	Leading market position. Since beginning our operations in 1997, we believe we have developed a reputation as a high quality, cost-effective health care provider in the markets we serve. We are a leading operator of specialty hospitals for long term stay patients in the United States and a leading operator of outpatient rehabilitation clinics in the United States and Canada. As of June 30, 2003, we operated 75 long term acute care hospitals with 2,758 available licensed beds in 24 states, and we also operated 737 outpatient rehabilitation clinics in 32 states, the District of Columbia and seven Canadian provinces. The Kessler Acquisition provides five inpatient rehabilitation facilities, an additional 92 outpatient rehabilitation clinics and a widely recognized brand name with a high quality reputation. Our leadership position allows us to attract patients, aids us in our marketing efforts to payors and referral sources and helps us negotiate favorable payor contracts.

•	Experienced and proven management team. Prior to co-founding Select and CMSI, our Executive Chairman founded and operated two other healthcare companies focused on rehabilitation services. Our five senior operations executives have an average of 25 years of experience in the healthcare industry. In addition, 17 of the Company’s 28 officers worked together at CMSI.

•	Proven financial performance. We have established a track record of improving the performance of the facilities we operate. A significant reason for our strong operating performance over the past several years has been our disciplined approach to growth and intense focus on cash flow generation and debt reduction:

—	net operating revenues, net income (loss) and EBITDA (excluding the Kessler Acquisition) have grown from $456.0 million, $(13.1) million and $27.5 million, respectively, for the fiscal year ended December 31, 1999 to $1,126.6 million, $44.2 million and $125.3 million, respectively, for the fiscal year ended December 31, 2002;

—	accounts receivable days outstanding have decreased from 119 as of December 31, 1999 to 56 as of June 30, 2003; and

—	our ability to reduce our ratio of total debt to EBITDA from 3.7x as of December 31, 2000, to 2.1x as of June 30, 2003.

•	Experience in successfully completing and integrating acquisitions. Since we began operations in 1997, we have completed three significant acquisitions for approximately $366.4 million in aggregate consideration (not including the Kessler Acquisition). We believe that we have significantly improved the operating performance of the facilities we have acquired by applying our standard operating practices to the acquired businesses.

•	Significant scale. By building significant scale in our specialty hospitals and outpatient rehabilitation clinics, we have been able to leverage our operating costs by centralizing administrative functions at our corporate office. Additionally, we believe that our size improves our ability to negotiate favorable outpatient contracts with commercial insurers.

•	Multiple business lines and geographic diversity. We have a leading presence in two attractive segments of the healthcare industry, which we believe diversifies our business risk. Because we provide inpatient care in our specialty hospitals and outpatient care in our rehabilitation clinics, we do not rely exclusively on a single business line for our net operating revenues, operating profits or EBITDA. Our geographic diversification and the mix of our business also reduces our exposure to any single governmental or commercial reimbursement source.

•	Demonstrated development expertise. From our inception through June 30, 2003, we have developed 40 new long term acute care hospitals and 164 outpatient rehabilitation clinics. These initiatives have demonstrated our ability to effectively identify new opportunities and implement start-up plans.

Specialty hospitals

As of June 30, 2003, we operated 75 long term acute care hospitals, 71 of which were certified by the federal Medicare program as long term acute care hospitals. We expect that the remaining four hospitals, will eventually be certified as long term acute care hospitals when conditions for qualification are met. These hospitals generally have 30 to 40 beds, and as of June 30, 2003, we operated a total of 2,758 available licensed beds. Our long term acute care hospitals employ approximately 8,200 people, with the majority being registered or licensed nurses and respiratory therapists. In these specialty hospitals we treat patients with serious and often complex medical conditions such as respiratory failure, neuromuscular disorders, cardiac disorders, non-healing wounds, renal disorders and cancer.

Patients are admitted to our long term acute care hospitals from general acute care hospitals in our markets. These general acute care hospitals are frequently not the optimum setting in which to treat these patients, because they require longer stays and a higher level of clinical attention than the typical acute care patient. Furthermore, general acute care hospitals’ reimbursement rates usually do not adequately compensate them for the treatment of this type of patient. The differences in clinical expertise and reimbursement rates provide general acute care hospitals and their physicians with incentives to discharge longer stay, medically complex patients to our facilities. As a result of these dynamics, we continually seek to increase our admissions by expanding and improving our relationships with the physicians and general acute care hospitals in our markets that refer patients to our facilities.

Below is a table that shows the distribution by medical condition of patients in our hospitals for the six months ended June 30, 2003.

Distribution
Medical condition	of patients

Respiratory failure	32%
Neuromuscular disorder	30
Cardiac disorder	11
Wound care	9
Renal disorder	4
Cancer	2
Other	12

Total	100%

When a patient is referred to one of our hospitals by a physician, case manager, health maintenance organization or insurance company, a nurse liaison makes an assessment to determine the degree of care required and expected length of stay. This initial patient assessment is critical to our ability to provide the appropriate level of patient care. Based on the determinations reached in this clinical assessment, an admission decision is made by the attending physician.

Upon admission, an interdisciplinary team reviews a new patient’s condition. The interdisciplinary team comprises a number of clinicians, including the attending physician, a specialty nurse, a dietician, a pharmacist and a case manager. Upon completion of an initial evaluation by each member of the treatment team, an individualized treatment plan is established and implemented. The case manager coordinates all aspects of the patient’s hospital stay and serves as a liaison with the insurance carrier’s case management staff when appropriate. The case manager communicates progress, resource utilization, and treatment goals between the patient, the patient’s family, the treatment team and the payor.

Each of our specialty hospitals has an onsite management team consisting of a chief executive officer, a director of clinical services and a director of provider relations. These teams manage local strategy and day-to-day operations, including oversight of per patient costs and average length of stay. They also assume primary responsibility for developing relationships with the general acute care providers and clinicians in our markets that refer patients to our specialty hospitals. We provide our hospitals with centralized accounting, payroll, legal, reimbursement, human resources, compliance, management information systems, billing and collecting services. The centralization of these services improves efficiency and permits hospital staff to spend more time on patient care.

“Hospital within a hospital” model

Of the 75 specialty hospitals we operated as of June 30, 2003, four are freestanding facilities and 71 are located in leased space within a host general acute care hospital. These leased spaces are separately licensed hospitals and are commonly referred to as a “hospital within a hospital.” We believe that we operate the largest number of long term acute care hospitals operating with this “hospital within a hospital” model in the United States. We believe this model provides several advantages to patients, host hospitals, physicians and us.

The host hospital’s patients benefit from being admitted to a setting specialized to meet their unique medical needs without having the disruption of being transferred to another location. In addition to being provided with a place to transfer high-cost, long-stay patients, host hospitals benefit by receiving payments from us for rent and ancillary services. Physicians affiliated with the host hospital are provided with the convenience of being able to monitor the progress of their patients without traveling to another location. We benefit from the ability to operate specialty hospitals without the capital investment often associated with buying or building a freestanding facility. We also gain operating cost efficiencies by contracting with these host hospitals for selected services at discounted rates.

In addition, our specialty hospitals serve the broader community where they operate, treating patients from other general acute care hospitals in the local market. During the six months ended June 30, 2003, 47% of the patients in our “hospital within a hospital” facilities were referred to us from general acute care hospitals other than the host hospitals.

Specialty hospital strategy

Provide high quality and cost effective care

We believe that our patients benefit from our experience in addressing the complex medical needs of long term stay patients. A typical patient admitted to our long term acute care hospitals has multiple medical conditions and requires a high level of attention by our clinical staff. To effectively address the complex nature of our patients’ medical conditions, we have developed specialized treatment programs focused solely on their needs. We have also implemented specific staffing models that are designed to ensure that patients have access to the necessary level of clinical attention. These staffing models also allow us to allocate our resources efficiently, which reduces costs.

Our treatment and staffing programs benefit patients because they give our clinicians access to the regimens that we have found to be most effective in treating various conditions such as respiratory failure, non-healing wounds and neuromuscular disorders. In addition, we combine or modify these programs to provide a treatment plan tailored to meet a patient’s unique needs.

We continually monitor the quality of our patient care by several measures, including patient, payor and physician satisfaction, as well as clinical outcomes. Quality measures are collected monthly and reported quarterly and annually. In order to benchmark ourselves against other healthcare organizations, we have contracted with outside vendors to collect our clinical and patient satisfaction information and compare it to other healthcare organizations. The information collected is reported back to each hospital, to the corporate office, and directly to the Joint Commission on Accreditation of Healthcare Organizations. As of June 30, 2003, all but six of our recently opened hospitals had been accredited by the Joint Commission on Accreditation of Healthcare Organizations. See “—Government regulations—Licensure—Accreditation.”

Reduce costs

We continually seek to improve operating efficiency and reduce costs at our hospitals by standardizing operations and centralizing key administrative functions. These initiatives include:

•	optimizing staffing based on our occupancy and the clinical needs of our patients;

•	centralizing administrative functions such as accounting, payroll, legal, reimbursement, compliance and human resources;

•	standardizing management information systems to aid in financial reporting as well as billing and collecting; and

•	participating in group purchasing arrangements to receive discounted prices for pharmaceuticals and medical supplies.

Increase higher margin commercial volume

We typically receive higher reimbursement rates from commercial insurers than we do from the federal Medicare program. As a result, our goal is to expand relationships with insurers to increase commercial patient volume. Each of our hospitals has employees who focus on commercial contracting initiatives within their regions. Contracting professionals in our central office work with these hospital employees to ensure that our corporate contracting standards are met. Our goal in commercial contracting is to give discounted rates to those commercial payors that we expect to add significant patient volume to our hospitals.

We believe that commercial payors seek to contract with our hospitals because we offer patients quality, cost effective care. Although the level of care we provide is complex and staff intensive, we typically have lower operating expenses than a freestanding general acute care facility’s intensive care unit because of our “hospital within a hospital” operating model. General acute care hospitals incur substantial overhead costs in order to provide a wide array of patient services. We provide a much narrower range of patient services, and our hospitals within a hospital lease space within a general acute care hospital. These factors permit our hospitals to operate with lower overhead costs per patient than general acute care hospitals can. As a result of these lower costs, we offer more attractive rates to commercial payors. Additionally, we provide their enrollees with customized treatment programs not offered in traditional acute care facilities.

Develop new long term acute care hospitals

Our goal is to open approximately eight to ten new long term acute care hospitals each year using primarily our “hospital within a hospital” model. We seek to lease space from general acute care hospitals with leadership positions in the markets in which they operate. We have successfully contracted with various types of general hospitals, including for-profit, not-for-profit and university affiliated.

We have a dedicated development team with significant market experience. When we target a host hospital, the development team conducts an extensive review of all of its discharges to determine the number of referrals we would have likely received from it on a historical basis. Next, we review the host hospital’s contracts with commercial insurers to determine the market’s general reimbursement trends and payor mix. Ultimately, when we sign a lease with a new host hospital, the project is transitioned to our start-up team, which is experienced in preparing a specialty hospital for opening. The start-up team oversees facility improvements, equipment purchases, licensure procedures, and the recruitment of a full-time management team. After the facility is opened, responsibility for its management is transitioned to this new management team and our corporate operations group.

During 2000, 2001 and 2002 and through June 30, 2003, we completed the development and opening of the following 32 long term acute care hospitals:

Hospital name	City	State	Opening date	Licensed beds

SSH-Gulfport	Gulfport	MS	January 2000	38
SSH-Denver	Denver	CO	February 2000	32
SSH-Tri-Cities	Bristol	TN	March 2000	25
SSH-St. Louis	St. Louis	MO	April 2000	33
SSH-Wichita	Wichita	KS	June 2000	35
SSH-San Antonio	San Antonio	TX	July 2000	34
SSH-Greensburg	Greensburg	PA	August 2000	31
SSH-Erie	Erie	PA	October 2000	35
SSH-North Dallas	Dallas	TX	November 2000	11
SSH-Fort Smith	Fort Smith	AR	December 2000	34
SSH-Birmingham	Birmingham	AL	February 2001	38
SSH-Jefferson Parish	New Orleans	LA	February 2001	34
SSH-Pontiac	Pontiac	MI	June 2001	30
SSH-Camp Hill	Camp Hill	PA	June 2001	31
SSH-Wyandotte	Wyandotte	MI	September 2001	35
SSH-Charleston	Charleston	WV	December 2001	32
SSH-Northwest Detroit	Detroit	MI	December 2001	36
SSH-Scottsdale	Scottsdale	AZ	December 2001	29
SSH-Bloomington	Bloomington	IN	December 2001	30
SSH-Phoenix-Downtown	Phoenix	AZ	December 2001	33
SSH-Central Pennsylvania	York	PA	June 2002	23
SSH-Saginaw	Saginaw	MI	June 2002	32
SSH-South Dallas	DeSoto	TX	July 2002	48
SSH-Jackson	Jackson	MS	July 2002	40
SSH-Milwaukee (St. Luke’s Campus)	Milwaukee	WI	October 2002	29
SSH-Lexington*	Lexington	KY	October 2002	41

Hospital name	City	State	Opening date	Licensed beds

SSH-Denver (South Campus)	Denver	CO	November 2002	27
SSH-Miami*	Miami	FL	December 2002	40
SSH-Augusta (Central Campus)	Augusta	GA	May 2003	35
SSH-Conroe*	Conroe	TX	June 2003	46
SSH-Durham*	Durham	NC	June 2003	30
SSH-Knoxville (U.T. Campus)	Knoxville	TN	June 2003	25
				1,052
Total

*	As of June 30, 2003, certification as a long term acute care hospital was pending, subject to successful completion of a start-up period and/or surveys by the applicable licensure or certifying agencies. See “—Governmental regulations—Licensure—Certification.”

Grow through acquisitions

In addition to our development initiatives, we intend to grow our network of specialty hospitals through strategic acquisitions. When we acquire a hospital or a group of hospitals, a team of our professionals is responsible for formulating and executing an integration plan. We have generally been able to increase margins at acquired facilities by adding clinical programs that attract commercial payors, centralizing administrative functions, implementing our standardized staffing models and resource management programs. Since our inception in 1997 we have acquired and integrated 37 hospitals which all share our centralized billing and purchasing programs and operate standardized management information systems.

Outpatient rehabilitation

We are a leading operator of outpatient rehabilitation clinics in the United States and Canada. As of June 30, 2003, we operated 737 clinics in 32 states, the District of Columbia and seven Canadian provinces. Our outpatient rehabilitation division employs approximately 8,500 people. Typically, each of our clinics is located in a freestanding facility in a highly visible medical complex or retail location. In addition to providing therapy in our outpatient clinics, we provide rehabilitation management services and staffing on a contract basis to hospitals, schools, nursing facilities and home health agencies.

In our clinics and through our contractual relationships, we provide physical, occupational and speech rehabilitation programs and services. Our patients are typically diagnosed with musculoskeletal impairments that restrict their ability to perform normal activities of daily living. These impairments are often associated with accidents, sports injuries, strokes, heart attacks and other medical conditions. Our rehabilitation programs and services are designed to help these patients minimize physical and cognitive impairments and maximize functional ability. We also design services to prevent short term disabilities from becoming chronic conditions. Our rehabilitation services are provided by our professionals including licensed physical therapists, occupational therapists, speech-language pathologists and respiratory therapists.

Outpatient rehabilitation patients are generally referred or directed to our clinics by a physician, employer or health insurer who believes that a patient, employee or member can benefit from the level of therapy we provide in an outpatient setting. We believe that our services are attractive to healthcare payors who are seeking to provide the most cost-effective level of care to their members. In our outpatient rehabilitation division, approximately 91% of our net operating revenues come from rehabilitation management services and commercial payors, including healthcare insurers, managed care organizations and workers’ compensation programs. The balance of our reimbursement is derived from Medicare and other government sponsored programs.

Outpatient strategy

Increase market share

Our goal is to be a leading provider of outpatient rehabilitation services in our local markets. Having a strong market share in our local markets allows us to benefit from heightened brand awareness, economies of scale and increased leverage when negotiating payor contracts. To increase our market share, we seek to expand the services and programs we provide and generate loyalty with patients and referral sources by providing high quality care and strong customer service.

Expand rehabilitation programs and services

We assess the healthcare needs of our markets and implement programs and services targeted to meet the demands of the local community. In designing these programs we benefit from the knowledge we gain through our national network of clinics. This knowledge is used to design programs that optimize treatment methods and measure changes in health status, clinical outcomes and patient satisfaction. Our programs and services include, among others, back care and rehabilitation; work injury management and prevention; sports rehabilitation and athletic training; and health, safety and prevention programs. Other services that vary by location include aquatic therapy, speech therapy, neurological rehabilitation and post-treatment care.

Provide high quality care and service

We believe that by focusing on quality care and offering a high level of customer service we develop brand loyalty in our markets. This loyalty allows us to retain patients and strengthen our relationships with the physicians, employers, and health insurers in our markets who refer or direct additional patients to us. We are focused on providing a high level of service to our patients throughout their entire course of treatment. To measure satisfaction with our service we have developed surveys for both patients and physicians. Our clinics utilize the feedback from these surveys to continuously refine and improve service levels.

Optimize the profitability of our payor contracts

Before we enter into a new contract with a commercial payor, we evaluate it with the aid of our contract management system. We assess potential profitability by evaluating past and projected patient volume, clinic capacity, and expense trends. Each contract we enter into is continually re-evaluated to determine how it is affecting our profitability. We create a retention strategy for each of the top performing contracts and a re-negotiation strategy for contracts that do not meet our defined criteria.

Grow through new development and disciplined acquisitions

We intend to open new clinics in our current markets where we believe that we can benefit from existing referral relationships and brand awareness to produce incremental growth. From time to time, we intend to also evaluate acquisition opportunities that may enhance the scale of our business and expand our geographic reach. Potential acquisitions are closely evaluated and we seek to buy only those assets that are complementary to our business and that are expected to give us a strong return on our invested capital.

Maintain strong employee relations

We believe that the relationships between our employees and the referral sources in their communities are critical to our success. Our referral sources, such as physicians and healthcare case managers, send their patients to our clinics based on three factors: the quality of our care, the service we provide and their familiarity with our therapists. We seek to retain and motivate our therapists by implementing a performance-based bonus program, a defined career path with the ability to be promoted from within, timely communication on company developments, and internal training programs. We also focus on empowering our employees by giving them a high degree of autonomy in determining local market strategy. This management approach reflects the unique nature of each market in which we operate and the importance of encouraging our employees to assume responsibility for their clinic’s performance.

Sources of net operating revenues

The following table presents the approximate percentages by source of net operating revenue received for healthcare services we provided for the periods indicated.

	Year ended December 31,			Six
				months ended
	2000	2001	2002	June 30, 2003

Net operating revenues by payor source:
Commercial insurance(a)	51.2%	51.4%	49.1%	44.5%
Medicare	35.1	37.3	40.3	44.6
Private and other(b)	12.4	10.2	9.5	9.6
Medicaid	1.3	1.1	1.1	1.3%

Total	100.0%	100.0%	100.0%	100.0%

(a)	Includes commercial healthcare insurance carriers, health maintenance organizations, preferred provider organizations, workers’ compensation and managed care programs.

(b)	Includes self payors, Canadian revenues, contract management services and non-patient related payments.

Non-government sources

A majority of our net operating revenues come from private payor sources. These sources include insurance companies, workers’ compensation programs, health maintenance organizations, preferred provider organizations, other managed care companies, and employers, as well as by patients directly. Patients are generally not responsible for any difference between customary charges for our services and amounts paid by Medicare and Medicaid programs, insurance companies, workers’ compensation companies, health maintenance organizations, preferred provider organizations, and other managed care companies, but are responsible for services not covered by these programs or plans, as well as for deductibles and co-insurance obligations of their coverage. The amount of these deductibles and co-insurance obligations has increased in recent years. Collection of amounts due from individuals is typically more difficult than collection of amounts due from government or business payors. To further reduce their healthcare costs, most insurance companies, health maintenance organizations, preferred provider organizations, and other managed care companies have negotiated discounted fee structures or fixed amounts for hospital services performed, rather than paying healthcare providers the amounts billed. Our results of operations may be negatively affected if these organizations are successful in negotiating further discounts.

Government sources

Medicare is a federal program that provides medical insurance benefits to persons age 65 and over, some disabled persons, and persons with end-stage renal disease. Medicaid is a federal-state funded program, administered by the states, which provides medical benefits to individuals who are unable to afford healthcare. As of June 30, 2003, seventy-three of our hospitals participated in the Medicare program and two of our recently opened hospitals were awaiting their certification approval. Our outpatient rehabilitation clinics regularly receive Medicare payments for their services. Additionally, our long term acute care hospitals participate in seven state Medicaid programs. Amounts received under the Medicare and Medicaid programs are generally less than the customary charges for the services provided. Since an important portion of our revenues comes from patients under the Medicare program, our ability to operate our business successfully in the future will depend in large measure on our ability to adapt to changes in the Medicare program. See “—Government regulations— Overview of U.S. and state government reimbursements.”

Government regulations

General

The healthcare industry is required to comply with many laws and regulations at the federal, state and local government levels. These laws and regulations require that hospitals and outpatient rehabilitation clinics meet various requirements, including those relating to the adequacy of medical care, equipment, personnel, operating policies and procedures, maintenance of adequate records, compliance with building codes and environmental protection. These laws and regulations are extremely complex and, in many instances, the industry does not have the benefit of significant regulatory or judicial interpretation. If we fail to comply with applicable laws and regulations, we could suffer civil or criminal penalties, including the loss of our licenses to operate and our ability to participate in the Medicare, Medicaid and other federal and state healthcare programs.

Licensure

Facility licensure. Our healthcare facilities are subject to state and local licensing regulations ranging from the adequacy of medical care to compliance with building codes and environmental protection laws. In order to assure continued compliance with these various regulations, governmental and other authorities periodically inspect our facilities.

Some states still require us to get approval under certificate of need regulations when we create, acquire or expand our facilities or services. If we fail to show public need and obtain approval in these states for our facilities, we may be subject to civil or even criminal penalties, lose our facility license or become ineligible for reimbursement if we proceed with our development or acquisition of the new facility or service.

Professional licensure and corporate practice. Healthcare professionals at our hospitals and outpatient rehabilitation clinics are required to be individually licensed or certified under applicable state law. We take steps to ensure that our employees and agents possess all necessary licenses and certifications.

In some states, business corporations such as ours are restricted from practicing therapy through the direct employment of therapists. In those states, in order to comply with the restrictions imposed, we either contract to obtain therapy services from an entity permitted to employ therapists, or we manage the physical therapy practice owned by licensed therapists through which the therapy services are provided.

Certification. In order to participate in the Medicare program and receive Medicare reimbursement, each facility must comply with the applicable regulations of the United States Department of Health and Human Services relating to, among other things, the type of facility, its equipment, its personnel and its standards of medical care, as well as compliance with all applicable state and local laws and regulations. In addition, we provide the majority of our outpatient rehabilitation services through clinics certified by Medicare as rehabilitation agencies or “rehab agencies.”

Accreditation. Our hospitals receive accreditation from the Joint Commission on Accreditation of Healthcare Organizations, a nationwide commission which establishes standards relating to the physical plant, administration, quality of patient care and operation of medical staffs of hospitals. As of June 30, 2003, all but six of our recently opened hospitals had been accredited by the Joint Commission on Accreditation of Healthcare Organizations. Generally, our long term acute care hospitals have to be in operation for at least six months before they are eligible for accreditation.

Overview of U.S. and state government reimbursements

Medicare. The Medicare program reimburses healthcare providers for services furnished to Medicare beneficiaries, which are generally persons age 65 and older, those who are chronically disabled, and those suffering from end stage renal disease. The program is governed by the Social Security Act of 1965 and is administered primarily by the Department of Health and Human Services and the Centers for Medicare & Medicaid Services. For the six months ended June 30, 2003, we received approximately 45% of our revenue from Medicare.

The Medicare program reimburses various types of providers, including long term acute care hospitals, inpatient rehabilitation facilities and outpatient rehabilitation providers, using different payment methodologies. The Medicare reimbursement systems for long term acute care hospitals, inpatient rehabilitation facilities and outpatient rehabilitation providers, as described below, are different than the system applicable to general acute care hospitals. For general acute care hospitals, Medicare inpatient costs are reimbursed under a prospective payment system under which a hospital receives a fixed payment amount per discharge using diagnosis related groups, commonly referred to as DRGs. The general acute care hospital DRG payment rate is based upon the national average cost of treating a Medicare patient’s condition in that type of facility. Although the average length of stay varies for each DRG, the average stay of all Medicare patients in a general acute care hospital is approximately six days. Thus, the prospective payment system for general acute care hospitals creates an economic incentive for those hospitals to discharge medically complex Medicare patients as soon as clinically possible. We believe that the incentive for general acute care hospitals to discharge medically complex patients as soon as clinically possible creates a substantial referral source for our inpatient and outpatient providers.

Long term acute care hospital Medicare reimbursement. The Medicare payment system for long term acute care hospitals is being changed from a reasonable-cost based payment system to a new prospective payment system specifically applicable to long term acute care hospitals. LTCH-

PPS was established by final regulations published on August 30, 2002 by CMS, and applies to long term acute care hospitals for their cost reporting periods beginning on or after October 1, 2002. Ultimately, when LTCH-PPS is fully implemented, each patient discharged from a long term acute care hospital will be assigned to a distinct LTC-DRG, and a long term acute care hospital will generally be paid a pre-determined fixed amount applicable to the assigned LTC-DRG (adjusted for area wage differences). The payment amount for each LTC-DRG is intended to reflect the average cost of treating a Medicare patient’s condition in a long term acute care hospital relative to patients with conditions described by other LTC-DRGs. LTCH-PPS also includes special payment policies for patients whose length of stay is materially shorter than the average for the LTC-DRG to which the patient is assigned, and for patients for whom the hospital’s cost of care materially exceeds the average for the LTC-DRG to which they are assigned. As required by Congress, LTC-DRG payment rates have been set to maintain budget neutrality with total expenditures that would have been made under the previous reasonable cost-based payment system.

The LTCH-PPS regulations also refined the criteria that must be met in order for a hospital to be classified as a long term acute care hospital. For cost reporting periods beginning on or after October 1, 2002, a long term acute care hospital must have an average inpatient length of stay for Medicare patients (including both Medicare covered and non-covered days) of greater than 25 days. Previously, average lengths of stay were measured with respect to all patients. We currently believe that each of our long term acute care hospitals will meet this requirement.

Prior to becoming subject to LTCH-PPS, a long term acute care hospital is paid on the basis of Medicare reasonable costs per case, subject to limits. Under this cost-based reimbursement system, costs accepted for reimbursement depend on a number of factors, including necessity, reasonableness, related-party principles and relatedness to patient care. Qualifying costs under Medicare’s cost-reimbursement system typically include all operating costs and also capital costs that include interest expense, depreciation, amortization, and rental expense. Non-qualifying costs include marketing costs. Under the cost-based reimbursement system, a long term acute care hospital is subject to per-discharge payment limits. During a long term acute care hospital’s initial operations, Medicare payment is capped at the average national target rate established by the Tax Equity and Fiscal Responsibility Act of 1982, commonly known as TEFRA. After the second year of operations, payment is subject to a target amount based on the lesser of the hospital’s cost-per-discharge or the national ceiling in the applicable base year. Legislation enacted in December 2000, the “Medicare, Medicaid, and SCHIP Benefits Improvement and Protection Act of 2000,” increased the target amount by 25 percent and the national ceiling by 2 percent for cost reporting periods beginning after October 1, 2000.

Prior to qualifying under the payment system applicable to long term acute care hospitals, a new long term acute care hospital initially receives payments under the general acute care hospital DRG-based reimbursement system. The long term acute care hospital must continue to be paid under this system for a minimum of six months while meeting certain Medicare long term acute care hospital requirements, the most significant requirement being an average length of stay of more than 25 days.

In addition to meeting the long term acute care hospital requirements, “hospital within a hospital” and “satellite” facilities must satisfy additional standards. A “hospital within a hospital” facility must establish itself as a hospital separate from its host by, among other things, obtaining separate licensure and certification, and limiting the services it purchases directly from its host to 15% of its total operating costs, or limiting the number of patient admissions from its host to 25% of total admissions. In addition, a hospital within a hospital is required to limit to five percent the number of its total Medicare patients that are discharged to the host hospital and subsequently readmitted to the hospital within a hospital. A “satellite” facility must not only satisfy standards that demonstrate its separateness from its host but must also meet requirements that show its integration with the main provider hospital of which it is a part.

LTCH-PPS is being phased-in over a five-year transition period, during which a long term acute care hospital’s payment for each Medicare patient will be a blended amount consisting of set percentages of the LTC-DRG payment rate and the hospital’s reasonable cost-based reimbursement. The LTC-DRG payment rate is 20% for a hospital’s cost reporting period beginning on or after October 1, 2002, and will increase by 20% for each cost reporting period thereafter until the hospital’s cost reporting period beginning on or after October 1, 2006, when the hospital will be paid solely on the basis of LTC-DRG payment rates. A long term acute care hospital may elect to be paid solely on the basis of LTC-DRG payment rates (and not be subject to the transition period) at the start of any of its cost reporting periods during the transition period.

During the quarter ended June 30, 2003, an additional fourteen of our hospitals implemented LTCH-PPS pursuant to the new regulations and one hospital that previously had implemented LTCH-PPS was closed. This brings the total number of our hospitals which have implemented LTCH-PPS to forty-nine at June 30, 2003. Forty-eight of these hospitals elected to be paid solely on the basis of LTC-DRG payments. The balance of our hospitals are expected to implement LTCH-PPS in the next quarter.

While the implementation of LTCH-PPS is intended to be revenue neutral to the industry, it may be possible for our hospitals to experience enhanced financial performance due to our low cost operating model and the high acuity of our patient population. However, there are risks associated with transitioning to the new payment system. The conversion to the new payment system was accretive to our earnings in the quarter ended June 30, 2003, and we are continuing to assess the long term impact of the LTCH-PPS.

Inpatient rehabilitation facility Medicare reimbursement. The inpatient rehabilitation facilities that we acquired from Kessler are subject to a Medicare payment system that differs from that applicable to our long term acute care hospitals. Prior to January 1, 2002, inpatient rehabilitation facilities were paid on the basis of Medicare reasonable costs per case, subject to limits under TEFRA. Beginning in January 2002, inpatient rehabilitation facilities began to be paid under a new prospective payment system specifically applicable to this provider type, which is referred to as “IRF-PPS.” Under the IRF-PPS, each patient discharged from an inpatient rehabilitation facility is assigned to a case mix group or “IRF-CMG” containing patients with similar clinical problems that are expected to require similar amounts of resources. An inpatient rehabilitation facility is generally paid a pre-determined fixed amount applicable to the assigned IRF-CMG (subject to applicable case and facility level adjustments). The payment amount for each IRF-CMG is intended to reflect the average cost of treating a Medicare patient’s condition in an inpatient rehabilitation facility relative to patients with conditions described by other IRF-CMGs. The IRF-PPS also includes special payment policies for patients whose length of stay is three days or less, and for patients for whom the hospital’s cost of care materially exceeds the average for the IRF-CMG to which the patient is assigned. As required by Congress, IRF-CMG payments rates have been set to maintain budget neutrality with total expenditures that would have been made under the previous reasonable cost-based system.

The IRF-PPS was phased-in over a transition period in 2002. For cost reporting periods beginning on or after January 1, 2002 and before October 1, 2002, an inpatient rehabilitation facility’s payment for each Medicare patient was a blended amount consisting of 66 2/3% of the IRF-PPS payment rate and 33 1/3% of the hospital’s reasonable cost-based reimbursement. For cost reporting periods beginning on or after October 1, 2002, inpatient rehabilitation facilities are paid solely on the basis of the IRF-PPS payment rate.

The IRF-PPS regulations did not change the criteria that must be met in order for a hospital to be classified as an inpatient rehabilitation facility. In addition to satisfying certain operational requirements, in order to be certified by Medicare as an inpatient rehabilitation facility, a hospital must demonstrate that, during its most recent 12-month cost reporting period, it served an inpatient population of whom at least 75 percent required intensive rehabilitation services for one or more of ten conditions specified in the regulation. Medicare rules permit an inpatient rehabilitation facility to pre-certify its compliance with this “75 percent test.” Consequently, in contrast to long term acute care hospitals, inpatient rehabilitation facilities are not required to be paid under the general acute care hospital DRG-based reimbursement system during their initial operations. Rather, after self-certifying compliance with the 75 percent test, they are entitled to be reimbursed as inpatient rehabilitation facilities (now, under the IRF-PPS) upon the commencement of operations.

In Spring 2002, CMS surveyed its contractors in order to determine the methods being used to verify if inpatient rehabilitation facilities were complying with the 75 percent test. Based upon its preliminary analysis, CMS became aware that inconsistent methods were being used throughout the country to assess compliance with the 75 percent test. Certain contractors, including the contractor overseeing Kessler’s geographic region, were attempting to enforce the 75 percent test vigorously, while other contractors were not. In response, on June 7, 2002, CMS suspended enforcement of the 75 percent test, pending a more thorough review of data and a determination of whether regulatory changes were warranted. CMS’s further review of limited administrative data revealed that the percentage of inpatient rehabilitation facilities in compliance with the 75 percent test is low (approximately 13.5 percent). Concurrent with CMS’s analysis of this issue, the inpatient rehabilitation industry has been engaged in efforts to convince the agency to modify the 75 percent test so that classification as an inpatient rehabilitation facility is based on treatment of patients with a broader range of conditions.

After extensive public comments concerning the 75 percent test, on September 9, 2003, CMS proposed certain modifications to the regulatory standards for classification as an inpatient rehabilitation facility. First, CMS proposed to change the portion of patients who are required to have one or more of the specified medical conditions from 75 percent to 65 percent. Second, CMS proposed to delete “polyarthritis” from the list of qualifying conditions and to replace it with three more clearly defined arthritis-related conditions. The agency refused, however, to include joint replacements, cancer, cardiac, pulmonary and pain conditions within the list of qualifying conditions. Third, CMS sought input on the possible inclusion of patients who have comorbidities that fall within the list of qualifying conditions for purposes of the proposed 65 percent test. CMS proposed that the 65 percent standard and the comorbidity compliance policy would apply only for three years following the effective date of its final rule (anticipated to be January 1, 2004) while the agency studies trends in admissions and overall utilization in inpatient rehabilitation facilities. Thus, CMS proposed to reinstitute the 75 percent test and to end use of the comorbidity compliance policy for cost reporting periods beginning on or after January 1, 2007.

CMS has also proposed to adjust the time period used to determine compliance with the classification standards. Rather than assess compliance during the most recent 12-month cost reporting period, CMS has proposed that data from the most recent, consecutive and appropriate 12-month period be used to determine compliance with the certification standards. Since a change in classification becomes effective on the first day of a cost reporting period, this change would enable CMS’s contractors to change a facility’s classification more promptly following a determination whether it meets the classification standards. As proposed, the changes to the classification standards would be applicable for cost reporting periods beginning on or after the anticipated January 1, 2004 effective date of the final rule.

In recent years, the inpatient rehabilitation facilities that we acquired from Kessler may not have served an inpatient population of whom at least 65 percent required intensive rehabilitation services for one or more of the 12 proposed specified rehabilitation conditions. Consequently, for cost reporting periods beginning on or after January 1, 2004, in order to achieve compliance with the anticipated changes to the classification standard, it will be necessary for us to reassess, and possibly change, Kessler’s inpatient admissions standards. Such changes may include more restrictive admissions policies to better ensure that the requisite percentage of patients are being treated for at least one of the specified rehabilitation conditions. Stricter admissions standards may result in reduced patient volumes at the Kessler inpatient rehabilitation facilities, which, in turn, may result in lower net operating revenue and net income for these operations. Because CMS requires twelve months of data in order to measure compliance with the classification standard, and Kessler operates on a January 1 cost reporting year, we anticipate that CMS will not take action to enforce the proposed standard against Kessler until cost reporting periods beginning on or after January 1, 2005.

Recently, several CMS contractors, including the contractor overseeing Kessler’s geographic region, have promulgated draft local medical review policies (“LMRPs”) that would change the guidelines used to determine the medical necessity for inpatient rehabilitation care. Implementation of the LMRPs, as proposed by the contractors, could result in denials of coverage for care that has historically been reimbursed by the Medicare program and could cause Kessler to have to reevaluate its admissions policies. The inpatient rehabilitation industry has requested that CMS stop the promulgation of these LMRPs and more fully examine the issues associated with medical necessity for inpatient rehabilitation care; however, it remains unclear whether these industry efforts will be successful.

Outpatient rehabilitation services Medicare reimbursement. We provide the majority of our outpatient rehabilitation services in our rehabilitation clinics. Through our contract services agreements, we also provide outpatient rehabilitation services in the following settings:

          • schools;

          • physician-directed clinics;

          • hospitals; and

          • skilled nursing facilities.

Essentially, all of our outpatient rehabilitation services are provided in rehabilitation agencies and are not provided through rehabilitation hospitals. A small portion of our outpatient rehabilitation services are furnished in the inpatient rehabilitation facilities purchased from Kessler.

Prior to January 1, 1999, outpatient therapy services, including physical therapy, occupational therapy, and speech-language pathology, were reimbursed on the basis of the lower of 90% of reasonable costs or actual charges. Beginning January 1, 1999, the Balanced Budget Act of 1997 (the “BBA”) required that outpatient therapy services be reimbursed on a fee schedule, subject to annual limits. Outpatient therapy providers receive a fixed fee for each procedure performed, which is adjusted by the geographical area in which the facility is located.

The BBA also imposed annual per Medicare beneficiary caps beginning January 1, 1999 that limited Medicare coverage to $1,500 for outpatient rehabilitation services (including both physical therapy and speech-language pathology services) and $1,500 for outpatient occupational health services, including deductible and coinsurance amounts. Subsequent legislation imposed a moratorium on the application of these limits for the years 2000, 2001 and 2002. With the expiration of the moratorium, CMS had planned to implement the caps beginning on July 1, 2003, but this date was later delayed until September 1, 2003, based upon a settlement reached with a group of plaintiffs seeking to stop implementation of the limits. With the required application of an inflation index, the therapy caps for the period from September 1, 2003 to December 31, 2003 are:

•	$1,590 for outpatient rehabilitation services (including both physical therapy and speech-language pathology services), and

•	$1,590 for outpatient occupational health services.

Beginning January 1, 2004, the inflation-adjusted caps will be applied to services provided during each full calendar year. In addition, Congress is considering legislation that may include an extension of the moratorium on the therapy caps during calendar year 2004; however, the likelihood of passage of this legislative proposal remains unclear. If and when ultimately implemented, we believe that these therapy caps could have an adverse affect on our outpatient rehabilitation business to the extent that we furnish services to Medicare beneficiaries who receive services with a value in excess of the caps.

Historically, outpatient rehabilitation services have been subject to scrutiny by the Medicare program for, among other things, medical necessity for services, appropriate documentation for services, supervision of therapy aides and students and billing for group therapy. CMS has issued guidance to clarify that services performed by a student are not reimbursed even if provided under “line of sight” supervision of the therapist. Likewise, CMS has reiterated that Medicare does not pay for services provided by aides regardless of the level of supervision. CMS also has issued instructions that outpatient physical and occupational therapy services provided simultaneously to two or more individuals by a practitioner should be billed as group therapy services.

Payment for rehabilitation services furnished to patients of skilled nursing facilities has been affected by the establishment of a Medicare prospective payment system and consolidated billing requirement for skilled nursing facilities. The resulting pressure on skilled nursing facilities to reduce their costs by negotiating lower payments to therapy providers, such as our contract therapy services, and the inability of the therapy providers to bill the Medicare program directly for their services have tended to reduce the amounts that rehabilitation providers can receive for services furnished to many skilled nursing facility residents.

Long term acute care hospital Medicaid reimbursement. The Medicaid program is designed to provide medical assistance to individuals unable to afford care. The program is governed by the Social Security Act of 1965 and administered and funded jointly by each individual state government and the Centers for Medicare & Medicaid Services. Medicaid payments are made under a number of different systems, which include cost-based reimbursement, prospective payment systems or programs that negotiate payment levels with individual hospitals. In addition, Medicaid programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy by the state agencies and certain government funding limitations, all of which may increase or decrease the level of program payments to our hospitals. Medicaid payments accounted for about 1.5% of our long term acute care net operating revenues for the year ended December 31, 2002.

Workers’ compensation. Workers’ compensation programs accounted for approximately 17.6% of our revenue from outpatient rehabilitation services for the year ended December 31, 2002. Workers’ compensation is a state-mandated, comprehensive insurance program that requires employers to fund or insure medical expenses, lost wages and other costs resulting from work-related injuries and illnesses. Workers’ compensation benefits and arrangements vary on a state-by-state basis and are often highly complex. In some states, payment for services covered by workers’ compensation programs are subject to cost containment features, such as requirements that all workers’ compensation injuries be treated through a managed care program, or the imposition of payment caps. In addition, these workers’ compensation programs may impose requirements that affect the operations of our outpatient rehabilitation services.

Canadian reimbursement

The Canada Health Act governs the Canadian healthcare system, and provides for federal funding to be transferred to provincial health systems. Our Canadian outpatient rehabilitation clinics receive approximately 50% of their funding through workers’ compensation benefits, which are administered by provincial workers’ compensation boards. The workers’ compensation boards assess employers’ fees based on their industry and past claims history. These fees are then distributed independently by each provincial workers’ compensation board as payments for healthcare services. Therefore, the payments each of our rehabilitation clinics receive for similar services can vary substantially because of the different payment regulations in each province. Additional funding sources for our Canadian clinics are commercial insurance programs, direct patient contribution and publicly funded health care sources. For the year ended December 31, 2002, we derived about 3.5% of our total net operating revenues from our operations in Canada.

Other healthcare regulations

Fraud and abuse enforcement. Various federal laws prohibit the submission of false or fraudulent claims, including claims to obtain payment under Medicare, Medicaid and other government healthcare programs. Penalties for violation of these laws include civil and criminal fines, imprisonment and exclusion from participation in federal and state healthcare programs. In recent years, federal and state government agencies have increased the level of enforcement resources and activities targeted at the healthcare industry. In addition, the federal False Claims Act allows an individual to bring lawsuits on behalf of the government, in what are known as qui tam or “whistleblower” actions, alleging false or fraudulent Medicare or Medicaid claims or other violations of the statute. The use of these private enforcement actions against healthcare providers has increased dramatically in the recent past, in part because the individual filing the initial complaint is entitled to share in a portion of any settlement or judgment.

From time to time, various federal and state agencies, such as the Department of Health and Human Services, issue a variety of pronouncements, including fraud alerts, the Office of

Inspector General’s Annual Work Plan and other reports, identifying practices that may be subject to heightened scrutiny. These pronouncements can identify issues relating to long term acute care hospitals, inpatient rehabilitation facilities or outpatient rehabilitation services or providers. For example, the Office of Inspector General’s 2004 Work Plan describes the government’s intention to study providers’ use of the “hospital within a hospital” model for furnishing long term acute care hospital services and whether they comply with the five percent limitation on discharges to the host hospital that are subsequently readmitted to the hospital within a hospital. We monitor government publications applicable to us and focus a portion of our compliance efforts towards these areas targeted for enforcement.

We endeavor to conduct our operations in compliance with applicable laws, including healthcare fraud and abuse laws. If we identify any practices as being potentially contrary to applicable law, we will take appropriate action to address the matter, including, where appropriate, disclosure to the proper authorities.

Remuneration and fraud measures. The federal “anti-kickback” statute prohibits some business practices and relationships under Medicare, Medicaid and other federal healthcare programs. These practices include the payment, receipt, offer or solicitation of money in connection with the referral of patients covered by a federal or state healthcare program. Violations of the anti-kickback law may be punished by a criminal fine of up to $50,000 or imprisonment for each violation, civil monetary penalties of $50,000 and damages of up to three times the total amount of remuneration, and exclusion from participation in federal or state health care programs.

Section 1877 of the Social Security Act, commonly known as the “Stark Law,” prohibits referrals for designated health services by physicians under the Medicare and Medicaid programs to other healthcare providers in which the physicians have an ownership or compensation arrangement unless an exception applies. Sanctions for violating the Stark Law include civil monetary penalties of up to $15,000 per prohibited service provided, assessments equal to twice the dollar value of each such service provided and exclusion from the Medicare and Medicaid programs. The statute also provides a penalty of up to $100,000 for a circumvention scheme. In addition, many states have adopted or may adopt similar anti-kickback or anti-self-referral statutes. Some of these statutes prohibit the payment or receipt of remuneration for the referral of patients, regardless of the source of the payment for the care.

Provider-based status. The designation “provider-based” refers to circumstances in which a subordinate facility (e.g., a separately-certified Medicare provider, a department of a provider or a satellite facility) is treated as part of a provider for Medicare payment purposes. In these cases, the services of the subordinate facility are included on the “main” provider’s cost report and overhead costs of the main provider can be allocated to the subordinate facility, to the extent that they are shared. We operate ten long term acute care hospitals that are treated as provider-based satellites of certain of our other facilities, certain of our outpatient rehabilitation services are operated as departments of our inpatient rehabilitation facilities, and we provide rehabilitation management and staffing services to hospital rehabilitation departments that may be treated as provider-based. These facilities are required to satisfy certain operational standards in order to retain their provider-based status.

Health information practices. In addition to broadening the scope of the fraud and abuse laws, the Health Insurance Portability and Accountability Act of 1996, commonly known as HIPAA, also mandates, among other things, the adoption of standards for the exchange of electronic health information in an effort to encourage overall administrative simplification and enhance the effectiveness and efficiency of the healthcare industry. If we fail to comply with the standards, we could be subject to criminal penalties and civil sanctions. Among the standards that the Department of Health and Human Services has adopted or will adopt pursuant to HIPAA are standards for the following:

• electronic transactions and code sets;

• unique identifiers for providers, employers, health plans and individuals;

• security and electronic signatures;

• privacy; and

• enforcement.

Although HIPAA was intended ultimately to reduce administrative expenses and burdens faced within the healthcare industry, we believe the law will initially bring about significant and, in some cases, costly changes.

The Department of Health and Human Services has adopted standards in three areas that most affect our operations. First, standards relating to electronic transactions and code sets require the use of uniform standards for common healthcare transactions, including healthcare claims information, plan eligibility, referral certification and authorization, claims status, plan enrollment and disenrollment, payment and remittance advice, plan premium payments and coordination of benefits. We must be in compliance with these requirements by October 16, 2003.

Second, standards relating to the privacy of individually identifiably health information govern our use and disclosure of protected health information, and require us to impose those rules, by contract, on any business associate to whom such information is disclosed. We were required to comply with these standards by April 14, 2003.

Third, standards for the security of electronic health information which were issued on February 20, 2003 require us to implement various administrative, physical and technical safeguards to ensure the integrity and confidentiality of health information. We are required to be in compliance with the security standards by April 21, 2005.

We maintain a HIPAA implementation committee that is charged with evaluating and implementing HIPAA. The implementation committee monitors HIPAA’s regulations as they have been adopted to date and as additional standards and modifications are adopted. At this time, we anticipate that we will be able to fully comply with those HIPAA requirements that have been adopted. However, we cannot at this time estimate the cost of such compliance, nor can we estimate the cost of compliance with standards that have not yet been issued or finalized by the Department of Health and Human Services. Although the new health information standards are likely to have a significant effect on the manner in which we handle health data and communicate with payors, based on our current knowledge, we believe that the cost of our compliance will not have a material adverse effect on our business, financial condition or results of operations.

Employees

As of June 30, 2003 we employed approximately 17,200 people throughout the United States and Canada. A total of approximately 10,600 of our employees are full-time and the remaining approximately 6,600 are part-time employees. Outpatient, contract therapy and physical rehabilitation and occupational health employees totaled approximately 8,500 and inpatient employees totaled approximately 8,200. The remaining 500 employees were in corporate management and administration.

Legal proceedings

In February 2002, PHICO, at the request of the Pennsylvania Insurance Department, was placed in liquidation by an order of the Commonwealth Court of Pennsylvania. The Company had placed its primary malpractice insurance coverage through PHICO from June 1998 through December 2000. In January 2001, these policies were replaced by policies issued with other insurers. As of June 30, 2003, the Company had approximately 13 unsettled cases in seven states from the policy years covered by PHICO issued policies. The liquidation order refers these claims to the various state guaranty associations. These state guaranty association statutes generally provide for coverage between $100,000-$300,000 per insured claim, depending upon the state. Some states also have catastrophic loss funds to cover settlements in excess of the available state guaranty funds. Most state insurance guaranty statutes provide for net worth and residency limitations that, if applicable, may limit or prevent the Company from recovering from these state guaranty association funds. At this time, the Company believes that it will meet the requirements for coverage under most of the applicable state guarantee association statutes, and that the resolution of these claims will not have a material adverse effect on the Company’s financial position, cash flow or results of operations. However, because the rules related to state guaranty association funds are subject to interpretation, and because these claims are still in the process of resolution, the Company’s conclusions may change as this process progresses.

In addition, as part of our business, we are subject to legal actions alleging liability on our part. To cover claims arising out of the operations of our hospitals and outpatient rehabilitation facilities, we generally maintain professional malpractice liability insurance (subject to the above discussion regarding PHICO) and general liability insurance in amounts and with deductibles that we believe to be sufficient for our operations. We also maintain umbrella liability coverage covering claims which, due to their nature or amount, are not covered by our insurance policies. These insurance policies also do not cover punitive damages. See “Risk factors—Significant legal actions as well as the cost and possible lack of available insurance could subject us to substantial uninsured liabilities.”

Competition

We compete primarily on the basis of pricing and quality of the patient services we provide. Our long term acute care hospitals face competition principally from general acute care hospitals in the communities in which we operate. General acute care hospitals usually have the capability to provide the same services we provide. Our hospitals also face competition from large national operators of similar facilities, such as Kindred Healthcare, Inc.

Our outpatient rehabilitation clinics face competition principally from locally owned and managed outpatient rehabilitation clinics in the communities they serve. Many of these clinics have longer operating histories and greater name recognition in these communities than our clinics, and they may have stronger relations with physicians in these communities on whom we rely for patient referrals. In addition, HealthSouth Corporation, which operates more outpatient rehabilitation clinics in the United States than we do, competes with us in a number of our markets.

Compliance program

Our compliance program

In late 1998, we voluntarily adopted our code of conduct, which is the basis for our company-wide compliance program. Our written code of conduct provides guidelines for principles and regulatory rules that are applicable to our patient care and business activities. These guidelines are implemented by a compliance officer, a director of compliance and a director of clinical compliance who assist the compliance officer, a compliance committee and sub-committees, and employee education and training. We also have established a reporting system, auditing and monitoring programs, and a disciplinary system as a means for enforcing the code’s policies.

Operating our compliance program

We focus on integrating compliance responsibilities with operational functions. We recognize that our compliance with applicable laws and regulations depends upon individual employee actions as well as company operations. As a result, we have adopted an operations team approach to compliance. Our corporate executives, with the assistance of corporate experts, designed the programs of the compliance committee. We use facility leaders in our compliance sub-committees for employee-level implementation of our code of conduct. This approach is intended to reinforce our company-wide commitment to operate in accordance with the laws and regulations that govern our business.

Compliance committee

Our compliance committee is made up of members of our senior management and in-house counsel. The compliance committee meets on a quarterly basis and reviews the activities, reports and operation of our compliance program. In addition, the compliance sub-committees meet on a regular basis and review compliance for each of our business divisions.

Compliance issue reporting

In order to facilitate our employees’ ability to report known, suspected or potential violations of our code of conduct, we have developed a system of anonymous reporting. This anonymous reporting may be accomplished through our toll-free compliance hotline or our compliance post office box. The compliance officer and the compliance committee are responsible for reviewing and investigating each compliance incident in accordance with the compliance department’s investigation policy.

Compliance monitoring and auditing/comprehensive training and education

Monitoring reports and the results of compliance for each of our business divisions are reported to the compliance committee on a quarterly basis. We train and educate our employees regarding the code of conduct, as well as the legal and regulatory requirements relevant to each employee’s work environment. New and current employees are required to sign a compliance certification form certifying that the employee has read, understood, and has agreed to abide by the code of conduct.

Policies and procedures reflecting compliance focus areas

We review our policies and procedures for our compliance program from to time to time in order to improve operations and to ensure compliance with requirements of standards, laws and regulations and to reflect the on-going compliance focus areas which have been identified by the compliance committee.

Internal audit

In addition to and in support of the efforts of our compliance department, during 2001 we established an internal audit function led by our full time internal auditor.

Availability of reports and other information

Our Internet website address is www.selectmedicalcorp.com. Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports filed by us with the Securities and Exchange Commission pursuant to sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, are accessible free of charge through our website as soon as reasonably practicable after we electronically file those documents with, or otherwise furnish them to, the Securities and Exchange Commission.

Facilities

We currently lease most of our facilities, including clinics, offices, long term acute care hospitals and the corporate headquarters. We lease all of our clinics and related offices, which, as of June 30, 2003, included 737 outpatient rehabilitation clinics throughout the United States and Canada. The outpatient rehabilitation clinics generally have a five-year lease term and include options to renew.

We also lease all of our hospital facilities except for one 176,000 square foot facility located in Houston, Texas. As of June 30, 2003, we had 71 hospital within a hospital leases and 3 freestanding building leases.

We generally seek a five-year lease for our hospitals, with an additional five-year renewal at our option. We lease our corporate headquarters, which is approximately 68,000 square feet, located in Mechanicsburg, Pennsylvania. We lease several other administrative spaces related to administrative and operational support functions. As of June 30, 2003, this comprised 22 locations throughout the U.S. with approximately 135,000 square feet in total.

Exchange offer

Purpose and effect of the exchange offer

Select Medical Escrow issued and sold the old notes to the initial purchasers on August 12, 2003. The initial purchasers subsequently sold the old notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Because the old notes are subject to transfer restrictions, Select, Select Medical Escrow, the subsidiary guarantors and the initial purchasers entered into an Exchange and Registration Rights Agreement dated August 12, 2003 under which we agreed:

•	to prepare and file within 45 days of the closing of the Kessler Acquisition with the Securities and Exchange Commission the registration statement of which this prospectus is a part;

•	to use our reasonable best efforts to cause the registration statement to become effective under the Securities Act within 105 days of the closing of the Kessler Acquisition;

•	upon the effectiveness of the registration statement, to offer the new notes in exchange for surrender of the old notes; and

•	to keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date on which notice of the exchange offer is mailed to the holders of the old notes.

This registration statement is intended to satisfy in part our obligations relating to the old notes under the registration rights agreement.

Under existing interpretations of the Securities and Exchange Commission, the new notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the new notes represents that:

•	it is acquiring the new notes in the ordinary course of its business;

•	it has no arrangement or understanding with any person to participate in the distribution of the new notes; and

•	it is not our affiliate, as that term is interpreted by the Securities and Exchange Commission.

However, broker-dealers receiving new notes in the exchange offer will have a prospectus delivery requirement regarding resales of the new notes. The Securities and Exchange Commission has taken the position that broker-dealers receiving new notes in the exchange offer may fulfill their prospectus delivery requirements relating to new notes (other than a resale of an unsold allotment from the original sale of the old notes) with this prospectus. Under the registration rights agreement, we are required to allow broker-dealers receiving new notes in the exchange offer and other persons, if any, with similar prospectus delivery requirements to use this prospectus in connection with the resale of the new notes. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of distribution.”

Terms of the exchange offer; Period for tendering old notes

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal (which together constitute the exchange offer), we will accept for exchange old notes which are properly tendered on or prior to the expiration date of the exchange offer and not withdrawn as permitted below. The expiration date of the exchange offer shall be 5:00 p.m., New York City time, on                , 2003, unless extended by us, in our sole discretion.

As of the date of this prospectus, $175.0 million aggregate principal amount of the old notes are outstanding. This prospectus, together with the Letter of Transmittal, is first being sent on or about                , 2003 to all holders of old notes known to us. Our obligation to accept old notes for exchange pursuant to the exchange offer is subject to conditions as set forth under “—Conditions to the exchange offer” below.

We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for any exchange of any old notes, by giving notice of the extension to the holders of old notes as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under “—Conditions to the exchange offer.” We will give notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable, the notice in the case of any extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer.

Holders of old notes do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law in connection with the exchange offer.

Procedures for tendering old notes

The tender to us of old notes by a holder of old notes as set forth below and the acceptance of the tender by us will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender old notes for exchange under the exchange offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by the Letter of Transmittal, to U.S. Bank Trust National Association at the address set forth below under “—Exchange agent” on or prior to the expiration date of the exchange offer. In addition, the exchange agent must receive:

•	certificates for the old notes along with the Letter of Transmittal, or

•	prior to the expiration date of the exchange offer, a timely confirmation of a book-entry transfer of the old notes into the exchange agent’s account at The Depository Trust Company in accordance with the procedure for book-entry transfer described below, or

•	the holder must comply with the guaranteed delivery procedure described below.

The method of delivery of old notes, Letters of Transmittal and all other required documents is at your election and risk. If delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send Letters of Transmittal or old notes to us.

Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

•	by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instruction” or “Special Delivery Instruction” on the Letter of Transmittal; or

•	for the account of a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States. If old notes are registered in the name of a person other than a signer of the Letter of Transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature on the old notes guaranteed by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and who wishes to tender, should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender on the owner’s own behalf, the owner must, prior to completing and executing the Letter of Transmittal and delivering the owner’s old notes, either (1) make appropriate arrangements to register ownership of the old notes in the owner’s name or (2) obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange will be determined by us in our sole discretion. This determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date of the exchange offer (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer). The interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date of the exchange offer (including the Letter of Transmittal and the instructions to the Letter of

Transmittal) by us shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity regarding any tender of old notes for exchange, nor shall any of them incur any liability for failure to give notification.

If the Letter of Transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing, and, unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering, each holder of old notes will represent to us in writing that, among other things:

•	the new notes acquired in the exchange offer are being obtained in the ordinary course of business of the holder and any beneficial holder;

•	neither the holder nor any beneficial holder has an arrangement or understanding with any person to participate in the distribution of the new notes; and

•	neither the holder nor any other person is an “affiliate,” as defined under Rule 405 of the Securities Act, of our company. If the holder is not a broker-dealer, the holder must represent that it is not engaged in nor does it intend to engage in distribution of the new notes.

If any holder or any other person is an “affiliate,” as defined under Rule 405 of the Securities Act, of ours, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the new notes to be acquired in the exchange offer, the holder or any other person (1) may not rely on the applicable interpretations of the staff of the Securities and Exchange Commission and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If the holder is a broker-dealer, the holder must represent that it will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of distribution.”

Acceptance of old notes for exchange; Delivery of new notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date of the exchange offer, all old notes properly tendered, and will issue the new notes promptly after acceptance of the old notes. See “—Conditions to the exchange offer” below. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral and written notice to the exchange agent.

The new notes will bear interest from the most recent date to which interest has been paid on the old notes, or if no interest has been paid on the old notes, from August 12, 2003. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from August 12, 2003. Old notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Holders of old notes whose old notes are accepted for exchange will not receive any payment for accrued interest on the old notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the exchange offer and will be deemed to have waived their rights to receive accrued interest on the old notes.

In all cases, issuance of new notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of (1) certificates for the old notes or a timely confirmation of a book-entry transfer of the old notes into the exchange agent’s account at The Depository Trust Company, (2) a properly completed and duly executed Letter of Transmittal and (3) all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to the tendering holder of the old notes (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company according to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to an account maintained with the Depository Trust Company) as promptly as practicable after the expiration of the exchange offer.

Book-entry transfer

Any financial institution that is a participant in The Depository Trust Company’s systems may make book-entry delivery of old notes by causing The Depository Trust Company to transfer the old notes into the exchange agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at The Depository Trust Company, the Letter of Transmittal or facsimile of the Letter of Transmittal with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at the address set forth below under “—Exchange agent” on or prior to the expiration date of the exchange offer, unless the holder has strictly complied with the guaranteed delivery procedures described below.

We understand that the exchange agent has confirmed with The Depository Trust Company that any financial institution that is a participant in The Depository Trust Company’s system may utilize The Depository Trust Company’s Automated Tender Offer Program to tender old notes. We further understand that the exchange agent will request, within two business days after the date the exchange offer commences, that The Depository Trust Company establish an account for the old notes for the purpose of facilitating the exchange offer, and any participant may make book-entry delivery of old notes by causing The Depository Trust Company to transfer the old notes into the exchange agent’s account in accordance with The Depository Trust Company’s Automated Tender Offer Program procedures for transfer. However, the exchange of the old notes so tendered will only be made after timely confirmation of the book-entry transfer and timely receipt by the exchange agent of, in addition to any other documents required, an appropriate Letter of Transmittal with any required signature guarantee and an agent’s message, which is a message, transmitted by The Depository Trust Company and received by the exchange agent and forming part of a confirmation of a book-entry transfer, which states that The Depository Trust Company has received an express acknowledgment from a participant tendering old notes which are the subject of the confirmation of a book-entry transfer and that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce the agreement against that participant.

Guaranteed delivery procedures

If a registered holder of the old notes desires to tender the old notes and the old notes are not immediately available, or time will not permit the holder’s old notes or other required documents to reach the exchange agent before the expiration date of the exchange offer, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may nonetheless be effected if:

•	the tender is made through a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States;

•	prior to the expiration date of the exchange offer, the exchange agent received from the firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or commercial bank or trust company having an office or correspondent in the United States a properly completed and duly executed Letter of Transmittal (or a facsimile of the Letter of Transmittal) and Notice of Guaranteed Delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of old notes and the amount of old notes tendered, stating that the tender is being made and guaranteeing that within five New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a confirmation of a book-entry transfer, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or commercial bank or trust company having an office or correspondent in the United States with the exchange agent; and

•	the certificates for all physically tendered old notes, in proper form for transfer, or a confirmation of a book-entry transfer, as the case may be, and all other documents required by the Letter of Transmittal are received by the exchange agent within five New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal rights

Tenders of old notes may be withdrawn at any time prior to the expiration date of the exchange offer. For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at the address set forth below under “—Exchange agent.” Any notice of withdrawal must:

•	specify the name of the person having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn (including the principal amount of the old notes); and

•	where certificates for old notes have been transmitted specify the name in which the old notes are registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States unless the holder is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

If old notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn old notes and otherwise comply with the procedures of the facility. All questions as to the validity, form and eligibility (including time of receipt) of the notices will be determined by us, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder (or in the case of old notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company according to the book-entry transfer procedures described above, the old notes will be credited to an account maintained with The Depository Trust Company for the old notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for tendering old notes” above at any time on or prior to the expiration date of the exchange offer.

Conditions to the exchange offer

Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time before the acceptance of the old notes for exchange or the exchange of new notes for the old notes, we determine that:

•	the exchange offer does not comply with any applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission;

•	we have not received all applicable governmental approvals; or

•	any actions or proceedings of any governmental agency or court exist which could materially impair our ability to consummate the exchange offer.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of that right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if at that time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended. In any event we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Exchange agent

U.S. Bank Trust National Association has been appointed as the exchange agent for the exchange offer. All executed Letters of Transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

U.S. Bank Trust National Association

Corporate Trust Services:
Attn: Specialized Finance
EP-MN-WS-2N
60 Livingston Ave.
St. Paul, MN 55107

Telephone: (800) 934-6802

Fax: (651) 495-8158

Delivery other than as set forth above will not constitute a valid delivery.

Fees and expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees.

The expenses to be incurred in connection with the exchange offer will be paid by us. These expenses include fees and expenses of the exchange agent and trustee under the indenture governing the notes, accounting and legal fees and printing costs, among others.

Accounting treatment

The new notes will be recorded at the same carrying amount as the old notes, which is the principal amount as reflected in our accounting records on the date of the exchange and, accordingly, no gain or loss will be recognized. The debt issuance costs will be capitalized and amortized to interest expense over the term of the new notes.

Transfer taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the tender, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Consequences of failure to exchange; Resales of new notes

Holders of old notes who do not exchange their old notes for new notes in the exchange offer will continue to be subject to the restrictions on transfer of the old notes as set forth in the legend on the old notes as a consequence of the issuance of the old notes in accordance with exemptions from, or in transactions not subject to, the registration requirements of, the Securities Act and applicable state securities laws. Old notes not exchanged in accordance with the exchange offer will continue to accrue interest at 7 1/2% per annum and will otherwise remain outstanding in accordance with their terms. Holders of old notes do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law in connection with the exchange offer. In general, the old notes may not be offered or sold unless registered under the Securities Act, except in accordance with an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act. However, (1) if because of any change in law or in applicable interpretations by the staff of the Securities and Exchange Commission, we are not permitted to effect the exchange offer, (2) if the exchange offer is not consummated within 135 days of the closing of the Kessler Acquisition, (3) if any initial purchaser so requests that the old notes not eligible be exchanged for new notes in the exchange offer and held by it following consummation of the exchange offer or (4) if any holder of old notes (other than a broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making or other trading activities) is not eligible to participate in the exchange offer or, in the case of any holder of old notes (other than a broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making or other trading activities) that participates in the exchange offer, does not receive new notes in exchange for old notes that may be sold without restriction under state and federal securities laws, we are obligated to file a shelf registration statement on the appropriate form under the Securities Act relating to the old notes held by such persons.

Based on interpretive letters issued by the staff of the Securities and Exchange Commission to third parties in unrelated transactions, we are of the view that new notes issued in accordance with the exchange offer may be offered for resale, resold or otherwise transferred by the holders (other than (1) any holder which is an “affiliate” of us within the meaning of Rule 405 under the Securities Act or (2) any broker-dealer that purchases notes from us to resell in accordance with Rule 144A or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes are acquired in the ordinary course of the holders’ business and the holders have no arrangement or understanding with any person to participate in the distribution of the new notes. If any holder has any arrangement or understanding regarding the distribution of the new notes to be acquired in accordance with the exchange offer, the holder (1) could not rely on the applicable interpretations of the staff of the Securities and Exchange Commission and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. A broker-dealer who holds old notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of new notes. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.” We have not requested the staff of the Securities and Exchange Commission to consider the exchange offer in the context of a no-action letter, and there can be no assurance that the staff would take positions similar to those taken in the interpretive letters referred to above if we were to make a no-action request.

In addition, to comply with the securities laws of applicable jurisdictions, the new notes may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdictions or an exemption from registration or qualification is available and is complied with. We have agreed, under the Exchange and Registration Rights Agreement and subject to specified limitations therein, to register or qualify the new notes for offer or sale under the securities or blue sky laws of the applicable jurisdictions in the United States as any selling holder of the notes reasonably requests in writing.

Management

Directors and executive officers

Our directors and executive officers, their ages and their positions are as follows:

Name	Age	Position

Rocco A. Ortenzio	70	Director and Executive Chairman
Robert A. Ortenzio	46	Director, President and Chief Executive Officer
Russell L. Carson	60	Director
David S. Chernow	46	Director
Bryan C. Cressey	54	Director
James E. Dalton, Jr.	61	Director
Meyer Feldberg	61	Director
Leopold Swergold	63	Director
LeRoy S. Zimmerman	68	Director
Patricia A. Rice	56	Executive Vice President and Chief Operating Officer
David W. Cross	56	Senior Vice President and Chief Development Officer
S. Frank Fritsch	52	Senior Vice President, Human Resources
Martin F. Jackson	49	Senior Vice President and Chief Financial Officer
James J. Talalai	42	Senior Vice President and Chief Information Officer
Michael E. Tarvin	43	Senior Vice President, General Counsel and Secretary
Edward R. Miersch	47	President, NovaCare Rehabilitation Division
Scott A. Romberger	43	Vice President, Controller and Chief Accounting Officer

Rocco A. Ortenzio co-founded our company and has served as Executive Chairman since September 2001. He served as Chairman and Chief Executive Officer from February 1997 until September 2001. In 1986, he co-founded Continental Medical Systems, Inc., and served as its Chairman and Chief Executive Officer until July 1995. In 1979, Mr. Ortenzio founded Rehab Hospital Services Corporation, and served as its Chairman and Chief Executive Officer until June 1986. In 1969, Mr. Ortenzio founded Rehab Corporation and served as its Chairman and Chief Executive Officer until 1974, when it merged with American Sterilizer Company. From 1996 to 1999, he served on the Board of Governors of the Pennsylvania State System of Higher Education. Mr. Ortenzio is the father of Robert A. Ortenzio, our President and Chief Executive Officer.

Robert A. Ortenzio co-founded our company and has served as a director since February 1997. Mr. Ortenzio has served as our President and Chief Executive Officer since September 2001, and prior to that served as our President and Chief Operating Officer since February 1997. He was an Executive Vice President and a director of Horizon/CMS Healthcare Corporation from July 1995 until July 1996. Mr. Ortenzio co-founded Continental Medical Systems, Inc. a provider of comprehensive medical rehabilitation services, and served as its President from May 1989 and its Chief Executive Officer from July 1995 (when it merged with Horizon Healthcare Corporation), respectively, until August 1996. Also, he served as Chief Operating Officer of Continental Medical Systems, Inc. from April 1988 to July 1995. Mr. Ortenzio joined Continental Medical Systems, Inc. as a Senior Vice President in February 1986. Before then, he was a Vice

President of Rehab Hospital Services Corporation, a hospital chain acquired by National Medical Enterprises, Inc. (now called Tenet Healthcare Corporation) in January 1985. Mr. Ortenzio serves as a director of U.S. Oncology, Inc. Mr. Ortenzio is the son of Rocco A. Ortenzio, our Executive Chairman.

Russell L. Carson has been a director since February 1997. He co-founded Welsh, Carson, Anderson & Stowe in 1978 and has focused on healthcare investments. Welsh, Carson, Anderson & Stowe has created 12 institutionally funded limited partnerships with total capital of $12 billion and has invested in more than 200 companies. Before co-founding Welsh, Carson, Anderson & Stowe, Mr. Carson was employed by Citicorp Venture Capital Ltd., a subsidiary of Citigroup, Inc., and served as its Chairman and Chief Executive Officer from 1974 to 1978. Mr. Carson serves as a director of U.S. Oncology, Inc.

David S. Chernow has served as a director since January 2002. Since July 2001, Mr. Chernow has served as the President and CEO of Junior Achievement, Inc., a nonprofit organization dedicated to the education of young people. From 1999 to 2001, he was the President of the Physician Services Group at US Oncology, Inc. Mr. Chernow co-founded America Oncology Resources (AOR) in 1992 and served as its Chief Development Officer until the time of the merger which created US Oncology in 1999. He also serves as a director of American Humanics.

Bryan C. Cressey has been a director since February 1997. He has been a partner at Thoma Cressey Equity Partners since its founding in June 1998 and prior to that time was a principal, partner and founder of Golder, Thoma, Cressey and Rauner, the predecessor of GTCR Golder Rauner, LLC, since 1980. He also serves as a director and chairman of Cable Design Technologies Corp. and several private companies. Age: 53.

James E. Dalton, Jr. has been a director since December, 2000. Mr. Dalton served as President, Chief Executive Officer and as a director of Quorom Health Group, Inc. from May 1, 1990 until it was acquired by Triad Hospitals, Inc. in April 2001. Prior to joining Quorom, he served as Regional Vice President, Southwest Region for HealthTrust, Inc., as division Vice President of HCA, and as Regional Vice President of HCA Management Company. He also serves on the board of directors of Genesis Health Ventures, Inc., and U.S. Oncology, Inc. He serves as a Trustee for the Universal Health Services Realty Income Trust. Mr. Dalton is a Fellow of the American College of Healthcare Executives.

Meyer Feldberg has been a director since September 2000. He has served as professor of management and the dean of Columbia University Business School since 1989. Mr. Feldberg also serves as a director and member of the compensation committee of Federated Department Stores, as a director and a member of the audit committees of Revlon, Inc., PRIMEDIA Inc. and UBS Funds and as a director of SAPPI Limited.

Leopold Swergold has been a director since May, 2001. In 1983, Mr. Swergold formed Swergold, Chefitz & Company, a healthcare investment banking firm. In 1989, Swergold, Chefitz & Company merged into Furman Selz, an investment banking firm, where Mr. Swergold served as Head of Healthcare Investment Banking and as a member of the Board of Directors. In 1997, Furman Selz was acquired by ING Groep N.V. of the Netherlands. Since 1997, Mr. Swergold has been a Managing Director of ING Furman Selz Asset Management LLC, where he manages several healthcare investment funds. Mr. Swergold also serves on the Board of Trustees of the Beth Israel Medical Center, the Board of Trustees of St. Luke’s—Roosevelt Hospital Center, and the Rockefeller University Council.

LeRoy S. Zimmerman has been a director since October 1998. He served as our Executive Vice President of Public Policy from September 2000 until January 2002, and as a consultant from January 2002 until October 2002. He was an equity member of the law firm Eckert Seamans Cherin & Mellott, LLC, from April 1989 to September 2000, and since January 2002 has been of counsel to that firm. At Eckert Seamans, he served as Chairman of the Board of Directors from January 1994 to September 2000, and Chairman of its Executive Committee from June 1997 to September 2000. Before joining Eckert Seamans, Mr. Zimmerman served as Pennsylvania’s first elected Attorney General from January 1981 to January 1989, and District Attorney of Dauphin County, Pennsylvania from to 1965 to 1980. Mr. Zimmerman is also a member of the Board of Directors of the Hershey Trust Company and the Board of Managers of the Milton Hershey School.

Patricia A. Rice has served as Executive Vice President and Chief Operating Officer since January 2002. Prior thereto, she served as Executive Vice President of Operations from November 1999 to January 2002. She served as Senior Vice President of Hospital Operations from December 1997 to November 1999. She was Executive Vice President of the Hospital Operations Division of Continental Medical Systems, Inc. from August 1996 until December 1997. Prior to that time, she served in various management positions at Continental Medical Systems, Inc. from 1987 to 1996.

David W. Cross has served as Senior Vice President and Chief Development Officer since December 1998 and has served as President of the Rehabilitation Management division, a provider of contract rehabilitation services, since November 1999. Before joining us, he was President and Chief Executive Officer of Intensiva Healthcare Corporation from 1994 until we acquired it. Mr. Cross was a founder, the President and Chief Executive Officer, and a director of Advanced Rehabilitation Resources, Inc., and served in each of these capacities from 1990 to 1993. From 1987 to 1990, he was Senior Vice President of Business Development for RehabCare Group, Inc., a publicly traded rehabilitation care company, and in 1993 and 1994 served as Executive Vice President and Chief Development Officer of RehabCare Group, Inc. Mr. Cross currently serves on the board of directors of Odyssey Healthcare, Inc., a hospice health care company, and is also a Trustee of the Acute Long Term Hospital Association, a trade association.

S. Frank Fritsch has served as Senior Vice President of Human Resources since November 1999. He served as our Vice President of Human Resources from June 1997 to November 1999. Prior to June 1997, he was Senior Vice President—Human Resources for Integrated Health Services from May 1996 until June 1997. Prior to that time, Mr. Fritsch was Senior Vice President—Human Resources for Continental Medical Systems from August 1992 to April 1996. From 1980 to 1992, Mr. Fritsch held senior human resources positions with Mercy Health Systems, Rorer Pharmaceuticals, ARA Mark and American Hospital Supply Corporation.

Martin F. Jackson has served as Senior Vice President and Chief Financial Officer since May 1999. Mr. Jackson previously served as a Managing Director in the Health Care Investment Banking Group for CIBC Oppenheimer from January 1997 to May 1999. Prior to that time, he served as Senior Vice President, Health Care Finance with McDonald & Company Securities, Inc. from January 1994 to January 1997. Prior to 1994, Mr. Jackson held senior financial positions with Van Kampen Merritt, Touche Ross, Honeywell and L’Nard Associates.

James J. Talalai has served as Senior Vice President and Chief Information Officer since August 2001. He served as our Vice President and Chief Information Officer from November 1999 to August 2001. Prior to that time, he served as Vice President of Information Services from

October 1998 to November 1999, and served as Director of Information Services since May 1997. He was Director, Information Technology for Horizon/CMS Healthcare Corporation from 1995 to 1997. He also served as Data Center Manager at Continental Medical Systems, Inc. from 1994 to 1995.

Michael E. Tarvin has served as Senior Vice President, General Counsel and Secretary since November 1999. He served as our Vice President, General Counsel and Secretary from February 1997 to November 1999. He was Vice President—Senior Counsel of Continental Medical Systems from February 1993 until February 1997. Prior to that time, he was Associate Counsel of Continental Medical Systems from March 1992. Mr. Tarvin was an associate at the Philadelphia law firm of Drinker Biddle & Reath, LLP from September 1985 until March 1992.

Edward R. Miersch has served as President of our NovaCare Rehabilitation Division since January 2000. Prior to that time, Mr. Miersch was Vice President of Ambulatory Services of Mercy Health System from December 1998 to October 1999. From March 1996 until October 1998, Mr. Miersch served first as Vice President—Operations and then as Senior Vice President and Chief Operating Officer of U.S. Physicians, Inc., an integrator and manager of physician practices that declared bankruptcy in November 1998. From September 1993 until March 1996, Mr. Miersch served as Eastern Region President of the Outpatient Rehabilitation Division of the former NovaCare, Inc. He served as President of Sports Physical Therapists, Inc. from September 1980 until September 1993, when that company was acquired by RehabClinics, Inc., a company which was itself in turn acquired by NovaCare, Inc. in early 1994. Mr. Miersch also served as Director of Physical Therapy and Sports Medicine at Haverford Community Hospital from September 1980 to January 1986.

Scott A. Romberger has served as Vice President and Controller since February 1997. In addition, he became Chief Accounting Officer in December, 2000. Prior to February 1997, he was Vice President—Controller of Continental Medical Systems from January 1991 until January 1997. Prior to that time, he served as Acting Corporate Controller and Assistant Controller of Continental Medical Systems from June 1990 and December 1988, respectively. Mr. Romberger is a certified public accountant and was employed by a national accounting firm from April 1985 until December 1988.

Classes of the board

Our board of directors is divided into three classes that serve staggered three-year terms as follows:

Class	Expiration	Member

Class I	2005	Messrs. Chernow, Feldberg and Zimmerman
Class II	2006	Messrs. Cressey, Dalton and Robert Ortenzio
Class III	2004	Messrs. Carson, Rocco Ortenzio and Swergold

Board committees

The compensation committee reviews and makes recommendations to the board regarding the compensation to be provided to our Executive Chairman, Chief Executive Officer and our directors. The compensation committee consists of Russell L. Carson, Bryan C. Cressey and David S. Chernow. In addition, the compensation committee reviews compensation arrange-

ments for our other executive officers. The compensation committee also administers our equity compensation plans.

The audit committee reviews and monitors our corporate financial reporting, external audits, internal control functions and compliance with laws and regulations that could have a significant effect on our financial condition or results of operations. In addition, the audit committee has the responsibility to consider and appoint, and to review fee arrangements with, our independent auditors. Messrs. Cressey, Swergold and Dalton are currently the three members of our audit committee.

The nominating committee evaluates and recommends candidates to the Board of Directors for membership on the Board, considers candidates for the Board that have been recommended by the stockholders, reviews the structure of the Board and recommends candidates to fill vacancies on the Board that occur between annual meetings. Messrs. Rocco Ortenzio, Robert Ortenzio, Carson and Cressey are currently the four members of our nominating committee.

Director compensation and other arrangements

We do not pay cash compensation to our employee directors; however they are reimbursed for the expenses they incur in attending meetings of the board or board committees. Non-employee directors receive cash compensation in the amount of $6,000 per quarter, and the following if in attendance for all meetings except audit committee meetings: $1,500 per board meeting, $300 per telephonic board meeting, $500 per committee meeting held in conjunction with a board meeting and $1,000 per committee meeting held independent of a board meeting. For audit committee meetings attended, all members receive the following: $2,000 per audit committee meeting and $1,000 per telephonic audit committee meeting. All non-employee directors are also reimbursed for the expenses they incur in attending meetings of the board or board committees. In addition, non-employee directors have been granted options under our Amended and Restated Non-Employee Directors’ 2002 Stock Option Plan and will be eligible to receive additional options under such plan.

Compensation committee interlocks and insider participation

Our compensation committee makes all compensation decisions regarding our executives. Messrs. Carson, Cressey and Chernow served as the only members of the compensation committee in 2002. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on Select Medical’s board of directors or compensation committee.

Executive compensation

The following table provides summary information concerning the compensation earned by our Chief Executive Officer and our four most highly paid executive officers, other than our Chief Executive Officer, employed by us during the fiscal year ended December 31, 2002.

Summary compensation table

					Long term
					compensation
		Annual			awards
		compensation
					Securities
Name and				Other annual	underlying	All other
principal position	Year	Salary	Bonus	compensation(a)	options	compensation

Rocco A. Ortenzio	2002	$800,000	$640,000	$-	1,560,000	$-
Executive Chairman	2001	800,000	480,000	-	900,000	64,788	(b)
	2000	581,667	287,500	-	-	7,690	(b)
Robert A. Ortenzio(c)	2002	800,000	640,000	5,500	1,135,000	-
President and Chief	2001	725,000	450,000	5,100	900,000	-
Executive Officer	2000	507,692	256,250	5,250	-	-
Patricia A. Rice(c)	2002	575,000	345,000	5,500	300,000	-
Executive Vice President and	2001	500,000	250,000	5,100	91,199	-
Chief Operating Officer	2000	365,385	147,500	5,250	201,599	-
Martin F. Jackson(c)	2002	350,000	175,000	5,500	200,000	20,000	(d)
Senior Vice President	2001	250,000	125,000	5,100	76,960	40,000	(d)
and Chief Financial Officer	2000	234,616	94,000	5,250	120,960	40,000	(d)
Edward R. Miersch (c)	2002	342,000	117,000	2,290	100,000	-
President of NovaCare	2001	325,000	84,000	2,100	30,720	-
Division	2000	294,231	122,500	2,100	259,199	-

(a)	The value of certain perquisites and other personal benefits is not included in the amounts disclosed because it did not exceed for any officer in the table above the lesser of either $50,000 or 10% of the total annual salary and bonus reported for such officer.

(b)	Other compensation represents the benefit to Rocco A. Ortenzio of premiums we paid in connection with life insurance policies owned by the Rocco A. Ortenzio Irrevocable Trust. See “—Employment agreements.” Under this arrangement we paid no premiums in respect of term life insurance, and the value of the premiums paid by us reflects the present value of an interest free loan to Mr. Ortenzio through the end of the fiscal year.

(c)	Other annual compensation represents employer matching contributions to the 401(k) plan.

(d)	Other compensation represents the forgiveness of principal in connection with a loan we made to Martin F. Jackson in 1999 for the purpose of purchasing shares of our common stock.

Option grants during the year ended December 31, 2002

The following tables set forth certain information concerning grants to purchase shares of our common stock of each of the officers named in the summary compensation table above during the year ended December 31, 2002.

	Number
	of	Percentage of
	securities	total options
	underlying	granted to	Exercise
	options	employees in	price per	Expiration	Grant date
	granted(a)	2002	share(b)	date	present value(c)
Name

Rocco A. Ortenzio	450,000	10.0%	$13.40	2/04/12	$2,129,310
	1,050,000	23.3%	15.25	5/12/12	5,710,320
	60,000	1.3%	14.25	8/12/12	324,990
Robert A. Ortenzio	230,000	5.1%	13.40	2/04/12	1,385,818
	130,000	2.9%	15.25	5/12/12	898,360
	750,000 (d)	16.6%	15.25	5/12/12	6,351,735
	25,000	0.6%	14.25	8/12/12	170,044
Patricia A. Rice	300,000 (d)	6.7%	15.25	5/12/12	2,540,694
Martin F. Jackson	200,000 (d)	4.4%	15.25	5/12/12	1,693,796
Edward R. Miersch	100,000 (d)	2.2%	15.25	5/12/12	846,898

(a)	The options granted to employees are either incentive stock options or nonqualified stock options and (other than those granted to Rocco A. Ortenzio and Robert A. Ortenzio) except as noted below, generally vest over five years at the rate of 20% of the shares subject to the option per year. Except as noted below, the options granted in 2002 to Robert A. Ortenzio vest over three years at the rate of 33.33% of the shares subject to the option per year, and all options granted in 2002 to Rocco A. Ortenzio are currently exercisable. Unvested options lapse upon termination of employment. Options expire ten years from the date of grant.

(b)	We granted options at an exercise price equal to or greater than the fair market value of our common stock on the date of grant, as determined by our Board of Directors.

(c)	Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend upon the excess of the stock price over the exercise price on the day the option is exercised, so there is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on assumptions as to certain variables, including the following: (i) stock price volatility is assumed to be 39%; (ii) the assumed weighted average risk-free rate of return varies based upon the term and vesting period of the option. The rates range from 2.52% to 5.03%; (iii) dividend yield is assumed to be 0%; and (iv) an expected life of 4 years from each vesting date.

(d)	These performance accelerated vesting options are scheduled to vest on May 13, 2009; however, the vesting of some or all of the options may be accelerated in accordance with Section 4(b) of our Second Amended and Restated 1997 Stock Option Plan upon the Company’s attainment of certain earnings per share and return on equity targets.

Year end December 31, 2002 option values

The following table sets forth certain information concerning option exercises by each of the officers named in the above summary compensation table.

			Number of securities		Value of unexercised in-the-
			underlying unexercised		money options at fiscal
	Shares		options at fiscal year end		year end(a)
	acquired on	Value
Name	exercise	realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Rocco A. Ortenzio	314,500	$3,116,703	3,350,944	0	$7,926,726	$0
Robert A. Ortenzio	134,800	1,328,151	718,696	1,735,000	3,444,498	1,064,700
Patricia A. Rice	0	0	98,877	493,921	559,084	941,853
Martin F. Jackson	0	0	98,334	357,185	592,175	760,918
Edward R. Miersch	51,840	348,632	9,600	280,095	20,760	1,085,586

(a)	Based on the stock’s closing price on the New York Stock Exchange on December 31, 2002, less the exercise price, multiplied by the number of shares underlying the option. Such amounts may not be realized. Actual values which may be realized, if any, upon any exercise of such options will be based on the market price of the common stock at the time of any such exercise and thus are dependent upon future performance of the common stock.

Employment agreements

In March 2000, we entered into three-year employment agreements with three of our executive officers, Rocco A. Ortenzio, Robert A. Ortenzio and Patricia A. Rice. These agreements were amended on August 8, 2000, February 23, 2001, and, with respect to Rocco Ortenzio, April 24, 2001, and, with respect to Messrs. Rocco and Robert Ortenzio, September 17, 2001. Under these agreements, Messrs. Rocco and Robert Ortenzio are to be paid an annual salary of $800,000 and Ms. Rice is to be paid a salary of $500,000, subject to adjustment by our Board of Directors. In addition, these executives are eligible for bonus compensation. The employment agreements also provide that the executive officers will receive long term disability insurance. In the event Rocco A. Ortenzio’s employment is terminated due to his disability, we must make salary continuation payments to him equal to 100% of his annual base salary for ten years after his date of termination or until he is physically able to become gainfully employed in an occupation consistent with his education, training and experience. We are also obligated to make disability payments to Robert A. Ortenzio and Patricia A. Rice for the same period; however, payments to them must equal 50% of their annual base salary. In addition, Rocco A. Ortenzio and Robert A. Ortenzio are each entitled to six weeks paid vacation. Patricia A. Rice is entitled to four weeks paid vacation.

Under the terms of each of these executive officers’ employment agreements, their employment term began on March 1, 2000 and expired on March 1, 2003. At the end of each 12-month period beginning March 1, 2000, however, the term of each employment agreement automatically extends for an additional year unless one of the executives or we give written notice to the other not less than three months prior to the end of that 12-month period that we or they do not want the term of the employment agreement to continue. Each of these agreements was extended for an additional year on March 1, 2001, March 1, 2002 and March 1, 2003. Thus, in the absence of written notice given by one of the executives or us, the remaining term of each employment agreement will be three years from each anniversary of March 1, 2000. In each employment agreement, for the term of the agreement and for two years after the termination of employment, the executive may not participate in any business that competes with us within a twenty-five mile radius of any of our hospitals or outpatient rehabilitation clinics. The executive also may not solicit any of our employees for one year after the termination of the executive’s employment.

These three employment agreements also contain a change of control provision. If, within the one-year period immediately following a change of control of Select, we terminate Rocco A. Ortenzio or Robert A. Ortenzio without cause or Rocco A. Ortenzio or Robert A. Ortenzio terminates his employment agreement for any reason, we are obligated to pay them a lump sum cash payment equal to their base salary plus bonus for the previous three completed calendar years. If, within the one-year period immediately following a change of control of Select, Patricia A. Rice terminates her employment for certain specified reasons or, within the five-year period immediately following a change of control, is terminated without cause, has her compensation reduced from that in effect prior to the change of control or is relocated to a location more than 25 miles from Mechanicsburg, Pennsylvania, we are obligated to pay her a lump sum cash payment equal to her base salary plus bonus for the previous three completed calendar years. In addition, if any of these executives are terminated within one year of a change of control, all of their unvested and unexercised stock options will vest as of the date of termination. A change in control is generally defined to include the following: the acquisition by a person or group, other than our current stockholders who own 12% or more of the common stock, of more than 50% of our total voting shares; a business combination following which there is an increase in share ownership by any person or group, other than the executive or any group of which the executive is a part, by an amount equal to or greater than 33% of our total voting shares; our current directors, or any director elected after the date of the respective employment agreement whose election was approved by a majority of the then current directors, cease to constitute at least a majority of our board; a business combination following which our stockholders cease to own shares representing more than 50% of the voting power of the surviving corporation; or a sale of substantially all of our assets other than to an entity controlled by our shareholders prior to the sale. Notwithstanding the foregoing, no change in control will be deemed to have occurred unless the transaction provides our stockholders with consideration equal to or greater than $6.51 per share of common stock. Otherwise, if any of the executives’ services are terminated by us other than for cause or they terminate their employment for good reason, we are obligated to pay them a pro-rated bonus for the year of termination equal to the product of the target bonus established for that year, or if no target bonus is established the bonus paid or payable to them for the year prior to their termination, in either case multiplied by the fraction of the year of termination they were employed. In addition, we would also be obligated to pay these executives their base salary as of the date of termination for the balance of the term of the agreement. Finally, all vested and unexercised stock options will vest immediately.

Under amendments to Rocco A. Ortenzio’s senior management and employment agreements, we are obligated to pay premiums on life insurance policies held in the Rocco A. Ortenzio Irrevocable Trust, provided that Mr. Ortenzio remains an employee, director, consultant, advisor or independent contractor of ours. We are obligated under these arrangements to pay approximately $2.0 million in premiums in 2000, and $1.25 million for each of the years 2001 through 2010. Beginning in October 2002, after the enactment of the Sarbanes-Oxley Act of 2002, we suspended the premium payments that we are obligated to make pending clarification regarding the legality of making these payments. Under a related collateral assignment agreement, upon Mr. Ortenzio’s death, or if the trust surrenders these policies, we are entitled to be repaid, at our election, by the trust for the amount of the premiums we have paid over the life of the policies. In the event of Mr. Ortenzio’s death, we will be repaid from the death proceeds of the policies. In the event the policy is surrendered or canceled, we will be repaid from the cash surrender value of the policies. At any time prior to Mr. Ortenzio’s death, we can be paid by loan, partial surrender or withdrawal of premiums paid prior to the time of loans, surrender or withdrawal.

We have also entered into a deferred compensation agreement with Rocco A. Ortenzio, pursuant to which Mr. Ortenzio has deferred all of his compensation, including his salary and bonus, earned between March 1, 1997 and December 31, 2000. This amount accrued interest at a rate of 6% from March 1, 1997 to December 31, 1999, and no interest thereafter. We will pay these funds to his spouse or his estate within 60 days after his death.

In December 1999, we entered into a three year employment agreement with Mr. Edward R. Miersch, which remains in effect for successive one year periods, unless terminated by 180 days prior notice by either party. Under this agreement, we granted him options to purchase 241,920 shares of our common stock at an exercise price of $6.51 per share with 20% of the options vesting each year over five years. Mr. Miersch is entitled to receive an annual salary of $300,000 and incentive compensation in an amount of up to 40% of his base salary. Further, Mr. Miersch is entitled to any employment and fringe benefits under our policies as they exist from time to time and which are made available to substantially all of our employees. During the employment term and for two years after the termination of his employment, Mr. Miersch may not solicit any of our employees or participate in any business that competes with us within a twenty mile radius of any of our facilities or businesses.

In March 2000, we entered into change of control agreements with Mr. Miersch and Mr. Martin F. Jackson, which were each amended on February 23, 2001. These agreements provide that if within a five-year period immediately following a change of control of Select, we terminate Mr. Jackson or Mr. Miersch without cause, reduce either of their compensation from that in effect prior to the change of control or relocate Mr. Jackson to a location more than 25 miles from Mechanicsburg, Pennsylvania or Mr. Miersch to a location more than 25 miles from King of Prussia, Pennsylvania, we are obligated to pay the affected individual a lump sum cash payment equal to his base salary plus bonus for the previous three completed calendar years. If at the time we terminate Mr. Jackson or Mr. Miersch without cause or Mr. Jackson or Mr. Miersch terminates his employment for good reason in connection with a change in control, Mr. Jackson or Mr. Miersch has been employed by us for less than three years, we must pay the terminated individual three times his average total annual cash compensation (base salary and bonus) for his years of service. In addition, the agreements provide that all unvested stock options will vest upon termination. A change in control has the same definition as in the employment agreements of Rocco A. Ortenzio, Robert A. Ortenzio and Patricia A Rice, as described above.

Related party transactions

We lease our corporate office space at 4716, 4718 and 4720 Old Gettysburg Road, Mechanicsburg, Pennsylvania, from Old Gettysburg Associates I, Old Gettysburg Associates II and Old Gettysburg Associates III. Old Gettysburg Associates I and Old Gettysburg Associates III are general partnerships that are owned by Rocco A. Ortenzio, Robert A. Ortenzio, Martin J. Ortenzio and John M. Ortenzio. Old Gettysburg Associates II is a general partnership owned by Rocco A. Ortenzio, Robert A. Ortenzio, John M. Ortenzio and Select Capital Corporation, a Pennsylvania corporation whose principal offices are located in Mechanicsburg, Pennsylvania. Rocco A. Ortenzio, Robert A. Ortenzio, Martin J. Ortenzio and John M. Ortenzio each own 25% of Select Capital Corporation. We obtained independent appraisals at the time we executed leases with these partnerships, which support the amount of rent we pay for this space. In the year ended December 31, 2002, we paid to these partnerships an aggregate amount of $1,329,384, for office rent, for various improvements to our office space and miscellaneous expenses. Our current lease for 43,919 square feet of office space at 4716 Old Gettysburg Road and our lease for 12,225 square feet of office space at 4718 Old Gettysburg Road expire on December 31, 2014. On May 15, 2001 we entered into a lease for 7,214 square feet of additional office space at 4720 Old Gettysburg Road in Mechanicsburg, Pennsylvania which expires on December 31, 2014. We amended this lease on February 26, 2002 to add a net of 4,200 square feet of office space. We currently pay approximately $1,324,000 per year in rent for the office space leased from these three partnerships.

On August 11, 2003, our board of directors approved our leasing an additional 3,008 square feet of office space at 4718 Old Gettysburg Road from Old Gettysburg Associates II for a five year initial term at $17.40 per square foot, and an additional 8,644 square feet of office space at 4720 Old Gettysburg Road from Old Gettysburg Associates III for a five year initial term at $18.01 per square foot. These approvals were subject to our receipt of independent appraisals regarding the market value of the leased space, which we have subsequently obtained. We anticipate executing additional leases regarding this space with these partnerships.

In September 2002, we acquired Select Air II Corporation for $2,456,000. Robert A. Ortenzio and Rocco A. Ortenzio were the owners of Select Air II Corporation. In November 2002, we also acquired Select Transport, Inc. for $1,007,850. Select Transport, Inc. was owned by Rocco A. Ortenzio. We obtained independent appraisals at the time of these transactions that supported the price we paid for Select Air II Corporation and Select Transport, Inc. Prior to such transactions, we were formerly a party to a Cost Sharing Agreement with both Select Transport, Inc. and Select Air II Corporation. The Cost Sharing Agreement, which was last amended and restated on August 16, 2002, allowed for reimbursement of expenses relating to the use of the hangar facility and the services of a mechanic and two pilots who are our employees. The Cost Sharing Agreement previously allowed for aircraft swapping at prescribed rates, and as amended and restated allowed us to use the Citation airplane owned by Select Air II at a rate of $1,500 per flight hour.

We also have entered into compensatory and other employment-related contracts with Mr. Rocco A. Ortenzio and Mr. Robert A. Ortenzio. See “Management—Employment agreements.”

The law firm of Eckert Seamans Cherin & Mellot, LLC, of which LeRoy S. Zimmerman was a member and now is of counsel, has in the past provided, and may continue to provide, legal services to us and our subsidiaries.

Principal stockholders

The following table sets forth certain information regarding beneficial ownership of our common stock as of August 31, 2003. The table includes:

•	each person (or group of affiliated persons) who is known by us to own more than five percent of the outstanding shares of our common stock;

•	each of our directors;

•	each of our executive officers named in the summary compensation table; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise noted, we believe that all persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them. All share amounts include shares of common stock issuable upon the exercise of options or warrants exercisable within 60 days of August 31, 2003. Options or warrants that are exercisable for common stock and other ownership rights in common stock that vest within 60 days of August 31, 2003 are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

		Number of shares
		beneficially
		owned including
	Options and	options and
	warrants	warrants	Percent of
5% Beneficial owners, directors	exercisable	exercisable within	shares
and named executive officers	within 60 days	60 days	outstanding

Entities affiliated with Welsh, Carson, Anderson & Stowe VII, L.P.(a)	—	6,044,397	12.0%
Rocco A. Ortenzio(b)	3,485,000	5,886,529	11.0
Robert A. Ortenzio(c)	878,335	2,067,400	4.0
Russell L. Carson(d)	—	6,462,787	12.9
Bryan C. Cressey(e)	—	3,048,232	6.1
Meyer Feldberg	2,880	10,040	*
James E. Dalton, Jr.	7,160	7,160	*
LeRoy S. Zimmerman	2,880	11,059	*
Leopold Swergold(f)	7,160	207,059	*
David S. Chernow(g)	4,280	12,800	*
Patricia A. Rice(h)	5,760	183,550	*
Martin F. Jackson(i)	4,608	55,108	*
Edward R. Miersch	3,456	5,875	*
All executive officers and directors as a group (17 persons)	4,497,500	18,196,596	33.2%

* Less than 1%

(a)	Common shares held include 1,406,137 shares held by WCAS Capital Partners III, L.P., 4,210,749 shares held by Welsh, Carson, Anderson & Stowe VII, L.P. and 427,511 shares held by Welsh, Carson, Anderson & Stowe Healthcare Partners, L.P. The general partners of Welsh, Carson, Anderson & Stowe VII, L.P. and WCAS Capital Partners III, L.P. are WCAS VII Partners, L.P. and WCAS CP III, L.L.C., respectively. Bruce K. Anderson, Russell L. Carson, Anthony J. DeNicola, Thomas E. McInerney, Robert A. Minicucci, Paul B. Queally, Jonathan Rather and Patrick J. Welsh are general partners of WCAS VII

Partners and managing members of WCAS CP III. The general partner of WCAS Healthcare Partners, L.P. is WCAS HP Partners. Russell L. Carson and Patrick J. Welsh are partners of WCAS HP Partners. Accordingly, each of the individuals listed above may be deemed a beneficial owner of the shares owned by these entities. Shares listed as beneficially owned by affiliates of Welsh, Carson, Anderson & Stowe VII, L.P. do not include any shares owned of record by these individuals. Welsh, Carson, Anderson & Stowe VII, L.P.’s business address is 320 Park Avenue, Suite 2500, New York, New York 10022.

(b)	Includes 500 common shares owned by Select Healthcare Investors I, L.P. Select Capital Corporation, of which Mr. Ortenzio is a 25% owner, Director and Chief Executive Officer, is the general partner of Select Healthcare Investors I, L.P. Mr. Ortenzio disclaims beneficial ownership of any shares held by Select Healthcare Investors I, L.P. that exceed his pecuniary interest therein. Includes 13,740 shares held by Select Capital Corporation. Mr. Ortenzio disclaims beneficial ownership of any shares held by Select Capital Corporation that exceed his pecuniary interest therein. Includes 6,799 shares owned by Select Investments I, a Pennsylvania general partnership and 23,243 shares owned by Select Investments III, L.P., a Pennsylvania limited partnership. Mr. Ortenzio is the managing partner and a 25% owner of Select Investments I, and the general partner and a 70% owner of Select Investments III, L.P. Mr. Ortenzio disclaims beneficial ownership of any shares held by Select Investments I and Select Investments III that exceed his pecuniary interest in such partnerships. Includes 4,429 shares owned by the R.A. Ortenzio Family Partnership, L.P., of which Mr. Ortenzio is a general partner. Mr. Ortenzio disclaims beneficial ownership of any shares owned by the R. A. Ortenzio Family Partnership that exceed his pecuniary interest therein. Also includes 5,200 shares held by Nancy Ortenzio, spouse of Rocco A. Ortenzio. Rocco A. Ortenzio’s business address is 4716 Old Gettysburg Road, P.O. Box 2034, Mechanicsburg, PA 17055.

(c)	Includes 44,169 common shares owned by the Ortenzio Family Partnership, L.P., of which Robert A. Ortenzio is the general partner, and 500 common shares owned by Select Healthcare Investors I, L.P. Select Capital Corporation, of which Mr. Ortenzio is a 25% owner, Director and President, is the general partner of Select Healthcare Investors I, L.P. Mr. Ortenzio disclaims beneficial ownership of any shares held by Select Healthcare Investors I, L.P. that exceed his pecuniary interest therein. Includes 13,740 shares held by Select Capital Corporation. Mr. Ortenzio disclaims beneficial ownership of any shares held by Select Capital Corporation that exceed his pecuniary interest therein. Also includes 4,429 shares owned by the R.A. Ortenzio Family Partnership and 6,799 shares owned by Select Investments I. Mr. Ortenzio is a general partner of each of the R.A. Ortenzio Family Partnership, L.P. and Select Investments I, and disclaims beneficial ownership of any shares held by the R.A. Ortenzio Family Partnership and Select Investments I to the extent it exceeds his pecuniary interest in such partnerships. Robert A. Ortenzio’s business address is 4716 Old Gettysburg Road, P.O. Box 2034, Mechanicsburg, PA 17055. Also includes 65,695 shares held directly by the RAO Generation Shipping Trust of which Mr. Ortenzio is a trustee and beneficiary.

(d)	Includes 6,044,397 common shares owned by Welsh, Carson, Anderson & Stowe VII, L.P. and its affiliates. Mr. Carson is a principal of Welsh, Carson, Anderson & Stowe VII, L.P.

(e)	Includes 2,049,297 common shares owned by Thoma Cressey Fund VI, L.P. and its affiliates. Mr. Cressey is a principal of Thoma Cressey Equity Partners. Common shares beneficially owned also include 878,089 shares owned by Golder, Thoma, Cressey, Rauner Fund V, L.P. Mr. Cressey is a principal of Golder, Thoma, Cressey, Rauner, Inc., which is the general partner of GTCR V, L.P. Mr. Cressey disclaims beneficial ownership of any shares that exceed his pecuniary interest in the entities affiliated with Golder, Thoma, Cressey, Rauner, Inc. and Thoma Cressey Equity Partners.

(f)	Common shares held include 71,501 shares owned by Anvers, L.P., 28,500 shares owned by Anvers II, L.P., and 80,000 shares owned by Anvers Healthcare Investors Master Fund, Ltd. Mr. Swergold is the senior managing director of FSIP, LLC, which is the general partner of Anvers, L.P. and Anvers II, L.P. and investment advisor to Anvers Healthcare Investors Master Fund, Ltd. Also includes 1,525 shares held by Jane Swergold, spouse of Leopold Swergold.

(g)	Includes 7,520 shares held by David S. Chernow and Elizabeth A. Chernow as tenants in common.

(h)	Includes 177,290 common shares issued to Patricia A. Rice and Jesse W. Rice as Trustees under the Patricia Ann Rice Living Trust.

(i)	Includes 2,000 shares owned by children living in the same household.

Description of notes

Select Medical Escrow issued notes (the “Notes”) under the Indenture (the “Indenture”) among itself, the Subsidiary Guarantors and U.S. Bank Trust National Association, as trustee (the “Trustee”). Upon consummation of the Kessler Acquisition, Select Medical Escrow was merged with and into Select (the “Select Medical Escrow Merger”). Select assumed all of the obligations and responsibilities of Select Medical Escrow under the Notes. The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

This description of notes is intended to be a useful overview of the material provisions of the Notes and the Indenture. Since this description of notes is only a summary, you should refer to the Indenture for a complete description of the obligations of Select and your rights.

The section entitled “Certain definitions” includes the definitions of a number of the capitalized terms used in this description. For definitions of other capitalized terms, please refer to the Indenture. For purposes of this section, references in this description to “we,” “our,” and “us” mean only Select Medical Corporation and not any of its subsidiaries. “Select” means Select Medical Corporation. “Select Medical Escrow” means Select Medical Escrow, Inc.

General

The notes

The Notes:

•	are general unsecured, senior subordinated obligations of Select;

•	are initially limited to an aggregate principal amount of $175.0 million;

•	mature on August 1, 2013;

•	will be issued in denominations of $1,000 and integral multiples of $1,000;

•	will be represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form. See “Book-entry settlement and clearance”;

•	are subordinated in right of payment to all existing and future Senior Indebtedness of Select, including, among other things, Bank Indebtedness;

•	rank equally in right of payment to $175.0 million aggregate principal amount outstanding of 9 1/2% Senior Subordinated Notes Due 2009 of Select (the “Existing Notes”);

•	rank equally in right of payment to any future Senior Subordinated Indebtedness of Select;

•	are unconditionally guaranteed on a senior subordinated basis by each Domestic Subsidiary of Select other than specified Existing Joint Venture Subsidiaries and New Joint Venture Subsidiaries. See “Subsidiary guarantees”; and

•	are expected to be eligible for trading in the PORTAL market.

Additional notes

The Indenture provides for the issuance of additional notes (the “Additional Notes”) in one or more series from time to time, subject to the limitations set forth in the covenant described under “Certain covenants—Limitation on indebtedness.” Any Additional Notes may vote as a class with the Notes and otherwise be treated as Notes for the purposes of the Indenture.

Interest

Interest on the Notes will compound semi-annually and:

•	accrue at the rate of 7 1/2% per annum;

•	accrue from the date of issuance or the most recent interest payment date;

•	be payable in cash semi-annually in arrears on August 1 and February 1, commencing on February 1, 2004;

•	be payable to the Holders of record on the July 15 and January 15 immediately preceding the related interest payment dates; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payments on the notes

Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of Select in the Borough of Manhattan, The City of New York (which initially will be an office of an Affiliate of the Trustee in New York, New York); at the option of Select, however, payment of interest may be made by check mailed to the address of the Holders as such address appears in the Note Register; and in addition, if a Holder of at least $1 million in aggregate principal amount of Notes has given wire transfer instructions to us prior to the record date for a payment, we will make such payment of principal of, premium, if any, and interest on, such Holder’s Notes in accordance with those instructions. Payment of principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by the Depositary or its nominee will be made by wire transfer of immediately available funds to the Depositary or its nominee, as the case may be, as the registered Holder of such global Note. No service charge will be made for any registration of transfer or exchange of Notes, but Select may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Paying agent and registrar

The Trustee will initially act as Paying Agent and Registrar. Select may change the Paying Agent or Registrar without prior notice to the Holders of the Notes, and Select or any of its Domestic Subsidiaries may act as Paying Agent or Registrar.

Transfer and exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and Select may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Select is not required to transfer or exchange any Note selected for redemption. Also, Select is not required to transfer or exchange any Note during the 15-day period before a selection of Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of it for all purposes.

Optional redemption

Except as described below, the Notes are not redeemable until August 1, 2008. On and after August 1, 2008, Select may redeem all or a part of the Notes from time to time upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the Notes, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on August 1 of the years indicated below:

Year	Percentage

2008	103.750%
2009	102.500%
2010	101.250%
2011 and thereafter	100.000%

Before August 1, 2006, Select may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes (including any Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 107.5% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date; provided that

(1)	at least 65% of the aggregate principal amount of the Notes (including any Additional Notes) remains outstanding after each such redemption; and

(2)	the redemption occurs within 90 days after the closing of such Equity Offering.

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion then deems to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Ranking and subordination

The payment of the principal of, premium, if any, and interest on the Notes and any other payment obligations in respect of the Notes, including any obligation to repurchase the Notes, will be subordinated to the prior payment in full in cash or Cash Equivalents when due of all Senior Indebtedness of Select. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust (as described under “Defeasance” below), and payment in the form of Permitted Junior Securities, are not subordinate to any Senior Indebtedness or subject to these restrictions.

As a result of the subordination provisions described below, Holders of the Notes may recover less than creditors of Select who are holders of Senior Indebtedness in the event of an insolvency, bankruptcy, reorganization, receivership or similar proceedings relating to Select. Moreover, the Notes will be structurally subordinated to the liabilities of the non-guarantor Subsidiaries of Select. At June 30, 2003, on a pro forma basis to give effect to the sale of the Notes, including the application of the net proceeds thereof to acquire Kessler and to pay related fees and expenses:

•	Outstanding Senior Indebtedness would have been $50.0 million. This amount does not include $146.7 million in undrawn but available borrowing commitments under the Senior Credit Agreement, all of which would be secured.

•	Select, excluding its subsidiaries, would have had $175.0 million of Senior Subordinated Indebtedness in addition to the Notes. The Subsidiary Guarantors would have had $177.3 million of Indebtedness that would rank pari passu to the Notes.

•	Our Subsidiary Guarantors would have had $50.0 million of Guarantor Senior Indebtedness, including $45.6 million guaranteed under the Senior Credit Agreement, all of which would be secured.

Although the Indenture will limit the amount of indebtedness that Select and its Restricted Subsidiaries may incur, such indebtedness may be substantial and all of it may be Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be, and all or some of it may be secured.

Only Indebtedness of Select that is Senior Indebtedness will rank senior to the Notes in accordance with the provisions of the Indenture. The Notes will in all respects rank equally with all other Senior Subordinated Indebtedness of Select. Unsecured Indebtedness is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured. As described in “Certain covenants—Limitation on layering,” Select may not incur any indebtedness that is senior in right of payment to the Notes, but junior in right of payment to Senior Indebtedness.

Select may not pay principal of, premium on, if any, interest on, or other payment obligations in respect of, the Notes or make any deposit pursuant to the provisions described under “Defeasance” below and may not otherwise purchase, redeem or retire any Notes (collectively, “pay the Notes”) if:

(1)	any Designated Senior Indebtedness is not paid when due in cash or Cash Equivalents; or

(2)	any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash or Cash Equivalents. However, Select may pay the Notes if Select and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) of the immediately preceding sentence has occurred and is continuing.

Select also will not be permitted to pay the Notes for a Payment Blockage Period (as defined below) during the continuance of any default, other than a default described in clause (1) or a default resulting in acceleration described in clause (2) of the preceding paragraph, on any Designated Senior Indebtedness that permits the holders of the Designated Senior Indebted-

ness to accelerate its maturity immediately without either further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods.

A “Payment Blockage Period” commences on the receipt by the Trustee (with a copy to Select) of written notice (a “Blockage Notice”) of a default of the kind described in the immediately preceding paragraph from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ends 179 days after receipt of the notice. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

(1)	by written notice to the Trustee and Select from the Person or Persons who gave such Blockage Notice;

(2)	because the default giving rise to such Blockage Notice is no longer continuing; or

(3)	because such Designated Senior Indebtedness has been repaid in full.

Select may resume payments on the Notes after the end of the Payment Blockage Period, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness and except as described above. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.

In the event of:

(1)	a total or partial liquidation or a dissolution of Select;

(2)	a reorganization, bankruptcy, insolvency, receivership of or similar proceeding relating to Select or its property; or

(3)	an assignment for the benefit of creditors or marshaling of Select’s assets and liabilities, then the holders of Senior Indebtedness will be entitled to receive payment in full in cash or Cash Equivalents in respect of Senior Indebtedness (including interest accruing after, or which would accrue but for, the commencement of any proceeding at the rate specified in the applicable Senior Indebtedness, whether or not a claim for such interest would be allowed) before the Holders of the Notes will be entitled to receive any payment or distribution, if any, of the assets or securities of Select. In addition, until the Senior Indebtedness is paid in full in cash or Cash Equivalents, any payment or distribution to which Holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness as their interests may appear. If a payment or distribution is made to Holders of the Notes that, due to the subordination provisions, should not have been made to them, such Holders are required to hold it in trust for the holders of Senior Indebtedness and pay the payment or distribution over to holders of Senior Indebtedness as their interests may appear.

Subsidiary guarantees

The Subsidiary Guarantors will, jointly and severally, unconditionally guarantee Select’s obligations under the Notes and all obligations under the Indenture. Each Subsidiary Guarantee will be subordinated to the prior payment in full of all Guarantor Senior Indebtedness in the same manner and to the same extent that the Notes are subordinated to Senior Indebtedness. Each Subsidiary Guarantee will rank equally with the Existing Subsidiary Guarantees and all other Guarantor Senior Subordinated Indebtedness of that Subsidiary Guarantor. The Subsidiary Guarantors will not be permitted to incur Indebtedness that is senior in right of payment to the Subsidiary Guarantee but junior in right of payment to Guarantor Senior Indebtedness.

At June 30, 2003, on a pro forma basis to give effect to the sale of the Notes, including the application of the net proceeds thereof to acquire Kessler and to pay related fees and expenses:

•	outstanding Guarantor Senior Indebtedness would have been $50.0 million, including $45.6 million borrowed under the Senior Credit Agreement, all of which would have been secured; and

•	the Subsidiary Guarantors would have had $175.0 million of Existing Subsidiary Guarantees and $2.3 million of other Indebtedness, all of which would rank equally with the Subsidiary Guarantees.

Although the Indenture will limit the amount of indebtedness that Select and its Restricted Subsidiaries may incur, such indebtedness may be substantial and all of it may be Guarantor Senior Indebtedness, and all or some of it may be secured.

The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

In the event a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) to a Person which is not Select or a Restricted Subsidiary of Select and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction, such Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee if:

(1)	the sale or other disposition is in compliance with the Indenture, including the covenants described under “Certain covenants—Limitation on sales of assets and subsidiary stock” and “Certain covenants—Limitation on sale of capital stock of restricted subsidiaries;” and

(2)	all the obligations of such Subsidiary Guarantor under the Senior Credit Agreement and related documentation, and under any other agreements relating to any other Indebtedness of Select or any of its other Restricted Subsidiaries, terminate upon consummation of such transaction.

In addition, a Subsidiary Guarantor will be released from its obligations under the Indenture, the Subsidiary Guarantee and the Registration Rights Agreement if Select designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the Indenture. There will be no Unrestricted Subsidiaries on the Effective Date.

Change of control

If a Change of Control occurs following the Issue Date, each Holder will have the right to require Select to repurchase all or any part (in integral multiples of $1,000) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control (or the Effective Date, if such date follows a Change of Control), Select will mail a notice (the “Change of Control Offer”) to each Holder, with a copy to the Trustee, stating:

(1)	that a Change of Control has occurred and that such Holder has the right to require Select to purchase its Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(2)	the repurchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”); and

(3)	the procedures determined by Select, consistent with the Indenture, that a Holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, Select will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes in integral multiples of $1,000 properly tendered under the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3)	deliver or cause to be delivered to the Trustee the Notes so accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by Select.

The paying agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple of $1,000.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender pursuant to the Change of Control Offer.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders to require that Select repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Prior to mailing a Change of Control Offer, and as a condition to such mailing, (i) all Senior Indebtedness must be repaid in full, or Select must offer to repay all Senior Indebtedness and repay all Senior Indebtedness held by holders who accept such offer or (ii) the requisite holders of each issue of Senior Indebtedness shall have consented to such Change of Control Offer being made to the extent such consent is required under the terms of such Senior Indebtedness and shall have waived any event of default under such Senior Indebtedness caused by the Change of Control. Select covenants to effect such repayment or obtain such consent and waiver within 30 days following any Change of Control, it being a default of the Change of

Control provision of the Indenture if Select fails to comply with such covenant. A default under the Indenture may result in a cross-default under the Senior Credit Agreement. In the event of a default under the Senior Credit Agreement, the-subordination provisions of the Indenture would likely restrict payments to the Holders of the Notes.

Select will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Select and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Select will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, Select will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.

Select’s ability to repurchase Notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of specified events that constitute a Change of Control may constitute a default under the Senior Credit Agreement. In addition, certain events that may constitute a change of control under the Senior Credit Agreement and cause a default under that agreement may not constitute a Change of Control under the Indenture. Future Indebtedness of Select and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require Select to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on Select. Finally, Select’s ability to pay cash to the Holders upon a repurchase may be limited by Select’s then existing financial resources. A Change of Control under the Notes would also constitute a change of control under the Existing Notes and permit the holders of the Existing Notes to require Select to repurchase the Existing Notes. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases of the Existing Notes and the Notes.

Even if sufficient funds were otherwise available, the terms of the Senior Credit Agreement may (and other Indebtedness may) prohibit Select’s prepayment of Notes before their scheduled maturity. Consequently, if Select is not able to prepay the Bank Indebtedness and any such other Indebtedness containing similar restrictions or obtain any required consents, Select will be unable to fulfill its repurchase obligations if Holders of Notes exercise their repurchase rights following a Change of Control, resulting in a default under the Indenture. A default under the Indenture will result in a cross-default under the Senior Credit Agreement. In the event of a default under the Senior Credit Agreement, the subordination provisions of the Indenture would likely restrict payments to the Holders of the Notes.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving Select by increasing the capital required to effectuate such transactions. The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of Select and its Restricted Subsidiaries, taken as a whole, to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear whether a Change of Control has occurred and whether a Holder of Notes may require Select to make an offer to repurchase the Notes as described above.

Certain covenants

Limitation on indebtedness

Select will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided, however, that Select and the Subsidiary Guarantors may Incur Indebtedness if on the date of the Incurrence:

(1)	the Consolidated Coverage Ratio for Select and its Restricted Subsidiaries is at least 2.25 to 1.00; and

(2)	no Default or Event of Default has occurred or is continuing or would occur as a consequence of Incurring the Indebtedness.

The second paragraph of this covenant will not prohibit the incurrence of the following Indebtedness:

(1)	Indebtedness Incurred pursuant to the Senior Credit Agreement in an aggregate principal amount up to $260.0 million at any one time outstanding less the aggregate principal amount of all principal repayments made as a result of the receipt of proceeds of Asset Dispositions, which repayments (in the case of the revolving credit facility thereunder) permanently reduce the commitments thereunder;

(2)	Indebtedness of Select owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by Select or any Restricted Subsidiary; provided, however,

(a)	if Select or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes or the Subsidiary Guarantees, as the case may be; and

(b)	(i) any subsequent issuance or transfer of Capital Stock or any other event that results in any such Indebtedness being beneficially held by a Person other than Select or a Restricted Subsidiary of Select, and

(ii)	any sale or other transfer of any such Indebtedness to a Person other than Select or a Restricted Subsidiary of Select shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by Select or such Subsidiary, as the case may be;

(3)	Indebtedness represented by (a) the Notes (including any Exchange Notes, but excluding any Additional Notes), (b) any Indebtedness (other than the Indebtedness described in clauses (1), (2), (5), (6), (7), (8) and (9)) outstanding on the Issue Date and (c) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (3) or clause (4) or Incurred pursuant to the second paragraph of this covenant;

(4)	Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary is acquired by Select after the Issue Date (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such

Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by Select or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Restricted Subsidiary is acquired by Select, Select would have been able to Incur $1.00 of additional Indebtedness pursuant to the second paragraph of this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (4);

(5)	Indebtedness of Select or any Subsidiary Guarantor under (x) Currency Agreements that are related to business transactions of Select or its Restricted Subsidiaries entered into in the ordinary course of business, or (y) Currency Agreements or Interest Rate Agreements that are entered into for bona fide hedging purposes of Select or its Restricted Subsidiaries and substantially correspond in terms of notional amount, duration, currencies and interest rates, as applicable, to Indebtedness of Select or its Restricted Subsidiaries Incurred without violation of the Indenture;

(6)	the Subsidiary Guarantees and other Guarantees by the Subsidiary Guarantors of Indebtedness Incurred in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed (a) ranks equally in right of payment with the Notes or any Subsidiary Guarantee, then the related Guarantee shall rank equally in right of payment to the Subsidiary Guarantees or (b) is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Subsidiary Guarantees;

(7)	Indebtedness incurred to insurance carriers in respect of workers’ compensation claims or self-insurance obligations, or to issuers of performance, bid, surety and similar bonds or letters of credit or guarantees supporting performance of contracts (other than for borrowed money), in each case in the ordinary course of business;

(8)	Indebtedness arising from agreements of Select or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary, or for contingent earn-out payments based on performance of any business acquired by Select or any Restricted Subsidiary, provided that (in the case of any such disposition) the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Select and its Restricted Subsidiaries in connection with such disposition;

(9)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five business days of Incurrence;

(10)	Purchase Money Indebtedness and Capitalized Lease Obligations Incurred to finance the acquisition by the Company or a Restricted Subsidiary of any assets in the ordinary course of business that, together with all Refinancing Indebtedness Incurred in respect of Indebtedness previously Incurred pursuant to this clause (10), does not exceed $20.0 million in the aggregate at any time outstanding;

(11)	Indebtedness of Select or any Subsidiary Guarantor, to the extent the proceeds thereof are immediately used after the Incurrence thereof to purchase Notes tendered in an offer to purchase made as a result of a Change of Control;

(12)	Indebtedness of any Foreign Subsidiary in Canada under any working capital facility in an aggregate principal amount not to exceed Cdn. $15.0 million outstanding at any time; and

(13)	in addition to the items referred to in clauses (1) through (12) above, Indebtedness of Select and the Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (13) and then outstanding, will not exceed $35.0 million.

Select and the Subsidiary Guarantors will not Incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations or any Guarantor Subordinated Obligations unless such refinancing Indebtedness will be subordinated to the Notes and the Subsidiary Guarantees to at least the same extent as such Subordinated Obligations or Guarantor Subordinated Obligations. Select and the Subsidiary Guarantors will not Incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to refinance any Indebtedness that ranks equally in right of payment with the Notes or any Subsidiary Guarantee unless such refinancing Indebtedness is Senior Subordinated Indebtedness or Subordinated Obligations (in the case of Select) or Guarantor Senior Subordinated Indebtedness or Guarantor Subordinated Obligations (in the case of a Subsidiary Guarantor). No Restricted Subsidiary other than a Subsidiary Guarantor may Incur any Indebtedness if the proceeds are used, directly or indirectly, to refinance Indebtedness of Select or a Subsidiary Guarantor.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, this covenant:

(1)	in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the second and third paragraphs of this covenant, Select, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and only be required to include the amount and type of such Indebtedness in one of such clauses; provided that (a) any Indebtedness classified as Incurred pursuant to clause (13) of the third paragraph of this covenant may subsequently be reclassified as Incurred pursuant to the second paragraph of this covenant from and after the first date on which Select could Incur such Indebtedness under such second paragraph if deemed Incurred on such date, and (b) all Indebtedness incurred or outstanding under the Senior Credit Agreement on the Issue Date shall be deemed Incurred exclusively pursuant to clause (1) of the third paragraph of this covenant; and

(2)	the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value or fluctuations in exchange rates or commodity prices will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value of the Indebtedness in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

In addition, Select will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of Select as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this “Limitation on indebtedness” covenant, Select shall be in default under this covenant).

Limitation on layering

Select will not Incur any Indebtedness that is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is contractually subordinated in right of payment to all Senior Subordinated Indebtedness, including the Notes. No Subsidiary Guarantor will Incur any Indebtedness that is subordinate or junior in ranking in any respect to any Guarantor Senior Indebtedness of such Subsidiary Guarantor unless such Indebtedness is Guarantor Senior Subordinated Indebtedness of such Subsidiary Guarantor or is contractually subordinated in right of payment to all Guarantor Senior Subordinated Indebtedness of such Subsidiary Guarantor, including its Subsidiary Guarantee.

Limitation on restricted payments

Select will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)	declare or pay any dividend or make any distribution on or in respect of any Capital Stock of Select or any Restricted Subsidiary (including any payment in connection with any merger or consolidation involving Select or any of its Restricted Subsidiaries) except:

(a)	dividends or distributions payable in Capital Stock of Select (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of Select; and

(b)	dividends or distributions payable to Select or a Restricted Subsidiary of Select (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of common Capital Stock on a pro rata basis);

(2)	purchase, redeem, retire or otherwise acquire for value any Capital Stock of Select, or any Capital Stock of any Restricted Subsidiary or any direct or indirect parent of Select held by Persons other than Select or a Restricted Subsidiary of Select, other than in exchange for Capital Stock of Select (other than Disqualified Stock);

(3)	purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition and other than the payment of Guarantor Subordinated Obligations held by the Company or a Restricted Subsidiary); or

(4)	make any Restricted Investment in any Person

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) shall be referred to herein as a “Restricted Payment”), if at the time Select or such Restricted Subsidiary makes such Restricted Payment:

(a)	a Default or Event of Default shall have occurred and be continuing (or would result from the Restricted Payment); or

(b)	Select is not able to incur an additional $1.00 of Indebtedness pursuant to the second paragraph under the “Limitation on indebtedness” covenant after giving effect to such Restricted Payment; or

(c)	the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Existing Note Issue Date would exceed the sum of:

(i)	50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the first fiscal quarter commencing after the Existing Note Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of Select have been delivered to the Trustee in accordance with the “SEC reports” covenant (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii)	the aggregate Net Cash Proceeds received by Select from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Existing Note Issue Date (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of Select or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or guaranteed by Select or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination);

(iii)	the amount by which Indebtedness of Select is reduced on Select’s balance sheet upon the conversion or exchange (other than by a Subsidiary of Select) subsequent to the Existing Note Issue Date of any Indebtedness of Select convertible or exchangeable for Capital Stock (other than Disqualified Stock) of Select (less the amount of any cash, or other property, distributed by Select upon such conversion or exchange); and

(iv)	the amount equal to the net reduction in Restricted Investments made by Select or any of its Restricted Subsidiaries in any Person resulting from:

(A)	repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, or repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to Select or any Restricted Subsidiary of Select; or

(B)	the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by Select or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income.

The provisions of the preceding paragraph will not prohibit:

(1)	any purchase or redemption of Capital Stock or Subordinated Obligations of Select made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Select (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by Select or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that (a) such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments and (b) the Net Cash Proceeds from such sale will be excluded from clause (c)(ii) of the preceding paragraph;

(2)	any purchase or redemption of Subordinated Obligations of Select made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of Select that qualifies as Refinancing Indebtedness; provided, however, that such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments;

(3)	so long as no Default or Event of Default has occurred and is continuing, any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted under the “Limitation on sales of assets and subsidiary stock” covenant; provided, however, that such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments;

(4)	dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this covenant; provided, however, that such dividends will be included in the calculation of the amount of Restricted Payments;

(5)	so long as no Default or Event of Default has occurred and is continuing (or would result therefrom) loans or advances to employees or directors of Select or any Subsidiary of Select the proceeds of which are used to purchase Capital Stock of Select other than Disqualified Stock (or repurchases of such Capital Stock in exchange for cancellation of such loans or advances), in an aggregate amount not in excess of $2.0 million at any one time outstanding; provided, however, that (a) the amount of such loans and advances will be included in the calculation of the amount of Restricted Payments and (b) the Net Cash Proceeds from any such sale of Capital Stock of Select will be excluded from clause (c)(ii) of the preceding paragraph;

(6)	repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof, provided, however, that such repurchases will be excluded from the calculation of the amount of Restricted Payments;

(7)	any purchase or redemption of (A) Disqualified Stock of Select made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of Select that qualifies as Refinancing Indebtedness or (B) Disqualified Stock of a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of such Restricted Subsidiary or Select that qualifies as Refinancing Indebtedness; provided, however, in each case under this clause (7) that (i) such Refinancing Indebtedness is not issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by Select or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination, (ii) at the time of such exchange, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (iii) such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments;

(8)	upon the occurrence of a Change of Control and within 60 days after the completion of the offer to repurchase the Notes pursuant to the covenant described under “Change of control” above (including the purchase of all Notes tendered), any purchase or redemption of Subordinated Obligations required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that (A) at the time of such purchase or redemption, no Default shall have occurred and be continuing (or would result therefrom), (B) Select would be able to Incur an additional $1.00 of Indebtedness pursuant to the second paragraph of the covenant described under “—Limitation on indebtedness” after giving pro forma effect to such Restricted Payment, (C) such purchase or redemption is not made, directly or indirectly, from the proceeds of (or made in anticipation of) any Incurrence of Indebtedness by Select or any Subsidiary and (D) such purchase or redemption will be included in the calculation of the amount of Restricted Payments;

(9)	purchases of Capital Stock of Restricted Subsidiaries from minority holders, provided that upon giving effect to any such purchase of Capital Stock of any Restricted Subsidiary, such Subsidiary shall be a Subsidiary Guarantor; provided, however, that such purchases will be excluded in the calculation of the amount of Restricted Payments;

(10)	so long as no Default or Event of Default has occurred and is continuing (or would result therefrom), an Investment in a minority interest in a Person not engaged in any business other than a Related Business, together with all other Investments pursuant to this clause (10), in an aggregate amount at the time of such Investment not to exceed $20.0 million outstanding at any one time (the amount of such Investment outstanding at any time to be equal to its original cost minus the net proceeds realized by Select upon repurchase, repayment or redemption thereof, or sale thereof to an unaffiliated purchaser, but not less than zero) (any such Person, a “Permitted Joint Venture”); provided, however, that such Investments (a) will be included in the calculation of the amount of Restricted Payments and (b) will be excluded in calculating any net reduction in Restricted Investments for purposes of clause (c)(iv) of the preceding paragraph; and

(11)	Restricted Payments in an amount not to exceed $35.0 million in the aggregate.

The amount of all Restricted Payments, other than cash, shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by Select or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined by the Board of Directors acting in good faith whose resolution with respect thereto shall be delivered in writing to the Trustee. Not later than the date of making any Restricted Payment, Select shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the “Restricted payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Limitation on liens

Select will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or suffer to exist any Lien (other than Permitted Liens) upon any property or assets of Select or any of its Restricted Subsidiaries (including Capital Stock), whether owned on the date of the Indenture or acquired after that date, securing any Indebtedness that ranks equally with, or is subordinate or junior to, the Notes or any Subsidiary Guarantee in right of payment, unless contemporaneously with the incurrence of such Lien effective provision is made to secure the Indebtedness due under the Indenture and the Notes or, in the case of a Lien on any Restricted Subsidiary’s property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or prior to, in the case of Liens with respect to Indebtedness that is subordinate or junior in right of payment to the Notes or any Subsidiary Guarantee, as the case may be) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

Limitation on restrictions on distributions from restricted subsidiaries

Select will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to Select or any Restricted Subsidiary;

(2)	make any loans or advances to Select or any Restricted Subsidiary; or

(3)	transfer any of its property or assets to Select or any Restricted Subsidiary.

The preceding paragraph will not prohibit:

(i)	any encumbrance or restriction pursuant to an agreement as in effect at or entered into on the Issue Date, including, without limitation, the Existing Indenture, the Indenture and the Senior Credit Agreement and any governing agreements or instruments of Existing Joint Venture Subsidiaries, in each case as in effect on such date;

(ii)	any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by a Restricted Subsidiary on or before the date on which such Restricted Subsidiary was acquired by Select (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Select, or in contemplation of the transaction) and outstanding on such date;

(iii)	any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or amendment are not less favorable to the Holders of the Notes than the encumbrances and restrictions contained in such agreements referred to in clause (i) or (ii) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary, as applicable;

(iv)	in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction:

(a)	that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;

(b)	contained in mortgages, pledges or other security agreements permitted under the Indenture securing Indebtedness of Select or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements;

(c)	pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of Select or any Restricted Subsidiary; or

(d)	imposed by purchase money obligations for property acquired in the ordinary course of business, on the property so acquired;

(v)	any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(vi)	any restriction with respect to a Restricted Subsidiary contained in any agreement or instrument governing Capital Stock (other than Disqualified Stock) of any Restricted Subsidiary that is in effect on the date such Restricted Subsidiary is acquired by Select (and is not incurred in contemplation of such transaction);

(vii)	encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order; and

(viii)	encumbrances or restrictions arising under provisions in governing joint venture agreements or instruments of any New Joint Venture Subsidiaries, provided that such encumbrances and restrictions are not less favorable to the Holders of the Notes than the encumbrances and restrictions contained in the governing joint venture agreements or instruments of Existing Joint Venture Subsidiaries referred to in clause (i) of this paragraph as in effect on the Issue Date.

Limitation on sales of assets and subsidiary stock

Select will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1)	Select or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition;

(2)	at least 75% of the consideration from such Asset Disposition received by Select or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by Select or such Restricted Subsidiary, as the case may be:

(a)	first, to the extent Select or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Senior Indebtedness or Guarantor Senior Indebtedness), to prepay, repay or purchase Senior Indebtedness, Guarantor Senior Indebtedness or, if such Restricted Subsidiary is a Foreign Subsidiary, Indebtedness (other than any Preferred Stock or any Indebtedness that is subordinate or junior in right of payment to any other Indebtedness) of such Foreign Subsidiary (in each case other than Indebtedness owed to Select or an Affiliate of Select) within 360 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), Select or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; and

(b)	second, to the extent of the balance of such Net Available Cash after application in accordance with clause (a), to the extent Select or such Restricted Subsidiary elects, to invest in Additional Assets within 360 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash.

Any Net Available Cash from Asset Sales that are not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.” On the 361st day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds $15.0 million, Select will be required to make an offer (“Asset Sale Offer”) to all Holders of Notes and, to the extent required by the terms of other Senior Subordinated Indebtedness, to all holders of other Senior Subordinated Indebtedness outstanding with similar provisions requiring Select to make an offer to purchase such Senior Subordinated Indebtedness with the proceeds from any Asset Disposition (“Pari Passu Notes”), to purchase the maximum principal amount of Notes and any such Pari Passu Notes to which the Asset Sale Offer applies that may be purchased out of the Excess Proceeds, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Notes, as applicable, in each case in integral multiples of $1,000 at an offer price in cash in an amount equal to (x) in the case of the Notes, 100% of the principal amount of the Notes, plus accrued and unpaid interest to the date of purchase, and (y) in the case of the Pari Passu Notes, 100% of the lesser of the then accreted value (if applicable) and the principal amount of the Pari Passu Notes, plus accrued and unpaid interest to the date of purchase. To the extent that the aggregate amount of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Sale Offer is less than the Excess Proceeds, Select may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture. If the aggregate principal amount of Notes surrendered by Holders of the Notes and other Pari Passu Notes surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, Select shall select the Notes and Pari Passu Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and the lesser of the then aggregate accreted value and the aggregate principal amount of the tendered Pari Passu Notes. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Asset Sale Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Sale Offer Period”). No later than five Business Days after the termination of the Asset Sale Offer Period (the “Asset Sale Purchase Date”), Select will purchase the principal amount of Notes and Pari Passu Notes required to be purchased pursuant to this covenant (the “Asset Sale Offer Amount”) or, if less than the Asset Sale Offer Amount has been so validly tendered, all Notes and Pari Passu Notes validly tendered in response to the Asset Sale Offer.

If the Asset Sale Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

On or before the Asset Sale Purchase Date, Select will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Sale Offer Amount of Notes and Pari Passu Notes or portions of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to the Asset Sale Offer, or if less than the Asset Sale Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Notes so validly tendered and not properly withdrawn, in each case in integral multiples of $1,000. Select will deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by Select in accordance with the terms of this covenant and, in addition, Select will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Notes. Select will promptly (but in any case not later than five Business Days after the termination of the Asset Sale Offer Period) mail or deliver to each tendering Holder of Notes or holder or lender of Pari Passu Notes, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Notes so validly tendered and not properly withdrawn by such Holder or lender, as the case may be, and accepted by Select for purchase, and Select will promptly issue a new Note, and the Trustee, upon delivery of an Officers’ Certificate from Select will authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple of $1,000. In addition, Select will take any and all other actions required by the agreements governing the Pari Passu Notes. Any Note not so accepted will be promptly mailed or delivered by Select to the Holder thereof. Select will publicly announce the results of the Asset Sale Offer on the Asset Sale Purchase Date.

For the purposes of this covenant, securities, notes or other obligations received by Select or any Restricted Subsidiary of Select from the transferee in such Asset Disposition that are promptly converted by Select or such Restricted Subsidiary into cash, will be deemed to be cash.

Select will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, Select will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of any conflict.

Limitation on affiliate transactions

Select will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Select or any Restricted Subsidiary (such transaction or transactions an “Affiliate Transaction”) unless:

(1)	the terms of such Affiliate Transaction are no less favorable to Select or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate;

(2)	in the event such Affiliate Transaction involves an aggregate amount in excess of $5.0 million, the terms of such Affiliate Transaction have been approved by a majority of the members of the Board of Directors of Select and by a majority of members of such Board having no direct or indirect financial or other interest in such Affiliate Transaction (and each such majority determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

(3)	in the event such Affiliate Transaction involves an aggregate amount in excess of $15.0 million, Select has received a written opinion from an independent investment banking firm of nationally recognized standing that the terms of such Affiliate Transaction are not less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arms-length basis from a Person that is not an Affiliate.

The preceding paragraph will not apply to:

(1)	any Restricted Payment (other than a Restricted Investment) permitted to be made pursuant to the “Limitation on restricted payments” covenant;

(2)	any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans and other fees, compensation, benefits and indemnities paid or entered into by Select or its Restricted Subsidiaries in the ordinary course of business to or with officers, directors or employees of Select and its Restricted Subsidiaries;

(3)	loans or advances to employees in the ordinary course of business of Select or any of its Restricted Subsidiaries;

(4)	the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors or employees of Select or any Restricted Subsidiary of Select;

(5)	any transaction between Select and a Subsidiary Guarantor or between Subsidiary Guarantors;

(6)	any transaction with a Non-Guarantor Subsidiary or Permitted Joint Venture in the ordinary course of business that complies with the requirements of clause (1) of the second paragraph of this covenant;

(7)	the performance of obligations of Select or any of its Restricted Subsidiaries under the terms of any agreement to which Select or any of its Restricted Subsidiaries is a party on the Issue Date and identified on a schedule to the Indenture on the Issue Date, as these agreements may be amended, modified or supplemented from time to time in compliance with the second paragraph of this covenant; and

(8)	the issuance or sale of any Capital Stock (other than Disqualified Stock) of Select.

Limitation on sale of capital stock of restricted subsidiaries

Select will not, and will not permit any Restricted Subsidiary of Select to, transfer, convey, sell, lease or otherwise dispose of (including, but not limited to, by means of a merger, consolidation, or similar transaction) any Voting Stock of any Restricted Subsidiary or to issue any of the Voting Stock of a Restricted Subsidiary (other than, if required by applicable law, shares of its Voting Stock constituting directors’ qualifying shares) to, or merge or consolidate or engage in any similar transaction with, any Person except:

(1)	to or into Select or a Wholly-Owned Subsidiary; or

(2)	for the sale of all of the Voting Stock of a Restricted Subsidiary to a Person other than Select or a Subsidiary of Select in compliance with the “Limitation on sales of assets and subsidiary stock” covenant.

SEC reports

Notwithstanding that Select may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act or the Commission, Select will file with the Commission, and provide the Trustee and the Holders of the Notes with, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act (or the rules of the Commission promulgated thereunder) within the time periods specified therein. In the event that Select is not permitted to file such reports, documents and information with the Commission pursuant to the Exchange Act, Select will nevertheless provide such Exchange Act information to the Trustee and the Holders of the Notes as if Select were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein.

If Select has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements, and in Management’s Discussion and Analysis of Results of Operations and Financial Condition, of the financial condition and results of operations of Select and its Restricted Subsidiaries.

Merger and consolidation

Select will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to any Person, unless:

(1)	the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation organized and existing under the laws of the United States of America, any State of the United States of America or the District of Columbia and the Successor Company (if not Select) expressly assumes, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Select under the Notes, the Indenture and the Registration Rights Agreement;

(2)	immediately after giving effect to such transaction, and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction, no Default or Event of Default shall have occurred and be continuing;

(3)	immediately after giving effect to such transaction, the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the second paragraph of the “Limitation on indebtedness” covenant;

(4)	each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to the Successor Company obligations in respect of the Indenture and the Notes and its obligations under the Registration Rights Agreement shall continue to be in effect; and

(5)	Select shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and each such supplemental indenture comply with the Indenture.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of Select, which properties and assets, if held by Select instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of Select on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of Select.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, Select under the Indenture, but, in the case of a lease of all or substantially all its assets, Select will not be released from the obligation to pay the principal of and interest on the Notes.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Notwithstanding the preceding clause (3), (x) any Restricted Subsidiary of Select may consolidate with, merge into or transfer all or part of its properties and assets to Select and (y) Select may merge with an Affiliate incorporated solely for the purpose of reincorporating Select in another jurisdiction to realize tax or other benefits.

Future subsidiary guarantors

On the Effective Date, all Domestic Subsidiaries will be Subsidiary Guarantors, other than Existing Joint Venture Subsidiaries. After the Effective Date, Select will cause each Restricted Subsidiary that is not then a Subsidiary Guarantor, other than any Foreign Subsidiary, any New Joint Venture Subsidiary or any Existing Joint Venture Subsidiary, to execute and deliver to the Trustee a supplemental indenture providing a Subsidiary Guarantee pursuant to which such Subsidiary Guarantor will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the Notes on a senior subordinated basis. On the Effective Date, Select will cause Kessler and each of its Subsidiaries, other than any such Subsidiary which is a Foreign Subsidiary or a New Joint Venture Subsidiary, to become a Subsidiary Guarantor as set forth in the immediately preceding sentence.

The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Select will cause any Domestic Subsidiary that becomes “100% owned” (as defined in Section 3-10(h)(1) of Regulation S-X (Title 17, Code of Federal Regulations, Part 210)) by Select after the Effective Date to become a Subsidiary Guarantor pursuant to this covenant.

Notwithstanding the exception to the first paragraph of this covenant, neither Select nor any Restricted Subsidiary shall create or acquire any Non-Guarantor Subsidiary or designate any Restricted Subsidiary to be an Unrestricted Subsidiary unless after giving effect to such creation, acquisition or designation, all Non-Guarantor Subsidiaries and Unrestricted Subsidiaries taken as a whole on a combined basis (including such Non-Guarantor Subsidiary or Unrestricted Subsidiary) shall not account for more than 25% of EBITDA, and shall not have total assets in an amount exceeding 17% of the total assets of Select and its Subsidiaries on a combined basis (including any unconsolidated Subsidiaries, and adjusted to eliminate any intercompany balances), as at the end of and for the most recently ended four consecutive fiscal quarters of Select for which consolidated financial statements of Select have been delivered to the Trustee, in accordance with the “SEC reports” covenant, giving effect to such creation, acquisition or designation on a pro forma basis as if such transaction had occurred at the beginning of such four-quarter period.

Limitation on lines of business

Select will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

Payments for consent

Neither Select nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of default

Each of the following is an Event of Default:

(1)	default in any payment of interest or additional interest (as required by the Registration Rights Agreement) on any Note when due, continued for 30 days, whether or not such payment is prohibited by the provisions described under “Ranking and subordination”;

(2)	default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise, whether or not such payment is prohibited by the provisions described under “Ranking and subordination”;

(3)	failure by Select or any Subsidiary Guarantor to comply with its obligations under the covenants described under “Change of control” or “Certain covenants—Merger and consolidation”;

(4)	failure by Select to comply for 30 days after notice with any of its obligations under the covenants described under “Certain covenants” above (in each case, other than a failure so to comply covered by clause (2) or (3) above or by clause (9) below);

(5)	failure by Select to comply for 60 days after notice with its other agreements contained in the Indenture;

(6)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of Select or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by Select or any of its Restricted Subsidiaries), other than Indebtedness owed to Select or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists or is created after the date of the Indenture, which default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness before the expiration of the grace period provided in such Indebtedness (“payment default”); or

(b)	results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

(7)	certain events of bankruptcy, insolvency or reorganization of Select or any Restricted Subsidiary (the “bankruptcy provisions”);

(8)	failure by Select or any Restricted Subsidiary to pay final judgments aggregating in excess of $5.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days (the “judgment default provision”); or

(9)	any Subsidiary Guarantee of any Subsidiary Guarantor ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor denies or disaffirms its obligations under the Indenture or its Subsidiary Guarantee.

However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes notify Select of the default and Select does not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clause (7) above) occurs and is continuing, the Trustee by notice to Select, or the Holders of at least 25% in principal amount of the outstanding Notes by notice to Select and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an Event of Default described in clause (7) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3)	such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the Holders. In addition, Select is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. Select also is required to deliver to the Trustee, within 30 days after the occurrence of a Default, written notice of any events that would constitute certain Defaults, their status and what action Select is taking or proposes to take in respect thereof.

Amendments and waivers

Subject to specified exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to specified exceptions, any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each Holder of an outstanding Note affected, no amendment may, among other things:

     (1) reduce the amount of Notes whose Holders must consent to an amendment;

(2)	reduce the stated rate of or extend the stated time for payment of interest on any Note;

(3)	reduce the principal of or extend the Stated Maturity of any Note;

(4)	reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be or may be required to be redeemed or repurchased as described above under “Optional redemption,” or any similar provision, whether through an amendment or waiver of provisions in the covenants or any related definition or otherwise;

(5)	make any Note payable in money other than that stated in the Note;

(6)	impair the right of any Holder to receive payment of, premium, if any, principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes; or

(7)	make any change to the provisions of the Indenture, the Notes, the Escrow Agreement or the Assumption Agreement relating to the Select Medical Escrow Merger, Select’s assumption of the obligations under the Indenture and the Notes or the Special Redemption of the Notes described under “Escrow of offering proceeds and other amounts; special redemption” which would adversely affect the rights of any Holder;

(8)	make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions.

Without the consent of any Holder, Select and the Trustee may amend the Indenture to:

(1)	cure any ambiguity, omission, defect or inconsistency;

(2)	provide for the assumption by a successor corporation of the obligations of Select under the Indenture;

(3)	provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f) (2) (B) of the Code);

(4)	add Guarantees with respect to the Notes;

(5)	secure the Notes;

(6)	add to the covenants of Select for the benefit of the Holders or surrender any right or power conferred upon Select;

(7)	make any change that does not adversely affect the rights of any Holder; or

(8)	comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, Select is required to mail to the Holders a notice briefly describing such amendment. However, the failure to give such notice to all the Holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Defeasance

Select may, at its option and at any time, elect to have all of its obligations and the obligations of the Subsidiary Guarantors discharged under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes, to maintain a registrar and paying agent in respect of the Notes and the rights of the Holders of the outstanding Notes to receive payment in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust. If Select exercises its legal defeasance option, the Subsidiary Guarantees in effect at such time will terminate.

Select at any time may terminate its obligations under covenants described under “Certain covenants” (other than “Merger and consolidation”), the operation of the cross-default upon a payment default, the cross acceleration provisions, the bankruptcy provisions, the judgment default provision and the Subsidiary Guarantee provision described under “Events of default” above and the limitations contained in clause (3) under “Certain covenants—Merger and consolidation” above (“covenant defeasance”).

Select may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Select exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If Select exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Restricted Subsidiaries), (8) or (9) under “Events of default” above or because of the failure of Select to comply with clause (3) under “Certain covenants—Merger and consolidation” above.

In order to exercise either defeasance option, Select must irrevocably deposit in trust (the “defeasance trust”) with the Trustee, for the benefit of Holders of the Notes, cash or U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that Holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator or stockholder of Select or any Subsidiary Guarantor, as such, shall have any liability for any obligations of Select under the Notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Concerning the trustee

U.S. Bank Trust National Association is the Trustee under the Indenture and has been appointed by Select as Registrar and Paying Agent with regard to the Notes.

Governing law

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

“Additional Assets” means:

(1)	any property or assets (other than Indebtedness and Capital Stock) to be used by Select or a Restricted Subsidiary in a Related Business;

(2)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Select or a Restricted Subsidiary of Select; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of Select;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is not engaged in any business other than a Related Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

“Asset Disposition” means any direct or indirect sale, lease, transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by Select or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)	a disposition by a Restricted Subsidiary to Select or by Select or a Restricted Subsidiary to a Wholly-Owned Subsidiary;

(2)	the sale of cash or Cash Equivalents in the ordinary course of business;

(3)	a disposition of inventory in the ordinary course of business;

(4)	a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of Select and its Restricted Subsidiaries and that in each case is disposed of in the ordinary course of business;

(5)	transactions governed by and permitted under “Certain covenants—Merger and consolidation”;

(6)	an issuance of Capital Stock by a Restricted Subsidiary of Select to Select or to a Wholly-Owned Subsidiary;

(7)	for purposes of the covenant described under “Certain covenants—Limitation on sales of assets and subsidiary stock” only, the making of a disposition governed by and subject to the covenant described under “Certain covenants—Limitation on restricted payments”;

(8)	any disposition or series of related dispositions of assets with an aggregate fair market value, and for net proceeds, of less than $1.0 million; and

(9)	the licensing or sublicensing of intellectual property or other general intangibles and any license, lease or sublease of other property, in each case that is in the ordinary course of business and does not materially interfere with the business of Select and its Restricted Subsidiaries.

“Attributable Indebtedness” in respect of a Sale/ Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bank Indebtedness” means any and all amounts, whether outstanding on the Issue Date or Incurred after the Issue Date, payable under or in respect of the Senior Credit Agreement and any related notes, collateral documents, letters of credit and guarantees and any Interest Rate

Agreement entered into in connection with the Senior Credit Agreement, including principal, any premium, interest (including interest accruing after or that would accrue but for the filing of any petition in bankruptcy or for reorganization relating to Select or any Subsidiary thereof at the rate specified therein whether or not a claim for post filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means, as to any Person, the board of directors of such Person.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities exchangeable for or convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)	securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(2)	marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof (provided that the full faith and credit of the United States is pledged in support thereof) and, at the time of acquisition thereof, having one of the two highest credit ratings obtainable from both Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc.;

(3)	certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank organized in the United States of America, the long-term debt of which is rated at the time of acquisition thereof in one of the two highest categories obtainable from both Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., and having combined capital and surplus in excess of $500.0 million;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5)	commercial paper rated at the time of acquisition thereof in one of the two highest categories obtainable from both Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(6)	interests in any investment company or money market fund which invests solely in instruments of the type specified in clauses (1) through (5) above.

“Change of Control” means:

(1)	any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of Select (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of Select held by an entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 35% of the voting power of the Voting Stock of such entity; or

(2)	the first day on which a majority of the members of the Board of Directors of Select are not Continuing Directors; or

(3)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Select and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(4)	the adoption by the stockholders of Select of a plan or proposal for the liquidation or dissolution of Select.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely as a result of the Select Medical Escrow Merger.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of Select have been delivered to the Trustee in accordance with the covenant described under “Certain covenants—SEC reports” to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

(1) if Select or any Restricted Subsidiary:

(a)	has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be computed based on

(i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b)	has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2)	if since the beginning of such period Select or any Restricted Subsidiary will have made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Disposition:

(a)	the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b)	Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Select or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Select and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary so long as Select and its continuing Restricted Subsidiaries have been completely and unconditionally released from all liability with respect to such Indebtedness after such sale);

(3)	if since the beginning of such period Select or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with or into Select) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, that constitutes all or substantially all of an operating unit, division or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4)	if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Select or any Restricted Subsidiary since the beginning of such period) will have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by Select or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment or acquisition of assets occurred on the first day of such period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1) Consolidated Interest Expense;

(2) Consolidated Income Taxes;

(3) consolidated depreciation expense;

(4) consolidated amortization of intangibles;

(5)	minority interest in consolidated subsidiary companies (minus the amount of any mandatory cash distribution with respect to any minority interest other than in connection with a proportionate discretionary cash distribution with respect to the interest held by Select or any Restricted Subsidiary); and

(6)	other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation).

Notwithstanding the preceding sentence, clauses (2) through (6) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (2) through (6) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to Select by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority, which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period, the total interest expense of Select and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

(1)	interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

     (2) amortization of debt discount;

     (3) non-cash interest expense;

(4)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5)	the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

(6)	net costs associated with Hedging Obligations (including amortization of fees);

(7)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8)	the product of (a) all dividends paid or payable in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries, payable to a Person other than Select or a Wholly-Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; and

(9)	the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Select) in connection with Indebtedness Incurred by such plan or trust; provided, however, that there will be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by Select or any Restricted Subsidiary.

     For purposes of the foregoing, total interest expense will be determined after giving effect to any net payments made or received by Select and its Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Net Income” means, for any period, the net income (loss) of Select and its consolidated Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1)	any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

(a)	subject to the limitations contained in clauses (4), (5) and (6) below, Select’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Person during such period to Select or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(b)	Select’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income;

(2)	any net income (loss) of any Person acquired by Select or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

(3)	any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Select, except that:

(a)	subject to the limitations contained in clauses (4), (5) and (6) below, Select’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to Select or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b)	Select’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(4)	any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of Select or its consolidated Restricted Subsidiaries (including pursuant to any Sale/ Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(5)	any extraordinary gain or loss; and

(6)	the cumulative effect of a change in accounting principles.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Select who:

(1)	was a member of such Board of Directors on the date of the Indenture; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Senior Indebtedness” means the Bank Indebtedness.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock that is convertible or exchangeable solely at the option of Select or a Restricted Subsidiary); or

(3)	is redeemable at the option of the holder of the Capital Stock, in whole or in part,

in each case on or prior to the date that is 91 days after the date (a) on which the Notes mature or (b) on which there are no Notes outstanding.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of, or conducts a majority of its business or operations in, the United States of America or any state thereof or the District of Columbia.

“EBITDA” for any period means, without duplication, the net income (loss) of Select and its consolidated Subsidiaries, plus the following to the extent deducted in calculating such net income (loss), in each case determined in accordance with GAAP: (1) total interest expense, whether paid or accrued, (2) taxes imposed upon income or profits included in such net income (loss), (3) depreciation expense, (4) amortization of intangibles and (5) other non-cash charges reducing such net income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation).

“Effective Date” means the closing date of the merger of Select Medical Escrow with and into Select Medical Corporation, which occurred on September 2, 2003.

“Equity Offering” means an underwritten primary public offering for cash by Select of its common stock, or options, warrants or rights with respect to its common stock, pursuant to an effective registration statement under the Securities Act (whether alone or in connection with any secondary public offering).

“Existing Indenture” means the Indenture, dated as of June 11, 2001, among Select, the subsidiary guarantors party thereto and State Street Bank and Trust Company as trustee, pursuant to which the Existing Notes were issued.

“Existing Joint Venture Subsidiary” means any Domestic Subsidiary in existence on the Issue Date that is not engaged in any business other than a Related Business and is not “100% owned” (as defined in Section 3-10(h)(1) of Regulation S-X (Title 17, Code of Federal Regulations, Part 210)) by Select, and is listed in a schedule to the Indenture.

“Existing Note Issue Date” means June 11, 2001.

“Existing Subsidiary Guarantee” means, individually, each of the Guarantees of payment of the Existing Notes by each Subsidiary Guarantor pursuant to the terms of the Existing Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing or in effect guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Senior Indebtedness” means, with respect to a Subsidiary Guarantor, the following whether outstanding on the Issue Date or thereafter issued, created, Incurred or assumed, without duplication:

(1)	the Bank Indebtedness Incurred by such Subsidiary Guarantor;

(2)	all Guarantees by such Subsidiary Guarantor of Senior Indebtedness of Select or Guarantor Senior Indebtedness of any other Subsidiary Guarantor; and

(3)	all obligations consisting of principal of, premium on, if any, accrued and unpaid interest on, and fees and other amounts relating to, all other Indebtedness of the Subsidiary Guarantor.

Guarantor Senior Indebtedness includes interest accruing after, or that would accrue but for, the filing of any petition in bankruptcy or for reorganization relating to the Subsidiary Guarantor at the rate specified in the documentation with respect thereto, whether or not post-filing interest is allowed in such proceeding.

Notwithstanding anything to the contrary in the preceding paragraph, Guarantor Senior Indebtedness will not include:

(1)	any Indebtedness with respect to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations in respect of such Indebtedness are not superior in right of, or are subordinate to, payment of the Notes or any Subsidiary Guarantee;

(2)	any obligations of such Subsidiary Guarantor to another Subsidiary or to Select;

(3)	any liability for Federal, state, local, foreign or other taxes owed or owing by such Subsidiary Guarantor;

(4)	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

(5)	any Indebtedness, Guarantee or obligation of such Subsidiary Guarantor that is subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of such Subsidiary Guarantor, including, without limitation, any Guarantor Senior Subordinated Indebtedness and Guarantor Subordinated Obligations of such Guarantor;

(6)	any obligations in respect of Capital Stock or Attributable Indebtedness;

(7)	any Indebtedness Incurred in violation of the Indenture; or

(8)	any Indebtedness described in the last paragraph of the definition of the term “Indebtedness”.

“Guarantor Senior Subordinated Indebtedness” means, with respect to a Subsidiary Guarantor, the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee and any other Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that specifically provides that such Indebtedness is to rank equally in right of payment with the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee and is not subordinated in right of payment to any Indebtedness of such Subsidiary Guarantor that is not Guarantor Senior Indebtedness of such Subsidiary Guarantor.

“Guarantor Subordinated Obligation” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal of and premium, if any, in respect of indebtedness of such Person for borrowed money;

(2)	the principal of and premium, if any, in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 10 days of Incurrence);

(4)	all obligations of such Person to pay the deferred and unpaid purchase price of property (or services), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or completion of such services;

(5)	Capitalized Lease Obligations and all Attributable Indebtedness of such Person;

(6)	all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)	Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8)	Indebtedness of other Persons to the extent Guaranteed by such Person; and

(9)	to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

In addition, “Indebtedness” of any Person shall include Indebtedness of a type described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1)	such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2)	such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3)	there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person;

and then such Indebtedness shall be included in an amount not to exceed:

(a)	the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b)	if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount and the related interest expense shall be included in Consolidated Interest Expense.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) including (a) any direct or indirect advance, loan (other than advances to customers in the ordinary course of business) or other extension of credit (including by way of Guarantee or similar arrangement, but excluding any bank deposit (other than a time deposit) in the ordinary course of business, to the extent the same may be deemed an extension of credit to the depository bank) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, any other Person, and (b) all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

For purposes of “Certain covenants—Limitation on restricted payments”,

(1)	“Investment” will include the portion (proportionate to Select’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets (computed excluding any liability or obligation owing to Select or any Restricted Subsidiary) of such Restricted Subsidiary of Select at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Select will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) Select’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to Select’s equity interest in such Subsidiary) of the fair market value of the net assets (as determined by the Board of Directors of Select in good faith, as evidenced by a resolution in writing delivered to the Trustee) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary;

(2)	any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of Select; and

(3)	if Select or any Restricted Subsidiary of Select sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary of Select such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of Select, Select shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value (as determined by the Board of Directors of Select in good faith, as evidenced by a resolution in writing delivered to the Trustee) of the Capital Stock of such Subsidiary not sold or disposed of (computed excluding any liability or obligation owing to Select or any Restricted Subsidiary).

“Issue Date” means the date on which the Notes are originally issued.

“Kessler” means Kessler Rehabilitation Corporation, a Delaware corporation.

“Kessler Acquisition” means the acquisition of all of the issued and outstanding capital stock of Kessler by Select pursuant to the Stock Purchase Agreement and on the terms set forth in the Stock Purchase Agreement and described in the Offering Memorandum.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received) therefrom, in each case net of:

(1)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses reasonably incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with and as required by the terms of any Lien upon such assets;

(3)	all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4)	the deduction of reasonable and appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by Select or any Restricted Subsidiary after such Asset Disposition (provided that upon any reduction or reversal of any such reserve, the amount of such resolution or reversal shall constitute Net Available Cash).

“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges reasonably incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“New Joint Venture Subsidiary” means any Person acquired by Select or any Restricted Subsidiary after the Issue Date that (1) is a Domestic Subsidiary, (2) is not engaged in any business other than a Related Business, (3) is not “100% owned” (as defined in Section 3-10(h)(1) of Regulation S-X (Title 17, Code of Federal Regulations, Part 210)) by Select and (4) has no Capital Stock owned by any Person other than Select, a Subsidiary Guarantor, a physician, a physician group, or one or more other medical professionals.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Subsidiary Guarantor.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither Select nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2)	no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Select or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3)	in the case of Indebtedness having a principal amount in excess of $100,000 in the aggregate, the express terms of which provide there is no recourse against any of Select or its Restricted Subsidiaries or any of their respective property or assets.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, any Executive Vice President or Senior Vice President, the Treasurer, Controller and Chief Accounting Officer or the Secretary of Select.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to Select or the Trustee.

“Permitted Holder” means any of Welsh, Carson, Anderson & Stowe VII, L.P., Golder, Thoma, Cressey, Rauner V, Inc., GTCR Golder Rauner, LLC, and their respective investment fund Affiliates.

“Permitted Investment” means an Investment by Select or any Restricted Subsidiary in:

(1)	Select;

(2)	a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Person is a Related Business;

(3)	another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Select or a Subsidiary Guarantor; provided, however, that such Person’s primary business is a Related Business;

(4)	cash and Cash Equivalents;

(5)	receivables owing to Select or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(6)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(7)	loans or advances to employees made in the ordinary course of business consistent with past practices of Select or such Restricted Subsidiary;

(8)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Select or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(9)	Investments arising from the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with the covenant described under “Certain covenants—Limitation on sales of assets and subsidiary stock”;

(10)	Investments in existence on the Issue Date;

(11)	Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with the covenant described under “Certain covenants—Limitation on indebtedness”;

(12)	Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;

(13)	endorsements of negotiable instruments and documents in the ordinary course of business; and

(14)	assets, Capital Stock or other securities by Select or a Restricted Subsidiary to the extent the consideration therefor consists solely of common stock of Select (other than Disqualified Stock).

“Permitted Junior Securities” means (1) Capital Stock of Select or any Subsidiary Guarantor or (2) debt securities of Select or any Subsidiary Guarantor that are subordinated to all Senior Indebtedness and any debt securities issued in exchange for Senior Indebtedness to substantially the same extent as, or to a greater extent than, the Notes and the Subsidiary Guarantees are subordinated to Senior Indebtedness and Guarantor Senior Indebtedness pursuant to the Indenture.

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for Indebtedness) or operating leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposit of cash or United States government bonds to secure surety, performance or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case in the ordinary course of business;

(2)	Liens imposed by law and arising in the ordinary course of business, including carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(3)	Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(4)	encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of Select and its Restricted Subsidiaries;

(5)	Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;

(6)	leases and subleases of real property that do not materially interfere with the ordinary conduct of the business of Select or any of its Restricted Subsidiaries;

(7)	judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(8)	Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a)	such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Select in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b)	such deposit account is not intended by Select or any Restricted Subsidiary to provide collateral to the depository institution;

(9)	Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by Select or any Restricted Subsidiary;

(10)	Liens on property at the time Select or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into Select or any Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by Select or any Restricted Subsidiary;

(11)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Select or a Subsidiary Guarantor;

(12)	Liens securing the Notes and the Subsidiary Guarantees; and

(13)	Liens securing Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Purchase Money Indebtedness” means Indebtedness:

(1)	consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed; and

(2)	incurred to finance the acquisition by Select or a Restricted Subsidiary of such asset, including additions and improvements;

provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; and provided further, however, that such Indebtedness is Incurred within 90 days after such acquisition of such asset by Select or a Restricted Subsidiary.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance”, “refinances”, and “refinanced” shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

(1)	(a) if the Stated Maturity of the Indebtedness being refinanced is earlier than or the same as the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2)	the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3)	such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness incurred to pay reasonable fees in connection therewith); and

(4)	if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantee on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

provided that Refinancing Indebtedness shall not include (x) Indebtedness of a Non-Guarantor Subsidiary that refinances Indebtedness of Select or a Subsidiary Guarantor or (y) Indebtedness of Select or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Related Business” means any of the businesses of Select and its Restricted Subsidiaries on the Issue Date, any other business of providing health care services, and any business that is related, ancillary or complementary to any thereof.

“Related Business Assets” means assets used or useful in a Related Business.

“Representative” means any trustee, agent or representative (if any) of an issue of Senior Indebtedness; provided that when used in connection with the Senior Credit Agreement, the term “Representative” shall refer to the administrative agent under the Senior Credit Agreement (so long as there shall be an administrative agent).

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of Select other than an Unrestricted Subsidiary.

“Sale/ Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby Select or a Restricted Subsidiary transfers such property to a Person and Select or a Restricted Subsidiary leases it from such Person.

“Senior Credit Agreement” means one or more debt facilities (including, without limitation, the Credit Agreement, dated as of September 22, 2000 among Select, Canadian Back Institute Limited, the Lenders party thereto, The Chase Manhattan Bank, as Administrative Agent for the US Facilities, The Chase Manhattan Bank of Canada, as Administrative Agent for the Canadian Facilities, Banc of America Securities LLC, as Syndication Agent and CIBC, Inc., as Documentation Agent) or commercial paper facilities to which Select is a party with banks or other institutional lenders providing for revolving credit loans, term loans, or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original credit agreement or any other credit or other agreement or indenture).

“Senior Indebtedness” means, with respect to Select, the following, whether outstanding on the Issue Date or thereafter issued, created, Incurred or assumed, without duplication:

(1)	the Bank Indebtedness Incurred by Select, and

(2)	all obligations consisting of principal of, premium on, if any, accrued and unpaid interest on, and fees and other amounts relating to, all other Indebtedness of Select.

Senior Indebtedness includes interest accruing after, or that would accrue but for, the filing of any petition in bankruptcy or for reorganization relating to Select at the rate specified in the documentation with respect thereto, whether or not a claim for post-filing interest is allowed in such proceeding) and fees relating thereto.

Notwithstanding anything to the contrary in the preceding paragraph, Senior Indebtedness will not include:

(1)	any Indebtedness with respect to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations in respect of such Indebtedness are not superior in right of, or are subordinate to, payment of the Notes or any Subsidiary Guarantee;

(2)	any obligation of Select to any Subsidiary;

(3)	any liability for Federal, state, foreign, local or other taxes owed or owing by Select;

(4)	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

(5)	any Indebtedness, Guarantee or obligation of Select that is subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of Select, including, without limitation, any Senior Subordinated Indebtedness and any Subordinated Obligations;

(6)	any obligations in respect of Capital Stock or Attributable Indebtedness;

(7)	any Indebtedness Incurred in violation of the Indentures; or

(8)	any Indebtedness described in the last paragraph of the definition of the term “Indebtedness.”

“Senior Subordinated Indebtedness” means the Notes, the Existing Notes and any other Indebtedness of Select that specifically provides that such Indebtedness is to rank equally with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of Select that is not Senior Indebtedness.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Stock Purchase Agreement” means the Stock Purchase Agreement, dated June 30, 2003, by and among Kessler, Henry H. Kessler Foundation, Inc. and Select.

“Subordinated Obligation” means any Indebtedness of Select (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes.

“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Notes by a Subsidiary Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.

“Subsidiary Guarantor” means each Restricted Subsidiary after the Issue Date that provides a Subsidiary Guarantee in accordance with the terms of the Indenture.

“Subsidiary” of any Person means any corporation, association, partnership, joint venture, limited liability company or other business entity

(1)	of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership and joint venture interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person, or

(2)	that is a third party professional corporation or similar entity controlled by Select with which Select or any Subsidiary has an exclusive management arrangement under which it manages the business of such entity, provided that any such entity shall be treated as a consolidated Subsidiary of Select for purposes of calculating Consolidated EBITDA, Consolidated Interest Expense and Consolidated Net Income.

Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of Select.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of Select that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of Select in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of Select may designate any Subsidiary of Select (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1)	such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of Select that is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2)	all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(3)	such designation and the Investment of Select and its Restricted Subsidiaries in such Subsidiary complies with “Certain covenants—Limitation on restricted payments”;

(4)	such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of Select and its Subsidiaries;

(5)	such Subsidiary is a Person with respect to which neither Select nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a)	to subscribe for additional Capital Stock of such Person; or

(b)	to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6)	on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with Select or any Restricted Subsidiary with terms substantially less favorable to Select than those that might have been obtained from Persons who are not Affiliates of Select.

Any such designation by the Board of Directors of Select shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of Select giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of Select may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and Select could incur at least $1.00 of additional Indebtedness under the second paragraph of the “Limitation on indebtedness” covenant on a pro forma basis taking into account such designation.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors or other governing body.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary of Select, all of the Capital Stock of which (other than directors’ qualifying shares required by applicable law) is owned by Select or another Wholly-Owned Subsidiary.

Description of other indebtedness

Senior credit facility

We are party to a credit facility with a syndicate of banks led by JPMorgan Chase Bank, as lender and administrative agent for the U.S. term loan and revolving credit facilities, and J.P. Morgan Bank Canada, as lender and administrative agent for the Canadian term loan facility. We have borrowed funds under the U.S. facilities and in the future are permitted to borrow funds under the U.S. revolving credit facility. Canadian Back Institute Limited, an Ontario corporation and our wholly owned subsidiary, has borrowed funds under the Canadian term loan facility. We and a majority of our U.S. subsidiaries have guaranteed our performance under this credit facility. Canadian Back Institute Limited and our Canadian subsidiaries have guaranteed the performance of Canadian Back Institute Limited under the Canadian term loan facility. Our direct and guarantee obligations, and the direct and guarantee obligations of our U.S. and Canadian subsidiaries, if any, are secured by a first priority lien on substantially all our assets and substantially all the assets of our U.S. and Canadian subsidiaries. The senior credit facility, as amended, consists of the following:

	As of June 30, 2003
	Balance outstanding

U.S. revolving loans(a)	U.S.$	0
U.S. term loans	U.S.$	29,254,762
Canadian term loans	U.S.$	10,664,200

(a) As of June 30, 2003, we had 146.7 million of availability under our revolving credit facility.

The U.S. loans bear interest, at our option, at either of the following rates:

(i) the higher of:

—	the rate from time to time publicly announced by JPMorgan Chase Bank in New York City as its prime rate; and

—	the federal funds rate from time to time, plus 0.50%;

in each case plus an applicable rate which is:

—	based on a pricing grid depending on our leverage ratio at that time, ranging from 1.50% to 2.75% as the leverage ratio varies from below 2.00x to equal to or above 3.50x; or

(ii)	the London inter-bank offering rate adjusted for statutory reserves plus an applicable rate which varies depending on our leverage ratio at that time, ranging from 2.50% to 3.75% as the leverage ratio varies from below 2.00x to equal to or above 3.50x.

The Canadian term loans bear interest at the following rate:

the higher of:

—	the rate from time to time publicly announced by J.P. Morgan Bank Canada in Toronto as its reference rate for commercial loans denominated in Canadian dollars in Canada; and

—	the average discount rate applicable to bankers’ acceptances denominated in Canadian dollars with a term of one month appearing on the Reuters Screen CDOR Page plus 0.50% per annum;

—	in each case plus an applicable rate which is:

—	based on a pricing grid depending on our leverage ratio at that time, ranging from 1.50% to 2.75% as the leverage ratio varies from below 2.00x to equal to or above 3.50x.

The U.S. and Canadian term loans are repayable in quarterly installments pursuant to a predetermined payment schedule through September 22, 2005.

We also pay a commitment fee for the average daily unused commitment under the U.S. revolving credit commitment. The commitment fee varies depending on our leverage ratio at that time, ranging from 0.375% to 0.50% as the leverage ratio varies from below 2.00x to equal to or above 3.50x. The commitment fee is payable quarterly in arrears and on the revolving credit termination date with respect to the available revolving credit commitments. We also pay participation and fronting fees for each letter of credit under the credit facility.

Canadian Back Institute Limited pays an acceptance fee on each date that a Canadian bill of exchange is accepted. The acceptance fee is based on the amount of the bill of exchange multiplied by the applicable rate as determined by using a pricing grid depending on our leverage ratio, and the length of term of the bill of exchange.

Loans and letters of credit under the U.S. revolving credit facility are available at any time prior to September 22, 2005, provided that all letters of credit must expire on or prior to September 15, 2005. The total borrowings we were permitted to have outstanding at June 30, 2003 under our U.S. revolving credit facility was $146.7 million, subject to specific requirements, including compliance with financial covenants, all of which would be senior to the notes.

We have the right to prepay any of the loans outstanding under the senior credit facility. There is no penalty if we prepay outstanding loans, except in limited circumstances involving Eurodollar loans. We also have the right to reduce or terminate the commitments of any class of loans under the credit facility. Any termination or reduction of the commitments of a class will be permanent.

The facility must be prepaid with the net proceeds in excess of $2 million in the aggregate of:

• specified asset sales;

•	proceeds received from the loss of assets where the proceeds are not applied to the replacement of the lost assets;

•	the issuance of equity interests, or the receipt of any capital contribution by us or any of our subsidiaries (other than to, or from, in the case of capital contributions, us or any of our subsidiaries, or to, or from, in the case of capital contributions, certain existing stockholders in connection with a permitted acquisition); and

•	the incurrence of indebtedness not permitted by the credit agreement.

These net proceeds will be applied to prepay the outstanding balances of the term loans and the bills of exchange. Depending on the leverage ratio at the applicable time, not more than 50% of the net proceeds from the issuance of equity interests by us or by our subsidiaries will be applied to prepay the outstanding balances. If the leverage ratio at the applicable time is not greater than 2.5 to 1.0, none of the net proceeds from the issuance of equity interests will be applied to prepay the outstanding balances of the credit facility loans.

The senior credit facility contains covenants and provisions that restrict, among other things, our ability to change the business we are conducting, declare dividends, make loans or investments, enter into transactions with our affiliates, use loan proceeds to purchase or carry margin stock, have contingent obligations or lease obligations, make acquisitions over a specific dollar amount, grant liens, incur additional indebtedness, sell assets, enter into joint ventures over a specific dollar amount, make payments to reduce amounts of outstanding subordinated indebtedness, fall below a minimum interest coverage ratio, fall below a fixed charge coverage ratio, exceed a leverage ratio, fall below a net worth and exceed a maximum amount of capital expenditures.

Select Medical Corporation’s 9 1/2% senior subordinated notes due 2009

On June 11, 2001, we issued $175.0 million aggregate principal amount of 9 1/2% senior subordinated notes due June 15, 2009. The notes were issued under an indenture dated as of June 11, 2001 between us and State Street Bank and Trust Company, N.A., (which is now known as U.S. Bank Trust National Association) as Trustee. Interest on the notes is payable semiannually in arrears on June 15 and December 15 of each year, commencing December 15, 2001. The notes are unsecured senior subordinated obligations of Select Medical, and are subordinated in right of payment to all existing and future senior indebtedness of Select Medical including Select’s obligations in respect of the senior credit facility. The notes are fully and unconditionally guaranteed on a senior subordinated basis by all of our wholly-owned domestic subsidiaries, subject to certain exceptions.

There are no mandatory sinking fund payments for our 9 1/2% senior subordinated notes. We may at any time and from time to time purchase our 9 1/2% senior subordinated notes in the open market or otherwise.

Except as discussed below, our 9 1/2% senior subordinated notes cannot be redeemed prior to June 15, 2005.

Before June 15, 2004, our 9 1/2% senior subordinated notes may be redeemed on one or more occasions in an amount not to exceed 35% of the original principal amount of the 9 1/2% senior subordinated notes at a redemption price equal to 109 1/2% of the principal amount of the notes plus accrued and unpaid interest, with proceeds of certain offerings of common equity so long as at least 65% of the original principal amount of our 9 1/2% senior subordinated notes remain outstanding after each permitted redemption made with equity proceeds.

On and after June 15, 2005, all or a portion of our 9 1/2% senior subordinated notes will be redeemable at our option, upon not less than 30 nor more than 60 days’ notice. The notes are redeemable at the redemption prices, expressed as a percentage of the principal amount on the redemption date, set forth in the table below, plus accrued and unpaid interest, if redeemed during the twelve-month period commencing June 15 of the year below:

Year	Percentage

2005	104.750%
2006	103.167%
2007	101.583%
2008 and thereafter	100.000%

Upon a change of control of Select Medical, each holder of notes may require us to repurchase all or any portion of the holder’s notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest to the date of purchase.

The indenture governing our 9 1/2% senior subordinated notes contains customary restrictive covenants for high yield securities, including, among others, limitations on our ability and the ability of our subsidiaries to:

• incur additional debt;

• incur debt that is junior to our senior debt but senior to the notes;

•	pay dividends and redeem stock or redeem subordinated debt;

•	incur or permit to exist certain liens;

•	enter into agreements that restrict dividends from subsidiaries;

•	sell assets;

•	enter into transactions with affiliates;

•	sell capital stock of subsidiaries;

•	merge or consolidate; and

•	enter different lines of business

The covenants listed above are subject to certain exceptions and limitations described in the indenture governing our 9 1/2% senior subordinated notes.

Our 9 1/2% senior subordinated notes have been registered under the Securities Act of 1933.

This summary of the material provisions of our 9 1/2% senior subordinated notes is qualified in its entirety by reference to all of the provisions of the indenture governing our 9 1/2% senior subordinated notes.

Seller notes

We are obligated to repay seller notes that we issued or assumed as a result of certain acquisitions we have made. These seller notes typically have three to five year terms, with varying interest rates. Some, but not all of the notes, are subordinated to our senior indebtedness. At June 30, 2003, the aggregate outstanding principal amount we owed under these seller notes was $6.8 million. In addition, certain of Kessler’s subsidiaries have seller notes outstanding. At June 30, 2003 the aggregate outstanding principal amount Kessler owed under these seller notes that will remain outstanding after the closing was $1.8 million.

Book-entry settlement and clearance

The global notes

The new notes will be issued in the form of several registered notes in global form, without interest coupons (the “global notes”).

Upon issuance, each of the global notes will be deposited with the Trustee as custodian for The Depository Trust Company and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the exchange agent; and

•	ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not

DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the Indenture should occur.

Exchange and registration rights agreement

We and the initial purchasers of the old notes entered into the exchange and registration rights agreement on the closing date. Under that agreement, we and the subsidiary guarantors agreed to:

•	file with the Securities and Exchange Commission within 45 days of the closing of the Kessler Acquisition a registration statement on an appropriate form under the Securities Act of 1933 relating to a registered exchange offer for the notes; and

•	use our reasonable best efforts to cause that exchange offer registration statement to be declared effective under the Securities Act of 1933 within 105 days of the closing of the Kessler Acquisition.

We and the subsidiary guarantors also agreed that we will file a shelf registration statement covering resales of transfer restricted securities if:

•	we are not permitted to effect the exchange offer because of any change or development in law or applicable interpretations of the law or for any other reason by the staff of the Securities and Exchange Commission;

•	any notes validly tendered in the exchange offer are not exchanged for exchange notes within 135 days of the closing of the Kessler Acquisition;

•	any initial purchaser so requests with respect to notes that are not eligible to be exchanged for exchange notes in the exchange offer;

•	any applicable law or interpretations do not permit any holder of notes to participate in the exchange offer;

•	any holder of notes that participates in the exchange offer does not receive freely transferable exchange notes in exchange for tendered notes; or

•	we so elect.

If a shelf registration statement is required or requested as described above, we will use our reasonable best efforts to file the shelf registration statement with the Securities and Exchange Commission as promptly as practicable, but not more than 30 days after so required or requested. This deadline is called the “shelf filing date”.

“Transfer restricted securities” means each note, until the earliest to occur of:

•	the date on which that note has been exchanged for a freely transferable exchange note in the exchange offer;

•	the date on which that note has been effectively registered under the Securities Act of 1933 and sold under the shelf registration statement; or

•	the date on which that note is distributed to the public under Rule 144 under the Securities Act of 1933 or may be sold under Rule 144(k) under the Securities Act of 1933.

We will use our reasonable best efforts to have the exchange offer registration statement or, if applicable, the shelf registration statement declared effective by the Securities and Exchange Commission as promptly as practicable after it is filed. Unless the exchange offer would not be permitted by a policy of the Securities and Exchange Commission, we and the subsidiary guarantors will commence the exchange offer and will use our reasonable best efforts to complete the exchange offer no later than 135 days of the closing of the Kessler Acquisition. If applicable, we will use our reasonable best efforts to keep the shelf registration statement effective and available for a period ending on the earlier of two years after the closing date and the date all transfer restricted securities become eligible for resale without volume restrictions under Rule 144 under the Securities Act of 1933.

We will be obligated to pay additional interest to the holders of the notes if any of the following events occurs:

•	the exchange offer registration statement is not filed with the Securities and Exchange Commission within 45 days of the closing of the Kessler Acquisition or the shelf registration statement is not filed with the Securities and Exchange Commission on or before the shelf filing date;

•	the exchange offer registration statement or the shelf registration statement is not declared effective within 105 days of the closing of the Kessler Acquisition or, in the case of a shelf registration statement filed in response to a change or development in law or applicable interpretations of the law by the staff of the Securities Exchange Commission, if later, the shelf registration statement is not declared effective within 60 days after publication or Select otherwise is notified of such change or development in law or interpretation;

•	the exchange offer is not completed within 135 days of the closing of the Kessler Acquisition; or

•	the shelf registration statement is filed and declared effective within 105 days of the closing of the Kessler Acquisition or, in the case at a shelf registration statement filed in response to a change or development in law or applicable interpretation of the law by the staff of the Securities and Exchange Commission, within 60 days after the publication or Select otherwise is notified of such change or development in law or interpretation, but thereafter ceases to be effective without either being succeeded by an additional registration statement filed and declared effective or such shelf registration statement otherwise becoming available again, in either case within 30 days, or in any case if the aggregate number of days for which such shelf registration statement has not been effective and available for the holders of transfer restricted securities to offer and sell such transfer restricted securities within the preceding 360 days exceeds 45 days.

During any period that one or more of the above registration defaults exists, we will pay additional interest to each holder of transfer restricted securities in an amount equal to $0.192 per week per $1,000 principal amount of the notes constituting transfer restricted securities held by the holder until the applicable registration statement is filed, the exchange offer registration statement is declared effective and the exchange offer is completed, or the shelf registration statement is declared effective or again becomes effective and available, as the case may be. All accrued additional interest will be paid to holders in the same manner as interest payments on the notes, on semi-annual payment dates that correspond to interest payment dates for the notes. Additional interest will accrue only during a registration default.

The exchange and registration rights agreement also provides that we will:

•	make available, for a period ending the earlier of 180 days after completion of the exchange offer and the date when all broker-dealers have sold all exchange securities,

a prospectus meeting the requirements of the Securities Act of 1933 to any broker-dealer for use in connection with any resale of any exchange notes; and

•	pay all expenses incident to the exchange offer, including the reasonable expenses of one counsel to the holders of the notes, and indemnify certain holders of the notes, including any broker- dealer, against certain liabilities, including liabilities under the Securities Act of 1933.

A broker-dealer that delivers a prospectus to purchasers in connection with resales of the exchange notes will be subject to certain of the civil liability provisions under the Securities Act of 1933 and will be bound by the provisions of the exchange and registration rights agreement, including indemnification rights and obligations.

Each holder of notes who wishes to exchange its notes for exchange notes in the exchange offer will be required to make representations, including representations that:

•	any exchange notes to be received by it will be acquired in the ordinary course of its business;

•	it has no arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	it is not an affiliate (as defined in Rule 405 under the Securities Act of 1933) of ours or, if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act of 1933 to the extent applicable.

If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes. If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of its exchange notes.

Holders of the notes will be required to make representations to us, as described above, in order to participate in the exchange offer. They will also be required to deliver information to be used in connection with any shelf registration statement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding additional interest set forth in the preceding paragraphs. A holder who sells notes under the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act of 1933 in connection with these sales and must agree in writing to be bound by all the provisions of the exchange and registration rights agreement that are applicable to such a holder, including indemnification obligations.

For so long as the transfer restricted notes are outstanding, we will continue to provide to holders of the notes the information required by Rule 144A(d)(4) under the Securities Act of 1933.

The above description of the exchange and registration rights agreement is a summary only. It is not complete and does not describe all the provisions of the exchange and registration rights agreement. A copy of the exchange and registration rights agreement is filed as an exhibit to the registration statement to which this prospectus forms a part.

Certain United States federal income tax consequences

Certain tax considerations

General

This section summarizes the material U.S. federal income tax consequences of the exchange to holders of old notes. However, the discussion is limited in the following ways:

•	The discussion only covers you if you bought your old notes in the initial offering.

•	The discussion only covers you if you hold your old notes as capital assets (that is, for investment purposes), and you are not a person in a special tax situation, such as a financial institution, an insurance company, a regulated investment company, a dealer in securities or currencies, a person holding the old notes as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging” or “conversion” transaction for tax purposes, or a person whose functional currency is not the United States dollar.

•	The discussion does not cover tax consequences that depend upon your particular tax situation.

•	The discussion is based on current law. Changes in the law may change the tax treatment of the exchange of the old notes.

•	The discussion does not cover state, local or foreign law.

•	We have not requested a ruling from the Internal Revenue Service (“IRS”) on the tax consequences of any matter discussed herein. As a result, the IRS could disagree with portions of this discussion.

A “U.S. holder” is (i) a citizen or resident of the U.S., (ii) a corporation or a partnership (including an entity treated as a corporation or a partnership for federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. Certain trusts not described in clause (iv) above in existence on August 20, 1996 that elect to be treated as a U.S. person will also be a U.S. holder for purposes of the following discussion. All references to “holders” (including U.S. holders) are to beneficial owners of the old notes.

The term “Non-U.S. holder” refers to any beneficial owner of an old note who or which is not a U.S. holder.

If you are considering exchanging notes, we urge you to consult your tax advisor about the particular U.S. federal, state, local and foreign tax consequences of the exchange, ownership and disposition of the old notes and the application of the U.S. federal income tax laws to your particular situation.

Exchange of old notes for new notes

The exchange of old notes for new notes, which are identical debt securities, registered under the Securities Act, in the exchange offer will not constitute a taxable exchange. As a result, (i) you will not recognize a taxable gain or loss as a result of exchanging your old notes for new notes; (ii) the holding period of the new notes you receive will include the holding period of the old notes you exchange; and (iii) the adjusted tax basis of the new notes you receive will be the same as the adjusted tax basis of the old notes you exchange determined immediately before the exchange.

Select Medical Escrow merger

As a result of the merger of Select Medical Escrow, Inc. with and into Select Medical Corporation, Select Medical Corporation is now the obligor on the notes. The merger should not have been a taxable event for the holders of the notes. A U.S. holder’s basis in the notes and holding period for the notes were not affected by the merger.

U.S. holders

Taxation of Interest. If you are a U.S. holder, you will be required to recognize as ordinary income any interest paid or accrued on the new notes, in accordance with your regular method of accounting for U.S. federal income tax purposes. In general, if the terms of a debt instrument entitle you to receive payments other than fixed periodic interest that exceed the issue price of the instrument, you might be required to recognize additional interest as “original issue discount” over the term of the instrument. We believe that the notes were not issued with original issue discount.

Sale, Exchange or Redemption of New Notes. On the sale, retirement or redemption of your new note:

•	You will have taxable gain or loss equal to the difference between the amount received by you (to the extent such amount does not represent accrued but unpaid interest, which will be treated as such) and your adjusted tax basis in the new note. Your adjusted tax basis in a new note generally will equal the amount paid for the old note.

•	Your gain or loss will be capital gain or loss, and will be long-term capital gain or loss if you held the note (including the holding period for the old note) for more than one year. For an individual, the maximum tax rate on long-term capital gains is currently 15%. The deductibility of capital losses is subject to limitations.

Non-U.S. holders

Withholding Tax on Payments of Principal and Interest on New Notes. Generally, payments of principal and interest on a new note to a non-U.S. holder will not be subject to U.S. federal withholding tax, provided that in the case of an interest payment:

•	you do not actually or constructively own 10% or more of the total combined voting power of all our voting stock;

•	you are not a controlled foreign corporation that is related to us within the meaning of U.S. federal income tax laws; and

•	you are either (A) the beneficial owner of the new note and you certify to the applicable payor or its agent, under penalties of perjury, that you are not a United States person and provide your name and address on a signed IRS Form W-8BEN (or a suitable substitute form), or (B) a securities clearing organization, bank or other financial institution, that holds customers’ securities in the ordinary course of your trade or business (a “financial institution”) and that certifies under penalties of perjury that such an IRS Form W-8BEN (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder with respect to interest payments on a new note if such interest is effectively connected with your conduct of a trade or business in the United States.

Gain on Disposition of the New Notes. You generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or redemption of a new note (except with respect to accrued and unpaid interest, which would be taxable as described above), unless:

•	you are an individual present in the U.S. for 183 days or more in the year of such sale, exchange or redemption and either (A) you have a “tax home” in the U.S. and certain other requirements are met, or (B) the gain from the disposition is attributable to your office or other fixed place of business in the U.S.;

•	the gain is effectively connected with your conduct of a trade or business in the U.S.; or

•	you are subject to provisions in the Internal Revenue Code applicable to certain U.S. expatriates.

Backup withholding and information reporting

U.S. Holders. Information reporting will apply to payments of interest made by us on, or the proceeds of the sale or other disposition of, the new notes with respect to certain non-corporate U.S. holders, and backup withholding may apply unless the recipient of such payment has supplied a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Non-U.S. Holders. Backup withholding and information reporting on Form 1099 will not apply to payments of principal and interest on the new notes by us or our agent to a Non-U.S. holder provided the Non-U.S. holder has provided the certification described above under “—Non-U.S. Holders—Withholding Tax on Payments of Principal and Interest on New Notes” or otherwise has established an exemption (provided that neither we nor our agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied). Interest payments made to a Non-U.S. holder may, however, be reported to the IRS and to such Non-U.S. holder on Form 1042-S.

Information reporting and backup withholding generally will not apply to a payment of the proceeds of a sale of notes effected outside the U.S. by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of new notes effected outside the U.S. by a foreign office of a broker if the broker (i) is a U.S. person, (ii) derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the U.S., (iii) is a “controlled foreign corporation” for U.S. federal income tax purposes, or (iv) is a foreign partnership that, at any time during its taxable year is 50 percent or more (by income or capital interest) owned by U.S. persons or is engaged in the conduct of a U.S. trade or business, unless in any such case the broker has documentary evidence in its records that the holder is a Non-U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of new notes by a U.S. office of a broker will be subject to both backup withholding and information reporting unless the holder certifies its Non-U.S. status under penalties of perjury or otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Plan of distribution

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                               , 2003 (90 days after the date of this prospectus), all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any of the new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Legal matters

Certain legal matters regarding the validity of the new notes offered by this prospectus will be passed upon for us by Dechert LLP, Philadelphia, Pennsylvania. As of September 30, 2003, Dechert LLP beneficially owned 9,150 shares of our common stock.

Experts

The financial statements of Select Medical Corporation as of December 31, 2002 and December 31, 2001 and for each of the three years in the period ended December 31, 2002, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Kessler Rehabilitation Corporation as of December 31, 2002 and for the year then ended have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

Select Medical Corporation files annual and quarterly reports with the Commission. These documents include specific information regarding Select Medical Corporation. These documents, including exhibits and schedules thereto, may be inspected without charge at the Commission’s principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission’s regional offices after payment of fees prescribed by the Commission. The Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, covering the notes to be issued in the exchange offer (Registration No. 333-          ). This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. For further information regarding our company and the notes to be issued in the exchange offer, please reference the registration statement, including its exhibits. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the documents or matter involved.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

Index to consolidated financial statements

SELECT MEDICAL CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

WITH REPORT OF INDEPENDENT ACCOUNTANTS

Report of independent accountants

To the Board of Directors and Stockholders

of Select Medical Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income (loss) and cash flows present fairly, in all material respects, the consolidated financial position of Select Medical Corporation and its subsidiaries (the Company) as of December 31, 2002 and 2001 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These consolidated financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1, the Company changed its method of accounting for goodwill and intangible assets in 2002.

/s/ PRICEWATERHOUSECOOPERS LLP

Harrisburg, Pennsylvania

March 5, 2003, except as to note 11 for
which the date is July 11, 2003

Select Medical Corporation

Consolidated balance sheets

	December 31,

(In thousands, except share and per share amounts)	2001	2002

ASSETS
Current Assets:
Cash and cash equivalents	$10,703	$56,062
Accounts receivable, net of allowance for doubtful accounts of $79,815 and $79,889 in 2002 and 2001, respectively	218,393	233,105
Current deferred tax asset	28,945	40,125
Other current assets	18,444	17,601

Total Current Assets	276,485	346,893
Property and equipment, net	92,005	114,707
Goodwill	199,850	196,887
Trademark	37,875	37,875
Intangible assets	9,532	8,969
Non-current deferred tax asset	6,674	7,995
Other assets	28,424	25,733

Total Assets	$650,845	$739,059

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Bank overdrafts	$6,083	$11,121
Current portion of long-term debt and notes payable	26,774	29,470
Accounts payable	33,520	38,590
Accrued payroll	27,160	34,891
Accrued vacation	12,820	15,195
Accrued restructuring	1,819	800
Accrued other	23,568	36,306
Income taxes payable	1,735	23,722
Due to third party payors	16,257	26,177

Total Current Liabilities	149,736	216,272
Long-term debt, net of current portion	261,649	230,747

Total Liabilities	411,385	447,019
Commitments and Contingencies (Note 17)
Minority interest in consolidated subsidiary companies	5,176	5,622
Stockholders’ Equity:
Common stock—$.01 per value: Authorized shares—200,000,000 in 2002 and 2001, Issued shares—46,676,000 and 46,488,000 in 2002 and 2001, respectively	465	467
Capital in excess of par	231,349	236,183
Retained earnings	5,924	50,155
Treasury stock, at cost—461,000 shares in 2001	(1,560)	—
Accumulated other comprehensive loss	(1,894)	(387)

Total Stockholders’ Equity	234,284	286,418

Total Liabilities and Stockholders’ Equity	$650,845	$739,059

The accompanying notes are an integral part of these consolidated financial statements.

Select Medical Corporation

Consolidated statements of operations

	For the Year Ended December 31,

(In thousands, except per share amounts)	2000	2001	2002

Net operating revenues	$805,897	$958,956	$1,126,559

Costs and expenses:
Cost of services	656,461	776,295	922,553
General and administrative	28,431	35,630	39,409
Bad debt expense	29,335	35,013	37,318
Depreciation and amortization	30,401	32,290	25,836

Total costs and expenses	744,628	879,228	1,025,116

Income from operations	61,269	79,728	101,443
Other income and expense:
Loss on early retirement of debt	6,247	14,223	—
Interest income	(939)	(507)	(596)
Interest expense	36,126	29,716	27,210

Income before minority interests and income taxes	19,835	36,296	74,829
Minority interest in consolidated subsidiary companies	4,144	3,491	2,022

Income before income taxes	15,691	32,805	72,807
Income tax expense	9,979	3,124	28,576

Income	5,712	29,681	44,231
Less: Preferred dividends	8,780	2,513

Net income (loss) available to common stockholders	$(3,068)	$27,168	$44,231

Net income (loss) per common share:
Basic income (loss) per common share	$(0.12)	$0.68	$0.95

Diluted income (loss) per common share	$(0.12)	$0.62	$0.90

Weighted average shares outstanding:
Basic	25,457	39,957	46,464
Diluted	25,457	45,464	49,128

The accompanying notes are an integral part of these consolidated financial statements.

Select Medical Corporation

Consolidated statements of changes in stockholders’

equity and comprehensive income (loss)

		Common		Retained		Accumulated
		Stock	Capital in	Earnings/		Other
	Common	Par	Excess of	(Accumulated	Treasury	Comprehensive	Comprehensive
(In thousands)	Stock	Value	Par	Deficit)	Stock	Loss	Income

Balance at December 31, 1999	25,525	$255	$79,502	$(29,469)	$(829)	$(22)
Net income				5,712			$5,712
Other comprehensive loss						(10)	(10)

Total comprehensive income							$5,702

Issuance of common stock	172	2	1,116
Purchase of treasury stock					(210)
Issuance of warrants			1,104
Valuation of non-employee options			127
Preferred stock dividends			(8,780)

Balance at December 31, 2000	25,697	257	73,069	(23,757)	(1,039)	(32)
Net income				29,681			$29,681
Other comprehensive loss						(1,862)	(1,862)

Total comprehensive income							$27,819

Issuance of common stock in connection with initial public offering, net of issuance costs of $2,262	10,350	104	89,077
Conversion of Class B Preferred Stock	9,216	92	59,908
Stock issued to acquire minority interest	523	5	4,968
Purchase of treasury stock					(521)
Issuance of common stock	702	7	4,327
Tax benefit of stock option exercises			2,513
Preferred stock dividends			(2,513)

Balance at December 31, 2001	46,488	465	231,349	5,924	(1,560)	(1,894)
Net income				44,231			$44,231
Other comprehensive income						1,507	1,507

Total comprehensive income							$45,738

Issuance of common stock	649	6	4,095
Retirement of treasury stock	(461)	(4)	(1,556)		1,560
Valuation of non-employee options			56
Tax benefit of stock option exercises			2,239

Balance at December 31, 2002	46,676	$467	$236,183	$50,155	$—	$(387)

The accompanying notes are an integral part of these consolidated financial statements.

Select Medical Corporation

Consolidated statements of cash flows

	For the Year Ended
	December 31,

(In thousands)	2000	2001	2002

Operating activities
Net income	$5,712	$29,681	$44,231
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,401	32,290	25,836
Provision for bad debts	29,335	35,013	37,318
Deferred income taxes	-	(5,903)	8,878
Loss on sale of assets	111	-	-
Loss on early retirement of debt	6,247	14,223	-
Minority interests	4,144	3,491	2,022
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	(36,964)	(49,432)	(53,893)
Other current assets	(2,692)	(456)	(387)
Other assets	(5,019)	1,053	2,671
Accounts payable	1,380	4,715	3,887
Due to third-party payors	(17,673)	14,746	12,979
Accrued expenses	(17)	14,023	22,456
Income taxes	7,548	2,326	14,814

Net cash provided by operating activities	22,513	95,770	120,812

Investing activities
Purchases of property and equipment, net	(22,430)	(24,011)	(43,183)
Escrow receivable	29,948	-	-
Proceeds from disposal of assets held for sale	13,000	-	-
Proceeds from disposal of assets	2,947	808	-
Earnout payments	(3,430)	(5,660)	(928)
Acquisition of businesses, net of cash acquired	(5,838)	(33,084)	(9,937)

Net cash provided by (used in) investing activities	14,197	(61,947)	(54,048)

Financing activities
Issuance of 9 1/2% Senior Subordinated Notes	-	175,000	-
Net repayments on credit facility debt	(12,000)	(98,320)	(22,672)
Repayment of 10% Senior Subordinated Notes	-	(90,000)	-
Principal payments on seller and other debt	(27,577)	(19,030)	(6,173)
Proceeds from initial public offering, net of fees	-	89,181	-
Proceeds from issuance of common stock	1,118	4,334	4,101
Acquisition of treasury stock	(210)	-	-
Redemption of Class A Preferred Stock	(11)	(52,838)	-
Payment of Class A and Class B Preferred Stock Dividends	-	(19,248)	-
Proceeds from (payments of) bank overdrafts	7,253	(8,135)	5,038
Payment of deferred financing costs	(4,563)	(4,681)	(67)
Distributions to minority interests	(1,626)	(2,427)	(1,650)

Net cash used in financing activities	(37,616)	(26,164)	(21,423)

Effect of exchange rate changes on cash and cash equivalents	(10)	(107)	18

Net increase (decrease) in cash and cash equivalents	(916)	7,552	45,359
Cash and cash equivalents at beginning of period	4,067	3,151	10,703

Cash and cash equivalents at end of period	$3,151	$10,703	$56,062

Supplemental Cash Flow Information
Cash paid for interest	$36,125	$30,547	$24,858
Cash paid for income taxes	$3,476	$6,017	$5,352

The accompanying notes are an integral part of these consolidated financial statements.

Select Medical Corporation

Notes to consolidated financial statements

1. Organization and significant accounting policies

Business description

Select Medical Corporation and its subsidiaries (the “Company”) was formed in December 1996 and commenced operations during February 1997 upon the completion of its first acquisition. The Company provides long-term acute care hospital services through its Select Specialty Hospital division and provides physical, occupational, and speech rehabilitation services through its outpatient divisions. Select Specialty Hospital division owns and operates long-term acute care hospitals. These hospitals, which average approximately 30 to 40 beds in size, operate generally in space leased within general acute care hospitals. These hospitals offer intensive nursing care, vent weaning, and therapy services to high acuity patients who require long lengths of hospital care before being discharged to a nursing home or home care environment. At December 31, 2000, 2001 and 2002, the Company operated 54, 64 and 72 long-term acute care hospitals, respectively. The Company’s outpatient divisions provide rehabilitation services in outpatient clinics owned or managed by the Company and under therapy contracts with nursing homes, schools, hospitals, and home care agencies. At December 31, 2000, 2001, and 2002, the Company operated 679, 717, and 737 outpatient clinics, respectively. At December 31, 2000, 2001 and 2002, the Company had operations in Canada and 35, 37 and 38 states, respectively.

Reclassifications

Certain reclassifications including those required under SFAS 145 (see note 11) have been made to prior-year amounts in order to conform to the current-year presentation.

Principles of consolidation

The consolidated financial statements include the accounts of the Company, its majority owned subsidiaries, limited liability companies and limited partnerships the Company and its subsidiaries control through ownership of general and limited partnership interests. All significant intercompany balances and transactions are eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are stated at cost which approximates market.

Property and equipment

Property and equipment are stated at cost net of accumulated depreciation. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets or the term of the lease, as appropriate. The general range of useful lives is as follows:

Leasehold improvements	5 years
Furniture and equipment	2–10 years
Buildings	40 years

In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No 144), the Company reviews the realizability of long-lived assets whenever events or circumstances occur which indicate recorded costs may not be recoverable.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash balances and trade receivables. The Company invests its excess cash with large banks. The Company grants unsecured credit to its patients, most of whom reside in the service area of the Company’s facilities and are insured under third-party payor agreements. Because of the geographic diversity of the Company’s facilities and non-governmental third-party payors, Medicare represents the Company’s only concentration of credit risk.

Income taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Management provides a valuation allowance for net deferred tax assets when it is more likely than not that a portion of such net deferred tax assets will not be recovered.

Intangible assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.” Under SFAS No. 142, goodwill and other intangible assets with indefinite lives are no longer subject to periodic amortization but are instead reviewed annually, or more frequently if impairment indicators arise. These reviews require the Company to estimate the fair value of its identified reporting units and compare those estimates against the related carrying values. For each of the reporting units, the estimated fair value is determined utilizing the expected present value of the future cash flows of the units.

Identifiable assets and liabilities acquired in connection with business combinations accounted for under the purchase method are recorded at their respective fair values. Deferred income taxes have been recorded to the extent of differences between the fair value and the tax basis of the assets acquired and liabilities assumed. Company management has allocated the intangible assets between identifiable intangibles and goodwill. Intangible assets other than goodwill primarily consist of the values assigned to trademarks. Management Service

Agreements (“MSA’s”) represent consideration paid to therapists’ groups for entering into MSA’s with the Company. The Company’s MSA’s are for a term of 20 years with renewal options. Management believes that the estimated useful lives established at the dates of each transaction were reasonable based on the economic factors applicable to each of the businesses.

The useful life of each class of intangible asset is as follows:

Goodwill	Indefinite
Trademarks	Indefinite
Management services agreements	20 years

In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No 144), the Company reviews the realizability of long-lived assets, certain intangible assets and goodwill whenever events or circumstances occur which indicate recorded costs may not be recoverable. In addition, the Company also analyzes the recovery of long-lived assets on an enterprise basis.

If the expected future cash flows (undiscounted) are less than the carrying amount of such assets, the Company recognizes an impairment loss for the difference between the carrying amount of the assets and their estimated fair value.

Due to third-party payors

Due to third-party payors represents the difference between amounts received under interim payment plans from third-party payors for services rendered and amounts estimated to be reimbursed by those third-party payors upon settlement of cost reports.

Insurance risk programs

The Company is insured for malpractice claims based on a claims made or claims incurred policy purchased in the commercial market. A liability is estimated for the premium cost for tail coverage. If coverage is cancelled or not renewed, the Company has the right to purchase an extended reporting period (“tail”) within thirty days of policy termination for claims made after policy termination, but prior to the policy retroactive date. The cost will be calculated using the rates and rules in effect by the insurance company when the extended reporting period begins.

Certain insurable risks such as workers’ compensation are insured through a captive insurance company where the Company assumes direct responsibility for lower dollar claims and shares the risk of high dollar claims with the members of the captive. Accruals for claims under the captive insurance program are recorded on a claims-incurred basis.

Minority interests

The interests held by other parties in subsidiaries, limited liability companies and limited partnerships owned and controlled by the Company are reported on the consolidated balance sheets as minority interests. Minority interests reported in the consolidated statements of operations reflect the respective interests in the income or loss of the subsidiaries, limited liability companies and limited partnerships attributable to the other parties, the effect of which is removed from the Company’s consolidated results of operations.

Treasury stock

Treasury stock is carried at cost, determined by the first-in, first-out method. During 2002, the Company retired 461,000 shares of treasury stock.

Revenue recognition

Net operating revenues consists of patient, contract therapy, and management services revenues and are recognized as services are rendered.

Patient service revenue is reported net of provisions for contractual allowances from third-party payors and patients. The Company has agreements with third-party payors that provide for payments to the Company at amounts different from its established rates. The differences between the estimated program reimbursement rates and the standard billing rates are accounted for as contractual adjustments, which are deducted from gross revenues to arrive at net operating revenues. Payment arrangements include prospectively determined rates per discharge, reimbursed costs, discounted charges, and per diem payments. Retroactive adjustments are accrued on an estimated basis in the period the related services are rendered and adjusted in future periods as final settlements are determined. Accounts receivable resulting from such payment arrangements are recorded net of contractual allowances. Net operating revenues generated directly from the Medicare program represented approximately 35%, 37% and 40% of the Company’s consolidated net operating revenues for the years ended December 31, 2000, 2001 and 2002, respectively. Approximately 30% of the Company’s gross accounts receivable at December 31, 2001 and 2002 are from this payor source. Medicare payments received by a majority of the Company’s specialty hospitals are paid under a cost-based reimbursement methodology and are subject to final settlement based on administrative review and audit by third parties.

On August 30, 2002, the Centers for Medicare & Medicaid Services (“CMS”) published final regulations establishing a prospective payment system for Medicare payment of long-term acute care hospitals (“LTCH-PPS”), which replaces the reasonable cost-based payment system previously in effect. Under LTCH-PPS, each discharged patient will be assigned to a distinct long-term care diagnosis-related group (“LTC-DRG”), and a long-term acute care hospital will generally be paid a pre-determined fixed amount applicable to the assigned LTC-DRG (adjusted for area wage differences). As required by Congress, LTC-DRG payment rates have been set to maintain budget neutrality with total expenditures that would have been made under the reasonable cost-based payment system.

LTCH-PPS is being phased in over a five-year transition period, during which a long-term care hospital’s payment for each Medicare patient will be a blended amount consisting of set percentages of the LTC-DRG payment rate and the hospital’s reasonable cost-based reimbursement. The LTC-DRG payment is 20% for a hospital’s cost reporting period beginning on or after October 1, 2002, and will increase by 20% for each cost reporting period thereafter until the hospital’s cost reporting period beginning on or after October 1, 2006, when the hospital will be paid solely on the basis of LTC-DRG payments. A long-term acute care hospital may elect to be paid solely on the basis of LTC-DRG payments (and not be subject to the transition period) at the start of any of its cost reporting periods during the transition period. Through December 31, 2002, 13 of the Company’s hospitals have implemented LTCH-PPS pursuant to the new regulations. Twelve of these hospitals elected to be paid solely on the basis of the LTC-DRG payments.

Contract therapy revenues are comprised primarily of billings for services rendered to nursing homes, hospitals, schools and other third parties under the terms of contractual arrangements with these entities.

Management services revenues represent revenues earned under management service agreements with professional corporations and associations in the business of providing physical, occupational, and speech therapy. Management fee receivables resulting from such management services are included in other assets.

Significant reductions in the patient service revenues generated in a hospital may occur if the Company is unable to maintain the certification of the hospital as a long-term acute care hospital (LTACH) in accordance with Medicare regulations. Additionally, the majority of the Company’s hospitals operate in space leased from general acute care hospitals (host hospitals); consequently, these hospitals are also subject to Medicare “Hospital within Hospital” (HIH) regulations in addition to the general LTACH regulations. The HIH regulations are designed to ensure that the hospitals are organizationally and functionally independent of their host hospital. If an LTACH located in a host hospital fails to meet the HIH regulations it also loses its status as an LTACH. These determinations are made on an annual basis. Management believes its LTACH’s are in compliance with the Medicare regulations regarding HIH’s and LTACH’s and that it will be able to meet the tests to maintain the future status of its hospitals as LTACH’s under the current Medicare regulations.

The LTCH-PPS regulations refined the criteria that must be met in order for a hospital to be classified as a long-term acute care hospital that is exempt from the prospective payment system applicable to short-term acute care hospitals. For cost reporting periods beginning on or after October 1, 2002, a long-term acute care hospital must have an average inpatient length of stay for Medicare patients (including both Medicare covered and non-covered days) of greater than 25 days. Previously, average lengths of stay were measured with respect to all patients.

Foreign currency translations

The Company uses the local currency as the functional currency for its Canadian operations. All assets and liabilities of foreign operations are translated into U.S. dollars at year-end exchange rates. Income statement items are translated at average exchange rates prevailing during the year. The resulting translation adjustments impacting comprehensive income (loss) are recorded as a separate component of stockholders’ equity. The cumulative translation adjustment was a loss of $32,000, $317,000 and $74,000 at December 31, 2000, 2001 and 2002, respectively.

Financial instruments and hedging

Effective January 1, 2001, the Company adopted SFAS No. 133. Since the Company had no derivative financial instruments at January 1, 2001, there was no cumulative effect upon adoption. The Company enters into various instruments, including derivatives, to manage interest rate and foreign exchange risks. Derivatives are limited in use and not entered into for speculative purposes. The Company enters into interest rate swaps to manage interest rate risk on a portion of its long-term borrowings. Interest rate swaps are reflected at fair value in the consolidated balance sheet and the related gains or losses are deferred in stockholders’ equity as a component of other comprehensive income. These deferred gains or losses are then amortized as an adjustment to interest expense over the same period in which the related interest payments being hedged are recognized in income. At December 31, 2001 and 2002 the fair value of the interest rate swap arrangement was $1,577,000, and $313,000, respectively. To the extent that any derivative instrument is not designated as a hedge under SFAS No. 133, the gains and losses are recognized in income based on fair market value.

Basic and diluted net income (loss) per share

Basic net income (loss) per common share is based on the weighted average number of shares of common stock outstanding during each year. Diluted net income (loss) per common share is based on the weighted average number of shares of common stock outstanding during each year, adjusted for the effect of common stock equivalents arising from the assumed exercise of stock options, warrants and convertible preferred stock, if dilutive.

Recent accounting pronouncements

In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities,” an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to improve financial reporting of special purpose and other entities. In accordance with the interpretation, business enterprises that represent the primary beneficiary of another entity by retaining a controlling financial interest in that entity’s assets, liabilities, and results of operations must consolidate the entity in their financial statements. Prior to the issuance of FIN 46, consolidation generally occurred when an enterprise controlled another entity through voting interests. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company does not expect FIN 46 to have a material impact on its financial statements.

In December 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for financial statements issued for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The Company has applied the disclosure provisions in SFAS No. 148 in its consolidated financial statements and the accompanying notes.

As permitted by Statement of Financial Accounting Standards No. 123, “Accounting for Stock Based Compensation” (SFAS No. 123), the Company has chosen to apply APB Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related interpretations in accounting for its Plans. Accordingly, no compensation cost has been recognized for options granted under the Plans. Had compensation costs for the Plans been determined based on the fair value at the grant dates for awards under the Plans consistent with the method of SFAS No. 123, approximately $241,000, $4,454,000 and $10,326,000 of additional compensation expense, net of tax, would have been recognized during the years ended December 31, 2000, 2001 and 2002, respectively.

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model assuming no dividend yield, volatility of 39% in 2001 and 2002 and no volatility in 2000 (before the initial public offering), an expected life of four years from the date of vesting and a risk free interest rate of 5.9%, 4.4% and 3.4% in 2000, 2001 and 2002, respectively.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The Company’s pro forma net earnings and earnings per share assuming compensation costs had been recognized consistent with the fair value method under SFAS No. 123 were as follows:

	For the Year Ended December 31,

	2000	2001	2002

Net income (loss) available to common stockholders— as reported	$(3,068,000)	$27,168,000	$44,231,000
Net income (loss) available to common stockholders— pro forma	(3,309,000)	22,714,000	33,905,000
Weighted average grant-date fair value	0.93	4.54	7.08
Basic earnings (loss) per share—as reported	(0.12)	0.68	0.95
Basic earnings (loss) per share—pro forma	(0.13)	0.57	0.73
Diluted earnings (loss) per share—as reported	(0.12)	0.62	0.90
Diluted earnings (loss) per share—pro forma	(0.13)	0.52	0.69

In November 2002, the Financial Accounting Standards Board (FASB) issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN 45). FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company does not expect FIN 45 to have a material impact on its financial position or results of operations.

In June 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management’s commitment to an exit plan, which is generally before an actual liability has been incurred. Adoption of SFAS No. 146 is required with the beginning of fiscal year 2003. The Company does not anticipate a significant impact on its results of operations from adopting this Statement.

In April 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 145 “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” As a result of rescinding SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” the requirement that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect is eliminated. The Company reported extraordinary items in 2000 and 2001 as a result of debt extinguishments. The provisions of SFAS 145 that affect the Company are effective for fiscal periods beginning after May 15, 2002, although early adoption of SFAS 145 is permitted. The Company believes that the adoption of SFAS 145 will require the reclassification of its extraordinary items recorded in 2000 and 2001 to the other income and expense category of its consolidated statement of operations. In accordance with the provisions of SFAS No. 145, the Company adopted this pronouncement in the first quarter of 2003.

2. Acquisitions, disposal and management services agreements

For the year ended December 31, 2002

During 2002, the Company acquired controlling interests in seven outpatient therapy businesses. Outpatient therapy acquisitions consisted of Healthcare Motivations, Inc. on April 8, 2002, Pacific Coast Rehabilitation Physiotherapist Corporation on May 22, 2002, Physiotherapy Moncton Inc. and Canadian Back Rehabilitation Centre Limited on July 31, 2002, Halifax Physiotherapy and Sports Injuries Clinic Limited on September 30, 2002 and 1217406 Ontario Limited and Workplace Wellness on October 31, 2002.

For the year ended December 31, 2001

Certain outpatient rehabilitation subsidiaries had minority equity owners whose purchase agreements allowed them to sell all or part of their interest to the Company in the event of an initial public offering. During 2001, the Company completed the repurchase of all or part of the minority interests of NW Rehabilitation Associates, LP, P.T. Services, Inc., Avalon Rehabilitation and Healthcare, LLC, Kentucky Orthopedic Rehabilitation, LLC and Canadian Back Institute Limited. Total consideration for these acquisitions totaled $15.9 million, including $10.9 million cash and $5.0 million of common stock.

During 2001, the Company acquired controlling interests in two outpatient therapy businesses. Outpatient therapy acquisitions consisted of Metro Therapy, Inc. on September 5, 2001 and Healthcare Innovations, Inc. on November 15, 2001.

For the year ended December 31, 2000

During 2000, the Company acquired controlling interests in four outpatient therapy businesses. Outpatient therapy acquisitions consisted of Delta Rehab Group, Inc. on January 20, 2000, S.T.A.R Rehab, Inc. on March 31, 2000, Crisan Physiotherapy and Sports Medicine Center, P.A. on May 31, 2000 and Rehab Health, Inc. on July 31, 2000.

Information with respect to businesses acquired in purchase transactions is as follows:

	For the Year Ended December 31,

	2000	2001	2002

Cash paid (net of cash acquired)	$5,838,000	$33,084,000	$9,937,000
Notes issued	3,207,000	4,100,000	1,864,000
Common stock issued	-	4,973,000	-

	9,045,000	42,157,000	11,801,000
Liabilities assumed	255,000	2,357,000	345,000

	9,300,000	44,514,000	12,146,000
Fair value of assets acquired, principally accounts receivable and property and equipment	1,606,000	9,048,000	4,191,000
Minority interest liabilities relieved	-	8,268,000	70,000

Cost in excess of fair value of net assets acquired (goodwill)	$7,694,000	$27,198,000	$7,885,000

The proforma information relative to these acquisitions required under SFAS 141 has been excluded due to immateriality.

3. Property and equipment

Property and equipment consists of the following:

	December 31,

	2001	2002

Land	$501,000	$501,000
Leasehold improvements	46,325,000	64,317,000
Buildings	17,000,000	17,970,000
Furniture and equipment	87,154,000	112,942,000
Construction-in-progress	1,578,000	4,085,000

	152,558,000	199,815,000
Less: accumulated depreciation and amortization	60,553,000	85,108,000

Total property and equipment	$92,005,000	$114,707,000

4. Intangible assets

Effective January 1, 2002, the Company adopted SFAS No. 142. Under SFAS No. 142, goodwill and other intangible assets with indefinite lives are no longer subject to periodic amortization but are instead reviewed annually, or more frequently if impairment indicators arise. Additionally, a transitional impairment test is required within six months of the date of adoption utilizing data as of the beginning of the year. These reviews require the Company to estimate the fair value of its identified reporting units and compare those estimates against the related carrying values. For each of the reporting units, the estimated fair value is determined utilizing the expected present value of the future cash flows of the units.

During the quarter ended March 31, 2002, the Company conducted its initial transition test. In all instances, the estimated fair value of the reporting units exceeded their book values and therefore no write-down of goodwill was required at January 1, 2002.

Amortization expense for intangible assets with finite lives for the year ended December 31, 2002 was $665,000. Estimated amortization expense for intangible assets for each of the five years commencing January 1, 2003 will be approximately $553,000.

Intangible assets consist of the following:

	As of December 31, 2002

	Gross Carrying	Accumulated
	Amount	Amortization

Amortized intangible assets
Management services agreements	$11,404,000	$(2,435,000)

Unamortized intangible assets
Goodwill	$196,887,000
Trademarks	37,875,000

Total	$234,762,000

	As of December 31, 2001

	Gross Carrying	Accumulated
	Amount	Amortization

Amortized intangible assets
Management services agreements	$11,329,000	$(1,797,000)

Unamortized intangible assets
Goodwill	$199,850,000
Trademarks	37,875,000

Total	$237,725,000

The following table reflects unaudited pro forma results of operations, net of related tax effect, of the Company, giving effect to SFAS No. 142 as if it were adopted on January 1, 2000:

	For the Year Ended December 31,

	2000	2001	2002

Reported net income (loss) available to common stock holders	$(3,068,000)	$27,168,000	$44,231,000
Add back: Goodwill amortization	4,895,000	4,740,000	-
Add back: Trademark amortization	686,000	610,000	-

Adjusted net income available to common stockholders	$2,513,000	$32,518,000	$44,231,000

	For the Year Ended December 31,

	2000	2001	2002

Basic earnings per share:
Reported net income (loss) per common share	$(0.12)	$0.68	$0.95
Goodwill Amortization	0.19	0.12	-
Trademark amortization	0.03	0.01	-

Adjusted net income per common share	$0.10	$0.81	$0.95

Diluted earnings per share:
Reported net income (loss) per common share	$(0.12)	$0.62	$0.90
Goodwill Amortization	0.19	0.11	-
Trademark amortization	0.03	0.01	-

Adjusted net income per common share	$0.10	$0.74	$0.90

The changes in the carrying amount of goodwill for the Company’s reportable segments for the years ended December 31, 2001 and 2002 are as follows:

	Specialty	Outpatient
	Hospitals	Rehabilitation	All Other	Total

Balance as of January 1, 2001	$88,145,000	$113,729,000	$599,000	$202,473,000
Goodwill acquired during year	-	27,198,000	-	27,198,000
Income tax benefits recognized	-	(26,564,000)	-	(26,564,000)
Earn-out payments	-	5,660,000	-	5,660,000
Translation adjustment	-	(1,113,000)	-	(1,113,000)
Amortization	(3,754,000)	(4,002,000)	(15,000)	(7,771,000)
Other	-	(33,000)	-	(33,000)

Balance as of December 31, 2001	84,391,000	114,875,000	584,000	199,850,000
Goodwill acquired during year	-	7,885,000	-	7,885,000
Income tax benefits recognized	-	(11,938,000)	-	(11,938,000)
Earn-out payments	-	928,000	-	928,000
Translation adjustment	-	192,000	-	192,000
Other	-	(30,000)	-	(30,000)

Balance as of December 31, 2002	$84,391,000	$111,912,000	$584,000	$196,887,000

5. Restructuring reserves

During December 1998, the Company recorded a $7,648,000 restructuring reserve in connection with the acquisition of Intensiva Healthcare Corporation. The Company also recorded a restructuring reserve of $5,743,000 in 1999 related to the NovaCare acquisition. The reserves primarily included costs associated with workforce reductions of 25 and 162 in 1998 and 1999, respectively, and lease buyouts in accordance with the Company’s qualified restructuring plan. During 2000, the Company revised its estimates for the NovaCare termination costs, severance liabilities and the anticipated closure of two central billing offices related to the NovaCare acquisition. The reserves for the billing office closures primarily included costs associated with lease buyouts and workforce reductions of 67 employees. These changes in estimates have been reflected as an adjustment to the purchase price of NovaCare.

The following summarizes the Company’s restructuring activity:

	Lease
	Termination
	Costs	Severance	Other	Total

January 1, 2000	$7,214,000	$700,000	$1,443,000	$9,357,000
Revision of estimate	214,000	841,000	184,000	1,239,000
Amounts paid in 2000	(3,743,000)	(601,000)	(1,551,000)	(5,895,000)

December 31, 2000	3,685,000	940,000	76,000	4,701,000
Revision of estimate	55,000	106,000	-	161,000
Amounts paid in 2001	(2,053,000)	(914,000)	(76,000)	(3,043,000)

December 31, 2001	1,687,000	132,000	-	1,819,000
Amounts paid in 2002	(899,000)	(120,000)	-	(1,019,000)

December 31, 2002	$788,000	$12,000	$-	$800,000

All employees to be terminated have been severed and the Company expects to pay out the remaining restructuring reserves through 2005.

6. Long-term debt and notes payable

The components of long-term debt and notes payable are shown in the following table:

	December 31,

	2001	2002

9 1/2% Senior Subordinated Notes	$175,000,000	$175,000,000
Senior Credit facility	96,782,000	74,110,000
Seller notes	14,849,000	8,869,000
Other	1,792,000	2,238,000

Total debt	288,423,000	260,217,000
Less: current maturities	26,774,000	29,470,000

Total long-term debt	$261,649,000	$230,747,000

On June 11, 2001, the Company issued and sold $175.0 million aggregate principle amount of 9 1/2% Senior Subordinated Notes due June 15, 2009. The net proceeds relating to the 9 1/2% Senior Subordinated Notes were used to repay debt under the Company’s senior credit facility and to repay 10% Senior Subordinated Notes. Deferred financing costs and discounts of $14,223,000 related to the repayments, were reflected as a loss on early retirement of debt in 2001. The 9 1/2% Senior Subordinated Notes are fully and unconditionally guaranteed, jointly and severally, by certain wholly owned subsidiaries (the “Subsidiary Guarantors”). Certain of the Company’s subsidiaries have not guaranteed the notes (the “Non-Guarantor Subsidiaries”). The creditors of the Non-Guarantor Subsidiaries have priority over the rights of the Company to receive dividends or distributions from such subsidiaries.

The senior credit facility consists of a term portion of approximately $74.1 million and a revolving credit portion of approximately $152.4 million. The term debt began quarterly amortization in September 2001, with a final maturity date of September 2005. The revolving commitment also matures in September 2005. Borrowings under the facility bear interest at either LIBOR or Prime rate, plus applicable margins based on financial covenant ratio tests. Borrowings bore interest at approximately 7.6% and 7.4% at December 31, 2001 and 2002, respectively. A commitment fee of .375% to .5% per annum is charged on the unused portion of the credit facility. Availability under the revolving credit facility at December 31, 2002 was approximately $147.8 million. The credit facility is collateralized by substantially all of the tangible and intangible assets of the Company and its subsidiaries, including all of the capital stock of its domestic subsidiaries and 65% of the capital stock of its direct foreign subsidiaries, and includes restrictions on certain payments by the Company, including dividend payments, minimum net worth requirements and other covenants. The Company is authorized to issue up to $10,000,000 in letters of credit. Letters of credit reduce the capacity under the revolving credit facility and bear interest at applicable margins based on financial covenant ratio tests. Approximately $4.4 million and $4.6 million in letters of credit were issued at December 31, 2001 and 2002, respectively.

In 1998 and 1999, the Company issued 10% Senior Subordinated Notes to a principal stockholder of the Company and had common shares attached which were recorded at the estimated fair market value on the date of issuance. The common shares issued were recorded as a discount to the Senior Subordinated Notes and were amortized using the interest method. In connection with the repayment of the 10% Senior Subordinated Notes in full during 2001, 240,048 shares of common stock were returned to the Company.

The Company’s obligations under its previous credit agreements, which were refinanced in 1999, were collateralized by guarantees of two of the Company’s principal stockholders. In connection with the debt guarantees, the Company and certain shareholders entered into a warrant agreement. The Company issued 864,000, 460,000 and 549,000 warrants to these shareholders in 1998, 1999 and 2000, respectively, that entitle the holder of each warrant to purchase one share of common stock at an exercise price of $6.08 per share or at a price equal to the lowest selling price of common shares sold by the Company after June 30, 1998. The warrants expire on June 30, 2003. The value of the warrants was accounted for as a financing cost and amortized over the term of the guarantees.

The Seller Notes relate to the acquisition of related businesses and require periodic payments of principal and interest that mature on various dates through 2007. Also, certain of the notes contain minimum net worth requirements. Interest rates are at 6% per annum.

Maturities of long-term debt for the years after 2003 are approximately as follows:

2004	$32,702,000
2005	22,957,000
2006	44,000
2007	44,000
2008 and beyond	175,000,000

7. Redeemable preferred stock and stockholders’ equity

Shareholder rights plan

On September 17, 2001, the Company’s Board of Directors adopted a Shareholder Rights Plan (the Rights Plan). Under the Rights Plan, rights were distributed as a dividend at the rate of one right for each share of common stock of the Company held by the shareholders of record as of the close of business on October 2, 2001. Until the occurrence of certain events, the rights are represented by and traded in tandem with the common stock. Each right will separate and entitle the shareholders to buy stock upon an occurrence of certain takeover or stock accumulation events. Should any person or group (Acquiring Person) acquire beneficial ownership of 15% or more of the Company’s common stock, each right not held by the Acquiring Person becomes the right to purchase, at an exercise price of $104, that number of shares of the Company’s common stock that at the time of the transaction, have a market value of twice the exercise price. In addition, if after a person or group becomes an Acquiring Person the Company merges, consolidates or engages in a similar transaction in which it does not survive, each holder has a “flip-over” right to buy discounted stock in the acquiring company. Certain of our principal stockholders will not be and cannot become an Acquiring Person and will not be counted as affiliates or associates of any other person in determining whether such person is an Acquiring Person under the Rights Plan.

Under certain circumstances, the rights are redeemable by the Company at a price of $0.001 per right. Further, if any person or group becomes an Acquiring Person, the Board of Directors has the option to exchange one share of common stock for each right held by any Person other than the Acquiring Person. The rights expire on September 17, 2011.

Class A preferred stock

The Company was authorized to issue 55,000 shares of cumulative, non-voting Class A Preferred Stock. The Company sold 48,000 shares of Class A Preferred Stock during 1998. The Class A Preferred Stock had an annual cash dividend rate of 8% per share, which accrued on a daily basis.

In connection with the Company’s initial public offering in April 2001, all outstanding Class A Preferred Stock was redeemed. The accrued dividends on the Class A Preferred Stock totaling $14.1 million were subsequently paid on May 2, 2001.

Class B preferred stock

In connection with the NovaCare acquisition in 1999, the Company sold 16,000,000 shares of Class B Preferred Stock at a price of $3.75 per share for net proceeds of $59,361,000. Each share of Class B preferred stock was convertible at any time, at the option of the stockholder, into ..576 shares of common stock. The Class B Preferred Stock had an annual cash dividend rate of 6% per share, which accrued on a daily basis.

In connection with the Company’s initial public offering in April 10, 2001, all 16,000,000 outstanding Class B Preferred Stock automatically converted into 9,216,000 shares of common stock. The accrued dividends on the Class B Preferred Stock totaling $5.2 million were paid on May 2, 2001.

Common stock

On April 10, 2001, the Company amended its Restated Certificate of Incorporation to increase the total common shares authorized to 200,000,000 from 78,000,000.

On March 28, 2001, the Company effected a 1 for .576 reverse split of its common stock. Accordingly, all common issued and outstanding share and per share information has been retroactively restated to reflect the effects of this reverse stock split.

In connection with the debt offering as described in Note 6, the Company repaid its 10% Senior Subordinated Notes which resulted in the return to the Company of 240,048 shares of common stock that were issued to WCAS Capital Partners III, L.P. in conjunction with the November 19, 1999 10% Senior Subordinated Notes.

Shares of common stock sold during 2000 totaled 172,000. The shares were issued to management at $6.51 for proceeds totaling $1,118,000. The Company purchased 32,000 shares as treasury stock during 2000 for $210,000.

8. Initial public offering

On April 10, 2001, the Company completed an initial public offering of 9,000,000 shares of its common stock at an offering price of $9.50 per share before an underwriters discount of $.665 per share. On April 20, 2001, the underwriters of the offering exercised an overallotment option and purchased an additional 1,350,000  shares at a gross price of $9.50 per share. The overallotment offering closed on April 25, 2001. The net proceeds of the initial offering and the overallotment offering of $89.2 million were used to repay senior debt under the term and revolving loan portions of the Company’s credit facility and to redeem Class A Preferred Stock. All 52,838 shares of the Class A Preferred Stock were redeemed on April 10, 2001 for $52,838,000. In addition, the Company’s Class B Preferred Stock automatically converted into 9,216,000 shares of common stock upon completion of the offering.

In January 2001, in anticipation of the initial public offering, the Company entered into an amendment to its credit agreement that became effective in April 2001. The amendment allowed for the use of the net proceeds of the offering to repay $24.0 million of our senior debt under the U.S. term loan portion of the bank credit facility and to redeem $52.8 million of Class A Preferred Stock.

In conjunction with the Company’s initial public offering, the Company purchased outstanding minority interests of certain of its subsidiaries for $10.9 million in cash and $5.0 million in common stock. The acquisitions were accounted for using the purchase method of accounting.

9. Stock option plans

The Company’s 1997 Stock Option Plan (the Plan) provides for the granting of options to purchase shares of Company stock to certain executives, employees and directors.

Options under the Plan carry various restrictions. Under the Plan, certain options granted to employees will be qualified incentive stock options within the meaning of Section 422A of the Internal Revenue Code and other options will be considered nonqualified stock options. Both incentive stock options and nonqualified stock options may be granted for no less than market value at the day of the grant and expire no later than ten years after the date of the grant.

Originally under the Plan, options to acquire up to 5,760,000 shares of the stock could be granted. On February 22, 2001, the Plan was amended and restated to provide for the issuance of up to 5,760,000 shares of common stock plus any additional amount necessary to make the total shares available for issuance under the Plan equal to the sum of 5,760,000 plus 14% of the total issued and outstanding common stock in excess of 34,560,000 shares, subject to adjustment for stock splits, stock dividends and similar changes in capitalization.

On April 11, 2002, the Company’s Board of Directors adopted the Select Medical Corporation Second Amended and Restated 1997 Stock Option Plan, which was approved by the stockholders on May 13, 2002. The amended plan provides for the grant of non-qualified stock options to key employees to purchase an additional 3,000,000 shares of common stock. A substantial portion of these options are Performance Accelerated Vesting Options. The Performance Accelerated Vesting Options will vest and become exercisable on the seventh anniversary of the grant of such options, but the vesting schedule for these options will be accelerated if the Company meets or exceeds its performance-based targets of earnings per share (EPS) and return on equity (ROE). The EPS target for 2002 was $0.84 and for each subsequent year, the EPS target will be calculated by increasing the immediately preceding year’s EPS target by fifteen percent. The ROE target for 2002 was 13.5%, and for each subsequent year the ROE target shall be determined by increasing the target percentage for the immediately preceding year by .5%. Twenty percent (20%) of a grant of Performance Accelerated Vesting Options shall vest and become exercisable after the completion of each fiscal year in which the Company meets or exceeds both its earnings per share and return on equity targets. No accelerated vesting shall occur in years in which the Company fails to meet either of its targets. In addition, if the Company meets both of these targets in 2002, 2003 and 2004, and the Company’s earnings per share for fiscal year 2004 is greater than or equal to $1.21, then all Performance Accelerated Vesting Options will become fully vested and immediately exercisable. Due to the Company meeting its performance-based targets of EPS and ROE in 2002, 20% of the Performance Accelerated Vesting Options vested subsequent to December 31, 2002. Total options available for grant under the Second Amended and Restated 1997 Stock Option Plan were 7,365,000 and 10,456,000 at December 31, 2001 and 2002, respectively.

Transactions and other information related to the Second Amended and Restated 1997 Stock Option Plan are as follows:

	Price		Weighted Average
	Per Share	Shares	Exercise Price

Balance, December 31, 1999	$1.74 to 6.51	2,761,000	$6.21
Granted	6.51 to 10.42	1,876,000	7.60
Exercised	6.08	(4,000)	6.08
Forfeited	1.74 to 6.51	(132,000)	6.65

Balance, December 31, 2000	$1.74 to 10.42	4,501,000	$6.79
Granted	9.50 to 17.05	2,555,000	11.34
Exercised	6.08 to 10.42	(702,000)	6.18
Forfeited	6.08 to 11.28	(96,000)	9.30

Balance, December 31, 2001	$1.74 to 17.05	6,258,000	$8.79
Granted	12.66 to 15.25	4,477,000	14.87
Exercised	6.08 to 11.75	(649,000)	6.32
Forfeited	6.08 to 17.05	(235,000)	12.13

Balance, December 31, 2002	$1.74 to 17.05	9,851,000	$11.64

Additional information with respect to the outstanding options as of December 31, 2000, 2001, 2002 and 1999 for the Second Amended and Restated 1997 Stock Option Plan is as follows:

	Range of Exercise Prices

	$1.74	$6.08-$6.51	$9.50-$14.04	$14.15-$17.05

Number outstanding at December 31, 1999	18,000	2,743,000	-
Options outstanding weighted average remaining contractual life	7.86	9.34	-	-
Number of exercisable	6,000	2,419,000	-	-
Number outstanding at December 31, 2000	18,000	3,973,000	510,000	-
Options outstanding weighted average remaining contractual life	6.86	8.58	9.79	-
Number of exercisable	10,000	1,404,000	1,095,000	-
Number outstanding at December 31, 2001	18,000	3,239,000	2,897,000	104,000
Options outstanding weighted average remaining contractual life	5.86	7.68	9.21	9.75
Number of exercisable	13,000	2,110,000	988,000	-
Number outstanding at December 31, 2002	17,000	2,578,000	3,600,000	3,656,000
Options outstanding weighted average remaining contractual life	4.86	6.80	8.42	9.36
Number of exercisable	17,000	1,781,000	1,920,000	1,127,000

On February 12, 2002, the Company’s Board of Directors adopted the 2002 Non-Employee Directors’ Plan, which was amended on April 11, 2002, and approved by the stockholders on May 13, 2002. Under the terms of the Non-Employee Directors’ Plan, directors who are not employees of the Company may be granted non-qualified stock options to purchase up to 250,000 shares of the Company’s common stock (such number being subject to adjustment under the terms of the plan), at a price of not less than 100% of the market price on the date the option is granted. Options expire no later than ten years after the date of grant. On February 12, 2002, the Company granted 28,000 options at $14.04 per share.

10. Income taxes

Significant components of the Company’s tax provision before extraordinary items for the years ended December 31, 2000, 2001 and 2002 are as follows:

	For the Year Ended December 31,

	2000	2001	2002

Current:
Federal	-	$5,885,000	$14,345,000
State and local	$1,275,000	2,203,000	3,599,000
Foreign	301,000	939,000	1,754,000

Total current	1,576,000	9,027,000	19,698,000
Deferred	8,403,000	(5,903,000)	8,878,000

Total income tax provision	$9,979,000	$3,124,000	$28,576,000

The difference between the expected income tax provision at the federal statutory rate of 35% and the income tax expense (benefit) recognized in the financial statements is as follows:

	For the Year Ended
	December 31,

	2000	2001	2002

Expected federal tax rate	35.0%	35.0%	35.0%
State taxes, net of federal benefit	5.3	4.4	2.9
Non-deductible goodwill	9.3	4.6	-
Other permanent differences	1.0	.8	0.5
Foreign taxes	0.7	.8	0.5
Valuation allowance	(0.3)	(29.5)	-
Net operating loss usage	-	(10.3)	-
Other	12.6	3.7	0.4

Total	63.6%	9.5%	39.3%

Undistributed earnings of the Company’s foreign subsidiary are permanently reinvested. Accordingly, no deferred taxes have been provided on these earnings.

A summary of deferred tax assets and liabilities is as follows:

	For the Year Ended
	December 31,

	2001	2002

Deferred tax assets (liabilities)—current
Allowance for doubtful accounts	$25,232,000	$31,327,000
Compensation and benefit related accruals	3,034,000	9,100,000
Other	679,000	(268,000)

Net deferred tax asset—current	28,945,000	40,159,000

Deferred tax assets—non current
Expenses not currently deductible for tax	84,000	-
Net operating loss carry forwards	8,759,000	7,086,000
Depreciation and amortization	693,000	3,737,000

Net deferred tax asset—non current	9,536,000	10,823,000

Net deferred tax asset before valuation allowance	38,481,000	50,982,000
Valuation allowance	(2,862,000)	(2,862,000)

	$35,619,000	$48,120,000

As a result of Company’s limited operating history and the cumulative losses incurred in prior years, the Company had historically provided a valuation allowance for substantially all of its deferred tax assets. In 2001, management concluded that it was more likely than not that those deferred tax items would be realized, due to the cumulative profitable operations over the past three years. The reversal of those valuation allowances in the fourth quarter of 2001 resulted in a reduction in the tax provision of $9.7 million and a reduction in goodwill of $18.5 million. The reduction in goodwill relates to those deferred tax assets originating through acquisitions.

Net operating loss carry forwards expire as follows:

2003	$97,000
2004	97,000
2005	97,000
2006	-
Thereafter through 2019	$3,450,000

As a result of the acquisition of American Transitional Hospitals, Inc. and NovaCare, the Company is subject to the provisions of Section 382 of the Internal Revenue Code which provide for annual limitations on the deductibility of acquired net operating losses and certain tax deductions. These limitations apply until the earlier of utilization or expiration of the net operating losses. Additionally, if certain substantial changes in the Company’s ownership should occur, there would be an annual limitation on the amount of the carryforwards that can be utilized.

11. Loss on early retirement of debt

As a result of the initial public offering of stock in April 2001 and the issuance of $175 million of 9 1/2% senior subordinated notes in June 2001, the Company repaid $75 million of the U.S. term loan and all $90 million of the 10% senior subordinated notes. The loss on early retirement of debt item consists of $1.3 million of unamortized deferred financing costs related to the repayment of the U.S. term loan and $12.9 million of deferred financing costs and unamortized discount related to the repayment of our 10% senior subordinated notes.

On September 22, 2000, the Company entered into a new $230 million credit facility. This credit facility replaced the Company’s $225 million credit facility from November 19, 1999. The loss on early retirement of debt recorded during 2000 consists of the unamortized deferred financing costs of $6,247,000 related to the November 19, 1999 credit facility.

On July 11, 2003 in connection with the adoption of SFAS 145, the Company reclassified in 2000 and 2001 the loss on early retirement of debt, which was previously recorded as an extraordinary item, net of tax, to the other income and expense category in the consolidated statement of operations. The tax benefit of $5.5 million recorded in 2001 was reclassed to income tax expense.

12. Retirement savings plan

The Company sponsors a defined contribution retirement savings plan for substantially all of its employees. Employees may elect to defer up to 15% of their salary. The Company matches 50% of the first 6% of compensation employees contribute to the plan. The employees vest in the employer contributions over a three-year period beginning on the employee’s hire date. The expense incurred by the Company related to this plan was $4,083,000, $4,617,000 and $4,922,000 during the years ended December 31, 2000, 2001 and 2002, respectively.

13. Segment information

SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information”, establishes standards for reporting information about operating segments and related disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect the Company’s results of operations or financial position.

The Company’s segments consist of (i) specialty hospitals and (ii) outpatient rehabilitation. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on Adjusted EBITDA the respective business units. Adjusted EBITDA is defined as net income (loss) before interest, income taxes, depreciation and amortization and minority interest and loss on early retirement of debt.

The following table summarizes selected financial data for the Company’s reportable segments:

	Year Ended December 31, 2002

	Specialty	Outpatient
	Hospitals	Rehabilitation	All Other	Total

Net revenue	$625,238,000	$485,101,000	$16,220,000	$1,126,559,000
Adjusted EBITDA	70,891,000	81,136,000	(24,748,000)	127,279,000
Total assets	332,737,000	326,763,000	79,559,000	739,059,000
Capital expenditures	28,791,000	12,637,000	1,755,000	43,183,000

	Year Ended December 31, 2001

	Specialty	Outpatient
	Hospitals	Rehabilitation	All Other	Total

Net revenue	$503,021,000	$440,791,000	$15,144,000	$958,956,000
Adjusted EBITDA	57,556,000	76,127,000	(21,665,000)	112,018,000
Total assets	303,910,000	318,224,000	28,711,000	650,845,000
Capital expenditures	13,452,000	8,800,000	1,759,000	24,011,000

	Year Ended December 31, 2000

	Specialty	Outpatient
	Hospitals	Rehabilitation	All Other	Total

Net revenue	$378,910,000	$416,775,000	$10,212,000	$805,897,000
Adjusted EBITDA	44,550,000	65,420,000	(18,300,000)	91,670,000
Total assets	246,495,000	329,874,000	10,431,000	586,800,000
Capital expenditures	13,677,000	6,399,000	2,354,000	22,430,000

A reconciliation of Adjusted EBITDA to net income is as follows:

	2000	2001	2002

Adjusted EBITDA	$91,670,000	$112,018,000	$127,279,000
Depreciation and amortization	(30,401,000)	(32,290,000)	(25,836,000)
Loss on early retirement of debt	(6,247,000)	(14,223,000)	-
Interest income	939,000	507,000	596,000
Interest expense	(36,126,000)	(29,716,000)	(27,210,000)
Minority interest	(4,144,000)	(3,491,000)	(2,022,000)
Income tax expense	(9,979,000)	(3,124,000)	(28,576,000)

Net income	$5,712,000	$29,681,000	$44,231,000

14. Net income (loss) per share

Under SFAS No. 128, “Earnings per Share” (EPS), the Company’s granting of certain stock options, warrants and convertible preferred stock resulted in potential dilution of basic EPS. The following table sets forth for the periods indicated the calculation of net income (loss) per share in the Company’s consolidated Statement of Operations and the differences between basic weighted average shares outstanding and diluted weighted average shares outstanding used to compute diluted EPS:

	December 31,

	2000	2001	2002

Numerator:
Net income	$5,712,000	$29,681,000	$44,231,000
Less: Preferred stock dividends	8,780,000	2,513,000	-

Numerator for basic earnings per share—income (loss) available to common stockholders	(3,068,000)	27,168,000	44,231,000
Effect of dilutive securities:
Class B Preferred stock dividends	-	1,067,000	-

Numerator for diluted earnings per share—Income (loss) available to common Stockholders after assumed conversions	$(3,068,000)	$28,235,000	$44,231,000

Denominator:
Denominator for basic earnings per share—weighted average shares	25,457,000	39,957,000	46,464,000
Effect of dilutive securities:
a) Stock options	-	1,909,000	1,589,000
b) Warrants	-	1,073,000	1,075,000
c) Convertible preferred stock	-	2,525,000	-

Denominator for diluted earnings per share—adjusted weighted average shares and assumed conversions	25,457,000	45,464,000	49,128,000

Basic income (loss) per common share	$(0.12)	$0.68	$0.95

Basic diluted income (loss) per common share	$(0.12)	$0.62	$0.90

The following amounts are shown here for informational and comparative purposes only since their inclusion would be anti-dilutive:

	2000	2001	2002

a) Stock options	826,000	100,000	3,699,000
b) Warrants	134,000	-	-
c) Convertible preferred stock	9,216,000	-	-

15. Fair value of financial instruments

Financial instruments include cash and cash equivalents, notes payable and long-term debt. The carrying amount of cash and cash equivalents approximates fair value because of the short-term maturity of these instruments.

The Company is exposed to the impact of interest rate changes. The Company’s objective is to manage the impact of the interest rate changes on earnings and cash flows and on the market value of its borrowings. The Company entered into an interest rate swap in March 2001 which became effective in April 2001. The swap originally matured in March 2005. In January 2002, the swap maturity date was amended to March 2003. Approximately $69 million and $56 million (notional amount) of the variable credit facility debt at December 31, 2001 and 2002, respectively, was converted to fixed rate. The variable interest rate of the debt was 5.3% and 4.4% and the fixed rate of the swap was 8.4% and 8.1% at December 31, 2001 and 2002, respectively. The differential to be paid or received from the counterparty in the agreement is recorded as interest expense as rates reset. The net settlement resulted in a $0.8 million and $2.1 million increase in interest expense in 2001 and 2002, respectively. The swap agreement is made with a counterparty of high credit quality; therefore, management considers the risk of non-performance by the counterparty to be negligible.

The fair market value of this swap recorded was a liability of $0.3 million and $1.6 million as of December 31, 2001 and 2002, respectively. The interest rate swap has been designated as a hedge and qualified under the provision of SFAS No. 133 as an effective hedge under the short-cut method. Accordingly, the change in the fair value for the year ended December 31, 2002 was recorded in other comprehensive income.

Borrowings under the credit facility which are not subject to the swap have variable rates that reflect currently available terms and conditions for similar debt. The carrying amount of this debt is a reasonable estimate of fair value.

The 9 1/2% Senior Subordinated Notes, which were issued and sold on June 11, 2001, are traded in public markets. The carrying value was $175.0 million at December 2001 and 2002. The estimated fair value of these notes was $174.1 million and $181.1 million at December 31, 2001 and 2002, respectively.

The fair value of the Company’s Class A Preferred Stock, which was redeemed in 2001, and the Class B Preferred Stock, which converted into common stock in 2001, was not practicable to estimate as it was untraded; accordingly it was recorded at its redemption value.

16. Related party transactions

The Company is party to various rental and other agreements with companies affiliated through common ownership. The Company made rental and other payments aggregating $1,295,000, $1,186,000, and $1,434,000 during the years ended December 31, 2000, 2001 and 2002, respectively, to the affiliated companies.

As of December 31, 2002, future rental commitments under outstanding agreements with the affiliated companies are approximately as follows:

2003	$1,324,000
2004	1,230,000
2005	1,175,000
2006	1,222,000
2007	1,270,000
Thereafter	10,441,000

$16,662,000

In September 2002, the Company acquired Select Air II Corporation for consideration of $2,456,000 and in November 2002, the Company acquired Select Transport, Inc. for consideration of $1,007,850, in each case from a related party.

As further discussed in Note 6, the Company has issued warrants to two of its principal stockholders in connection with guarantees of previous credit agreements.

In April 2000, the Company sold all of the assets of Georgia Health Group, Inc., a clinic owned by the Occupational Health Division for $5,000,000 to a company in which a principal stockholder has a majority ownership interest.

In March 2000, the Company entered into three-year employment agreements with two of its principal stockholders. Under these agreements, the two stockholders will receive a combined total annual salary of $1,600,000. Additionally, one such stockholder has a life insurance policy in which the Company was to pay premiums of $1,250,000 each fiscal year until 2010. Beginning in October 2002, the Company suspended the premium payments after the enactment of the Sarbanes-Oxley Act of 2002, pending clarification regarding the legality of making the payments.

17. Commitments and contingencies

Leases

The Company leases facilities and equipment from unrelated parties under operating leases. Minimum future lease obligations on long-term non-cancelable operating leases in effect at December 31, 2002 are approximately as follows:

2003	$60,479,000
2004	46,953,000
2005	33,942,000
2006	23,412,000
2007	13,545,000
Thereafter	14,858,000

$193,189,000

Total rent expense for operating leases for the years ended December 31 2000, 2001 and 2002 was approximately $68,731,000, $75,621,000 and $85,215,000 respectively.

Other

On August 10, 1998 a complaint in the U.S. District Court for the Eastern District of Pennsylvania was filed that named as defendants NovaCare, Inc. (now known as J.L. Halsey Corporation), other named defendants and 100 defendants who were to be named at a later time. This qui tam action sought triple damages and penalties under the False Claims Act against J.L. Halsey Corporation. The allegations involve, among other things, the distinction between individual and group billing in physical rehabilitation clinics that the Company acquired from NovaCare. On October 16, 2000, the relator plaintiff made a motion to amend the complaint to, among other things, add the Company and some of its subsidiaries acquired in the NovaCare acquisition as defendants in this case. This motion was granted in September of 2001. The amended complaint alleges that from about January 1, 1995 through the present, the defendants submitted false or fraudulent bills for physical therapy to various federal health programs. On January 3, 2002, J.L. Halsey Corporation and its related subsidiaries (including the subsidiaries acquired in the NovaCare acquisition) entered into a settlement agreement with the relator plaintiff and the government, pursuant to which, in exchange for a payment by J.L. Halsey Corporation of $375,000, the parties settled all claims arising out of conduct that took place before the Company’s acquisition of the NovaCare subsidiaries that are defendants in the case. Claims against the Company and the NovaCare subsidiaries regarding alleged conduct occurring after the NovaCare acquisition were not covered by the settlement. In September 2002, the Company learned that the United States Attorney for the Eastern District of Pennsylvania had notified the court that the United States had decided not to intervene in this case. As of January 31, 2003, the Company and the subsidiaries have not been served with the amended complaint. Based on a review of the amended complaint, the Company does not believe that this lawsuit is meritorious, and it intends to vigorously defend against this action if it is pursued by the relator plaintiff. However, because of the uncertain nature of the litigation, the Company cannot predict the outcome of this matter.

A subsidiary of the Company has entered into a naming, promotional and sponsorship agreement for a sports complex. The naming, promotional and sponsorship agreement is in effect until 2026. The subsidiary is required to make payments in accordance with the contract terms over 25 years ranging from $1,400,000 to $1,963,000 per year and provide physical therapy and training services.

Litigation

In February 2002, PHICO Insurance Company (“PHICO”), at the request of the Pennsylvania Insurance Department, was placed in liquidation by an order of the Commonwealth Court of Pennsylvania (“Liquidation Order”). The Company had placed its primary malpractice insurance coverage through PHICO from June 1998 through December 2000. In January 2001, these policies were replaced by policies issued with other insurers. Currently, the Company has approximately 16 unsettled cases in seven states from the policy years covered by PHICO issued policies. The Liquidation Order refers these claims to the various state guaranty associations. These state guaranty association statutes generally provide for coverage between $100,000-$300,000 per insured claim, depending upon the state. Some states also have catastrophic loss funds to cover settlements in excess of the available state guaranty funds. Most state insurance guaranty statutes provide for net worth and residency limitations that, if applicable, may limit or prevent the Company from recovering from these state guaranty association funds. At this time, the Company believes that it will meet the requirements for coverage under most of the applicable state guarantee association statutes, and that the resolution of these claims will not have a material adverse effect on the Company’s financial position, cash flow or results of operations. However, because the rules related to state guaranty association funds are subject to interpretation, and because these claims are still in the process of resolution, the Company’s conclusions may change as this process progresses.

The Company is subject to legal proceedings and claims that have arisen in the ordinary course of its business and have not been finally adjudicated, which include malpractice claims covered (subject to the above discussion regarding PHICO Insurance Company) under the Company’s insurance policy. In the opinion of management, the outcome of these actions will not have a material effect on the financial position or results of operations of the Company.

18. Supplemental disclosures of cash flow information

Non-cash investing and financing activities are comprised of the following for the years ended December 31 2000, 2001 and 2002:

Description of Transaction	2000	2001	2002

Acquisitions paid for in stock (Note 2)	-	$4,973,000	-
Notes issued with acquisitions (Note 2)	$3,207,000	4,100,000	$1,864,000
Liabilities assumed with acquisitions (Note 2)	255,000	2,357,000	345,000
Issuance of warrants (Note 6)	1,104,000	-	-
Preferred stock dividends (Note 7)	8,780,000	2,513,000	-
Credit facility refinancing (Note 6)	$187,000,000	-	-
Tax benefit of stock option exercises	-	$2,513,000	$2,239,000

19.	Financial information for subsidiary guarantors and non-guarantor subsidiaries

The Company conducts a significant portion of its business through its subsidiaries. Presented below is condensed consolidating financial information for the Company, the Subsidiary Guarantors and the Non-Guarantor Subsidiaries at December 31, 2001 and 2002 and for the years ended December 31, 2000, 2001 and 2002. All Subsidiary Guarantors were wholly-owned as of the date of the registration of the debt offering as described in Note 6.

On October 1, 2000, the Company transferred the operating assets of one of its guarantor subsidiaries into a newly organized partnership and simultaneously sold partnership units to unaffiliated investors. The operations of this business (through a 100% owned subsidiary) through October 1, 2000 have been included as a Subsidiary Guarantor. The operations commencing on October 1, 2000 through a minority owned partnership are presented as a Non-Guarantor Subsidiary.

The equity method has been used by the Company with respect to investments in subsidiaries. The equity method has been used by Subsidiary Guarantors with respect to investments in Non-Guarantor Subsidiaries. Separate financial statements for Subsidiary Guarantors are not presented.

The following table sets forth the Non-Guarantor Subsidiaries:

Canadian Back Institute Limited
Kentucky Orthopedic Rehabilitation, LLC.
Medical Information Management Systems, LLC.
Metro Therapy, Inc.
Millennium Rehab Services, LLC.
Rehab Advantage Therapy Services, LLC.
Select Specialty Hospital—Houston, L.P.
Select Management Services, LLC.
Select Specialty Hospital—Mississippi Gulf Coast, Inc.
Select Specialty Hospital—Central Pennsylvania, L.P.
TJ Corporation I, LLC.

Select Medical Corporation

Condensed consolidating balance sheet

	December 31, 2002

	Select Medical
	Corporation
	(Parent Company	Subsidiary	Non-Guarantor
(Dollars in thousands)	Only)	Guarantors	Subsidiaries	Eliminations		Consolidated

Assets
Current Assets:
Cash and cash equivalents	$25,378	$28,022	$2,662	$-		$56,062
Accounts receivable, net	(285)	196,481	36,909	-		233,105
Current deferred tax asset	7,192	29,830	3,103	-		40,125
Other current assets	2,888	11,620	3,093	-		17,601

Total Current Assets	35,173	265,953	45,767	-		346,893
Property and equipment, net	6,293	87,162	21,252	-		114,707
Investment in affiliates	333,922	59,467	-	(393,389	) (a)	-
Goodwill	5,854	147,935	43,098	-		196,887
Trademark	-	37,875	-	-		37,875
Other intangibles	-	948	8,021	-		8,969
Non-current deferred tax asset	(537)	2,723	5,809	-		7,995
Other assets	11,935	12,757	1,041	-		25,733

Total Assets	$392,640	$614,820	$124,988	$(393,389)		$739,059

Liabilities and Stockholders’ Equity
Current Liabilities:
Bank overdrafts	$11,121	$-	$-	$-		$11,121
Current portion of long-term debt and notes payable	570	28,437	463	-		29,470
Accounts payable	2,537	30,364	5,689	-		38,590
Intercompany accounts	(13,900)	5,009	8,891	-		-
Accrued payroll	793	34,029	69	-		34,891
Accrued vacation	2,762	10,943	1490	-		15,195
Accrued restructuring	-	800	-	-		800
Accrued other	17,801	17,964	541	-		36,306
Income taxes	13,258	14,164	(3,700)	-		23,722
Due to third party payors	(11,636)	42,304	(4,491)	-		26,177

Total Current Liabilities	23,306	184,014	8,952	-		216,272
Long-term debt, net of current portion	82,916	99,919	47,912	-		230,747

Total liabilities	106,222	283,933	56,864	-		447,019
Commitments and Contingencies
Minority interest in consolidated subsidiary companies	-	254	5,368	-		5,622
Stockholders’ Equity:
Common stock	467	-	-	-		467
Capital in excess of par	236,183	-	-	-		236,183
Retained earnings	50,155	73,517	23,024	(96,541	)(b)	50,155
Subsidiary investment	-	257,116	39,732	(296,848	) (a)	-
Accumulated other comprehensive loss	(387)	-	-	-		(387)

Total Stockholders’ Equity	286,418	330,633	62,756	(393,389)		286,418

Total Liabilities and Stockholders’ Equity	$392,640	$614,820	$124,988	$(393,389)		$739,059

(a) Elimination of investments in subsidiaries.

(b) Elimination of investments in subsidiaries’ earnings.

Select Medical Corporation

Condensed consolidating statement of operations

	For the Year Ended December 31, 2002

	Select Medical
	Corporation		Non-
	(Parent Company	Subsidiary	Guarantor
(Dollars in thousands)	Only)	Guarantors	Subsidiaries	Eliminations		Consolidated

Net operating revenues	$ 14,902	$918,376	$193,281	$-		$1,126,559

Costs and expenses:
Cost of services	-	761,361	161,192	-		922,553
General and administrative	39,409	-	-	-		39,409
Bad debt expense	-	31,946	5,372	-		37,318
Depreciation and amortization	1,709	18,805	5,322	-		25,836

Total costs and expenses	41,118	812,112	171,886	-		1,025,116

Income (loss) from operations	(26,216)	106,264	21,395	-		101,443
Other income and expense:
Intercompany interest and royalty fees	22,219	(22,697)	478	-		-
Intercompany management fees	(52,395)	49,441	2,954	-		-
Interest income	(445)	(150)	(1)	-		(596)
Interest expense	7,982	14,477	4,751	-		27,210

Income (loss) before minority interests and income taxes	(3,577)	65,193	13,213	-		74,829
Minority interest in consolidated subsidiary companies	-	74	1,948	-		2,022

Income (loss) before income taxes	(3,577)	65,119	11,265	-		72,807
Income tax expense	445	25,628	2,503	-		28,576
Equity in earnings of subsidiaries	48,253	6,239	-	(54,492	)(a)	-

Net income	$ 44,231	$45,730	$8,762	$(54,492)		$44,231

(a)	Elimination of equity in net income from consolidated subsidiaries.

Select Medical Corporation

Condensed consolidating statement of cash flows

	For the Year Ended December 31, 2002

	Select Medical
	Corporation		Non-
	(Parent Company	Subsidiary	Guarantor
(Dollars in thousands)	Only)	Guarantors	Subsidiaries	Eliminations		Consolidated

Operating activities
Net income	$44,231	$45,730	$8,762	$(54,492	) (a)	$44,231
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,709	18,805	5,322	-		25,836
Provision for bad debts	-	31,946	5,372	-		37,318
Deferred taxes	(890)	9,966	(198)	-		8,878
Minority interests	-	74	1,948	-		2,022
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Equity in earnings of subsidiaries	(48,253)	(6,239)	-	54,492	(a)	-
Intercompany	(34,226)	35,562	(1,336)	-		-
Accounts receivable	(206)	(44,503)	(9,184)	-		(53,893)
Other current assets	(924)	916	(379)	-		(387)
Other assets	559	1,318	794	-		2,671
Accounts payable	(553)	3,321	1,119	-		3,887
Due to third-party payors	17,815	(3,373)	(1,463)	-		12,979
Accrued expenses	5,810	17,375	(729)	-		22,456
Income taxes	16,250	-	(1,436)	-		14,814

Net cash provided by operating activities	1,322	110,898	8,592	-		120,812

Investing activities
Purchases of property and equipment, net	(1,722)	(35,643)	(5,818)	-		(43,183)
Earnout payments	-	(928)	-	-		(928)
Acquisition of businesses, net of cash acquired	-	(6,573)	(3,364)	-		(9,937)
Net cash used in investing activities	(1,722)	(43,144)	(9,182)	-		(54,048)

Financing activities
Intercompany debt reallocation	36,312	(42,134)	5,822	-		-
Net repayments on credit facility debt	(19,703)	-	(2,969)	-		(22,672)
Principal payments on seller and other debt	(480)	(5,684)	(9)	-		(6,173)
Proceeds from issuance of common stock	4,101	-	-	-		4,101
Proceeds from bank overdrafts	5,038	-	-	-		5,038
Payment of deferred financing costs	(67)	-	-	-		(67)
Distributions to minority interests	-	-	(1,650)	-		(1,650)

Net cash provided by (used in) financing activities	25,201	(47,818)	1,194	-		(21,423)

Effect of exchange rate changes on cash and cash equivalents	18	-	-	-		18

Net increase in cash and cash equivalents	24,819	19,936	604	-		45,359
Cash and cash equivalents at beginning of period	559	8,086	2,058	-		10,703

Cash and cash equivalents at end of period	$25,378	$28,022	$2,662	$-		$56,062

(a)	Elimination of equity in earnings of subsidiary.

Select Medical Corporation

Condensed consolidating balance sheets

	December 31, 2001

	Select Medical
	Corporation
	(Parent Company	Subsidiary	Non-Guarantor
(Dollars in thousands)	Only)	Guarantors	Subsidiaries	Eliminations		Consolidated

Assets
Current Assets:
Cash and cash equivalents	$559	$8,086	$2,058	$-		$10,703
Accounts receivable, net	(491)	185,787	33,097	-		218,393
Current deferred tax asset	1,881	27,064	-	-		28,945
Other current assets	1,964	13,766	2,714	-		18,444

Total Current Assets	3,913	234,703	37,869	-		276,485
Property and equipment, net	7,406	65,464	19,135	-		92,005
Investment in affiliates	320,458	72,145	-	(392,603	) (a)	-
Goodwill	5,854	154,210	39,786	-		199,850
Trademarks	-	37,875	-	-		37,875
Intangible assets	-	985	8,547	-		9,532
Non-current deferred tax asset	(343)	7,017	-	-		6,674
Other assets	12,494	14,095	1,835	-		28,424

Total Assets	$349,782	$586,494	$107,172	$(392,603)		$650,845

Liabilities and Stockholders’ Equity
Current Liabilities:
Bank overdrafts	$6,083	$-	$-	$-		$6,083
Current portion of long-term debt and notes payable	480	26,278	16	-		26,774
Accounts payable	3,090	25,860	4,570	-		33,520
Intercompany accounts	54,253	(54,077)	(176)	-		-
Accrued payroll	644	26,494	22	-		27,160
Accrued vacation	2,413	9,070	1,337	-		12,820
Accrued restructuring	154	1,665	-	-		1,819
Accrued other	12,335	9,763	1,470	-		23,568
Income taxes payable	-	1,735	-	-		1,735
Due to third party payors	(29,451)	48,736	(3,028)	-		16,257

Total Current Liabilities	50,001	95,524	4,211	-		149,736
Long-term debt, net of current portion	65,497	151,336	44,816	-		261,649

Total Liabilities	115,498	246,860	49,027	-		411,385
Commitments and Contingencies
Minority interest in consolidated subsidiary companies	-	-	5,176	-		5,176
Stockholders’ Equity:
Common stock	465	-	-	-		465
Capital in excess of par	231,349	-	-	-		231,349
Retained earnings	5,924	27,787	14,262	(42,049	)(b)	5,924
Subsidiary investment	-	311,847	38,707	(350,554	) (a)	-
Treasury stock, at cost	(1,560)	-	-	-		(1,560)
Accumulated other comprehensive loss	(1,894)	-	-	-		(1,894)

Total Stockholders’ Equity	234,284	339,634	52,969	(392,603)		234,284

Total Liabilities and Stockholders’ Equity	$349,782	$586,494	$107,172	$(392,603)		$650,845

(a) Elimination of investments in subsidiaries.

(b) Elimination of investments in subsidiaries’ earnings.

Select Medical Corporation

Condensed consolidating statement of operations

	For the Year Ended December 31, 2001

	Select Medical
	Corporation
	(Parent Company	Subsidiary	Non-Guarantor
(Dollars in thousands)	Only)	Guarantors	Subsidiaries	Eliminations		Consolidated

Net operating revenues	$14,300	$774,206	$170,450	$-		$958,956

Costs and expenses:
Cost of services	-	637,681	138,614	-		776,295
General and administrative	35,630	-	-	-		35,630
Bad debt expense	-	30,356	4,657	-		35,013
Depreciation and amortization	1,764	25,383	5,143	-		32,290

Total costs and expenses	37,394	693,420	148,414	-		879,228

Income (loss) from operations	(23,094)	80,786	22,036	-		79,728
Other income and expense:
Intercompany interest and royalty fees	13,596	(14,180)	584	-		-
Intercompany management fees	(58,597)	56,043	2,554	-		-
Loss on early retirement of debt	14,223	-	-	-		14,223
Interest income	(401)	(102)	(4)	-		(507)
Interest expense	7,223	17,478	5,015	-		29,716

Income before minority interests and income taxes	862	21,547	13,887	-		36,296
Minority interest in consolidated subsidiary companies	-	578	2,913	-		3,491

Income before income taxes	862	20,969	10,974	-		32,805
Income tax expense (benefit)	6,091	(3,906)	939	-		3,124
Equity in earnings of subsidiaries	34,910	8,242	-	(43,152	)(a)	-

Net income	$29,681	$33,117	$10,035	$(43,152)		$29,681

(a)	Elimination of equity in net income from consolidated subsidiaries.

Select Medical Corporation

Condensed consolidating statement of cash flows

	For the Year Ended December 31, 2001

	Select Medical
	Corporation
	(Parent Company	Subsidiary	Non-Guarantor
(Dollars in thousands)	Only)	Guarantors	Subsidiaries	Eliminations		Consolidated

Operating activities
Net income	$29,681	$ 33,117	$10,035	$(43,152	) (a)	$29,681
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,764	25,383	5,143	-		32,290
Provision for bad debts	-	30,356	4,657	-		35,013
Loss on early retirement of debt	14,223	-	-	-		14,223
Minority interests	-	578	2,913	-		3,491
Deferred income taxes	2,461	(8,364)	-	-		(5,903)
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Equity in earnings of subsidiaries	(34,910)	(8,242)	-	43,152	(a)	-
Intercompany	(2,941)	(7,145)	10,086	-		-
Accounts receivable	191	(39,401)	(10,222)	-		(49,432)
Other current assets	(7,035)	7,530	(951)	-		(456)
Other assets	(1,633)	3,296	(610)	-		1,053
Accounts payable	743	3,307	665	-		4,715
Due to third-party payors	(13,681)	27,046	1,381	-		14,746
Accrued expenses	7,170	7,218	(365)	-		14,023
Income taxes	3,747	-	(1,421)	-		2,326

Net cash provided by (used in) operating activities	(220)	74,679	21,311	-		95,770

Investing activities
Purchases of property and equipment, net	(1,682)	(19,101)	(3,228)	-		(24,011)
Proceeds from disposal of assets	-	808	-	-		808
Earnout payments	-	(5,660)	-	-		(5,660)
Acquisition of businesses, net of cash acquired	-	(22,253)	(10,831)	-		(33,084)

Net cash used in investing activities	(1,682)	(46,206)	(14,059)	-		(61,947)

Financing activities
Intercompany debt reallocation	(1,078)	2,868	(1,790)	-		-
Issuance of 9 1/2% Senior Subordinated Notes	175,000	-	-	-		175,000
Net repayments on credit facility debt	(97,640)	-	(680)	-		(98,320)
Repayment of 10% Senior Subordinated Notes	(90,000)	-	-	-		(90,000)
Payment of deferred financing costs	(4,681)	-	-	-		(4,681)
Principal payments on seller and other debt	(5,033)	(13,652)	(345)	-		(19,030)
Proceeds from initial public offering, net of fees	89,181	-	-	-		89,181
Redemption of Class A Preferred Stock	(52,838)	-	-	-		(52,838)
Payment of Class A and Class B Preferred Stock dividends	(19,248)	-	-	-		(19,248)
Proceeds from issuance of common stock	4,334	-	-	-		4,334
Proceeds from (repayment of) bank overdrafts	4,571	(9,938)	(2,768)	-		(8,135)
Distributions to minority interests	-	(680)	(1,747)	-		(2,427)

Net cash provided by (used in) financing activities	2,568	(21,402)	(7,330)	-		(26,164)

Effect of exchange rate changes on cash and cash equivalents	(107)	-	-	-		(107)

Net increase (decrease) in cash and cash equivalents	559	7,071	(78)	-		7,552
Cash and cash equivalents at beginning of period	-	1,015	2,136	-		3,151

Cash and cash equivalents at end of period	$559	$ 8,086	$2,058	$-		$10,703

(a) Elimination of equity in earnings of subsidiary.

Select Medical Corporation

Condensed consolidating statement of operations

	For the Year Ended December 31, 2000

	Select Medical
	Corporation		Non-
	(Parent Company	Subsidiary	Guarantor
(Dollars in thousands)	Only)	Guarantors	Subsidiaries	Eliminations		Consolidated

Net operating revenues	$10,157	$698,416	$97,324	$-		$805,897

Costs and expenses:
Cost of services	-	577,406	79,055	-		656,461
General and administrative	28,431	-	-	-		28,431
Bad debt expense	-	26,934	2,401	-		29,335
Depreciation and amortization	1,644	25,390	3,367	-		30,401

Total costs and expenses	30,075	629,730	84,823	-		744,628

Income (loss) from operations	(19,918)	68,686	12,501	-		61,269
Other income and expense:
Intercompany interest and royalty fees	938	(1,673)	735	-		-
Intercompany management fees	(43,089)	41,453	1,636	-		-
Loss on early retirement of debt	6,247	-	-	-		6,247
Interest income	(644)	(295)	-	-		(939)
Interest expense	9,856	21,803	4,467	-		36,126

Income before minority interests and income taxes	6,774	7,398	5,663	-		19,835
Minority interest in consolidated subsidiary companies	-	1,408	2,736	-		4,144

Income before income taxes	6,774	5,990	2,927	-		15,691
Income tax expense	4,415	5,263	301	-		9,979
Equity in earnings of subsidiaries	3,353	2,372	-	(5,725	)(a)	-

Net income	$5,712	$3,099	$2,626	$(5,725)		$5,712

(a) Elimination of equity in net income from consolidated subsidiaries.

Select Medical Corporation

Condensed consolidating statement of cash flows

	For the Year Ended December 31, 2000

	Select Medical
	Corporation
	(Parent Company	Subsidiary	Non-Guarantor
(Dollars in thousands)	Only)	Guarantors	Subsidiaries	Eliminations		Consolidated

Operating activities
Net income	$5,712	$3,099	$2,626	$(5,725	)(a)	$5,712
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,644	25,390	3,367	-		30,401
Provision for bad debts	-	26,934	2,401	-		29,335
Loss on early retirement of debt	6,247	-	-	-		6,247
Minority interests	-	1,408	2,736	-		4,144
Loss on sale of assets	111	-	-	-		111
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Equity in earnings of subsidiaries	(3,353)	(2,372)	-	5,725	(a)	-
Intercompany	(35,395)	19,988	15,407	-		-
Accounts receivable	(1,050)	(22,117)	(13,797)	-		(36,964)
Other current assets	(739)	(912)	(1,041)	-		(2,692)
Other assets	13,269	(5,045)	(13,243)	-		(5,019)
Accounts payable	1,478	(2,056)	1,958	-		1,380
Due to third-party payors	(6,081)	(7,166)	(4,426)	-		(17,673)
Accrued expenses	961	(3,442)	2,464	-		(17)
Income taxes	8,007	-	(459)	-		7,548

Net cash provided by (used in) operating activities	(9,189)	33,709	(2,007)	-		22,513

Investing activities
Purchases of property and equipment, net	(2,354)	(16,118)	(3,958)	-		(22,430)
Escrow receivable	-	29,948	-	-		29,948
Disposal of assets held for sale	-	13,000	-	-		13,000
Proceeds from disposal of assets	2,452	495	-	-		2,947
Earnout payments	-	(3,430)	-	-		(3,430)
Acquisition of businesses, net of cash acquired	-	(4,465)	(1,373)	-		(5,838)

Net cash provided by (used in) investing activities	98	19,430	(5,331)	-		14,197

Financing activities
Intercompany debt reallocation	34,892	(37,992)	3,100	-		-
Net repayments on credit facility debt	(15,000)	-	3,000	-		(12,000)
Principal payments on seller and other debt	(7,322)	(20,029)	(226)	-		(27,577)
Proceeds from issuance of common stock	1,118	-	-	-		1,118
Purchase of treasury stock	(210)	-	-	-		(210)
Redemption of preferred stock	(11)	-	-	-		(11)
Proceeds from bank overdrafts	197	4,751	2,305	-		7,253
Payment of deferred financing costs	(4,563)	-	-	-		(4,563)
Distributions to minority interests	-	(329)	(1,297)	-		(1,626)

Net cash provided by (used in) financing activities	9,101	(53,599)	6,882	-		(37,616)

Effect of exchange rate changes on cash and cash equivalents	(10)	-	-	-		(10)

Net decrease in cash and cash equivalents	-	(460)	(456)	-		(916)
Cash and cash equivalents at beginning of period	-	1,475	2,592	-		4,067

Cash and cash equivalents at end of period	$-	$1,015	$2,136	$-		$3,151

(a) Elimination of equity in earnings of subsidiary.

20.	Selected Quarterly Financial Data (Unaudited)

The table below sets forth selected unaudited financial data for each quarter of the last two years.

	First	Second	Third	Fourth
(In thousands, except per share amounts)	Quarter	Quarter	Quarter	Quarter

Year ended December 31, 2002
Net revenues	$271,920	$280,272	$278,983	$295,384
Income from operations	24,030	28,006	22,483	26,924
Net income	10,176	12,601	9,355	12,099
Net income per common share:
Basic income per common share	$0.22	$0.27	$0.20	$0.26
Diluted income per common share	$0.21	$0.25	$0.19	$0.25

	First	Second	Third	Fourth
(In thousands, except per share amounts)	Quarter	Quarter	Quarter	Quarter

Year ended December 31, 2001
Net revenues	$225,088	$234,199	$239,155	$260,514
Income from operations	19,216	20,789	17,794	21,929
Net income (loss)	6,121	(1,078)	6,343	18,295
Net income (loss) per common share:
Basic income (loss) per common share	$0.15	$(0.03)	$0.14	$0.40
Diluted income (loss) per common share	$0.13	$(0.03)	$0.13	$0.37

Select Medical Corporation

Consolidated balance sheets

(Dollars in thousands, except share and per share amounts)	December 31, 2002	June 30, 2003

		(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$56,062	$91,351
Accounts receivable, net of allowance for doubtful accounts of $88,911 and $79,815 in 2003 and 2002, respectively	233,105	199,723
Current deferred tax asset	40,125	42,058
Other current assets	17,601	17,265

Total Current Assets	346,893	350,397
Property and equipment, net	114,707	112,421
Goodwill	196,887	211,348
Trademark	37,875	37,875
Other intangibles	8,969	935
Non-current deferred tax asset	7,995	7,262
Other assets	25,733	17,622

Total Assets	$739,059	$737,860

Liabilities and Stockholders’ Equity
Current Liabilities:
Bank overdrafts	$11,121	$6,765
Current portion of long-term debt and notes payable	29,470	22,176
Accounts payable	38,590	36,720
Accrued payroll	34,891	35,125
Accrued vacation	15,195	17,134
Accrued restructuring	800	589
Accrued other	36,306	45,463
Income taxes payable	23,722	8,917
Due to third party payors	26,177	31,438

Total Current Liabilities	216,272	204,327
Long-term debt, net of current portion	230,747	201,767

Total Liabilities	447,019	406,094
Commitments and Contingencies
Minority interest in consolidated subsidiary companies	5,622	5,227
Stockholders’ Equity:
Common stock—$.01 par value: Authorized shares—200,000,000 in 2003 and 2002 Issued shares—48,067,000 and 46,676,000 in 2003 and 2002, respectively	467	481
Capital in excess of par	236,183	238,685
Retained earnings	50,155	83,240
Accumulated other comprehensive income (loss)	(387)	4,133

Total Stockholders’ Equity	286,418	326,539

Total Liabilities and Stockholders’ Equity	$739,059	$737,860

See accompanying notes.

Select Medical Corporation

Consolidated statements of operations

	For the Quarter Ended		For the Six Months
	June 30,		Ended June 30,

(Dollars in thousands, except per share amounts) (unaudited)	2002	2003	2002	2003

Net operating revenues	$280,272	$326,218	$552,192	$638,525

Costs and expenses:
Cost of services	228,183	258,218	449,918	510,487
General and administrative	9,326	11,624	19,012	21,127
Bad debt expense	8,577	12,337	19,020	24,520
Depreciation and amortization	6,180	7,192	12,206	14,706

Total costs and expenses	252,266	289,371	500,156	570,840

Income from operations	28,006	36,847	52,036	67,685
Other income and expense:
Interest income	(136)	(156)	(207)	(342)
Interest expense	6,815	5,622	13,593	12,048

Income before minority interests and income taxes	21,327	31,381	38,650	55,979
Minority interest in consolidated subsidiary companies	570	713	1,173	1,537

Income before income taxes	20,757	30,668	37,477	54,442
Income tax expense	8,156	12,037	14,700	21,357

Net income available to common stockholders	$12,601	$18,631	$22,777	$33,085

Net income per common share:
Basic income per common share	$0.27	$0.39	$0.49	$0.70
Diluted income per common share	$0.25	$0.37	$0.46	$0.66
Weighted average shares outstanding:
Basic	46,442	47,527	46,262	47,339
Diluted	49,469	50,687	49,054	50,002

See accompanying notes.

Select Medical Corporation

Consolidated statements of changes in stockholders’ equity and comprehensive income

					Accumulated
		Common	Capital in		Other
	Common	Stock Par	Excess of	Retained	Comprehensive	Comprehensive
(Dollars in thousands) (unaudited)	Stock	Value	Par	Earnings	Loss	Income

Balance at December 31, 2002	46,676	$467	$236,183	$50,155	$(387)
Net income				33,085		$33,085
Other comprehensive income					4,520	4,520

Total comprehensive income						$37,605

Issuance of common stock	1,391	14	2,111
Tax benefit of stock option exercises			391

Balance at June 30, 2003	48,067	$481	$238,685	$83,240	$4,133

See accompanying notes.

Select Medical Corporation

Consolidated statements of cash flows

	For the Six Months Ended

June 30,

(Dollars in thousands) (unaudited)	2002	2003

Operating activities
Net income	$22,777	$33,085
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,206	14,706
Provision for bad debts	19,020	24,520
Minority interests	1,173	1,537
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	(35,895)	17,880
Other current assets	(1,240)	426
Other assets	1,556	861
Accounts payable	(2,379)	(1,268)
Due to third-party payors	14,626	5,262
Accrued expenses	6,882	7,122
Income taxes	11,749	(12,859)

Net cash provided by operating activities	50,475	91,272

Investing activities
Purchases of property and equipment, net	(17,948)	(15,206)
Proceeds from disposal of assets	-	2,400
Earnout payments	(536)	(429)
Acquisition of businesses, net of cash acquired	(3,303)	(3,786)

Net cash used in investing activities	(21,787)	(17,021)

Financing activities
Net repayments on credit facility debt	(12,981)	(34,191)
Payment of deferred financing fees	(67)	-
Principal payments on seller and other debt	(3,947)	(2,114)
Proceeds from issuance of common stock	3,893	2,125
Proceeds from (repayment of) bank overdrafts	3,624	(4,356)
Distributions to minority interests	(1,151)	(775)

Net cash used in financing activities	(10,629)	(39,311)

Effect of exchange rate changes on cash and cash equivalents	72	349

Net increase in cash and cash equivalents	18,131	35,289
Cash and cash equivalents at beginning of period	10,703	56,062

Cash and cash equivalents at end of period	$28,834	$91,351

Supplemental Cash Flow Information
Cash paid for interest	$11,794	$9,491
Cash paid for income taxes	$3,358	$34,790

See accompanying notes.

Notes to consolidated financial statements (unaudited)

1. Basis of presentation

The unaudited condensed consolidated financial statements of Select Medical Corporation (the “Company”) as of June 30, 2003 and for the three and six month periods ended June 30, 2003 and 2002, have been prepared in accordance with generally accepted accounting principles. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such periods. All intercompany transactions and balances have been eliminated. The results of operations for the three and six months ended June 30, 2003 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2003.

Certain information and disclosures normally included in the notes to consolidated financial statements have been condensed or omitted as permitted by the rules and regulations of the Securities and Exchange Commission, although the Company believes the disclosure is adequate to make the information presented not misleading. The accompanying unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2002 contained in the Company’s Form 10-K filed with the Securities Exchange Commission.

2. Accounting policies

Reclassifications

Certain reclassifications have been made to prior-year amounts in order to conform to the current-year presentation.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Insurance risk programs

The Company is insured for malpractice claims based on claims made or claims incurred policies purchased in the commercial insurance market. The Company’s policies prior to December 31, 2002 had low deductibles, or self-insured retention levels. A self-insured retention is the amount of liability and legal fees that the Company must pay for each claim. The policy that became effective on December 31, 2002 contains substantial self-insured retentions for the Company’s professional liability claims. The company utilizes an actuary to determine the value of the losses that may occur within this self-insured retention level and adjusts its accruals based upon this analysis. To the extent that subsequent claims information varies from loss estimates, the accruals for these liabilities are adjusted to reflect current loss data.

Recent accounting pronouncements

In May 2003, the Financial Accounting Standards Board (FASB) issued SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS

No. 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company does not expect SFAS No. 150 to have a material impact on its financial statements.

In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities”, an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to improve financial reporting of special purpose and other entities. In accordance with the interpretation, business enterprises that represent the primary beneficiary of another entity by retaining a controlling financial interest in that entity’s assets, liabilities, and results of operations must consolidate the entity in their financial statements. Prior to the issuance of FIN 46, consolidation generally occurred when an enterprise controlled another entity through voting interests. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company does not expect FIN 46 to have a material impact on its financial statements.

In April 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 145 “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” As a result of rescinding SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” the requirement that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect is eliminated. The Company reported extraordinary items in 2000 and 2001 as a result of debt extinguishments. The provisions of SFAS 145 that affect the Company are effective for fiscal periods beginning after May 15, 2002, although early adoption of SFAS 145 is permitted. In accordance with the provisions of SFAS No. 145, the Company adopted this pronouncement in the first quarter of 2003. As a result of the adoption of SFAS No. 145 the Company reclassified its extraordinary items recorded in 2000 and 2001 to the other income and expense category of its consolidated statement of operations.

Stock option plans

During the six months ended June 30, 2003, the Company granted stock options under its Second Amended and Restated 1997 Stock Option Plan totaling 61,162 shares of Common Stock at exercise prices ranging from $13.35 to $20.50 per share. In addition, during that period the Company granted stock options under its 2002 Non-Employee Directors’ Plan totaling 29,000 shares of Common Stock at the exercise price of $13.35 per share.

As permitted by Statement of Financial Accounting Standards No. 123, “Accounting for Stock Based Compensation” (SFAS No. 123), the Company has chosen to apply APB Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related interpretations in accounting for its Plans. Accordingly, no compensation cost has been recognized for options granted under the Plans.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The Company’s pro forma net earnings and earnings per share assuming compensation costs had been recognized consistent with the fair value method under SFAS No. 123 were as follows:

	For the Three
	Months Ended		For the Six Months
	June 30,		Ended June 30,

(Dollars in thousands, except per share amounts)	2002	2003	2002	2003

Net income—as reported	$12,601	$18,631	$22,777	$33,085
Deduct: Total stock based employee Compensation expense determined under fair value based method for all awards, net of related tax effects	4,719	828	6,799	1,908

Net income—pro forma	$7,882	$17,803	$15,978	$31,177

Weighted average grant-date fair value	$7.49	$10.37	$7.10	$7.15
Basic earnings per share—as reported	0.27	0.39	0.49	0.70
Basic earnings per share—pro forma	0.17	0.37	0.35	0.66
Diluted earnings per share—as reported	0.25	0.37	0.46	0.66
Diluted earnings per share—pro forma	0.16	0.35	0.33	0.62

Accumulated other comprehensive income

The components of accumulated other comprehensive income at June 30, 2003 consist of cumulative translation adjustment gains of $4,244,000 associated with the Company’s Canadian operations and unrealized losses on available-for-sale securities of $111,000, net of tax.

3. Intangible assets

Amortization expense for intangible assets with finite lives for the six months ended June 30, 2003 was $14,000. Estimated amortization expense for intangible assets for each of the five years commencing January 1, 2003 will be approximately $28,000.

Intangible assets consist of the following:

	As of June 30, 2003

	Gross Carrying	Accumulated
(Dollars in thousands)	Amount	Amortization

Amortized intangible assets
Management services agreements	$1,081	$(146)

Unamortized intangible assets
Goodwill	$211,348
Trademarks	37,875

Total	$249,223

The changes in the carrying amount of goodwill for the Company’s reportable segments for the six months ended June 30, 2003 are as follows:

	Specialty	Outpatient
(Dollars in thousands)	Hospitals	Rehabilitation	All Other	Total

Balance as of December 31, 2002	$84,391	$111,912	$584	$196,887
Goodwill acquired during year	75	12,356	-	12,431
Income tax benefits recognized	-	(2,005)	-	(2,005)
Earn-out payments	-	429	-	429
Translation adjustment	-	3,693	-	3,693
Other	-	(87)	-	(87)

Balance as of June 30, 2003	84,466	$126,298	$584	$211,348

4. Restructuring charges

The following summarizes the Company’s restructuring activity:

	Lease
	Termination
(Dollars in thousands)	Costs	Severance	Total

December 31, 2002	$788	$12	$800
Amounts paid in 2003	(199)	(12)	(211)

June 30, 2003	$589	$-	$589

The Company expects to pay out the remaining lease termination costs through 2005.

5. Segment information

The Company’s segments consist of (i) specialty hospitals and (ii) outpatient rehabilitation. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on Adjusted EBITDA of the respective business units. Adjusted EBITDA is defined as net income (loss) before interest, income taxes, depreciation and amortization and minority interest.

The following table summarizes selected financial data for the Company’s reportable segments:

	Three Months Ended June 30, 2002

	Specialty	Outpatient
(Dollars in thousands)	Hospitals	Rehabilitation	All Other	Total

Net revenue	$152,073	$124,639	$3,560	$280,272
Adjusted EBITDA	17,281	23,075	(6,170)	34,186
Total assets	315,115	330,800	47,518	693,433
Capital expenditures	6,257	2,492	240	8,989

	Three Months Ended June 30, 2003

	Specialty	Outpatient
(Dollars in thousands)	Hospitals	Rehabilitation	All Other	Total

Net revenue	$191,763	$132,047	$2,408	$326,218
Adjusted EBITDA	30,708	23,391	(10,060)	44,039
Total assets	293,106	333,686	111,068	737,860
Capital expenditures	4,529	1,790	1,914	8,233

	Six Months Ended June 30, 2002

	Specialty	Outpatient
(Dollars in thousands)	Hospitals	Rehabilitation	All Other	Total

Net revenue	$300,901	$244,333	$6,958	$552,192
Adjusted EBITDA	32,948	44,123	(12,829)	64,242
Total assets	315,115	330,800	47,518	693,433
Capital expenditures	12,440	4,927	581	17,948

	Six Months Ended June 30, 2003

	Specialty	Outpatient
(Dollars in thousands)	Hospitals	Rehabilitation	All Other	Total

Net revenue	$375,191	$257,622	$5,712	$638,525
Adjusted EBITDA	56,194	42,894	(16,697)	82,391
Total assets	293,106	333,686	111,068	737,860
Capital expenditures	7,416	4,530	3,260	15,206

A reconciliation of Adjusted EBITDA to net income is as follows:

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,

(Dollars in thousands)	2002	2003	2002	2003

Adjusted EBITDA	$34,186	$44,039	$64,242	$82,391
Depreciation and amortization	(6,180)	(7,192)	(12,206)	(14,706)
Interest income	136	156	207	342
Interest expense	(6,815)	(5,622)	(13,593)	(12,048)
Minority interest	(570)	(713)	(1,173)	(1,537)
Income tax expense	(8,156)	(12,037)	(14,700)	(21,357)

Net income	$12,601	$18,631	$22,777	$33,085

6. Net income per share

The following table sets forth for the periods indicated the calculation of net income per share in the Company’s consolidated statement of operations and the differences between basic weighted average shares outstanding and diluted weighted average shares outstanding used to compute diluted earnings per share:

	Three Months Ended		Six Months Ended
	June 30,		June 30,

(Dollars in thousands, except per share data)	2002	2003	2002	2003

Numerator:
Net income	$12,601	$18,631	$22,777	$33,085

Denominator:
Denominator for basic earnings per share—weighted average shares	46,442	47,527	46,262	47,339
Effect of dilutive securities:
a) Stock options	1,884	2,696	1,706	2,074
b) Warrants	1,143	464	1,086	589

Denominator for diluted earnings per share-adjusted weighted average shares and assumed conversions	49,469	50,687	49,054	50,002

Basic income per common share:	$0.27	$0.39	$0.49	$0.70
Diluted income per common share:	$0.25	$0.37	$0.46	$0.66

7. Supplemental disclosures of cash flow information

Non-cash investing and financing activities are comprised of the following for the six months ended June 30, 2003 and 2002:

(Dollars in thousands)	2002	2003

Notes issued with acquisitions	$1,380	$316
Tax benefit of stock option exercises	2,192	391

8. Commitments and contingencies

Other

In February 2002, PHICO Insurance Company (“PHICO”), at the request of the Pennsylvania Insurance Department, was placed in liquidation by an order of the Commonwealth Court of Pennsylvania (“Liquidation Order”). The Company had placed its primary malpractice insurance coverage through PHICO from June 1998 through December 2000. In January 2001, these policies were replaced by policies issued with other insurers. Currently, the Company has approximately 13 unsettled cases in seven states from the policy years covered by PHICO issued policies. The Liquidation Order refers these claims to the various state guaranty associations. These state guaranty association statutes generally provide for coverage between $100,000-$300,000 per insured claim, depending upon the state. Some states also have catastrophic loss funds to cover settlements in excess of the available state guaranty funds. Most state insurance guaranty statutes provide for net worth and residency limitations that, if applicable, may limit or prevent the Company from recovering from these state guaranty association funds. At this time, the Company believes that it will meet the requirements for coverage under most of the applicable state guarantee association statutes, and that the resolution of these claims will not have a material adverse effect on the Company’s financial position, cash flow or results of operations. However, because the rules related to state guaranty association funds are subject to interpretation, and because these claims are still in the process of resolution, the Company’s conclusions may change as this process progresses.

The Company is subject to legal proceedings and claims that have arisen in the ordinary course of its business and have not been finally adjudicated, which include malpractice claims covered (subject to the above discussion regarding PHICO Insurance Company) under the Company’s insurance policy. In the opinion of management, the outcome of these actions will not have a material adverse effect on the financial position or results of operations of the Company.

9. Subsequent events

On June 30, 2003, the Company signed a definitive agreement to acquire the stock of Kessler Rehabilitation Corporation for approximately $228.1 million in cash and approximately $1.9 million of assumed indebtedness. On July 29, 2003, the Company agreed to sell $175.0 million of 7 1/2% Senior Subordinated Notes (the “Notes”) due 2013. The closing of the sale of the Notes is subject to satisfaction of customary closing conditions and is scheduled to occur on August 12, 2003. The Company intends to use the proceeds of the Notes offering, together with existing cash and, to the extent necessary, borrowings under the Company’s senior credit facility, to complete the acquisition of Kessler Rehabilitation Corporation (the “Kessler Acquisition”). If the Kessler Acquisition is not completed by November 27, 2003, the Notes must be redeemed at 101% of their principal amount plus accrued interest.

10. Financial information for Subsidiary Guarantors and Non-Guarantor Subsidiaries

The Company conducts a significant portion of its business through its subsidiaries. Presented below is condensed consolidating financial information for the Company, the Subsidiary Guarantors and the Non-Guarantor Subsidiaries at June 30, 2003 and for the six months ended June 30, 2003 and 2002.

On January 1, 2003, the Company purchased the outstanding minority interests of Rehab Advantage Therapy Services, LLC and Select Management Services, LLC. The operations of these businesses through January 1, 2003 have been included as Non-Guarantor Subsidiaries. The operations of the businesses (through a 100% owned subsidiary) commencing on January 1, 2003 have been included as Guarantor Subsidiaries.

The equity method has been used by the Company with respect to investments in subsidiaries. The equity method has been used by Subsidiary Guarantors with respect to investments in Non-Guarantor Subsidiaries. Separate financial statements for Subsidiary Guarantors are not presented.

The following table sets forth the Non-Guarantor Subsidiaries at June 30, 2003:

          Canadian Back Institute Limited

          Kentucky Orthopedic Rehabilitation, LLC.
          Medical Information Management Systems, LLC.
          Metro Therapy, Inc.
          Millennium Rehab Services, LLC.
          Select Specialty Hospital—Central Pennsylvania, L.P.
          Select Specialty Hospital—Houston, L.P.
          Select Specialty Hospital—Mississippi Gulf Coast, Inc.
          TJ Corporation I, LLC.

Select Medical Corporation

Condensed consolidating balance sheet

June 30, 2003

	Select Medical
	Corporation		Non-
	(Parent	Subsidiary	Guarantor
(Dollars in thousands)	Company Only)	Guarantors	Subsidiaries	Eliminations		Consolidated

Assets
Current Assets:
Cash and cash equivalents	$62,820	$26,022	$2,509	$-		$91,351
Accounts receivable, net	(30)	164,854	34,899	-		199,723
Current deferred tax asset	7,722	31,102	3,234	-		42,058
Other current assets	2,274	12,097	2,894	-		17,265

Total Current Assets	72,786	234,075	43,536	-		350,397
Property and equipment, net	8,476	85,130	18,815	-		112,421
Investment in affiliates	333,922	59,551	-	(393,473	) (a)	-
Goodwill	5,854	158,439	47,055	-		211,348
Trademark	-	37,875	-	-		37,875
Other intangibles	-	935	-	-		935
Non-current deferred tax asset	(582)	(420)	8,264	-		7,262
Other assets	11,758	5,209	655	-		17,622

Total Assets	$432,214	$580,794	$118,325	$(393,473)		$737,860

Liabilities and Stockholders’ Equity
Current Liabilities:
Bank overdrafts	$6,765	$-	$-	$-		$6,765
Current portion of long-term debt and notes payable	570	20,951	655	-		22,176
Accounts payable	1,394	29,608	5,718	-		36,720
Intercompany accounts	15,217	(22,519)	7,302	-		-
Accrued payroll	911	34,091	123	-		35,125
Accrued vacation	2,190	13,387	1,557	-		17,134
Accrued restructuring	-	589	-	-		589
Accrued other	21,354	21,531	2,578	-		45,463
Income taxes	2,546	11,879	(5,508)	-		8,917
Due to third party payors	(3,587)	37,353	(2,328)	-		31,438

Total Current Liabilities	47,360	146,870	10,097	-		204,327
Long-term debt, net of current portion	58,315	96,604	46,848	-		201,767

Total liabilities	105,675	243,474	56,945	-		406,094
Commitments and Contingencies
Minority interest in consolidated subsidiary companies	-	375	4,852	-		5,227
Stockholders’ Equity:
Common stock	481	-	-	-		481
Capital in excess of par	238,685	-	-	-		238,685
Retained earnings	83,240	105,021	27,719	(132,740	) (b)	83,240
Subsidiary investment	-	231,924	28,809	(260,733	) (a)	-
Accumulated other comprehensive income	4,133	-	-	-		4,133

Total Stockholders’ Equity	326,539	336,945	56,528	(393,473)		326,539

Total Liabilities and Stockholders’ Equity	$432,214	$580,794	$118,325	$(393,473)		$737,860

(a) Elimination of investments in subsidiaries.

(b) Elimination of investments in subsidiaries’ earnings.

Select Medical Corporation

Condensed consolidating statement of operations

For the six months ended June 30, 2003

	Select Medical		Non-
	Corporation (Parent	Subsidiary	Guarantor
(Dollars in thousands)	Company Only)	Guarantors	Subsidiaries	Eliminations		Consolidated

Net operating revenues	$5,005	$527,933	$105,587	$-		$638,525

Costs and expenses:
Cost of services	-	422,424	88,063	-		510,487
General and administrative	21,127	-	-	-		21,127
Bad debt expense	-	21,244	3,276	-		24,520
Depreciation and amortization	1,374	11,383	1,949	-		14,706

Total costs and expenses	22,501	455,051	93,288	-		570,840

Income (loss) from operations	(17,496)	72,882	12,299	-		67,685
Other income and expense:
Intercompany interest and royalty fees	11,964	(11,974)	10	-		-
Intercompany management fees	(31,646)	30,032	1,614	-		-
Interest income	(180)	(162)	-	-		(342)
Interest expense	3,633	5,833	2,582	-		12,048

Income (loss) before minority interests and income taxes	(1,267)	49,153	8,093	-		55,979
Minority interest in consolidated subsidiary companies	-	123	1,414	-		1,537

Income (loss) before income taxes	(1,267)	49,030	6,679	-		54,442
Income tax expense	138	19,235	1,984	-		21,357
Equity in earnings of subsidiaries	34,490	1,709	-	(36,199	)(a)	-

Net income	$33,085	$31,504	$4,695	$(36,199)		$33,085

(a) Elimination of equity in net income (loss) from consolidated subsidiaries.

Select Medical Corporation

Condensed consolidating statement of cash flows

For the six months ended June 30, 2003

	Select
	Medical
	Corporation
	(Parent		Non-
	Company	Subsidiary	Guarantor
(Dollars in thousands)	Only)	Guarantors	Subsidiaries	Eliminations		Consolidated

Operating activities
Net income	$33,085	$31,504	$4,695	$(36,199	) (a)	$33,085
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,374	11,383	1,949	-		14,706
Provision for bad debts	-	21,244	3,276	-		24,520
Minority interests	-	123	1,414	-		1,537
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Equity in earnings of subsidiaries	(34,490)	(1,709)	-	36,199	(a)	-
Intercompany	65,326	(58,239)	(7,087)	-		-
Accounts receivable	(255)	19,401	(1,266)	-		17,880
Other current assets	614	(387)	199	-		426
Other assets	177	298	386	-		861
Accounts payable	(1,143)	(154)	29	-		(1,268)
Due to third-party payors	8,049	(4,950)	2,163	-		5,262
Accrued expenses	3,099	1,865	2,158	-		7,122
Income taxes	(11,063)	-	(1,796)	-		(12,859)

Net cash provided by operating activities	64,773	20,379	6,120	-		91,272

Investing activities
Purchases of property and equipment, net	(3,247)	(9,385)	(2,574)	-		(15,206)
Proceeds from disposal of assets	2,400	-	-	-		2,400
Earnout payments	-	(429)	-	-		(429)
Acquisition of businesses, net of cash acquired	-	(3,596)	(190)	-		(3,786)

Net cash used in investing activities	(847)	(13,410)	(2,764)	-		(17,021)

Financing activities
Intercompany debt reallocation	7,800	(6,855)	(945)	-		-
Net repayments on credit facility debt	(32,402)	-	(1,789)	-		(34,191)
Principal payments on seller and other debt	-	(2,114)	-	-		(2,114)
Proceeds from issuance of common stock	2,125	-	-	-		2,125
Repayment of bank overdrafts	(4,356)	-	-	-		(4,356)
Distributions to minority interests	-	-	(775)	-		(775)

Net cash used in financing activities	(26,833)	(8,969)	(3,509)	-		(39,311)

Effect of exchange rate changes on cash and cash equivalents	349	-	-	-		349

Net increase (decrease) in cash and cash equivalents	37,442	(2,000)	(153)	-		35,289
Cash and cash equivalents at beginning of period	25,378	28,022	2,662	-		56,062

Cash and cash equivalents at end of period	$62,820	$26,022	$2,509	$-		$91,351

(a) Elimination of equity in earnings of subsidiary.

Select Medical Corporation

Condensed consolidating statement of operations

For the six months ended June 30, 2002

	Select Medical
	Corporation		Non-
	(Parent	Subsidiary	Guarantor
(Dollars in thousands)	Company Only)	Guarantors	Subsidiaries	Eliminations		Consolidated

Net operating revenues	$6,502	$447,326	$98,364	$-		$552,192

Costs and expenses:
Cost of services	-	369,233	80,685	-		449,918
General and administrative	19,012	-	-	-		19,012
Bad debt expense	-	15,820	3,200	-		19,020
Depreciation and amortization	827	8,833	2,546	-		12,206

Total costs and expenses	19,839	393,886	86,431	-		500,156

Income (loss) from operations	(13,337)	53,440	11,933	-		52,036
Other income and expense:
Intercompany interest and royalty fees	10,567	(10,863)	296	-		-
Intercompany management fees	(24,735)	23,373	1,362	-		-
Interest income	(167)	(40)	-	-		(207)
Interest expense	3,684	7,666	2,243	-		13,593

Income (loss) before minority interests and income taxes	(2,686)	33,304	8,032	-		38,650
Minority interest in consolidated subsidiary companies	-	6	1,167	-		1,173

Income (loss) before income taxes	(2,686)	33,298	6,865	-		37,477
Income tax expense (benefit)	(1,308)	14,727	1,281	-		14,700
Equity in earnings of subsidiaries	24,155	4,032	-	(28,187	)(a)	-

Net income	$22,777	$22,603	$5,584	$(28,187)		$22,777

(a) Elimination of equity in net income (loss) from consolidated subsidiaries.

Select Medical Corporation

Condensed consolidating statement of cash flows

For the six months ended June 30, 2002

	Select Medical
	Corporation		Non-
	(Parent Company	Subsidiary	Guarantor
(Dollars in thousands)	Only)	Guarantors	Subsidiaries	Eliminations		Consolidated

Operating activities
Net income	$22,777	$22,603	$5,584	$(28,187	) (a)	$22,777
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	827	8,833	2,546	-		12,206
Provision for bad debts	-	15,820	3,200	-		19,020
Minority interests	-	6	1,167	-		1,173
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Equity in earnings of subsidiaries	(24,155)	(4,032)	-	28,187	(a)	-
Intercompany	(20,800)	25,868	(5,068)	-		-
Accounts receivable	(124)	(30,108)	(5,663)	-		(35,895)
Other current assets	(461)	(739)	(40)	-		(1,240)
Other assets	1,150	(862)	1,268	-		1,556
Accounts payable	(1,870)	(250)	(259)	-		(2,379)
Due to third-party payors	(237)	12,842	2,021	-		14,626
Accrued expenses	670	7,489	(1,277)	-		6,882
Income taxes	13,323	-	(1,574)	-		11,749

Net cash provided by (used in) operating activities	(8,900)	57,470	1,905	-		50,475

Investing activities
Purchases of property and equipment, net	(561)	(14,870)	(2,517)	-		(17,948)
Earnout payments	-	(536)	-	-		(536)
Acquisition of businesses, net of cash acquired	-	(3,303)	-	-		(3,303)

Net cash used in investing activities	(561)	(18,709)	(2,517)	-		(21,787)

Financing activities
Intercompany debt reallocation	34,114	(36,852)	2,738	-		-
Net repayments on credit facility debt	(11,640)	-	(1,341)	-		(12,981)
Principal payments on seller and other debt	(370)	(3,577)	-	-		(3,947)
Proceeds from issuance of common stock	3,893	-	-	-		3,893
Proceeds from bank overdrafts	3,624	-	-	-		3,624
Payment of deferred financing costs	(67)	-	-	-		(67)
Distributions to minority interests	-	-	(1,151)	-		(1,151)

Net cash provided by (used in) financing activities	29,554	(40,429)	246	-		(10,629)

Effect of exchange rate changes on cash and cash equivalents	72	-	-	-		72

Net increase (decrease) in cash and cash equivalents	20,165	(1,668)	(366)	-		18,131
Cash and cash equivalents at beginning of period	559	8,086	2,058	-		10,703

Cash and cash equivalents at end of period	$20,724	$6,418	$1,692	$-		$28,834

(a) Elimination of equity in earnings of subsidiary.

Report of independent accountants

To the Stockholder and Board of Directors of
Kessler Rehabilitation Corporation and Subsidiaries:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, changes in stockholder’s equity and cash flows present fairly, in all material respects, the financial position of Kessler Rehabilitation Corporation and its subsidiaries (the “Company”) at December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company adopted SFAS No. 142, “Goodwill and other Intangible Assets” which changed the method of accounting for goodwill and other intangible assets effective January 1, 2002.

/s/ PRICEWATERHOUSECOOPERS LLP

March 20, 2003, except as to Note 15,
which is as of July 7, 2003

Kessler Rehabilitation Corporation and Subsidiaries

Consolidated balance sheet

As of December 31, 2002

2002

Assets
Current assets:
Cash and cash equivalents	$24,286,087
Accounts receivable, less allowance for doubtful accounts of $12,330,000	46,824,808
Deferred income taxes	7,249,895
Income taxes receivable	—
Other current assets	4,599,309

Total current assets	82,960,099
Investments in joint ventures	2,428,550
Property, plant, and equipment, net	61,740,501
Prepaid pension expense	18,020,139
Goodwill, net	24,348,743
Deferred income taxes	3,317,889
Other assets	1,068,165

Total assets	$193,884,086

Liabilities and Stockholder’s Equity
Current liabilities:
Current portion of long-term debt	$3,368,522
Accounts payable	4,267,137
Accrued salaries	12,481,247
Other accrued expenses	7,779,368
Due to third-party payors	6,260,987
Income taxes payable	1,803,313

Total current liabilities	35,960,574
Long-term debt, net of current portion	36,773,100
Deferred income taxes	—
Other long-term liabilities	1,428,342

Total liabilities	74,162,016

Stockholder’s Equity:
Preferred stock, $.01 par value, 100,000 shares authorized, none issued
Common stock, $.01 par value, 1,500,000 shares authorized, 150,000 shares issued and outstanding	1,500
Additional paid-in capital	114,430,058
Retained earnings	5,860,138
Accumulated other comprehensive loss	(569,626)

Total stockholder’s equity	119,722,070

Total liabilities and stockholder’s equity	$193,884,086

The accompanying notes are an integral part of this consolidated financial statement.

Kessler Rehabilitation Corporation and Subsidiaries

Consolidated statements of operations

For the year ended December 31, 2002

2002

Revenue	$227,634,540

Operating expenses:
Salaries and wages	112,480,348
Employee benefits and taxes	22,745,892
Other operating expenses	48,470,164
Depreciation and amortization	8,442,699
Provision for uncollectible accounts	9,765,200

Total operating expenses	201,904,303

Operating income	25,730,237
Investment income, net	293,813
Interest expense	(2,324,032)
Equity in losses from joint ventures	(1,635,963)
Other expense, net	(150,691)

Income from operations before income taxes and cumulative effect of accounting change	21,913,364
Provision for income taxes	9,400,570

Income from operations before cumulative effect of accounting change	12,512,794
Cumulative effect of accounting change, net of income taxes	(25,314,440)

Net loss	$(12,801,646)

The accompanying notes are an integral part of this consolidated financial statement.

Kessler Rehabilitation Corporation and Subsidiaries

Consolidated statement of changes in stockholder’s equity

For the year ended December 31, 2002

					Accumulated
	Common Stock		Additional		Other
			Paid-in	Retained	Comprehensive
	Shares	Amount	Capital	Earnings	Loss	Total

Balance at January 1, 2002	150,000	$1,500	$114,430,058	$18,661,784	$-	$133,093,342
Net loss	-	-	-	(12,801,646)	-	(12,801,646)
Change in fair value of derivatives	-	-	-	-	(569,626)	(569,626)

Balance at December 31, 2002	150,000	$1,500	$114,430,058	$5,860,138	$(569,626)	$119,722,070

The accompanying notes are an integral part of this consolidated financial statement.

Kessler Rehabilitation Corporation and Subsidiaries

Consolidated statement of cash flows

For the year ended December 31, 2002

2002

Cash flows from operating activities:
Net loss	$(12,801,646)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for uncollectible accounts	9,765,200
Depreciation and amortization	8,442,699
Deferred income taxes	1,339,304
Equity in losses from joint ventures	1,635,963
Gain on sale of property, plant and equipment	(463,155)
Cumulative effect of accounting change	25,314,440
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(16,908,593)
Due to third-party payors	412,644
Other current assets	(258,308)
Prepaid pension expense	1,466,208
Other assets	(186,432)
Accounts payable and accrued expenses	1,446,414
Income taxes	3,010,151
Other long-term liabilities	(477,931)

Net cash flow provided by operating activities	21,736,958

Cash flows from investing activities:
Purchases of property, plant and equipment	(12,438,255)
Proceeds on sale of property and equipment	594,135
Acquisition of businesses, net of deferred payments	(2,429,271)
Cash paid for investments in joint ventures	(385,600)

Net cash used in investing activities	(14,658,991)

Cash flows from financing activities:
Principal payments on long-term debt	(3,757,478)

Net cash used in financing activities	(3,757,478)

Net increase in cash and cash equivalents	3,320,489
Cash and cash equivalents— beginning of year	20,965,598

Cash and cash equivalents— end of year	$24,286,087

Supplemental Disclosures of Cash Flow Information:
Interest paid	$2,294,200
Income taxes paid, net	$5,051,115
Supplemental Disclosure of Non-Cash Financing Activities:
Notes issued and deferred payments related to acquisitions	$650,000

The accompanying notes are an integral part of this consolidated financial statement.

Kessler Rehabilitation Corporation and Subsidiaries

Notes to consolidated financial statements

1. General

The company

Kessler Rehabilitation Corporation (“KRC”) through its wholly-owned subsidiaries and joint venture arrangements (collectively, the “Company”), operates inpatient and outpatient rehabilitation facilities, a skilled nursing facility and a durable medical equipment company, which are located throughout the eastern region of the United States. The Company also provides rehabilitation management and contract therapy services to third party institutions. The Company was formed on December 27, 1996 under the General Corporation Law of Delaware, in order to effect an overall corporate reorganization of certain predecessor operating companies, (the “Predecessor”). The primary result of the reorganization was the conversion of the not-for-profit, tax exempt entities of the Predecessor to for-profit, taxable entities effective January 1, 1998.

The Henry H. Kessler Foundation, Inc. (the “Foundation”), which is a voluntary, not-for-profit corporation, is the sole stockholder of the Company. The Foundation solicits contributions for charitable, scientific, and educational purposes, and performs various research activities. In addition, the Foundation is the sole member of a not-for-profit company, Kessler Medical Rehabilitation Research and Education Corp. (“KMRREC”).

2. Summary of significant accounting policies

Basis of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. The effects of intercompany balances and transactions have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates relate to accounts receivable allowances, amounts due to third-party payors and amounts reported as impaired goodwill. Actual results may differ from those estimates.

Revenue recognition

The Company provides the majority of its services to patients under contractual arrangements with third-party payors (Medicare, Medicaid and commercial insurance). Net patient service revenue is reported at the estimated net realizable amounts from patients, third-party payors, and others for services rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payors which are subject to final review and settlement. The Company estimates contractual adjustments from other third-party payors based on historical experience and the terms of payor contracts or governmental reimbursement regulations.

Rental revenue of durable medical equipment, which is billed monthly, is recognized when earned.

Cash and cash equivalents

Cash and cash equivalents include highly liquid short-term investments with original maturities of three months or less.

Inventories

Inventories are valued at the lower of cost (determined using first-in, first-out and average cost methods) or market. Inventories, which primarily consist of drugs, supplies, and durable medical equipment, are included in other current assets in the consolidated balance sheets.

Investments in joint ventures

Investments in 50-percent-or-less-owned joint ventures or majority-owned investments that the Company does not control but has significant influence are accounted for under the equity method of accounting.

Property, plant and equipment

Property, plant and equipment, including certain revenue producing equipment and leasehold improvements, are recorded at cost. Leasehold improvements are amortized over the shorter of the terms of the related leases or the estimated useful lives of the assets. The Company provides for depreciation of land improvements, plant and equipment, including revenue producing equipment, on a straight-line basis over their estimated useful lives. When assets are retired or otherwise disposed of, the cost and the related depreciation are reversed from the accounts, and any gain or loss is reflected in current operations. Repairs and maintenance expenditures are expensed as incurred.

Concentration of credit risk

Concentration of credit risk exists with cash and cash equivalents and accounts receivable (see Note 4). For cash balances held greater than the FDIC insured amount, the Company assumes a certain degree of associated risk. However, the Company places its cash and cash equivalents with high credit quality institutions. Substantially all cash and cash equivalents are currently with three financial institutions.

Accounting for impairment and disposal of long-lived assets

In August 2001, the Financial Accounting Standard Board (“FASB”) issued Statement of Financial Accounting Standards No. 144 “Accounting for Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), which superseded SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” SFAS 144 further refined SFAS 121’s requirement that companies recognized an impairment loss if the carrying amount of a long-lived asset is not recoverable based on its undiscounted future cash flows and measure an impairment loss as the difference between the carrying amount and fair value of the asset. In addition, SFAS 144 provides guidance on accounting and disclosure issues surrounding long-lived assets to be disposed of by sale. SFAS 144 also extends the presentation of discontinued operations to include more disposal transactions. SFAS 144 is effective for fiscal years beginning after December 15, 2001. The Company’s adoption of SFAS 144 on January 1, 2002 did not result in any impairment loss being recorded.

Goodwill and other intangible assets

In June 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), which broadens the criteria for recording intangible assets separate from goodwill. SFAS 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under a non-amortization approach, goodwill and certain intangibles are not amortized into results of operations, but instead are reviewed for impairment and an impairment charge is recorded in the periods in which the recorded carrying value of goodwill and certain intangibles is more than its estimated fair value. The Company adopted SFAS 142 on January 1, 2002. The provisions of SFAS 142 require that a transitional impairment test be performed as of the beginning of the year the pronouncement is adopted. The provisions of SFAS 142 also require that a goodwill impairment test be performed annually and on the occasion of other events that indicate a potential impairment. The new criteria for recording intangible assets separate from goodwill did not require any reclassification in the Company’s consolidated financial statements except relating to assembled workforce (see Note 3).

The Company’s transition impairment test indicated that there was an impairment of goodwill and intangible assets upon adoption of SFAS 142. The impairment test is a two step process that begins with the estimation of the fair value for each reporting unit (as described in SFAS 142). A reporting unit represents components of the Company’s operating segments for which discreet financial information is available and management of such segments regularly reviews such financial information. The first step screens for potential impairment and the second step measures the amount of the impairment. As part of the first step to assess potential impairment, management compared the estimate of fair value of each reporting unit to the book value of each reporting unit’s net assets. If the book value of net asset is greater than their estimated fair value, management proceeds to the second step to measure the impairment. The second step compares the implied fair value of goodwill with its carrying value. The implied fair value of goodwill is determined by allocating the fair value of the reporting units to all of the assets and liabilities of each unit as if each reporting unit had been acquired in a business combination and the fair value of each reporting unit was the purchase price paid to acquire each reporting unit. The excess of the fair value of each reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. If the carrying amount of each reporting unit’s goodwill is greater than its implied fair value, an impairment loss is recognized in the amount of such excess.

Based on the results of the transitional impairment tests, the Company determined that an impairment loss relating to goodwill and intangible assets had occurred and recorded a non-cash charge of approximately $32.5 million as cumulative effect of accounting change in the accompanying consolidated statement of operations for the year ended December 31, 2002. Such amounts include approximately $180,000, representing the Company’s share of the impairment of goodwill recorded by the Company’s joint venture, Kessler/ Adventist Rehabilitation Services, LLC (“KARS”) (see Note 10) and $58,000 related to the impairment of intangible assets (see Note 3). The Company recorded a deferred tax benefit of approximately $7.2 million resulting from this non-cash charge.

In addition, as a result of adopting SFAS 142, $1.3 million (net of $500,000 of accumulated amortization) of assembled work force was reclassified from an identifiable intangible asset to goodwill.

Income taxes

The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the tax bases of assets and liabilities and their financial reporting amounts for all of its subsidiaries at each year-end based on the enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized (see Note 7).

Other recent accounting pronouncements

SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), as amended by SFAS No. 148, “Accounting for Stock-Based Compensation— Transition and Disclosure and amendment of FASB Statement No. 123” (“SFAS 148”) encourages, but does not require, companies to record compensation cost for stock-based compensation plans at fair value. In addition, SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation, and amends the disclosure requirements of SFAS 123 to require prominent disclosures in financial statements about the method of accounting for stock-based employee compensation and the effect of the methods used on reported results.

The Company has chosen to adopt the disclosure only provisions of SFAS 148 and continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations. The Company’s stock option plans are described in Note 9.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 requires a guarantor to recognize a liability, at the inception of the guarantee, for the fair value of obligations it has undertaken in issuing the guarantee and also include more detailed disclosures with respect to guarantees. FIN 45 is effective on a prospective basis for guarantees issued or modified starting January 1, 2003 and requires the additional disclosures in the financial statements effective for the period ended December 31, 2002. The Company will adopt the initial recognition and initial measurement provisions of FIN 45 effective January 1, 2003.

In January 2003, FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46”). The primary objective of FIN 46 is to provide guidance on the identification of, and financial reporting for, entities over which control is achieved through means other than voting rights; such entities are known as variable-interest entities (“VIEs”). Although the FASB’s initial focus was on special-purpose entities (“SPEs”), the final guidance applies to a wide range of entities. FIN 46 has far-reaching effects and applies to new entities that are created after the effective date, as well as applies to existing entities. Guidance under FIN 46 will provide for the determination of (1) whether consolidation is required under the “controlling financial interest” model of Accounting Research Bulletin No. 51 (“ARB 51”), “Consolidated Financial Statements,” or other existing authoritative guidance, or alternatively, (2) whether the variable-interest model under FIN 46 should be used to account for existing and new entities. Management is currently evaluating the effect of the adoption of FIN 46 on the Company’s consolidated results of operations and financial position.

Comprehensive income

SFAS No. 130 “Reporting Comprehensive Income” (“SFAS 130”), requires that a full set of general-purpose financial statements report comprehensive income (loss) and its components. Comprehensive income (loss) includes net income, foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on certain investments in debt and equity securities. If an entity has only net income, it is not required to report comprehensive income. SFAS 130 encourages reporting comprehensive income (loss) in either a combined statement of income and comprehensive income or in a separate statement of comprehensive income (loss). SFAS 130 also states that an enterprise shall disclose the amount of income tax expense or benefit allocated to each component of other comprehensive income (including reclassification adjustments), either on the face of the statement in which those components are displayed or in the notes thereto. Other comprehensive loss for the year ended December 31, 2002, related to the change in fair value of derivative instruments (see Note 6) of $569,626, net of tax benefit of $393,386. Total comprehensive loss for the year ended December 31, 2002 was $13,371,272.

Financial instruments

SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), as amended by SFAS No. 138, requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. Changes in the fair value of those instruments will be reported in earnings or other comprehensive income depending on the use of the derivative and whether the derivative is being used to hedge changes in fair value or cash flows. The accounting for gains and losses associated with changes in the fair value of the derivative and the effect on the consolidated financial statement will depend on its hedge designation and whether the hedge is highly effective in achieving offsetting changes in the fair value of cash flows of the asset or liability hedged. The Company holds derivative financial instruments in accordance with its credit facility loans, as described in Note 6. The Company does not hold or issue derivative financial instruments for trading purposes.

Reclassifications

Certain reclassifications have been made to amounts previously reported to conform to the current year presentation.

3. Business acquisitions

In July 2001, the FASB issued SFAS No. 141, “Business Combinations” (“SFAS 141”), which requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting. The provisions of SFAS 141 have been adopted for any business combination consummated after June 30, 2001. Goodwill acquired in a business combination for which the acquisition date is after June 30, 2001 has not been amortized in accordance with SFAS 141.

During 2002, the Company acquired the assets of several companies that provide physical and occupational rehabilitation services. Additionally, during 2002, the Company acquired the remaining 50% equity interest the Company did not own in the joint venture KR/ BTF, LLC (“KR/BTF”) from its joint venture partner, Bally Total Fitness Clinics, Inc. (see Note 10). The combined purchase price for these acquisitions approximated $3.1 million (approximately $2.4 million was paid in cash and $650,000 through the issuance of notes). These acquisitions have been accounted for under the purchase method of accounting. Accordingly, the excess of the purchase price over the fair value of net assets acquired of $2.4 million has been recorded as goodwill as of December 31, 2002. The historical financial statements of the Company include the results of operations of each acquired company effective on the date of each respective acquisition.

In connection with the acquisition of Community Rehabilitation Centers, Inc. (“CRC”) during 2001, the Company incurred approximately $1,084,000 representing incremental costs to exit certain activities at CRC locations, including approximately $986,000 associated with workforce reductions. Approximately $933,000 were paid in connection with these obligations cumulatively through 2002. The remaining obligation of $151,000 is expected to be paid during 2003.

The changes in the gross carrying amount of goodwill for the year ended December 31, 2002 are as follows:

2002

Balance as of January 1	$54,959,541
Loss on impairment	(32,302,000)
Additional goodwill in connection with acquisitions	5,890,152

Balance as of December 31	28,547,693
Less: accumulated amortization	4,198,950

Goodwill, net	$24,348,743

Included in other non-current assets at December 31, 2002, are intangible assets which consist of the following:

	Weighted	December 31, 2002
Average
	Amortization		Accumulated
	Period	Cost	Amortization	Net

Non-compete agreements	2	$1,092,000	$986,321	$105,679

The increase of $42,000 in the cost of intangible assets in 2002 resulted from the net effects of: (a) $100,000 increase related to an acquisition consummated in 2002 and (b) $58,000 decrease representing an impairment charge resulting from the implementation of FAS 142 (see Note 2). Amortization expense related to the other intangible assets was approximately $540,000 for the year ended December 31, 2002.

The estimated amortization expense related to other intangible assets for each of the succeeding fiscal years after December 31, 2002, is as follows:

2003	$86,929
2004	18,750

Total	$105,679

4. Reimbursement arrangements

The Company has agreements with third-party payors that provide for payments to the Company at amounts different from its established rates. A summary of the payment arrangements with major third-party payors follows:

Inpatient services rendered to Medicare beneficiaries at the Company’s rehabilitation hospitals are reimbursed based upon a prospective payment system (“PPS”) for patients discharged on or after January 1, 2002. Under PPS, rates will vary according to a patient classification system, as defined by the program, which is based on clinical, diagnostic and other factors. Services rendered to such Medicare beneficiaries prior to January 1, 2002 were reimbursed under a cost reimbursement methodology. Inpatient and outpatient services at the Company’s rehabilitation hospitals provided to Medicaid beneficiaries are reimbursed under a cost reimbursement methodology.

Under the cost reimbursement methodology for Medicare and Medicaid, tentative reimbursement rates are subject to a final settlement determined after submission of an annual cost report and audits thereof by the Medicare and Medicaid fiscal intermediaries. Medicare and Medicaid cost reports for the Company’s hospitals have been audited through December 31, 1999.

Inpatient services rendered to Medicaid program beneficiaries are reimbursed under a prospective cost reimbursement methodology for the Company’s nursing home. The tentative reimbursement rate is subject to a final settlement determined after submission of an annual cost report and audits thereof by the Medicaid fiscal intermediary. The Company’s nursing home is reimbursed for services provided to Medicare beneficiaries under a prospective payment methodology.

For Medicare outpatient therapy and physician services, the Company is paid according to the Medicare Physician Fee Schedule.

The amounts due to third-party payors by the Company at December 31, 2002 of $6,260,987 consist of estimated settlement amounts relating to Medicare and Medicaid open cost reports from 1997 through 2002, and refunds due to insurance companies.

The Company also sells and rents durable medical equipment to Medicare and Medicaid beneficiaries at the third-party payors’ published allowable rates. All other customers are billed at list price less a price discount.

The Company has also entered into payment agreements with certain insurance companies. The basis for payment to the Company under the terms of the agreements are discounts from established charges.

The Company grants credit without collateral to its customers, most of whom are insured under third-party payor agreements. Patient accounts receivable at December 31, 2002 before allowances for uncollectible accounts, consists of approximately the following:

2002

Medicare and Medicaid	25%
Commercial insurance (including workers compensation)	55%
Self pay, contract and other	20%

100%

Net revenue for the year ended December 31, 2002 consists of the following:

2002

Medicare and Medicaid	43%
Commercial insurance (including workers compensation)	47%
Self pay, contract and other	10%

100%

The Company received settlement adjustments from the Medicare and Medicaid programs in 2002 in connection with various cost reports filed for prior fiscal years. The Company has recognized settlements in the amount of $2,360,219 in 2002 in the consolidated statements of operations.

5. Property, plant and equipment

Property, plant and equipment as of December 31, 2002 consists of the following:

		Depreciable
	2002	Life

Land and land improvements	$7,632,191	5-20 years
Buildings and building service equipment	65,241,457	5-40 years
Fixed equipment	17,096,432	5-20 years
Major movable equipment and computer software	37,437,301	5-25 years
Revenue producing equipment	2,500,974	3 years
Leasehold improvements	3,015,972	5-10 years

	132,924,327
Less: accumulated depreciation and amortization	76,018,908

	56,905,419
Capital projects in progress	4,835,082

	$61,740,501

Depreciation and amortization expense related to property, plant and equipment for the year ended December 31, 2002 amounted to $7,903,116. Accumulated amortization on leasehold improvements was approximately $853,000 at December 31, 2002.

6. Long-term debt

Long-term debt, stated at cost which approximates fair value, at December 31, 2002 consists of the following:

		2002

Syndicated Credit Facility Loans	(A)	$38,500,000
Acquisition Debt	(B)	1,524,648
Capitalized leases (see Note 11)		116,974

		$40,141,622

The future principal payments on long-term debt are as follows:

2003	$3,368,522
2004	8,648,100
2005	9,375,000
2006	8,750,000
2007	5,000,000
Thereafter	5,000,000

$40,141,622

A. Syndicated credit facility loans

On July 30, 2001, the Company entered into a loan agreement with a group of financial institutions to establish credit facilities in an aggregate principal amount of $68,500,000 to be used to repay existing mortgage debt, refinance the CRC acquisition bridge loan, for general corporate purposes and for acquisitions. The credit facility consists of two term loans and a revolving credit facility, as follows:

• Term Loan A, in the amount of $15,000,000, payable in twenty increasing quarterly installments commencing October 30, 2001. At December 31, 2002, the outstanding principal balance was $13,500,000 and bears interest at 4.28%.

• Term Loan B, in the amount of $25,000,000, is payable in five equal annual installments commencing July 30, 2004 and bears interest at 4.63%.

• Revolving Credit Facility, which expires on July 30, 2006, in the amount of $28,500,000. No amounts are outstanding under this facility as of December 31, 2002.

Borrowings under Term Loan A and the Revolving Credit Facility bear interest at the three-month London Interbank Offered Rate (“LIBOR”) plus a margin ranging from 1.75% to 3.0% (2.5% at December 31, 2002). Borrowings under Term Loan B bear interest at the three-month LIBOR plus a margin ranging from 2.85% to 3.35% (2.85% at December 31, 2002). A commitment fee is payable on the unused portion of the Revolving Credit Facility at rates ranging from .40% to .50% (.50% at December 31, 2002). The applicable margins and commitment fee are adjusted on a quarterly basis according to a ratio of the Company’s net debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”), as defined under the loan agreement.

Borrowings under the Syndicated Credit Facility are collateralized by the capital stock of all wholly-owned subsidiaries of KRC. The loan agreement contains financial covenants, requiring the Company to maintain a minimum net worth, minimum EBITDA, minimum fixed charge coverage, and minimum net debt to EBITDA ratio. As of December 31, 2002, the Company was in compliance with all financial covenants. Maintenance of compliance with these financial ratios may effectively limit the amount of the Revolving Credit Facility available to the Company from time-to-time. As of December 31, 2002, the most restrictive of these covenants would allow the Company to draw upon the entire amount available to the Company, under the Revolving Credit Facility, of $28,500,000.

The loan agreement requires the Company to maintain one or more interest rate hedging agreements to ensure that at least 50% of the outstanding principal balance of Term Loan A and Term Loan B effectively bears, or is capped at, a fixed interest rate. Accordingly, in 2002, the Company entered into two interest rate hedging agreements with major financial institutions, with effective dates covering a 2 1/2 year period commencing April 30, 2002. One of these interest rate hedge agreements is a 5.50% LIBOR interest rate cap in the notional amount of $9,000,000. The cost of the agreement to the Company was $99,000, which is being amortized over the life of the agreement. The other interest rate hedge transaction was an interest rate swap agreement in the notional amount of $20,000,000 with a fixed LIBOR rate of 4.19%. Differentials paid or received under these agreements are included in interest expense and amounted to approximately $319,000 for the year ended December 31, 2002. Changes in the fair value of these instruments will be recognized in stockholder’s equity as a component of other accumulated comprehensive income (loss) as the Company has designated these contracts as highly effective cash flow hedges. As of December 31, 2002, the unrealized loss on the fair value of the two interest rate hedging agreements was approximately $963,000 (pre-tax), which has been included in other long-term liabilities in the balance sheet at December 31, 2002.

B. Acquisition Debt

In connection with various business acquisitions, the Company issued notes to prior owners. The notes are unsecured, bear interest at rates ranging from 1.84% to 5.5% at December 31, 2002 and are payable in varying amounts through January 2005. Outstanding principal balances under these notes at December 31, 2002 was $1,524,648.

7. Provision for income taxes

The income tax provision is as follows:

2002

Current
Federal	$5,776,257
State and local	2,285,009

8,061,266

Deferred
Federal	$1,044,877
State and local	294,427

1,339,304

Provision for income taxes	$9,400,570

The following table summarizes the significant differences between the U.S. Federal statutory tax rate and the Company’s effective tax rate for financial statement purposes:

	2002

Income tax expense at Federal statutory rate	$7,669,677	35.0%
State income tax expense, net of Federal benefit	1,676,633	7.6%
Amortization of goodwill	-	-
Other	54,260	0.3%

	$9,400,570	42.9%

The tax effects of significant items comprising the Company’s deferred tax assets and (liabilities) as of December 31, 2002 are as follows:

2002

Deferred tax asset— current:
Accounts receivable	$5,000,075
Payroll and other benefits	1,710,618
Other reserves and allowances	539,202

7,249,895

Deferred tax assets (liabilities)— non current:
Property, plant and equipment	2,318,768
Other compensation benefits	192,414
Prepaid pension expense	(7,370,096)
Intangible assets	7,074,665
Net operating losses	2,017,792
Valuation allowance on deferred tax assets	(2,017,792)
Equity investments	1,107,296
Other	(5,158)

3,317,889

Net deferred tax asset	$10,567,784

A valuation allowance has been provided against the Company’s net operating loss carryforwards based on Management’s determination that it is more likely than not that such assets will not be realized in the future.

8. Retirement plans

A. Defined benefit plan

The Company maintains a non-contributory pension plan (the “Plan”) covering substantially all employees who have completed one year of service (as defined in the Plan) and have reached 21 years of age. The Plan also covers the eligible employees of the Foundation and KMRREC. Employees are 100% vested after completing five years of service.

Prior to 2002, employees covered by the Plan were entitled to annual pension benefits payable at normal retirement age of 65 equal to 1 2/3% of the average of the five highest consecutive years of compensation, during the ten-year period prior to retirement or termination, for each year of participation up to a maximum of 30 years. Effective January 1, 2002, the Plan was modified to include a defined benefit cash balance formula similar to what would be provided by a 4% defined contribution plan. These modified benefits apply to all new entrants to the plan beginning January 1, 2002. Participants in the Plan as of December 31, 2001 are entitled to continue to accrue benefits under the previous formula, and are entitled to the greater of the benefits available under the two formulas.

Such amounts stated below include the activities of the Foundation and KMRREC, whose employees participate in the plan, except as indicated. A summary of the Plan and its activities is as follows:

2002

Benefit obligation	$71,390,768
Fair value of plan assets	73,838,006

Funded status	$2,447,238

Prepaid benefit cost recognized in the consolidated balance sheet, exclusive of Foundation and KMRREC	$18,020,139
Benefit cost (credit), exclusive of Foundation and KMRREC	$1,466,605
Employer contribution, exclusive of Foundation and KMRREC	$-
Benefits paid	$1,927,780

Weighted-average assumptions as of December 31, 2002 were as follows:

2002

Discount rate	6.50%
Expected return on plan assets	8.70%
Rate of compensation increase	5.00%

B. Defined contribution plan

The Company maintains a defined contribution plan (401(k)) covering substantially all eligible employees of the Company who have reached 21 years of age and have completed one year of service. The Company’s contribution expense for this plan was approximately $466,000 for 2002.

9. Stock option plans

The Company has adopted stock option plans that grant options to employees and non-employee directors.

The 1998 Long-Term Incentive Plan authorizes the granting of stock options, restricted stock awards and performance units to employees and independent contractors of the Company. The Compensation Committee of the Board of Directors is responsible for administering the 1998 Long-Term Incentive Plan and has complete discretion in determining the number of shares to be granted under the plan. The purchase price of shares under option must be at least equal to the fair market value (determined based upon a methodology approved by the Company’s Board of Directors) of the common stock on the date of grant. The maximum term of the options is ten years. The Company may grant up to 13,000 shares of common stock to its employees and independent contractors.

The 1998 Non-Employee Director Stock Option Plan authorizes the granting of stock options to non-employee directors of the Company. The Company granted 200 options in both 2002 and 2001 that vest equally over four years. The Company is authorized to issue 2,000 shares of common stock under this plan. Under the 1998 Non-Employee Director Stock Option Plan, all

stock options are granted at fair market value on the date of grant and expire 10 years after the date of grant and become exercisable over four years.

The following is a summary of transactions under the Company’s stock option plans as of December 31, 2002:

	Options	Average
	Outstanding	Exercise Price

1998 Long-Term Incentive Plan:
Balance at January 1, 2002	9,295	$527.38
Options granted	-	-
Options exercised	-	-
Options canceled/forfeited	(305)	508.79

Balance at December 31, 2002	8,990	$528.01

Options exercisable at December 31, 2002	3,375	$611.22

The Company has chosen to adopt the disclosure only provisions of SFAS 148 and continues to account for stock-based compensation using the intrinsic value method prescribed in APB 25 and related interpretations.

The following table presents net income had the Company elected to recognize compensation cost based on the fair value at the grant dates for stock option awards, consistent with the method prescribed by SFAS 123, as amended by SFAS 148:

2002

Net loss as reported	$(12,801,646)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all stock awards, net of tax	(162,072)

Pro forma net loss	$(12,963,718)

The fair value was estimated using the minimum value option pricing model based on the weighted average assumptions of:

2002

Risk free interest rate	3.78%
Volatility	0%
Expected life	7 years
Dividend yield	0%

The following table summarizes stock options outstanding at December 31, 2002:

			Average
		Average(a)	Exercise
Exercise Price	Options	Life	Price

1998 Long-Term Incentive Plan:
$611.22	3,375	5.4	$611.22
224.44	1,690	6.5	224.44
565.19	1,545	8.0	565.19
601.44	2,380	8.7	601.44

224.44 - 611.22	8,990	6.9	$528.01

1998 Non-Employee Director Stock Option Plan:
$611.22	900	6.0	$611.22
224.44	200	6.5	224.44
565.19	200	8.0	565.19
601.44	200	8.7	601.44
621.10	200	9.9	621.10

224.44 - 621.10	1,700	7.1	$560.31

(a) Average contractual life remaining in years.

The 1999 Non-employee Director Compensation Plan authorizes the granting of deferred share units to non-employee directors of the Company. The deferred share units are earned through an annual retainer and through the attendance at meetings. All non-employee directors have the option upon the earlier of their end of service or change in the Company’s control to receive their distribution in either cash, the Company’s stock, or a combination of both. The deferred share units, which vest immediately, are valued at fair market value on the date the share units were earned. The Company recognizes an expense for the cash value of the share units as they are earned. The following is a summary of transactions under the Company’s 1999 Non-employee Director Compensation Plan as of December 31, 2002:

		Weighted
	Share Units	Average
	Outstanding	Exercise Price

Balance at January 1, 2002	1,643	$382.81
Units granted	398	621.10
Units cancelled	-	-

Balance at December 31, 2002	2,041	$429.24

Units exercisable at December 31, 2002	2,041	$429.24

10. Investments in joint ventures

On December 3, 1998, the Company and Palisades Medical Center— New York Presbyterian Healthcare System formed a joint venture, The Center for Health and Fitness at Palisades, LLC (“Palisades”), to establish, market, and operate a wellness center in Northern New Jersey. The equity loss recognized in the consolidated statements of operations for the year ended December 31, 2002 was approximately $55,000.

The Company and Juniper’s Fund for Health Care Alternatives, L.P. each have 50% interest in a joint venture, Kessler Assisted Living Centers, LLC (“KALC”), which owns and operates a 95 bed assisted living facility in Chatham, New Jersey. The equity loss recognized in the consolidated statements of operations for the year ended December 31, 2002 was approximately $747,000.

On March 1, 2000, the Company and Adventist Healthcare Inc. formed two joint ventures: (a) Kessler/ Adventist Rehabilitation Hospital, LLC (“KARH”), which constructed and opened a 55-bed inpatient rehabilitation facility in Montgomery County, Maryland in January, 2001 and (b) KARS, which operates two outpatient rehabilitation centers in Maryland. Under the joint venture agreements, the Company holds 50% voting control and 51% financial interest. These joint ventures are accounted for under the equity method, as the Company does have control over the operating and financial policies of these entities. The equity loss recognized in the consolidated statements of operations for the year ended December 31, 2002 was approximately $330,000 (excluding the impairment of goodwill associated with KARS, as described in Note 2).

As described in Note 3, during 2002, the Company and Bally Total Fitness Clinics, Inc. agreed to dissolve their joint venture, KR/ BTF. The equity loss recognized in the consolidated statements of operations for the year ended December 31, 2002 approximated $504,000.

11. Commitments and contingencies

The Company leases certain property and equipment under various operating and capital leases expiring in various years from 2003 through 2010 to operate outpatient rehabilitation facilities and administrative office space located in several states.

The future minimum annual rentals under scheduled capital and operating leases having initial or remaining noncancelable terms of one year or more consist of approximately the following:

	Capital	Operating
Year Ending	Leases	Leases

2003	$94,000	$5,618,000
2004	33,000	4,294,000
2005	-	3,261,000
2006	-	2,079,000
2007 and thereafter	-	2,216,000

Total minimum payments	127,000	$17,468,000

Less: amounts representing interest	10,000

Obligations under capital leases	117,000
Obligations due within one year	84,000

Long-term obligations under capital leases	$33,000

The Company’s leases provide for additional rent expense based upon the pro rata share of real estate taxes and maintenance costs. Total rent expense for all operating leases of approximately $7,272,000 was incurred for the year ended December 31, 2002.

The Company is involved in various legal proceedings and claims incidental to its normal business activities. Such legal proceedings and claims are either specifically covered by insurance or are not material. The Company is vigorously defending its position in all such proceedings. Management believes these matters should not have a material adverse impact on the consolidated financial position, cash flows or results of operations.

The Company is a guarantor of a construction loan in the amount of $12,225,000 in connection with the KALC joint venture project in Chatham, New Jersey (see Note 10). Under the terms of the loan, the Company is required to maintain aggregate cash on hand equal to the amount of the outstanding loan balance. The balance of the loan at December 31, 2002 was $12,225,000. The Company, as co-guarantor, would be required to perform under the guarantee in the event of a default as defined in the loan agreement.

The Company is a co-guarantor of a bank loan payable by the Palisades joint venture (see Note 10). The loan, which matures on April 1, 2010, is being repaid in monthly installments of $13,333. The balance of the loan at December 31, 2002 was approximately $1,173,000. Under the terms of this loan, the Company’s guarantee obligation is limited to one-half, or $586,500, of the outstanding loan balance. The Company, as co-guarantor, would be required to perform under the guarantee in the event of a default as defined in the loan agreement.

The Company is contingently liable under a support agreement to a bank regarding three loans to one of the Company’s joint ventures, KARH (see Note 10). The Company’s obligation is limited to 51% of the outstanding loan balances, or approximately $5.1 million of such loans as of December 31, 2002. The Company would be required to perform under these obligations in the event of a default in the loan agreement. As of December 31 2002, KARH was in violation of certain debt covenants but received a waiver to the covenants which enabled KARH to be compliant with such covenants.

12. Professional liability insurance

The Company purchases general and professional liability coverage under a layered program through various insurers. Additionally, the Company has purchased excess general and professional liability coverage for claims greater than the layered program limits. The Company’s employed physicians are afforded general and professional liability coverage under separate policies.

13. Fair value of financial instruments

The estimated fair value amounts of the Company’s financial instruments have been determined by using appropriate market information and valuation methodologies. Considerable judgment is required to develop the estimates of fair value, thus, the estimates provided herein are not necessarily indicative of the amounts that could be realized in a current market exchange.

The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are a reasonable estimate of their fair value due to their short-term nature. The fair value of the long-term debt is estimated based on the current rates offered to the creditor for debt of the same remaining maturity and approximates cost at December 31, 2002.

14. Related party

The Company provides various administrative services and leases space to the Foundation and KMRREC for which it received approximately $468,000 in 2002. The Company purchased approximately $110,000 of educational services from the KMRREC during 2002. The total amount due from the Foundation and KMRREC at December 31, 2002 was approximately $58,000.

15. Subsequent events

During January 2003, the Company acquired a provider of outpatient physical therapy and homecare services. This acquisition, recorded under the purchase method of accounting, resulted in a total purchase price, excluding acquisition costs, of approximately $2,700,000 ($2,000,000 in cash and $700,000 through the issuance of notes payable to the prior owner). The excess of the purchase price over the fair value of net assets acquired of approximately $2,360,000 will be recorded as goodwill.

On June 30, 2003, the Company entered into a definitive agreement to sell all of its outstanding equity to Select Medical Corporation for approximately $230 million in cash.

Kessler Rehabilitation Corporation and Subsidiaries

Consolidated Balance Sheet

	December 31,	June 30,
	2002	2002
		(Unaudited)

Assets
Cash and cash equivalents	$24,286,087	$20,537,415
Accounts receivable, net of allowance for doubtful accounts	46,824,808	45,003,507
Deferred income taxes	7,249,895	14,004,860
Other current assets	4,599,309	4,594,693

Total Current Assets	82,960,099	84,140,475
Investments in and advances to joint ventures	2,428,550	2,323,230
Property, plant and equipment, net	61,740,501	59,333,975
Goodwill	24,348,743	23,004,547
Deferred Income taxes	3,317,889	2,099,871
Prepaid pension expense	18,020,139	15,526,158
Other assets	1,068,165	2,257,736

Total Assets	$193,884,086	$188,685,992

Liabilities and Stockholder’s Equity
Current portion of long-term debt	$3,368,522	$3,795,246
Accounts payable and accrued liabilities	24,527,752	22,810,571
Due to third party payors	6,260,987	3,771,237
Income taxes payable	1,803,313	1,108,411

Total current liabilities	35,960,574	31,485,465
Long-term debt, net of current portion	36,773,100	35,457,918
Other long-term liabilities	1,428,342	1,260,222

Total liabilities	74,162,016	68,203,605

Stockholders’ equity:
Preferred stock, $0.1 par value, 100,000 shares authorized, none issued
Common stock, $0.01 par value, 1,500 shares authorized, 150,000 shares issued and outstanding	1,500	1,500
Paid-in capital	114,430,058	114,430,058
Retained earnings	5,860,138	6,815,374
Accumulated other comprehensive loss	(569,626)	(764,545)

Total stockholder’s equity	119,722,070	120,482,387

Total liabilities and stockholder’s equity	$193,884,086	$188,685,992

See accompanying Notes

Kessler Rehabilitation Corporation and Subsidiaries

Consolidated statement of operations

	Six Months Ended
	June 30, (Unaudited)
	2002	2003

Revenue	$112,808,266	$118,631,957

Operating Expenses:
Salaries and wages	55,791,345	59,355,168
Employee benefits and taxes	11,643,598	14,418,786
Other operating expenses	23,881,077	24,554,406
Depreciation and amortization	4,023,256	4,728,559
Provision for uncollectible accounts	4,852,501	12,685,500

Total operating expenses	100,191,777	115,742,419

Operating Income	12,616,489	2,889,538
Investment income, net	147,548	124,323
Interest expense	(1,108,749)	(1,109,476)
Equity in income (loss) from joint ventures	(497,274)	7,813
Other expense, net	(359,826)	(280,129)

Income from operations before income taxes and cumulative effect of accounting change	10,798,188	1,632,069
Provision for income taxes	4,632,361	676,833

Income before cumulative effect of accounting change	6,165,827	955,236
Cumulative effect of accounting change, net of income taxes	(25,314,440)	-

Net income (loss)	$(19,148,613)	$955,236

See accompanying Notes

Kessler Rehabilitation Corporation and Subsidiaries

Consolidated statements of changes in stockholder’s equity

					Accumulated
	Common Stock		Additional		Other
			Paid-in	Retained	Comprehensive
	Shares	Amount	Capital	Earnings	Loss	Total

Balance at December 31, 2002	150,000	$1,500	$114,430,058	$5,860,138	$(569,626)	$119,722,070
Net Income (loss)				955,236		955,236
Change in fair value of derivatives					(194,919)	(194,919)

Balance at June 30, 2003	150,000	$1,500	$114,430,058	$6,815,374	$(764,545)	$120,482,387

See accompanying Notes.

Kessler Rehabilitation Corporation and Subsidiaries

Consolidated statement of cash flows

	Six Months Ended
	June 30, (Unaudited)

	2002	2003

Cash flows from operating activities:
Net income (loss)	$(19,148,613)	$955,236
Adjustments to reconcile net income loss to net cash provided by operating activities:
Provision for uncollectible accounts	4,852,501	12,685,500
Depreciation and amortization	4,023,256	4,728,559
Deferred income taxes	(1,031,632)	(5,447,754)
Equity in (income) loss from investment in joint ventures	497,274	(7,813)
Cumulative effect of accounting change, net	25,314,440	-
Changes in operating assets and liabilities:
Accounts receivable	(13,215,756)	(10,614,199)
Due to third-party payors	(326,242)	(2,489,750)
Other current assets	(327,776)	4,616
Prepaid pension expense	731,251	2,493,981
Other assets	(14,380)	(1,224,444)
Accounts payable and accrued expenses	(2,542,510)	(1,717,181)
Income taxes	3,783,943	(694,902)
Other long-term liabilities	121,997	8,568

Net cash flow (used) provided by operating activities	2,717,753	(1,319,583)

Cash flow from investing activities:
Purchase of property, plant and equipment	(5,712,585)	(2,141,311)
Acquisition of businesses, net of deferred payments	(800,000)	(3,183,513)
Refund received from CRC escrow fund	-	4,967,085
Cash paid for investments in joint ventures	(37,000)	(347,667)

Net cash used in investing activities	(6,549,585)	(705,406)

Cash flow from financing activities:
Principal payments on long-term debt	(2,505,221)	(1,723,683)

Net cash used in financing activities	(2,505,221)	(1,723,683)

Net decrease in cash and cash equivalents	(6,337,053)	(3,748,672)
Cash and cash equivalents—beginning of year	20,965,598	24,286,087

Cash and cash equivalents—end of period	$14,628,545	$20,537,415

See accompanying Notes.

Kessler Rehabilitation Corporation and Subsidiaries

Notes to consolidated financial statements (unaudited)

1. Basis of presentation

The unaudited condensed consolidated financial statements of Kessler Rehabilitation Corporation (the “Company”) as of June 30, 2003 and for the six month periods ended June 30, 2003 and 2002, have been prepared in accordance with generally accepted accounting principles. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such periods. All intercompany transactions and balances have been eliminated. The results of operations for the six months ended June 30, 2003 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2003.

Certain information and disclosures normally included in the notes to consolidated financial statements have been condensed or omitted, although the Company believes the disclosure is adequate to make the information presented not misleading. The accompanying unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2002.

2. Accounting policies

Reclassifications

Certain reclassifications have been made to prior-year amounts in order to conform to the current-year presentation.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent accounting pronouncements

In May 2003, the Financial Accounting Standards Board (FASB) issued SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company does not expect SFAS No. 150 to have a material impact on its financial statements.

In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46 (FIN 46) “Consolidation of Variable Interest Entities”, an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to improve financial reporting of special purpose and other entities. In accordance with the interpretation, business enterprises that represent the primary beneficiary of another entity by retaining a controlling financial interest in that entity’s assets, liabilities, and results of operations must consolidate the entity in their financial statements. Prior to the issuance of FIN 46, consolidation generally occurred when an enterprise controlled another entity through voting interests. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied in the Company’s fourth quarter beginning October 1, 2003. Management is currently evaluating the effect of the adoption of FIN 46 on the Company’s consolidated results of operations and financial position.

Stock option plans

During the six months ended June 30, 2003, the Company did not grant stock options under its stock compensation plans.
As permitted by Statement of Financial Accounting Standards No. 123, “Accounting for Stock Based Compensation” (SFAS No. 123), the Company has chosen to apply APB Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related interpretations in accounting for its Plans. Accordingly, no compensation cost has been recognized for options granted under the Plans. Had compensation costs for the Plans been determined based on the fair value at the grant dates for awards under the Plans consistent with the method of SFAS No. 123, approximately $67,000 and $81,000 of additional compensation expense, net of tax, would have been recognized during the six months ended June 30, 2003 and 2002, respectively.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The Company’s pro forma net earnings assuming compensation costs had been recognized consistent with the fair value method under SFAS No. 123 were as follows:

	For the Six Months
	Ended June 30,

	2002	2003

Net income (loss)—as reported	$(19,148,613)	$955,236
Deduct: Total stock-based employee compensation expense determined under fair value based method for all stock awards, net of tax	(81,036)	(66,647)

Net income (loss)—pro forma	$(19,229,649)	$888,589

3.	Business Acquisitions

During 2003, the Company acquired the assets of two companies that provide physical and occupational rehabilitation services. The combined purchase price of these acquisitions approximated $3.9 million. The acquisitions have been accounted for under the purchase method of accounting. Accordingly, the excess of the purchase price over the fair value of net assets acquired of $3.2 million has been recorded as goodwill as of June 30, 2003.

In addition, during 2003, the Company received approximately $4.5 million as a result of working capital and other adjustments relating to a previous acquisition that were recorded as reductions to goodwill.

4.	Allowance for doubtful accounts

As a result of a deterioration in the age and composition of its accounts receivable in its outpatient rehabilitation services business, the Company increased its provision for doubtful accounts in 2003. This deterioration resulted partially from the relocation of the Company’s outpatient billing from a multi-site business office structure to a central business office structure at a new location. This billing office was located apart from any of the Company’s existing offices and was staffed with new personnel. An additional contributing factor to the deterioration was management’s distraction with the planned sale. The Company’s allowance for doubtful accounts was $22.9 million at June 30, 2003, compared to $12.3 million at December 31, 2002.

5.	Insurance risk programs

The Company is insured for malpractice claims based on claims made policies purchased in the commercial insurance market. For the six months ended June 30, 2003, the Company recorded $2.0 million of operating expense related to an increase in the estimated liability for its uninsured claims under its claims made policies. If coverage is cancelled or not renewed, the Company has the right to purchase an extended report (“tail”) within thirty days of policy termination for claims made after policy termination, but prior to the policy retroactive date. The cost of the tail coverage will be calculated using the rates and rules in effect by the insurance company when the extended reporting period begins. The Company believes that its estimated accrual approximates the premium cost for the tail coverage.

6.	Due to third-party payors

Due to third-party payors represents the difference between amounts received under interim payment plans from third-party payors, principally Medicare and Medicaid, for services rendered and amounts estimated to be reimbursed by those third-party payors upon settlement of costs reports. During the six months ended June 30, 2003, the Company reclassified $2.0 million of this liability into revenue as a result of settlements of a number of these prior cost reports.

7.	Commitments and contingencies

The Company is involved in various legal proceedings and claims incidental to its normal business activities. Such legal proceedings and claims are either specifically covered by insurance or are not material. The Company is vigorously defending its position in all such proceedings. Management believes these matters should not have a material adverse impact on the consolidated financial position, cash flows or results of operations.

The Company is a co-guarantor of a bank loan payable by the Palisades joint venture. The loan, which matures on April 1, 2010, is being repaid in monthly installments of $13,333. The balance of the loan at June 30, 2003 was approximately $1,093,000. Under the terms of this loan, the Company’s guarantee obligation is limited to one-half, or $546,500, of the outstanding loan balance. The Company, as co-guarantor, would be required to perform under the guarantee in the event of a default as defined in the loan agreement.

The Company is contingently liable under a support agreement to a bank regarding three loans to one of the Company’s joint ventures, KARH. The Company’s obligation is limited to 51% of the outstanding loan balances, or approximately $4.7 million of such loans as of June 30, 2003. The Company would be required to perform under these obligations in the event of a default in the loan agreement. As of June 30, 2003, KARH was in violation of certain debt covenants but received a waiver to the covenants which enabled KARH to be compliant with such covenant.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Under Section 145 of the General Corporate Law of the State of Delaware, Select Medical Corporation has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Select Medical Corporation’s bylaws (Exhibit 3.2), as amended, also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

Select Medical Corporation’s certificate of incorporation (Exhibit 3.1) provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to Select Medical Corporation and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to Select Medical Corporation, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Select Medical Corporation maintains a policy of directors’ and officers’ liability insurance that insures the Company’s directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

The Purchase Agreement (Exhibit 10.75) provides for indemnification by the initial purchasers of Select Medical Corporation and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

The following exhibits are filed herewith unless otherwise indicated:

Exhibit
Number	Document

2.1	Stock Purchase Agreement dated as of October 1, 1999 by and among Select Medical Corporation, NC Resources, Inc. and NovaCare, Inc., incorporated by reference to Exhibit 2.3 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
2.2	First Amendment dated as of November 19, 1999 to Stock Purchase Agreement dated as of October 1, 1999 by and among Select Medical Corporation, NC Resources, Inc. and NovaCare, Inc., incorporated by reference to Exhibit 2.4 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).

Exhibit
Number		Document

2.3		Stock Purchase Agreement dated as of June 30, 2003, by and among Kessler Rehabilitation Corporation, the Henry H. Kessler Foundation, Inc. and Select Medical Corporation, incorporated by reference to Exhibit 2.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.
2.4		Letter Agreement dated as of August 29, 2003, by and among Kessler Rehabilitation Corporation, Henry H. Kessler Foundation, Inc. and Select Medical Corporation, incorporated by reference to Exhibit 2.2 of the Company’s Form 8-K filed September 10, 2003.
2.5		Agreement and Plan of Merger dated as of September 2, 2004, between Select Medical Corporation and Select Medical Escrow, Inc.
3.1		Form of Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
3.2		Amended and Restated Bylaws, incorporated by reference to Exhibit 3.2 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.
3.3		Amendment No. 1 to Amended and Restated Bylaws, incorporated by reference to Exhibit 3.3 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.
3.4		Amendment No. 2 to Amended and Restated Bylaws, incorporated by reference to Exhibit 3.4 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.
4.1		Indenture governing 9 1/2% Senior Subordinated Notes due 2009 among Select Medical Corporation, the Subsidiary Guarantors named therein and State Street Bank and Trust Company, N.A., dated June 11, 2001, incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-63828).
4.2		Form of 9 1/2% Senior Subordinated Notes due 2009 (included in Exhibit 4.1).
4.3		Exchange and Registration Rights Agreement, dated June 11, 2001 by and among Select Medical Corporation, the Subsidiary Guarantors named therein, J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, CIBC World Markets Corp. and First Union Securities, Inc, incorporated by reference to Exhibit 4.3 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-63828).
4.4		Indenture governing 7 1/2% Senior Subordinated Notes due 2013 among Select Medical Escrow, Inc. and U.S. Bank Trust National Association, dated as of August 12, 2003.
4.5		Form of 7 1/2% Senior Subordinated Notes due 2013 (included in Exhibit 4.4).
4.6		Exchange and Registration Rights Agreement, dated as of August 12, 2003 by and among Select Medical Escrow, Inc., Select Medical Corporation, the Company Guarantors named therein, J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Inc., Wachovia Capital Markets, LLC, SG Cowen Securities Corporation, CIBC World Markets Corp., Fleet Securities, Inc., and Jefferies & Company, Inc.
4.7		Supplemental Indenture dated as of September 2, 2003 among Select Medical Corporation, Select Medical Escrow, Inc., the Subsidiary Guarantors named therein and U.S. Bank Trust National Association.
4.8		Assumption Agreement dated as of September 2, 2003 among Select Medical Corporation, Select Medical Escrow, Inc., the Subsidiary Guarantors named therein and U.S. Bank Trust National Association.
5	.1*	Opinion of Dechert LLP as to the legality of the notes being registered.

Exhibit
Number	Document

10.1	Registration Agreement dated as of February 5, 1997 by and among Select Medical Corporation; Golder, Thoma, Cressey, Rauner Fund V, L.P.; Welsh, Carson, Anderson & Stowe VII, L.P., Rocco A. Ortenzio and Robert A. Ortenzio, incorporated by reference to Exhibit 10.1 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.2	Amendment No. 1 dated as of December 15, 1998 to Registration Agreement dated as of February 5, 1997 by and among Select Medical Corporation; Golder, Thoma, Cressey, Rauner Fund V, L.P.; Welsh, Carson, Anderson & Stowe VII, L.P., Rocco A. Ortenzio and Robert A. Ortenzio, incorporated by reference to Exhibit 10.2 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.3	Amendment No. 2 dated as of November 19, 1999 to Registration Agreement dated as of February 5, 1997 by and among Select Medical; Golder, Thoma, Cressey, Rauner Fund V, L.P.; Welsh, Carson, Anderson & Stowe VII, L.P., Rocco A. Ortenzio and Robert A. Ortenzio, incorporated by reference to Exhibit 10.3 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.4	Credit Agreement dated as of September 22, 2000 among Select Medical Corporation, Canadian Back Institute Limited, The Chase Manhattan Bank, The Chase Manhattan Bank of Canada, Banc of America Securities, LLC and CIBC, Inc., incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.5	Employment Agreement dated as of December 16, 1998 between Select Medical Corporation and David W. Cross, incorporated by reference to Exhibit 10.8 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.6	Other Senior Management Agreement dated as of June 2, 1997 between Select Medical Corporation and S. Frank Fritsch, incorporated by reference to Exhibit 10.9 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.7	Change of Control Agreement dated as of March 1, 2000 between Select Medical Corporation and S. Frank Fritsch, incorporated by reference to Exhibit 10.10 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.8	Change of Control Agreement dated as of March 1, 2000 between Select Medical Corporation and Martin F. Jackson, incorporated by reference to Exhibit 10.11 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.9	Employment Agreement dated as of December 21, 1999 between RehabClinics, Inc. and Edward R. Miersch, incorporated by reference to Exhibit 10.12 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.10	Change of Control Agreement dated as of March 1, 2000 between Select Medical Corporation and Edward R. Miersch, incorporated by reference to Exhibit 10.13 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.11	Employment Agreement dated as of March 1, 2000 between Select Medical Corporation and Robert A. Ortenzio, incorporated by reference to Exhibit 10.14 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.12	Amendment dated as of August 8, 2000 to Employment Agreement dated as of March 1, 2000 between Select Medical Corporation and Robert A. Ortenzio, incorporated by reference to Exhibit 10.15 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).

Exhibit
Number	Document

10.13	Employment Agreement dated as of March 1, 2000 between Select Medical Corporation and Rocco A. Ortenzio, incorporated by reference to Exhibit 10.16 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.14	Amendment dated as of August 8, 2000 to Employment Agreement dated as of March 1, 2000 between Select Medical Corporation and Rocco A. Ortenzio, incorporated by reference to Exhibit 10.17 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.15	Split Dollar Agreement dated as of October 6, 2000 between Select Medical Corporation, Michael E. Salerno and Rocco A. Ortenzio, incorporated by reference to Exhibit 10.18 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.16	Employment Agreement dated as of March 1, 2000 between Select Medical Corporation and Patricia A. Rice, incorporated by reference to Exhibit 10.19 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.17	Amendment dated as of August 8, 2000 to Employment Agreement dated as of March 1, 2000 between Select Medical Corporation and Patricia A. Rice, incorporated by reference to Exhibit 10.20 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.18	Other Senior Management Agreement dated as of March 28, 1997 between Select Medical Corporation and Michael E. Tarvin, incorporated by reference to Exhibit 10.21 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.19	Change of Control Agreement dated as of March 1, 2000 between Select Medical Corporation and Michael E. Tarvin, incorporated by reference to Exhibit 10.22 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.20	Employment Agreement dated as of May 22, 2000 between Select Medical Corporation and LeRoy S. Zimmerman, incorporated by reference to Exhibit 10.23 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.21	Office Lease Agreement dated as of May 18, 1999 between Select Medical Corporation and Old Gettysburg Associates I, incorporated by reference to Exhibit 10.24 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.22	First Addendum dated June 1999 to Office Lease Agreement dated as of May 18, 1999 between Select Medical Corporation and Old Gettysburg Associates I, incorporated by reference to Exhibit 10.25 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.23	Second Addendum dated as of February 1, 2000 to Office Lease Agreement dated as of May 18, 1999 between Select Medical Corporation and Old Gettysburg Associates I, incorporated by reference to Exhibit 10.26 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.24	Office Lease Agreement dated as of June 17, 1999 between Select Medical Corporation and Old Gettysburg Associates III, incorporated by reference to Exhibit 10.27 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.25	Equipment Lease Agreement dated as of April 1, 1997 between Select Medical Corporation and Select Capital Corporation, incorporated by reference to Exhibit 10.28 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).

Exhibit
Number	Document

10.26	First Amendment dated as of December 8, 1997 to Equipment Lease Agreement dated as of April 1, 1997 between Select Medical Corporation and Select Capital Corporation, incorporated by reference to Exhibit 10.29 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.27	Second Amendment dated as of January 28, 2000 to Equipment Lease Agreement dated as of April 1, 1997 between Select Medical Corporation and Select Capital Corporation, incorporated by reference to Exhibit 10.30 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.28	Amended and Restated 1997 Stock Option Plan, amended and restated February 22, 2001, incorporated by reference to Exhibit 10.31 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.29	First Amendment dated as of October 15, 2000 to Employment Agreement dated as of December 16, 1998 between Select Medical Corporation and David W. Cross, incorporated by reference to Exhibit 10.33 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.30	Amended and Restated Senior Management Agreement dated as of May 7, 1997 between Select Medical Corporation, John Ortenzio, Martin Ortenzio, Select Investments II, Select Partners, L.P. and Rocco Ortenzio, incorporated by reference to Exhibit 10.34 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.31	Amendment No. 1 dated as of January 1, 2000 to Amended and Restated Senior Management Agreement dated May 7, 1997 between Select Medical Corporation and Rocco Ortenzio, incorporated by reference to Exhibit 10.35 of the Company’s Registration Statement on Form S-1 (Reg. No. 333- 48856).
10.32	Naming, Promotional and Sponsorship Agreement dated as of October 1, 1997 between NovaCare, Inc. and the Philadelphia Eagles Limited Partnership, assumed by Select Medical Corporation in a Consent and Assumption Agreement dated November 19, 1999 by and among NovaCare, Inc., Select Medical Corporation and the Philadelphia Eagles Limited Partnership, incorporated by reference to Exhibit 10.36 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.33	Cost Sharing Agreement, dated December 11, 2000, among Select Transport, Inc., Select Medical Corporation and Select Air II Corporation, incorporated by reference to Exhibit 10.39 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.34	Amended and Restated Deferred Compensation Agreement dated January 1, 2000 between Select Medical Corporation and Rocco A. Ortenzio, incorporated by reference to Exhibit 10.40 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.35	Settlement Agreement dated as of July 6, 2000 by and among Select Medical Corporation, NC Resources, Inc, NAHC Inc., and NovaCare Holdings, Inc, incorporated by reference to Exhibit 10.44 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.36	First Amendment dated December 28, 2000 to the Credit Agreement dated as of September 22, 2000 among Select Medical Corporation, Canadian Back Institute Limited, The Chase Manhattan Bank, The Chase Manhattan Bank of Canada, Banc of America Securities, LLC and CIBC, Inc., incorporated by reference to Exhibit 10.45 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).

Exhibit
Number	Document

10.37	Second Amendment dated January 18, 2001 to the Amended Credit Agreement dated as of September 22, 2000 among Select Medical Corporation, Canadian Back Institute Limited, The Chase Manhattan Bank, The Chase Manhattan Bank of Canada, Banc of America Securities, LLC and CIBC, Inc., incorporated by reference to Exhibit 10.46 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.38	Amendment No. 2 dated as of February 23, 2001 to Employment Agreement dated as of March 1, 2000 between Select Medical Corporation and Rocco A. Ortenzio, incorporated by reference to Exhibit 10.47 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.39	Amendment No. 2 dated as of February 23, 2001 to Employment Agreement dated as of March 1, 2000 between Select Medical Corporation and Robert A. Ortenzio, incorporated by reference to Exhibit 10.48 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.40	Amendment No. 2 dated as of February 23, 2001 to Employment Agreement dated as of March 1, 2000 between Select Medical Corporation and Patricia A. Rice, incorporated by reference to Exhibit 10.49 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.41	Amendment No. 1 dated as of February 23, 2001 to Employment Agreement dated as of May 22, 2000 between Select Medical Corporation and LeRoy S. Zimmerman, incorporated by reference to Exhibit 10.50 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.42	Amendment dated as of February 23, 2001 to Change of Control Agreement dated as of March 1, 2000 between Select Medical Corporation and Edward R. Miersch, incorporated by reference to Exhibit 10.51 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.43	Amendment dated as of February 23, 2001 to Change of Control Agreement dated as of March 1, 2000 between Select Medical Corporation and Martin F. Jackson, incorporated by reference to Exhibit 10.52 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.44	Amendment dated as of February 23, 2001 to Change of Control Agreement dated as of March 1, 2000 between Select Medical Corporation and S. Frank Fritsch, incorporated by reference to Exhibit 10.53 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.45	Amendment dated as of February 23, 2001 to Change of Control Agreement dated as of March 1, 2000 between Select Medical Corporation and Michael E. Tarvin, incorporated by reference to Exhibit 10.54 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.46	Third Amendment dated May 31, 2001 to the Credit Agreement dated as of September 22, 2000 among Select Medical Corporation, Canadian Back Institute Limited, The Chase Manhattan Bank, The Chase Manhattan Bank of Canada, Banc of America Securities, LLC and CIBC Inc., incorporated by reference to Exhibit 10.49 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-63828).
10.47	Amendment No. 3 dated as of April 24, 2001 to Employment Agreement dated as of March 1, 2000 between Select Medical Corporation and Rocco A. Ortenzio, incorporated by reference to Exhibit 10.50 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-63828).

Exhibit
Number	Document

10.48	First Amendment to Cost Sharing Agreement dated as of April 1, 2001 by and among Select Medical Corporation, Select Transport, Inc. and Select Air II Corporation, incorporated by reference to Exhibit 10.51 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-63828).
10.49	Third Addendum dated as of May 17, 2001 to Office Lease Agreement dated as of May 18, 1999 between Select Medical Corporation and Old Gettysburg Associates I, incorporated by reference to Exhibit 10.52 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-63828).
10.50	Office Lease Agreement dated as of May 15, 2001 by and between Select Medical Corporation and Old Gettysburg Associates II, incorporated by reference to Exhibit 10.53 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-63828).
10.51	Purchase Agreement, dated June 11, 2001 by and among Select Medical Corporation, the Subsidiary Guarantors named therein, J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, CIBC World Markets Corp. and First Union Securities, Inc, incorporated by reference to Exhibit 10.54 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-63828).
10.52	Amendment No. 4 to Employment Agreement dated as of September 17, 2001 between Select Medical Corporation and Rocco A. Ortenzio, incorporated by reference to Exhibit 10.52 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.
10.53	Amendment No. 3 to Employment Agreement dated as of September 17, 2001 between Select Medical Corporation and Robert A. Ortenzio, incorporated by reference to Exhibit 10.53 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.
10.54	Fourth Addendum to Lease Agreement dated as of September 1, 2001 by and between Old Gettysburg Associates and Select Medical Corporation, incorporated by reference to Exhibit 10.54 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.
10.55	Rights Agreement dated as of September 17, 2001, between Select Medical Corporation and Mellon Investor Services LLC, as Rights Agent, incorporated by reference to Exhibit 1.1 of the Company’s Registration Statement on Form 8-A filed October 1, 2001 (SEC File No. 000-32499).
10.56	Change of Control Agreement dated as of March 1, 2000 between Select Medical Corporation and Scott A. Romberger, incorporated by reference to Exhibit 10.56 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.
10.57	Amendment dated as of February 23, 2001 to Change of Control Agreement dated as of March 1, 2000 between Select Medical Corporation and Scott A. Romberger, incorporated by reference to Exhibit 10.57 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.
10.58	Change of Control Agreement dated as of March 1, 2000 between Select Medical Corporation and James J. Talalai, incorporated by reference to Exhibit 10.58 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

Exhibit
Number	Document

10.59	Amendment dated as of February 23, 2001 to Change of Control Agreement dated as of March 1, 2000 between Select Medical Corporation and James J. Talalai, incorporated by reference to Exhibit 10.59 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.
10.60	Fourth Amendment dated October 5, 2001 to the Credit Agreement dated as of September 22, 2000 among Select Medical Corporation, Canadian Back Institute Limited, The Chase Manhattan Bank, the Chase Manhattan Bank of Canada, Banc of America Securities, LLC and CIBC Inc., incorporated by reference to Exhibit 10.60 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.
10.61	Change of Control Agreement dated as of November 21, 2001 between Select Medical Corporation and David W. Cross, incorporated by reference to Exhibit 10.61 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.
10.62	Consulting Agreement between LeRoy S. Zimmerman and Select Medical Corporation dated as of January 1, 2002, incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.
10.63	Second Amendment to Cost Sharing Agreement dated as of February 12, 2002 by and among Select Medical Corporation, Select Transport Inc. and Select Air II Corporation, incorporated by reference to Exhibit 10.2 of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.
10.64	Select Medical Corporation Amended and Restated 2002 Non-Employee Directors’ Plan incorporated by reference to Appendix B of the Company’s Proxy Statement filed on Schedule 14A on April 19, 2002.
10.65	Select Medical Corporation Second Amended and Restated 1997 Stock Option Plan, incorporated by reference to Appendix C of the Company’s Proxy Statement filed on Schedule 14A on April 19, 2002.
10.66	First Addendum to Lease Agreement by and between Old Gettysburg Associates II and Select Medical Corporation, dated as of February 26, 2002, incorporated by reference to Exhibit 10.2 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.
10.67	Second Addendum to Lease Agreement by and between Old Gettysburg Associates II and Select Medical Corporation, dated as of February 26, 2002, incorporated by reference to Exhibit 10.3 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.
10.68	Third Addendum to Lease Agreement by and between Old Gettysburg Associates II and Select Medical Corporation, dated as of February 26, 2002, incorporated by reference to Exhibit 10.4 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002
10.69	Amended and Restated Cost Sharing Agreement dated as of August 16, 2002 by and among Select Medical Corporation, Select Transport, Inc. and Select Air II Corporation, incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.
10.70	Stock Purchase Agreement dated as of September 16, 2002 by and among Rocco A. Ortenzio, Robert A. Ortenzio, Select Medical Corporation and Select Air II Corporation, incorporated by reference to Exhibit 10.2 of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

Exhibit
Number		Document

10.71		Mutual Termination of Consulting Agreement dated as of September 26, 2002 between Select Medical Corporation and LeRoy S. Zimmerman, incorporated by reference to Exhibit 10.3 of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.
10.72		Stock Purchase Agreement dated as of November 20, 2002 by and among Rocco A. Ortenzio, Select Medical Corporation and Select Transport, Inc., incorporated by reference to Exhibit 10.72 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.
10.73		Waiver dated as of March 18, 2003 to the Credit Agreement dated as of September 22, 2000 among Select Medical Corporation, Canadian Back Institute Limited, the lenders party thereto, JP Morgan Chase Bank, J.P. Morgan Bank Canada, Banc of America Securities, LLC and CIBC, Inc., incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.
10.74		Fifth Amendment dated as of July 29, 2003 to the Credit Agreement dated as of September 22, 2000 among Select Medical Corporation, Canadian Back Institute Limited, The Chase Manhattan Bank, the Chase Manhattan Bank of Canada, Banc of America Securities, LLC and CIBC Inc.
10.75		Purchase Agreement dated as of July 29, 2003 among Select Medical Escrow, Inc., Select Medical Corporation, the Company Guarantors named therein, J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Inc., Wachovia Capital Markets, LLC, SG Cowen Securities Corporation, CIBC World Markets Corp., Fleet Securities, Inc., and Jefferies & Company, Inc.
10.76		Escrow Agreement dated as of August 12, 2003 among Select Medical Corporation, Select Medical Escrow, Inc., and U.S. Bank Trust National Association, as escrow agent and trustee.
12.1		Statement of Corporation of Ratio of Earnings to Fixed Charges.
21.1		Subsidiaries of Select Medical Corporation.
23.1		Consent of PricewaterhouseCoopers LLP.
23	.2*	Consent of Dechert LLP, included in Exhibit 5.1.
24.1		Power of Attorney, included on the signature pages hereof.
25.1		Statement of Eligibility of Trustee.
99.1		Form of Letter of Transmittal.
99.2		Form of Notice of Guaranteed Delivery.
99.3		Letter to holders of 7 1/2% Senior Subordinated Notes due 2013 concerning offer for all outstanding 7 1/2% Senior Subordinated Notes due 2013 in exchange for 7 1/2% Senior Subordinated Notes due 2013 which have been registered under the Securities Act of 1933, as amended.
99.4		Letter to brokers, dealers, commercial banks, trust companies and other nominees concerning offer for all outstanding 7 1/2% Senior Subordinated Notes due 2013 in exchange for 7 1/2% Senior Subordinated Notes due 2013 which have been registered under the Securities Act of 1933, as amended.

Exhibit
Number	Document

99.5	Letter to clients concerning offer for all outstanding 7 1/2% Senior Subordinated Notes due 2013 in exchange for 7 1/2% Senior Subordinated Notes due 2013 which have been registered under the Securities Act of 1933, as amended.
99.6	Guidelines for certification of taxpayer identification number on substitute Form W-9.

* To be filed by amendment.

(b)	Financial Statement Schedules:

SCHEDULE II-

VALUATION AND QUALIFYING ACCOUNTS

	Balance at	Charged to
	Beginning	Cost and			Balance at
Description	of Year	Expenses	Acquisitions(A)	Deductions(B)	End of Year

Year ended December 31, 2002 allowance for doubtful accounts	$79,889	$37,318	$1,225	$(38,617)	$79,815
Year ended December 31, 2001 allowance for doubtful accounts	$75,517	$35,013	$1,214	$(31,855)	$79,889
Year ended December 31, 2000 allowance for doubtful accounts	$69,492	$29,335	$-	$(23,310)	$75,517
Year ended December 31, 2002 income tax valuation allowance	$2,862	$-	$-	$-	$2,862
Year ended December 31, 2001 income tax valuation allowance	$35,196	$(9,670)	$-	$(22,664)	$2,862
Year ended December 31, 2000 income tax valuation allowance	$38,941	$-	$(3,745)	$-	$35,196

(A) Represents opening balance sheet reserves resulting from purchase accounting entries.

(B) Allowance for doubtful accounts deductions represent writeoffs against the reserve. Income tax valuation allowance deductions primarily represent the reversal of valuation allowances because the Company believes certain deferred tax items will be realized.

Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

Item 22.	Undertakings.

(a) The undersigned registrants hereby undertake:

(1) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned registrants hereby undertake to supply by means of a post- effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mechanicsburg, Commonwealth of Pennsylvania on the 17th day of October, 2003.

SELECT MEDICAL CORPORATION

By:	/s/ ROBERT A. ORTENZIO

Robert A. Ortenzio
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rocco A. Ortenzio, Robert A. Ortenzio and Michael E. Tarvin, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROCCO A. ORTENZIO Rocco A. Ortenzio	Director and Executive Chairman	October 17, 2003

/s/ ROBERT A. ORTENZIO Robert A. Ortenzio	Director, Chief Executive Officer (principal executive officer)	October 17, 2003

/s/ MARTIN F. JACKSON Martin F. Jackson	Senior Vice President and Chief Financial Officer (principal financial officer)	October 17, 2003

Signature	Title	Date

/s/ SCOTT A. ROMBERGER Scott A. Romberger	Vice President, Chief Accounting Officer and Controller (principal accounting officer)	October 17, 2003

/s/ RUSSELL L. CARSON Russell L. Carson	Director	October 17, 2003

/s/ DAVID S. CHERNOW David S. Chernow	Director	October 17, 2003

/s/ BRYAN C. CRESSEY Bryan C. Cressey	Director	October 17, 2003

/s/ MEYER FELDBERG Meyer Feldberg	Director	October 17, 2003

/s/ JAMES DALTON James Dalton	Director	October 17, 2003

Leopold Swergold	Director	October 17, 2003

/s/ LEROY S. ZIMMERMAN LeRoy S. Zimmerman	Director	October 17, 2003

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the above-named Registrants have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Mechanicsburg, Commonwealth of Pennsylvania, on the 17th day of October, 2003.

AFFILIATED PHYSICAL THERAPISTS, LTD.
ALLEGANY HEARING AND SPEECH, INC.
AMERICAN TRANSITIONAL HOSPITALS, INC.
ATHENS SPORTS MEDICINE CLINIC, INC.
ATHER SPORTS INJURY CLINIC, INC.
ATLANTIC HEALTH GROUP, INC.
ATLANTIC REHABILITATION SERVICES, INC.
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BUENDEL PHYSICAL THERAPY, INC.
C.E.R.—WEST, INC.
C.O.A.S.T. INSTITUTE PHYSICAL THERAPY, INC.
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CENLA PHYSICAL THERAPY & REHABILITATION AGENCY, INC.
CENTER FOR EVALUATION & REHABILITATION, INC.
CENTER FOR PHYSICAL THERAPY & SPORTS REHABILITATION, INC.
CENTERTHERAPY, INC.
CHAMPION PHYSICAL THERAPY, INC.
COMMUNITY REHAB CENTERS OF MASSACHUSETTS, INC.
COPLIN PHYSICAL THERAPY ASSOCIATES, INC.
CORE REHAB MANAGEMENT, LLC
CRF REHABILITATION ASSOCIATES, INC.
CROWLEY PHYSICAL THERAPY CLINIC, INC.
DOUGLAS AVERY & ASSOCIATES, LTD.
EDGEWATER REHABILITATION ASSOCIATES, INC.
ELK COUNTY PHYSICAL THERAPY, INC.
FINE, BRYANT & WAH, INC.
FRANCIS NASELLI, JR. & STEWART RICH PHYSICAL THERAPISTS, INC.
GALLERY PHYSICAL THERAPY CENTER, INC.
GEORGIA PHYSICAL THERAPY OF WEST GEORGIA, INC.
GEORGIA PHYSICAL THERAPY, INC.
GREATER SACRAMENTO PHYSICAL THERAPY ASSOCIATES, INC.
GROVE CITY PHYSICAL THERAPY AND SPORTS MEDICINE, INC.
GULF BREEZE PHYSICAL THERAPY, INC.
HAND THERAPY ASSOCIATES, INC.
HAND THERAPY AND REHABILITATION ASSOCIATES, INC.
HANGTOWN PHYSICAL THERAPY, INC.
HAWLEY PHYSICAL THERAPY, INC.
HORIZON HEALTH & REHABILITATION, INC.
HUDSON PHYSICAL THERAPY SERVICES, INC.
HUMAN PERFORMANCE AND FITNESS, INC.

INDIANAPOLIS PHYSICAL THERAPY AND SPORTS MEDICINE, INC.
INTENSIVA HEALTHCARE CORPORATION
INTENSIVA HOSPITAL OF GREATER ST. LOUIS, INC.
JOYNER SPORTS SCIENCE INSTITUTE, INC.
JOYNER SPORTSMEDICINE INSTITUTE, INC.
KENTUCKY REHABILITATION SERVICES, INC.
KESSLER ASSISTED LIVING CORPORATION
KESSLER CARE CENTER AT CEDAR GROVE, INC.
KESSLER CARE CENTER AT GREAT FALLS, INC.
KESSLER CARE CENTER AT ST. CLOUD, INC.
KESSLER INSTITUTE FOR REHABILITATION, INC.
KESSLER OCCUPATIONAL MEDICINE CENTERS, INC.
KESSLER PHYSICAL THERAPY & REHABILITATION, INC.
KESSLER REHAB CENTERS, INC.
KESSLER REHAB OF CONNECTICUT, INC.
KESSLER REHABILITATION CORPORATION
KESSLER REHABILITATION OF FLORIDA, INC.
KESSLER REHABILITATION OF MARYLAND, INC.
KESSLER REHABILITATION SERVICES, INC.
LYNN M. CARLSON, INC.
METRO REHABILITATION SERVICES, INC.
MICHIGAN THERAPY CENTRE, INC.
MIDATLANTIC HEALTH GROUP, INC.
MONMOUTH REHABILITATION, INC.
NEW ENGLAND HEALTH GROUP, INC.
NEW MEXICO PHYSICAL THERAPISTS, INC.
NORTHSIDE PHYSICAL THERAPY, INC.
NOVACARE OCCUPATIONAL HEALTH SERVICES, INC.
NOVACARE OUTPATIENT REHABILITATION EAST, INC.
NOVACARE OUTPATIENT REHABILITATION, INC.
NOVACARE OUTPATIENT REHABILITATION OF CALIFORNIA, INC.
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NOVACARE REHABILITATION, INC.
NW REHABILITATION ASSOCIATES, INC.
PENNSYLVANIA REHAB, INC.
PETER TRAILOV R.P.T. PHYSICAL THERAPY CLINIC, ORTHOPAEDIC REHABILITATION & SPORTS MEDICINE, LTD.
PHYSICAL REHABILITATION PARTNERS, INC.
PHYSICAL THERAPY ASSOCIATES, INC.
PHYSICAL THERAPY ENTERPRISES, INC.
PHYSICAL THERAPY INSTITUTE, INC.
PHYSICAL THERAPY SERVICES OF THE JERSEY CAPE, INC.
PHYSIO-ASSOCIATES, INC.
PRO ACTIVE THERAPY, INC.
PRO ACTIVE THERAPY OF AHOSKIE, INC.
PRO ACTIVE THERAPY OF GAFFNEY, INC.
PRO ACTIVE THERAPY OF GREENVILLE, INC.
PRO ACTIVE THERAPY OF NORTH CAROLINA, INC.
PRO ACTIVE THERAPY OF ROCKY MOUNT, INC.
PRO ACTIVE THERAPY OF SOUTH CAROLINA, INC.
PRO ACTIVE THERAPY OF VIRGINIA, INC.
PROFESSIONAL THERAPEUTIC SERVICES, INC.

QUAD CITY MANAGEMENT, INC.
RCI (COLORADO), INC.
RCI (EXERTEC), INC.
RCI (MICHIGAN), INC.
RCI (S.P.O.R.T.), INC.
RCI (WRS), INC.
REBOUND OKLAHOMA, INC.
REDWOOD PACIFIC THERAPIES, INC.
REHAB ADVANTAGE, INC.
REHAB MANAGED CARE OF ARIZONA, INC.
REHAB PROVIDER NETWORK—CALIFORNIA, INC.
REHAB PROVIDER NETWORK—EAST I, INC.
REHAB PROVIDER NETWORK—EAST II, INC.
REHAB PROVIDER NETWORK—GEORGIA, INC.
REHAB PROVIDER NETWORK—INDIANA, INC.
REHAB PROVIDER NETWORK—MICHIGAN, INC.
REHAB PROVIDER NETWORK—NEW JERSEY, INC.
REHAB PROVIDER NETWORK—OHIO, INC.
REHAB PROVIDER NETWORK—OKLAHOMA, INC.
REHAB PROVIDER NETWORK—PENNSYLVANIA, INC.
REHAB PROVIDER NETWORK—WASHINGTON, D.C., INC.
REHAB PROVIDER NETWORK OF COLORADO, INC.
REHAB PROVIDER NETWORK OF FLORIDA, INC.
REHAB PROVIDER NETWORK OF NEVADA, INC.
REHAB PROVIDER NETWORK OF NEW MEXICO, INC.
REHAB PROVIDER NETWORK OF NORTH CAROLINA, INC.
REHAB PROVIDER NETWORK OF TEXAS, INC.
REHAB PROVIDER NETWORK OF WISCONSIN, INC.
REHAB/ WORK HARDENING MANAGEMENT ASSOCIATES, LTD.
REHABCLINICS, INC.
REHABCLINICS (GALAXY), INC.
REHABCLINICS (PTA), INC.
REHABCLINICS (SPT), INC.
REHABCLINICS ABILENE, INC.
REHABCLINICS DALLAS, INC.
REHABCLINICS PENNSYLVANIA, INC.
S.T.A.R.T., INC.
SELECT AIR II, INC.
SELECT EMPLOYMENT SERVICES, INC.
SELECT MEDICAL OF KENTUCKY, INC.
SELECT MEDICAL OF MARYLAND, INC.
SELECT MEDICAL OF NEW JERSEY, INC.
SELECT MEDICAL OF NEW YORK, INC.
SELECT MEDICAL OF OHIO, INC.
SELECT MEDICAL OF PENNSYLVANIA, INC.
SELECT MEDICAL REHABILITATION CLINICS, INC.
SELECT PROVIDER NETWORKS, INC.
SELECT REHABILITATION MANAGEMENT SERVICES, INC.
SELECT SPECIALTY HOSPITAL—AKRON, INC.
SELECT SPECIALTY HOSPITAL—ALBUQUERQUE, INC.
SELECT SPECIALTY HOSPITAL—ANN ARBOR, INC.
SELECT SPECIALTY HOSPITAL—ARIZONA, INC.
SELECT SPECIALTY HOSPITAL—BATTLE CREEK, INC.
SELECT SPECIALTY HOSPITAL—BEECH GROVE, INC.

SELECT SPECIALTY HOSPITAL—BLOOMINGTON, INC.
SELECT SPECIALTY HOSPITAL—BOSTON, INC.
SELECT SPECIALTY HOSPITAL—CENTRAL DETROIT, INC.
SELECT SPECIALTY HOSPITAL—CHARLESTON, INC.
SELECT SPECIALTY HOSPITAL—CINCINNATI, INC.
SELECT SPECIALTY HOSPITAL—COLUMBUS, INC.
SELECT SPECIALTY HOSPITAL—COLUMBUS/ GRANT, INC.
SELECT SPECIALTY HOSPITAL—COLUMBUS/ UNIVERSITY, INC.
SELECT SPECIALTY HOSPITAL—CONROE, INC.
SELECT SPECIALTY HOSPITAL—DALLAS, INC.
SELECT SPECIALTY HOSPITAL—DENVER, INC.
SELECT SPECIALTY HOSPITAL—DURHAM, INC.
SELECT SPECIALTY HOSPITAL—ERIE, INC.
SELECT SPECIALTY HOSPITAL—ESCAMBIA, INC.
SELECT SPECIALTY HOSPITAL—EVANSVILLE, INC.
SELECT SPECIALTY HOSPITAL—FLINT, INC.
SELECT SPECIALTY HOSPITAL—FORT SMITH, INC.
SELECT SPECIALTY HOSPITAL—FORT WAYNE, INC.
SELECT SPECIALTY HOSPITAL—GADSDEN, INC.
SELECT SPECIALTY HOSPITAL—GREENSBURG, INC.
SELECT SPECIALTY HOSPITAL—HONOLULU, INC.
SELECT SPECIALTY HOSPITAL—HOUSTON, INC.
SELECT SPECIALTY HOSPITAL—HUNTSVILLE, INC.
SELECT SPECIALTY HOSPITAL—INDIANAPOLIS, INC.
SELECT SPECIALTY HOSPITAL—JACKSON, INC.
SELECT SPECIALTY HOSPITAL—JOHNSTOWN, INC.
SELECT SPECIALTY HOSPITAL—KANSAS CITY, INC.
SELECT SPECIALTY HOSPITAL—KNOXVILLE, INC.
SELECT SPECIALTY HOSPITAL—LANSING, INC.
SELECT SPECIALTY HOSPITAL—LEE, INC.
SELECT SPECIALTY HOSPITAL—LEON, INC.
SELECT SPECIALTY HOSPITAL—LEXINGTON, INC.
SELECT SPECIALTY HOSPITAL—LITTLE ROCK, INC.
SELECT SPECIALTY HOSPITAL—LOUISVILLE, INC.
SELECT SPECIALTY HOSPITAL—MACOMB COUNTY, INC.
SELECT SPECIALTY HOSPITAL—MACON, INC.
SELECT SPECIALTY HOSPITAL—MARION, INC.
SELECT SPECIALTY HOSPITAL—MEMPHIS, INC.
SELECT SPECIALTY HOSPITAL—MILWAUKEE, INC.
SELECT SPECIALTY HOSPITAL—MORGANTOWN, INC.
SELECT SPECIALTY HOSPITAL—NASHVILLE, INC.
SELECT SPECIALTY HOSPITAL—NEW ORLEANS, INC.
SELECT SPECIALTY HOSPITAL—NORTH KNOXVILLE, INC.
SELECT SPECIALTY HOSPITAL—NORTHWEST DETROIT, INC.
SELECT SPECIALTY HOSPITAL—NORTHWEST INDIANA, INC.
SELECT SPECIALTY HOSPITAL—OKLAHOMA CITY, INC.
SELECT SPECIALTY HOSPITAL—OKLAHOMA CITY/ EAST CAMPUS, INC.
SELECT SPECIALTY HOSPITAL—OMAHA, INC.
SELECT SPECIALTY HOSPITAL—ORANGE, INC.
SELECT SPECIALTY HOSPITAL—PALM BEACH, INC.

SELECT SPECIALTY HOSPITAL—PHILADELPHIA/ AEMC, INC.
SELECT SPECIALTY HOSPITAL—PHOENIX, INC.
SELECT SPECIALTY HOSPITAL—PITTSBURGH, INC.
SELECT SPECIALTY HOSPITAL—PONTIAC, INC.
SELECT SPECIALTY HOSPITAL—RENO, INC.
SELECT SPECIALTY HOSPITAL—SAGINAW, INC.
SELECT SPECIALTY HOSPITAL—SAN ANTONIO, INC.
SELECT SPECIALTY HOSPITAL—SARASOTA, INC.
SELECT SPECIALTY HOSPITAL—SIOUX FALLS, INC.
SELECT SPECIALTY HOSPITAL—SOUTH DALLAS, INC.
SELECT SPECIALTY HOSPITAL—TOPEKA, INC.
SELECT SPECIALTY HOSPITAL—TRICITIES, INC.
SELECT SPECIALTY HOSPITAL—TULSA, INC.
SELECT SPECIALTY HOSPITAL—WESTERN MICHIGAN, INC.
SELECT SPECIALTY HOSPITAL—WESTERN MISSOURI, INC.
SELECT SPECIALTY HOSPITAL—WICHITA, INC.
SELECT SPECIALTY HOSPITAL—WILMINGTON, INC.
SELECT SPECIALTY HOSPITAL—WYANDOTTE, INC.
SELECT SPECIALTY HOSPITAL—YOUNGSTOWN, INC.
SELECT SPECIALTY HOSPITAL—ZANESVILLE, INC.
SELECT SPECIALTY HOSPITALS, INC.
SELECT SYNERGOS, INC.
SELECT TRANSPORT, INC.
SELECT UNIT MANAGEMENT, INC.
SOUTH JERSEY PHYSICAL THERAPY ASSOCIATES, INC.
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SOUTHWEST THERAPISTS, INC.
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WEST PENN REHABILITATION SERVICES, INC.
WEST SIDE PHYSICAL THERAPY, INC.
WEST SUBURBAN HEALTH PARTNERS, INC.
WILPAGE, INC.
YUMA REHABILITATION CENTER, INC

By:	/s/ MICHAEL E. TARVIN

Michael E. Tarvin
Vice President and Secretary

POWER OF ATTORNEY

Each person whose signature appears below appoints Rocco A. Ortenzio, Robert A. Ortenzio or Michael E. Tarvin, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated for each of the Registrants listed above on October 17, 2003.

Signature	Title

/s/ ROCCO A. ORTENZIO Rocco A. Ortenzio	Director and Chief Executive Officer (principal executive officer)

/s/ MARTIN F. JACKSON Martin F. Jackson	Vice President (principal financial officer)

/s/ SCOTT A. ROMBERGER Scott A. Romberger	Vice President and Treasurer (principal accounting officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the above-named Registrants have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Mechanicsburg, Commonwealth of Pennsylvania, on the 17th day of October, 2003.

P.T. SERVICES COMPANY
P.T. SERVICES REHABILITATION, INC.
P.T. SERVICES, INC.

By:	/s/ MICHAEL E. TARVIN

Michael E. Tarvin
Vice President and Secretary

POWER OF ATTORNEY

Each person whose signature appears below appoints Rocco A. Ortenzio, Robert A. Ortenzio or Michael E. Tarvin, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated for each of the Registrants listed above on October 17, 2003.

Signatures	Title

/s/ ROCCO A. ORTENZIO Rocco A. Ortenzio	Director and Chief Executive Officer (principal executive officer)

/s/ ROBERT A. ORTENZIO Robert A. Ortenzio	Director and President

/s/ MICHAEL E. TARVIN Michael E. Tarvin	Director, Vice President and Secretary

/s/ KENNETH L. MOORE Kenneth L. Moore	Director, Vice President and Assistant Secretary

Signatures	Title

/s/ MICHAEL P. HERBERT Michael P. Herbert	Director and Executive Vice President

/s/ DONALD J. KAERCHER Donald J. Kaercher	Director

/s/ LARRY A. ADELSPERGER Larry A. Adelsperger	Director and Executive Vice President

/s/ MARTIN F. JACKSON Martin F. Jackson	Vice President and Assistant Secretary (principal financial officer)

/s/ SCOTT A. ROMBERGER Scott A. Romberger	Vice President, Treasurer and Assistant Secretary (principal accounting officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the above-named Registrants have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Mechanicsburg, Commonwealth of Pennsylvania, on the 17th day of October, 2003.

SELECTMARK, INC.
SELECT HOSPITAL INVESTORS, INC.
SLMC FINANCE CORPORATION

By:	/s/ ANDREW PANACCIONE

Andrew Panaccione
Vice President and Treasurer

POWER OF ATTORNEY

Each person whose signature appears below appoints Rocco A. Ortenzio, Robert A. Ortenzio or Michael E. Tarvin, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated for each of the Registrants listed above on October 17, 2003.

Signatures	Title

/s/ SCOTT A. ROMBERGER Scott A. Romberger	Director and President (principal executive, financial and accounting officer)

/s/ KAREN SEVERINO Karen Severino	Director and Secretary

/s/ ANDREW PANACCIONE Andrew Panaccione	Director, Vice President and Treasurer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the above-named Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mechanicsburg, Commonwealth of Pennsylvania, on the 17th day of October, 2003.

AVALON REHABILITATION & HEALTHCARE, L.L.C.

By: Select Medical of Ohio, Inc.,
Its Sole Member

By:	/s/ MICHAEL E. TARVIN

Michael E. Tarvin
Vice President and Secretary

POWER OF ATTORNEY

Each person whose signature appears below appoints Rocco A. Ortenzio, Robert A. Ortenzio or Michael E. Tarvin, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on October 17, 2003.

Signatures	Title

/s/ ROCCO A. ORTENZIO Rocco A. Ortenzio	Director and Chief Executive Officer of the Sole Member (principal executive officer)

/s/ MARTIN F. JACKSON Martin F. Jackson	Vice President and Assistant Secretary of the Sole Member (principal financial officer)

/s/ SCOTT A. ROMBERGER Scott A. Romberger	Vice President, Treasurer and Assistant Secretary of the Sole Member (principal accounting officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the above-named Registrant have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mechanicsburg, Commonwealth of Pennsylvania, on the 17th day of October, 2003.

GP THERAPY LLC

By: Georgia Physical Therapy, Inc., its Sole Member

By:	/s/ MICHAEL E. TARVIN

Michael E. Tarvin
Vice President and Secretary

POWER OF ATTORNEY

Each person whose signature appears below appoints Rocco A. Ortenzio, Robert A. Ortenzio or Michael E. Tarvin, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on October 17, 2003.

Signatures	Title

/s/ ROCCO A. ORTENZIO Rocco A. Ortenzio	Director and Chief Executive Officer of the Sole Member (principal executive officer)

/s/ MARTIN F. JACKSON Martin F. Jackson	Vice President and Assistant Secretary of the Sole Member (principal financial officer)

/s/ SCOTT A. ROMBERGER Scott A. Romberger	Vice President, Treasurer and Assistant Secretary of the Sole Member (principal accounting officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the above-named Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mechanicsburg, Commonwealth of Pennsylvania, on the 17th day of October, 2003.

NOVACARE HEALTH GROUP, LLC

By:	NovaCare Occupational Health Services, Inc., its Sole Member

By:	/s/ MICHAEL E. TARVIN

Michael E. Tarvin
Vice President and Secretary

POWER OF ATTORNEY

Each person whose signature appears below appoints Rocco A. Ortenzio, Robert A. Ortenzio or Michael E. Tarvin, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on October 17, 2003.

Signatures	Title

/s/ ROCCO A. ORTENZIO Rocco A. Ortenzio	Director and Chief Executive Officer of the Sole Member (principal executive officer)

/s/ MARTIN F. JACKSON Martin F. Jackson	Vice President and Assistant Secretary of the Sole Member (principal financial officer)

/s/ SCOTT A. ROMBERGER Scott A. Romberger	Vice President, Treasurer and Assistant Secretary of the Sole Member (principal accounting officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the above-named Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mechanicsburg, Commonwealth of Pennsylvania, on the 17th day of October, 2003.

SELECT SOFTWARE VENTURES, L.L.C.

By: RehabClinics, Inc., its Sole Member

By:	/s/ MICHAEL E. TARVIN

Michael E. Tarvin
Vice President and Secretary

POWER OF ATTORNEY

Each person whose signature appears below appoints Rocco A. Ortenzio, Robert A. Ortenzio or Michael E. Tarvin, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on October 17, 2003.

Signatures	TITLE

/s/ ROCCO A. ORTENZIO Rocco A. Ortenzio	Director and Chief Executive Officer of the Sole Member (principal executive officer)

/s/ MARTIN F. JACKSON Martin F. Jackson	Vice President and Assistant Secretary of the Sole Member (principal financial officer)

/s/ SCOTT A. ROMBERGER Scott A. Romberger	Vice President, Treasurer and Assistant Secretary of the Sole Member (principal accounting officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the above-named Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mechanicsburg, Commonwealth of Pennsylvania, on the 17th day of October, 2003.

TJ PARTNERSHIP I

By: RehabClincs (PTA), Inc., Its General Partner

By:	/s/ MICHAEL E. TARVIN

Michael E. Tarvin
Vice President and Secretary

POWER OF ATTORNEY

Each person whose signature appears below appoints Rocco A. Ortenzio, Robert A. Ortenzio or Michael E. Tarvin, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution and resubsitution, for him and in his name, place and stead, in any and all to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on October 17, 2003.

Signatures	Title

/s/ ROCCO A. ORTENZIO Rocco A. Ortenzio	Director and Chief Executive Officer of the General Partner (principal executive officer)

/s/ MARTIN F. JACKSON Martin F. Jackson	Vice President and Assistant Secretary of the General Partner (principal financial officer)

/s/ SCOTT A. ROMBERGER Scott A. Romberger	Vice President, Treasurer and Assistant Secretary of the General Partner (principal accounting officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the above-named Registrant have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mechanicsburg, Commonwealth of Pennsylvania, on the 17th day of October, 2003.

ARGOSY HEALTH, LLC

By:	Kessler Rehab Centers, Inc., its

Sole Member

By:	/s/ MICHAEL E. TARVIN

Michael E. Tarvin
Vice President and Secretary

POWER OF ATTORNEY

Each person whose signature appears below appoints Rocco A. Ortenzio, Robert A. Ortenzio or Michael E. Tarvin, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on October 17, 2003.

Signatures	Title

/s/ ROCCO A. ORTENZIO Rocco A. Ortenzio	Director and Chief Executive Officer of the Sole Member (principal executive officer)

/s/ MARTIN F. JACKSON Martin F. Jackson	Vice President and Assistant Secretary of the Sole Member (principal financial officer)

/s/ SCOTT A. ROMBERGER Scott A. Romberger	Vice President, Treasurer and Assistant Secretary of the Sole Member (principal accounting officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the above-named Registrant have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mechanicsburg, Commonwealth of Pennsylvania, on the 17th day of October, 2003.

CORE REHAB MANAGEMENT, LLC

By:	Kessler Rehab of Connecticut, Inc., its

Sole Member

By:	/s/ MICHAEL E. TARVIN

Michael E. Tarvin
Vice President and Secretary

POWER OF ATTORNEY

Each person whose signature appears below appoints Rocco A. Ortenzio, Robert A. Ortenzio or Michael E. Tarvin, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution and resubsitution, for him and in his name, place and stead, in any and all to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on October 17, 2003.

Signatures	Title

/s/ ROCCO A. ORTENZIO Rocco A. Ortenzio	Director and Chief Executive Officer of the Sole Member (principal executive officer)

/s/ MARTIN F. JACKSON Martin F. Jackson	Vice President and Assistant Secretary of the Sole Member (principal financial officer)

/s/ SCOTT A. ROMBERGER Scott A. Romberger	Vice President, Treasurer and Assistant Secretary of the Sole Member (principal accounting officer)

EXHIBIT INDEX

Exhibit
Number	Document

2.1	Stock Purchase Agreement dated as of October 1, 1999 by and among Select Medical Corporation, NC Resources, Inc. and NovaCare, Inc., incorporated by reference to Exhibit 2.3 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
2.2	First Amendment dated as of November 19, 1999 to Stock Purchase Agreement dated as of October 1, 1999 by and among Select Medical Corporation, NC Resources, Inc. and NovaCare, Inc., incorporated by reference to Exhibit 2.4 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
2.3	Stock Purchase Agreement dated as of June 30, 2003, by and among Kessler Rehabilitation Corporation, the Henry H. Kessler Foundation, Inc. and Select Medical Corporation, incorporated by reference to Exhibit 2.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.
2.4	Letter Agreement dated as of August 29, 2003, by and among Kessler Rehabilitation Corporation, Henry H. Kessler Foundation, Inc. and Select Medical Corporation, incorporated by reference to Exhibit 2.2 of the Company’s Form 8-K filed September 10, 2003.
2.5	Agreement and Plan of Merger dated as of September 2, 2004, between Select Medical Corporation and Select Medical Escrow, Inc.
3.1	Form of Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
3.2	Amended and Restated Bylaws, incorporated by reference to Exhibit 3.2 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.
3.3	Amendment No. 1 to Amended and Restated Bylaws, incorporated by reference to Exhibit 3.3 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.
3.4	Amendment No. 2 to Amended and Restated Bylaws, incorporated by reference to Exhibit 3.4 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.
4.1	Indenture governing 9 1/2% Senior Subordinated Notes due 2009 among Select Medical Corporation, the Subsidiary Guarantors named therein and State Street Bank and Trust Company, N.A., dated June 11, 2001, incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-63828).
4.2	Form of 9 1/2% Senior Subordinated Notes due 2009 (included in Exhibit 4.1).
4.3	Exchange and Registration Rights Agreement, dated June 11, 2001 by and among Select Medical Corporation, the Subsidiary Guarantors named therein, J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, CIBC World Markets Corp. and First Union Securities, Inc, incorporated by reference to Exhibit 4.3 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-63828).
4.4	Indenture governing 7 1/2% Senior Subordinated Notes due 2013 among Select Medical Escrow, Inc. and U.S. Bank Trust National Association, dated as of August 12, 2003.
4.5	Form of 7 1/2% Senior Subordinated Notes due 2013 (included in Exhibit 4.4).

Exhibit
Number		Document

4.6		Exchange and Registration Rights Agreement, dated as of August 12, 2003 by and among Select Medical Escrow, Inc., Select Medical Corporation, the Company Guarantors named therein, J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Inc., Wachovia Capital Markets, LLC, SG Cowen Securities Corporation, CIBC World Markets Corp., Fleet Securities, Inc., and Jefferies & Company, Inc.
4.7		Supplemental Indenture dated as of September 2, 2003 among Select Medical Corporation, Select Medical Escrow, Inc., the Subsidiary Guarantors named therein and U.S. Bank Trust National Association.
4.8		Assumption Agreement dated as of September 2, 2003 among Select Medical Corporation, Select Medical Escrow, Inc., the Subsidiary Guarantors named therein and U.S. Bank Trust National Association.
5	.1*	Opinion of Dechert LLP as to the legality of the notes being registered.
10.1		Registration Agreement dated as of February 5, 1997 by and among Select Medical Corporation; Golder, Thoma, Cressey, Rauner Fund V, L.P.; Welsh, Carson, Anderson & Stowe VII, L.P., Rocco A. Ortenzio and Robert A. Ortenzio, incorporated by reference to Exhibit 10.1 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.2		Amendment No. 1 dated as of December 15, 1998 to Registration Agreement dated as of February 5, 1997 by and among Select Medical Corporation; Golder, Thoma, Cressey, Rauner Fund V, L.P.; Welsh, Carson, Anderson & Stowe VII, L.P., Rocco A. Ortenzio and Robert A. Ortenzio, incorporated by reference to Exhibit 10.2 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.3		Amendment No. 2 dated as of November 19, 1999 to Registration Agreement dated as of February 5, 1997 by and among Select Medical; Golder, Thoma, Cressey, Rauner Fund V, L.P.; Welsh, Carson, Anderson & Stowe VII, L.P., Rocco A. Ortenzio and Robert A. Ortenzio, incorporated by reference to Exhibit 10.3 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.4		Credit Agreement dated as of September 22, 2000 among Select Medical Corporation, Canadian Back Institute Limited, The Chase Manhattan Bank, The Chase Manhattan Bank of Canada, Banc of America Securities, LLC and CIBC, Inc., incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.5		Employment Agreement dated as of December 16, 1998 between Select Medical Corporation and David W. Cross, incorporated by reference to Exhibit 10.8 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.6		Other Senior Management Agreement dated as of June 2, 1997 between Select Medical Corporation and S. Frank Fritsch, incorporated by reference to Exhibit 10.9 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.7		Change of Control Agreement dated as of March 1, 2000 between Select Medical Corporation and S. Frank Fritsch, incorporated by reference to Exhibit 10.10 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.8		Change of Control Agreement dated as of March 1, 2000 between Select Medical Corporation and Martin F. Jackson, incorporated by reference to Exhibit 10.11 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.9		Employment Agreement dated as of December 21, 1999 between RehabClinics, Inc. and Edward R. Miersch, incorporated by reference to Exhibit 10.12 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).

Exhibit
Number	Document

10.10	Change of Control Agreement dated as of March 1, 2000 between Select Medical Corporation and Edward R. Miersch, incorporated by reference to Exhibit 10.13 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.11	Employment Agreement dated as of March 1, 2000 between Select Medical Corporation and Robert A. Ortenzio, incorporated by reference to Exhibit 10.14 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.12	Amendment dated as of August 8, 2000 to Employment Agreement dated as of March 1, 2000 between Select Medical Corporation and Robert A. Ortenzio, incorporated by reference to Exhibit 10.15 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.13	Employment Agreement dated as of March 1, 2000 between Select Medical Corporation and Rocco A. Ortenzio, incorporated by reference to Exhibit 10.16 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.14	Amendment dated as of August 8, 2000 to Employment Agreement dated as of March 1, 2000 between Select Medical Corporation and Rocco A. Ortenzio, incorporated by reference to Exhibit 10.17 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.15	Split Dollar Agreement dated as of October 6, 2000 between Select Medical Corporation, Michael E. Salerno and Rocco A. Ortenzio, incorporated by reference to Exhibit 10.18 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.16	Employment Agreement dated as of March 1, 2000 between Select Medical Corporation and Patricia A. Rice, incorporated by reference to Exhibit 10.19 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.17	Amendment dated as of August 8, 2000 to Employment Agreement dated as of March 1, 2000 between Select Medical Corporation and Patricia A. Rice, incorporated by reference to Exhibit 10.20 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.18	Other Senior Management Agreement dated as of March 28, 1997 between Select Medical Corporation and Michael E. Tarvin, incorporated by reference to Exhibit 10.21 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.19	Change of Control Agreement dated as of March 1, 2000 between Select Medical Corporation and Michael E. Tarvin, incorporated by reference to Exhibit 10.22 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.20	Employment Agreement dated as of May 22, 2000 between Select Medical Corporation and LeRoy S. Zimmerman, incorporated by reference to Exhibit 10.23 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.21	Office Lease Agreement dated as of May 18, 1999 between Select Medical Corporation and Old Gettysburg Associates I, incorporated by reference to Exhibit 10.24 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.22	First Addendum dated June 1999 to Office Lease Agreement dated as of May 18, 1999 between Select Medical Corporation and Old Gettysburg Associates I, incorporated by reference to Exhibit 10.25 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).

Exhibit
Number	Document

10.23	Second Addendum dated as of February 1, 2000 to Office Lease Agreement dated as of May 18, 1999 between Select Medical Corporation and Old Gettysburg Associates I, incorporated by reference to Exhibit 10.26 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.24	Office Lease Agreement dated as of June 17, 1999 between Select Medical Corporation and Old Gettysburg Associates III, incorporated by reference to Exhibit 10.27 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.25	Equipment Lease Agreement dated as of April 1, 1997 between Select Medical Corporation and Select Capital Corporation, incorporated by reference to Exhibit 10.28 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.26	First Amendment dated as of December 8, 1997 to Equipment Lease Agreement dated as of April 1, 1997 between Select Medical Corporation and Select Capital Corporation, incorporated by reference to Exhibit 10.29 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.27	Second Amendment dated as of January 28, 2000 to Equipment Lease Agreement dated as of April 1, 1997 between Select Medical Corporation and Select Capital Corporation, incorporated by reference to Exhibit 10.30 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.28	Amended and Restated 1997 Stock Option Plan, amended and restated February 22, 2001, incorporated by reference to Exhibit 10.31 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.29	First Amendment dated as of October 15, 2000 to Employment Agreement dated as of December 16, 1998 between Select Medical Corporation and David W. Cross, incorporated by reference to Exhibit 10.33 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.30	Amended and Restated Senior Management Agreement dated as of May 7, 1997 between Select Medical Corporation, John Ortenzio, Martin Ortenzio, Select Investments II, Select Partners, L.P. and Rocco Ortenzio, incorporated by reference to Exhibit 10.34 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.31	Amendment No. 1 dated as of January 1, 2000 to Amended and Restated Senior Management Agreement dated May 7, 1997 between Select Medical Corporation and Rocco Ortenzio, incorporated by reference to Exhibit 10.35 of the Company’s Registration Statement on Form S-1 (Reg. No. 333- 48856).
10.32	Naming, Promotional and Sponsorship Agreement dated as of October 1, 1997 between NovaCare, Inc. and the Philadelphia Eagles Limited Partnership, assumed by Select Medical Corporation in a Consent and Assumption Agreement dated November 19, 1999 by and among NovaCare, Inc., Select Medical Corporation and the Philadelphia Eagles Limited Partnership, incorporated by reference to Exhibit 10.36 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.33	Cost Sharing Agreement, dated December 11, 2000, among Select Transport, Inc., Select Medical Corporation and Select Air II Corporation, incorporated by reference to Exhibit 10.39 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).

Exhibit
Number	Document

10.34	Amended and Restated Deferred Compensation Agreement dated January 1, 2000 between Select Medical Corporation and Rocco A. Ortenzio, incorporated by reference to Exhibit 10.40 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.35	Settlement Agreement dated as of July 6, 2000 by and among Select Medical Corporation, NC Resources, Inc, NAHC Inc., and NovaCare Holdings, Inc, incorporated by reference to Exhibit 10.44 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.36	First Amendment dated December 28, 2000 to the Credit Agreement dated as of September 22, 2000 among Select Medical Corporation, Canadian Back Institute Limited, The Chase Manhattan Bank, The Chase Manhattan Bank of Canada, Banc of America Securities, LLC and CIBC, Inc., incorporated by reference to Exhibit 10.45 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.37	Second Amendment dated January 18, 2001 to the Amended Credit Agreement dated as of September 22, 2000 among Select Medical Corporation, Canadian Back Institute Limited, The Chase Manhattan Bank, The Chase Manhattan Bank of Canada, Banc of America Securities, LLC and CIBC, Inc., incorporated by reference to Exhibit 10.46 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.38	Amendment No. 2 dated as of February 23, 2001 to Employment Agreement dated as of March 1, 2000 between Select Medical Corporation and Rocco A. Ortenzio, incorporated by reference to Exhibit 10.47 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.39	Amendment No. 2 dated as of February 23, 2001 to Employment Agreement dated as of March 1, 2000 between Select Medical Corporation and Robert A. Ortenzio, incorporated by reference to Exhibit 10.48 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.40	Amendment No. 2 dated as of February 23, 2001 to Employment Agreement dated as of March 1, 2000 between Select Medical Corporation and Patricia A. Rice, incorporated by reference to Exhibit 10.49 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.41	Amendment No. 1 dated as of February 23, 2001 to Employment Agreement dated as of May 22, 2000 between Select Medical Corporation and LeRoy S. Zimmerman, incorporated by reference to Exhibit 10.50 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.42	Amendment dated as of February 23, 2001 to Change of Control Agreement dated as of March 1, 2000 between Select Medical Corporation and Edward R. Miersch, incorporated by reference to Exhibit 10.51 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.43	Amendment dated as of February 23, 2001 to Change of Control Agreement dated as of March 1, 2000 between Select Medical Corporation and Martin F. Jackson, incorporated by reference to Exhibit 10.52 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.44	Amendment dated as of February 23, 2001 to Change of Control Agreement dated as of March 1, 2000 between Select Medical Corporation and S. Frank Fritsch, incorporated by reference to Exhibit 10.53 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).

Exhibit
Number	Document

10.45	Amendment dated as of February 23, 2001 to Change of Control Agreement dated as of March 1, 2000 between Select Medical Corporation and Michael E. Tarvin, incorporated by reference to Exhibit 10.54 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-48856).
10.46	Third Amendment dated May 31, 2001 to the Credit Agreement dated as of September 22, 2000 among Select Medical Corporation, Canadian Back Institute Limited, The Chase Manhattan Bank, The Chase Manhattan Bank of Canada, Banc of America Securities, LLC and CIBC Inc., incorporated by reference to Exhibit 10.49 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-63828).
10.47	Amendment No. 3 dated as of April 24, 2001 to Employment Agreement dated as of March 1, 2000 between Select Medical Corporation and Rocco A. Ortenzio, incorporated by reference to Exhibit 10.50 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-63828).
10.48	First Amendment to Cost Sharing Agreement dated as of April 1, 2001 by and among Select Medical Corporation, Select Transport, Inc. and Select Air II Corporation, incorporated by reference to Exhibit 10.51 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-63828).
10.49	Third Addendum dated as of May 17, 2001 to Office Lease Agreement dated as of May 18, 1999 between Select Medical Corporation and Old Gettysburg Associates I, incorporated by reference to Exhibit 10.52 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-63828).
10.50	Office Lease Agreement dated as of May 15, 2001 by and between Select Medical Corporation and Old Gettysburg Associates II, incorporated by reference to Exhibit 10.53 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-63828).
10.51	Purchase Agreement, dated June 11, 2001 by and among Select Medical Corporation, the Subsidiary Guarantors named therein, J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, CIBC World Markets Corp. and First Union Securities, Inc, incorporated by reference to Exhibit 10.54 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-63828).
10.52	Amendment No. 4 to Employment Agreement dated as of September 17, 2001 between Select Medical Corporation and Rocco A. Ortenzio, incorporated by reference to Exhibit 10.52 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.
10.53	Amendment No. 3 to Employment Agreement dated as of September 17, 2001 between Select Medical Corporation and Robert A. Ortenzio, incorporated by reference to Exhibit 10.53 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.
10.54	Fourth Addendum to Lease Agreement dated as of September 1, 2001 by and between Old Gettysburg Associates and Select Medical Corporation, incorporated by reference to Exhibit 10.54 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.
10.55	Rights Agreement dated as of September 17, 2001, between Select Medical Corporation and Mellon Investor Services LLC, as Rights Agent, incorporated by reference to Exhibit 1.1 of the Company’s Registration Statement on Form 8-A filed October 1, 2001 (SEC File No. 000-32499).

Exhibit
Number	Document

10.56	Change of Control Agreement dated as of March 1, 2000 between Select Medical Corporation and Scott A. Romberger, incorporated by reference to Exhibit 10.56 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.
10.57	Amendment dated as of February 23, 2001 to Change of Control Agreement dated as of March 1, 2000 between Select Medical Corporation and Scott A. Romberger, incorporated by reference to Exhibit 10.57 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.
10.58	Change of Control Agreement dated as of March 1, 2000 between Select Medical Corporation and James J. Talalai, incorporated by reference to Exhibit 10.58 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.
10.59	Amendment dated as of February 23, 2001 to Change of Control Agreement dated as of March 1, 2000 between Select Medical Corporation and James J. Talalai, incorporated by reference to Exhibit 10.59 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.
10.60	Fourth Amendment dated October 5, 2001 to the Credit Agreement dated as of September 22, 2000 among Select Medical Corporation, Canadian Back Institute Limited, The Chase Manhattan Bank, the Chase Manhattan Bank of Canada, Banc of America Securities, LLC and CIBC Inc., incorporated by reference to Exhibit 10.60 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.
10.61	Change of Control Agreement dated as of November 21, 2001 between Select Medical Corporation and David W. Cross, incorporated by reference to Exhibit 10.61 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.
10.62	Consulting Agreement between LeRoy S. Zimmerman and Select Medical Corporation dated as of January 1, 2002, incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.
10.63	Second Amendment to Cost Sharing Agreement dated as of February 12, 2002 by and among Select Medical Corporation, Select Transport Inc. and Select Air II Corporation, incorporated by reference to Exhibit 10.2 of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.
10.64	Select Medical Corporation Amended and Restated 2002 Non-Employee Directors’ Plan incorporated by reference to Appendix B of the Company’s Proxy Statement filed on Schedule 14A on April 19, 2002.
10.65	Select Medical Corporation Second Amended and Restated 1997 Stock Option Plan, incorporated by reference to Appendix C of the Company’s Proxy Statement filed on Schedule 14A on April 19, 2002.
10.66	First Addendum to Lease Agreement by and between Old Gettysburg Associates II and Select Medical Corporation, dated as of February 26, 2002, incorporated by reference to Exhibit 10.2 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.
10.67	Second Addendum to Lease Agreement by and between Old Gettysburg Associates II and Select Medical Corporation, dated as of February 26, 2002, incorporated by reference to Exhibit 10.3 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

Exhibit
Number		Document

10.68		Third Addendum to Lease Agreement by and between Old Gettysburg Associates II and Select Medical Corporation, dated as of February 26, 2002, incorporated by reference to Exhibit 10.4 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002
10.69		Amended and Restated Cost Sharing Agreement dated as of August 16, 2002 by and among Select Medical Corporation, Select Transport, Inc. and Select Air II Corporation, incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.
10.70		Stock Purchase Agreement dated as of September 16, 2002 by and among Rocco A. Ortenzio, Robert A. Ortenzio, Select Medical Corporation and Select Air II Corporation, incorporated by reference to Exhibit 10.2 of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.
10.71		Mutual Termination of Consulting Agreement dated as of September 26, 2002 between Select Medical Corporation and LeRoy S. Zimmerman, incorporated by reference to Exhibit 10.3 of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.
10.72		Stock Purchase Agreement dated as of November 20, 2002 by and among Rocco A. Ortenzio, Select Medical Corporation and Select Transport, Inc., incorporated by reference to Exhibit 10.72 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.
10.73		Waiver dated as of March 18, 2003 to the Credit Agreement dated as of September 22, 2000 among Select Medical Corporation, Canadian Back Institute Limited, the lenders party thereto, JP Morgan Chase Bank, J.P. Morgan Bank Canada, Banc of America Securities, LLC and CIBC, Inc., incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.
10.74		Fifth Amendment dated as of July 29, 2003 to the Credit Agreement dated as of September 22, 2000 among Select Medical Corporation, Canadian Back Institute Limited, The Chase Manhattan Bank, the Chase Manhattan Bank of Canada, Banc of America Securities, LLC and CIBC Inc.
10.75		Purchase Agreement dated as of July 29, 2003 among Select Medical Escrow, Inc., Select Medical Corporation, the Company Guarantors named therein, J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Inc., Wachovia Capital Markets, LLC, SG Cowen Securities Corporation, CIBC World Markets Corp., Fleet Securities, Inc., and Jefferies & Company, Inc.
10.76		Escrow Agreement dated as of August 12, 2003 among Select Medical Corporation, Select Medical Escrow, Inc., and U.S. Bank Trust National Association, as escrow agent and trustee.
12.1		Statement of Corporation of Ratio of Earnings to Fixed Charges.
21.1		Subsidiaries of Select Medical Corporation.
23.1		Consent of PricewaterhouseCoopers LLP.
23.2		Consent of PricewaterhouseCoopers LLP.
23	.3*	Consent of Dechert LLP, included in Exhibit 5.1.
24.1		Power of Attorney, included on the signature page hereof.
25.1		Statement of Eligibility of Trustee.
99.1		Form of Letter of Transmittal.

Exhibit
Number	Document

99.2	Form of Notice of Guaranteed Delivery.
99.3	Letter to holders of 7 1/2% Senior Subordinated Notes due 2013 concerning offer for all outstanding 7 1/2% Senior Subordinated Notes due 2013 in exchange for 7 1/2% Senior Subordinated Notes due 2013 which have been registered under the Securities Act of 1933, as amended.
99.4	Letter to brokers, dealers, commercial banks, trust companies and other nominees concerning offer for all outstanding 7 1/2% Senior Subordinated Notes due 2013 in exchange for 7 1/2% Senior Subordinated Notes due 2013 which have been registered under the Securities Act of 1933, as amended.
99.5	Letter to clients concerning offer for all outstanding 7 1/2% Senior Subordinated Notes due 2013 in exchange for 7 1/2% Senior Subordinated Notes due 2013 which have been registered under the Securities Act of 1933, as amended.
99.6	Guidelines for certification of taxpayer identification number on substitute Form W-9.

* To be filed by amendment.